Filed Pursuant to Rule 424(b)(3)

Registration No. 333-121476

PROSPECTUS

Seitel, Inc.

Offer to Exchange New

$193,000,000 of 11 3/4% Senior Notes due 2011

for

All Outstanding

$193,000,000 of 11 3/4% Senior Notes due 2011

Material Terms of the Exchange Offer

We are offering to exchange any and all of our outstanding 11 3/4% Senior Notes due 2011 for new 11 3/4% Senior Notes. In this prospectus we refer to the outstanding notes and our new notes, together, as the “notes.” The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding notes, except for transfer restrictions and registration rights provisions relating only to the outstanding notes. We do not intend to apply to have any notes listed on any securities exchange or automated quotation system, and there may be no active trading market for them.

•	The exchange offer expires at 5:00 p.m., New York City time, on February 8, 2005, unless extended. We do not currently intend to extend the exchange offer.

•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

PLEASE READ “ RISK FACTORS” BEGINNING ON PAGE 18 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 10, 2005.

Each broker-dealer that receives new notes for its own account in the exchange offer must deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Seitel has agreed that for up to 180 days after the effective date of the registration statement on Form S-4, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is accurate as of the date on the front cover. Our business, financial condition, results of operations and prospects may have changed since this date and may change again.

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Forward-Looking Statements

This prospectus contains forward-looking statements. Statements contained in this prospectus about Seitel’s future outlook, prospects and plans, including those that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward looking. Terminology such as “may,” “will,” “should,” “could,” “might,” “although there can be no assurance,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable and analogous or synonymous terminology are intended to identify forward-looking statements. Forward-looking statements represent our reasonable present belief and are based on our current expectations and assumptions with respect to future events. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome. Such factors include, without limitation:

•	our ability to comply with the terms of our final judgment of permanent injunction by the Securities & Exchange Commission (the “SEC”);

•	the impact on our results of operations of our significant amount of debt and interest expense;

•	our significant amount of debt service;

•	our ability to obtain and maintain normal terms with our vendors and service providers;

•	our ability to maintain contracts that are critical to our operations;

•	any significant change in the oil and gas industry or the economy generally;

•	changes in the exploration budgets of our seismic data and related services customers;

•	actual customer demand for our seismic data and related services;

•	the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids and conditions in the capital markets and equity markets during the periods covered by the forward-looking statements;

•	our ability to obtain alternate debt or equity financing on satisfactory terms if internally generated funds are insufficient to fund our capital needs; and

•	all of the factors in this prospectus appearing under the caption “Risk Factors—Risks Related to our Business.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors,” beginning on page 18 of this prospectus. All forward-looking statements attributable to Seitel or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

The information in this prospectus is not a complete description of our business or the risks associated with an investment in our securities. There can be no assurance that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under “Risk Factors.”

Market and Industry Data

Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information or any of the data or analyses underlying such information and cannot guarantee its accuracy and completeness in any respect.

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Prospectus Summary

This summary may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the financial data and related notes, before you decide to participate in the exchange offer. Industry information used in this prospectus was obtained from industry sources that we believe reliable, but such information has not been independently verified and we assume no responsibility for the accuracy thereof and undertake no obligation to update such information. In addition, certain statements include forward-looking information, which involves risks and uncertainties. Please read “Forward-Looking Statements.” Unless this prospectus otherwise indicates or the context otherwise requires, the terms “we,” “our,” “us,” “Seitel” or the “Company” as used in this prospectus refer to Seitel, Inc. and its subsidiaries.

Unless otherwise expressly set forth in this prospectus and as the context otherwise requires:

•	The “Plan” as used in this prospectus refers to Seitel’s Third Amended Joint Plan of Reorganization, as modified, supplemented or amended, confirmed by order of the U.S. bankruptcy court on March 18, 2004.

•	As used throughout this prospectus, the Guaranty Performance Date occurred on August 12, 2004, and the effective date of the Plan occurred on July 2, 2004. Certain financial data and capitalization information in this prospectus give effect to the payment of allowed creditors’ claims required under the Plan.

•	The Unaudited Pro Forma Consolidated Financial Data contained in this prospectus have been prepared to give effect to the Plan and related financings, as if these transactions had been consummated on January 1, 2003, in the case of the unaudited pro forma consolidated income statements.

•	The historical financial information and accompanying financial statements and corresponding notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as contained herein, reflect the actual historical results of operations and financial condition of Seitel and, therefore, do not give effect to the Plan or any of the transactions contemplated thereby, other than as of September 30, 2004.

Seitel, Inc.

We are a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Our products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. We have ownership in an extensive library of proprietary onshore and offshore seismic data that we have accumulated since 1982 and that we offer for license to a wide range of oil and gas companies. Our customers utilize this data, in part, to assist their identification of new geographical areas where subsurface conditions are favorable for oil and gas exploration, to determine the size, depth and geophysical structure of previously identified oil and gas fields, and to optimize the development and production of oil and gas reserves.

We believe that our library of onshore seismic data is one of the largest available for licensing in the United States and Canada. We also have ownership in a library of offshore data covering parts of the U.S. Gulf of Mexico shelf and certain deep water areas in the western and central U.S. Gulf of Mexico. We regularly add to the size of our seismic data library by conducting new seismic data creation programs funded (or “underwritten”) substantially by our customers in exchange for a license granting exclusive access to newly acquired data for a limited period of time. We also acquire entire seismic libraries from oil and gas companies which have discontinued their exploration and production focus in a particular geographical area and no longer require ownership of the library or which have determined to sell their library for financial purposes. These acquisitions are sometimes funded with cash, but typically are structured as non-monetary exchanges of seismic data, whereby we acquire ownership of existing data from customers in exchange for an assignment of a non-exclusive license to use data from our library. We also create new value-added products by applying advanced seismic data processing or other quantitative analytical techniques to selected portions of our library.

Our seismic data library includes both onshore and offshore three-dimensional (“3D”) and two-dimensional (“2D”) data and offshore multi-component data. We have ownership in over 33,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. The majority of our seismic data library covers onshore regions within North America, with a geographic concentration on the onshore and transition zone of the U.S. Gulf Coast extending from Texas to Florida, western Canada, Mississippi, eastern Texas, the Rocky Mountain region and northern Louisiana. Most of our remaining seismic data library covers the offshore Gulf of Mexico and eastern Canada. We conduct our seismic data creation and licensing business through two wholly owned subsidiaries, Seitel Data, Ltd. in the United States and Olympic Seismic Ltd. in Canada.

To support our seismic data licensing business, we maintain warehouse and electronic storage facilities at our Houston, Texas headquarters and our Calgary, Alberta location. Through our wholly owned subsidiaries, Seitel Solutions Ltd. and Seitel Solutions Canada Ltd. (collectively, “Solutions”), we offer the ability to access and interact with the seismic data we own and market via a standard web browser and the Internet.

Refocused Operations

Because our historical success was built around our seismic expertise and the quality of our library, we have refocused our operations on our core competency of seismic data licensing. In 2002, we sold substantially all of our assets which engaged in the exploration for and development, production and sale of natural gas and oil, and we are marketing what little amount remains of such assets for sale. By exiting the exploration and production sector, we believe we have refocused our operations and are well-positioned to achieve success in the future.

Industry Conditions

The overall demand for seismic data and related geophysical services is dependent upon spending by oil and gas companies for exploration, production, development and field management activities which, in turn, is driven largely by present and expected future prices for crude oil and natural gas. This is impacted by global events and economic, tax and environmental considerations. Weak global economic conditions combined with an oversupply of oil and gas led to a weak commodity price environment in the latter half of 2001, which led to a decrease in capital spending by our customers on seismic data and geophysical services in late 2001 and the first half of 2002. Since then, however, the relative strengthening of economic conditions, the global political environment and colder weather in the United States have resulted in dramatic price increases. As of December 17, 2004, oil and gas prices were $46.28 per barrel and $7.30 per mcf, respectively, or 74% and 88% above their five-year average.

In addition to commodity prices, the U.S. and Canadian onshore rig counts have also increased significantly since 2002, reaching an average onshore rig count of 1,417 rigs for the nine months ended September 30, 2004, well above the five-year average onshore rig count of 1,097 rigs.

The attractive commodity price environment has been a catalyst for the increase in exploration and production spending in both the U.S. and Canada. Since the end of 1999, U.S. exploration and production annual spending increased from $22.0 billion to $50.5 billion, and Canadian exploration and production annual spending increased from $9.2 billion to $14.2 billion, representing average annual increases of 23% and 11%, respectively. The recent level of high commodity prices has resulted in many oil and gas companies focusing their efforts on development drilling to produce existing reserves rather than expending time and capital on exploration. As a result, we believe some exploration spending in the industry has been postponed. We do not believe this recent situation represents a long-term trend. Industry analysts estimate oil and gas reserves are being depleted at a rate of 5% to 10% per year for the major oil and gas operators. As a result, there is an increasing need in the oil and gas industry to continue exploration activity and replace such reserves.

Another factor which we believe is an indication of the improved condition of the oil and gas industry is the equity performance of publicly traded exploration and production companies. Over the past five years, the S&P small-cap and mid-cap exploration and production indices have increased an average of 19% and 21% per year, respectively. This performance is a result of increased commodity prices as well as the companies’ abilities to gain attractive returns on their increased capital spending. To maintain their success, these companies will have to continue to find new and exploit existing oil and gas reserves, which will require significant amounts of capital spending. Many of these companies are our clients and are representative of the types of clients we target for our products and services.

Attractive commodity pricing, strong rig counts, the need to replace oil and gas reserves, and the favorable performance of oil and gas companies are expected to continue. Barring unforeseen world events and economic conditions, we anticipate improved seismic industry market conditions.

Our Current Strategies

During the past two years, we implemented a plan to refocus our activities, both functionally and geographically, on areas in which we have historically experienced meaningful success or in which we believe we can achieve significant growth in the future. As a result, we made some changes to our operating philosophy, including:

•	discontinuation of our oil and gas exploration and production activities and disposal of substantially all of our oil and gas assets and properties;

•	discontinuation of cash investments for recording new data in the offshore U.S. seismic market, which is dominated by competitors who deploy their own marine vessels and field equipment to service their own data libraries;

•	discontinuation of additional capital investments in seismic data in geographical areas such as Alabama, Michigan and North Dakota because we do not believe these areas have sufficient revenue producing potential; and

•	reduction of the mission for our Solutions division to focus on internal requirements with a very limited participation in the external market in the near term.

To complement the fundamental changes made to our operating philosophy, management implemented cost reduction measures in the second half of 2002, including reductions in our work force, the consolidation of our Houston office location (resulting in the relocation of our headquarters), the reduction of office space used in our Calgary operations, an overhaul of our compensation structure, and the imposition of strict controls on all spending.

In addition to the significant operating changes we made, we are guided by operating philosophies that are fundamental to the success of our business and that we believe make us unique compared with our largest competitors:

•	We intend to continue to grow our seismic data library using a combination of recording new data, cash purchases, non-monetary exchanges and creating new value-added products from our existing data.

•

We do not own or maintain seismic data gathering or field equipment and crews. Instead, we outsource these services, which gives us the flexibility to respond appropriately to changing market conditions, and renders our cash flows less susceptible to volatility. We believe this also enables us to select vendors with the best price, equipment and skill sets for a particular environment, geographical location or geophysical objective, and provides us with access to state-of-the-art equipment and emerging technologies.

•	We leverage our strong geophysical, technical and field operating management with our third-party outsourcing to align our interests with those of our underwriting customers. We believe this has allowed us to become a leading provider in certain core areas where local expertise is important. We believe we have developed expertise in certain areas of southern Louisiana, Gulf Coast Texas, Alberta and northeast British Columbia, and that there are opportunities to continue expansion in these areas and to repeat these experiences in the U.S. Rocky Mountain region, northern Louisiana and certain selected areas of the market outside North America.

•	We will not participate in speculative seismic data shoots. Instead, we seek significant underwriting levels before undertaking new acquisition projects, which is crucial to our success. Our goal is to attain 70% underwriting levels for our new seismic acquisition projects.

•	We will only pursue new acquisition projects if we are reasonably confident that conditions exist for repeated licensing of the same data over an extended period. Inherent in our rationale for creating new 3D survey additions to our library is the proximity to 3D surveys already in the library. We believe that there is greater value in contiguous data, or reasonably close concentrations of surveys in a single area.

•	We pursue an aggressive marketing strategy to licensing our seismic data library.

•	We intend to maintain an extremely disciplined approach to making operating and capital expenditures.

Our Competitive Strengths

We believe that we have the following competitive strengths:

Leading Market Position. Within our industry, we are considered to be one of the leading providers of seismic data in North America. We believe our library of onshore 3D seismic data is one of the largest available for licensing in the U.S. and Canada. We have ownership of over 33,000 square miles of 3D seismic data, the majority of which is concentrated primarily in the onshore Gulf Coast of Texas, Louisiana and Mississippi, western Canada and the offshore Gulf of Mexico. In addition, we have ownership in 1.1 million linear miles of 2D seismic data, which we believe makes us one of the largest providers of 2D data in North America.

Data Ownership Provides the Opportunity to Realize Long-Term Revenue Streams. We own our seismic data and are able to license the data an unlimited number of times, allowing for a lengthened life of our seismic data library. The ability to license the seismic data multiple times, as well as the commercial longevity of our seismic data, is a result of many factors, including multiple interpretations of the same data set, changes in ownership of mineral interests, new discoveries of hydrocarbons, advances in drilling and production technology, creation of oil and gas distribution infrastructures, and the advent of new seismic processing techniques. Most of our data is expected to generate revenues for 10 years or more. In some instances, samples of our older 2D data are still being licensed after 25 years. The current weighted average of our 3D onshore data library is 3.5 years. We believe there is minimal obsolescence risk regarding our seismic library.

Low Cost Business Model. In order to remain profitable in volatile business cycles, we believe it is essential to have a low cost operating structure. We strive to maintain an efficient base of assets and employees with which to conduct our operations. We do not own seismic acquisition equipment or employ seismic acquisition crews, but rather, engage third-party contractors with qualified equipment on an as-required basis to shoot new data. We believe our decision to engage third party contractors on an as-required basis results in substantially less volatility in our cash flows by allowing us to respond more quickly to changes in the demand for our products and services and minimizing our ongoing capital requirements. We do not participate in speculative seismic shoots and impose strict capital investment thresholds with targeted underwriting levels.

Leading Provider in Dominant Areas. Onshore seismic data collection requires a high degree of technical expertise, extensive permitting and geographical knowledge. Over the past 20 years, our personnel have developed a strong reputation for having these necessary skills. We believe our vast experience, combined with our large and contiguous database, encourages customers looking to acquire data in our area of operations to select us as their provider. We also believe that our experience and relationships with the relevant permitting agencies give us an advantage over our competitors.

Diversified Customer Base. We market our seismic data to over 1,300 customers in the oil and gas industry, and we have license arrangements with in excess of 1,000 customers. In 2003, four of our top ten customers were rated investment grade by Standard & Poor’s, none of our customers accounted for more than 10% of total revenues, and our top 10 customers accounted for approximately 40% of total revenues. We have been providing seismic data to several of our largest customers for over 10 years.

Our Plan of Reorganization

In February 2002, we determined that it was appropriate to change our revenue recognition policies for seismic data licensing and certain data creation contracts. As a result, we restated our results of operations for the nine months ended September 30, 2001, and for our fiscal year ended December 31, 2000. The restatement, coupled with poor first quarter 2002 financial results, caused our covenant default on our $255 million principal amount of senior unsecured notes (referred to in this prospectus as the “old notes”). After such default, we and substantially all of our United States subsidiaries negotiated a series of standstill agreements with the initial holders of the old notes while the parties attempted to negotiate a restructuring. Our negotiations with the holders of the old notes were not successful and on June 6, 2003, certain of the holders of the old notes filed, under Chapter 11 of the United States Bankruptcy Code, involuntary petitions against us and sixteen of our subsidiaries that guaranteed the old notes. On July 22, 2003, we filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. The involuntary cases were dismissed on July 25, 2003. The Bankruptcy Court confirmed our Plan on March 18, 2004 and it became effective as of July 2, 2004. Upon effectiveness of the Plan, we consummated the private placement of the outstanding notes and on August 12 and 13, 2004, paid all allowed pre-petition claims, including repayment of the old notes. See “The Plan of Reorganization.”

Other Information

We were incorporated in the State of Delaware in 1982. Our principal executive offices are located at 10811 South Westview Circle Drive, Suite 100, Building C, Houston, Texas 77043, and our telephone number at that address is (713) 881-8900. Our website is located at www.seitel.com. Information contained on our website is not a part of this prospectus.

The Exchange Offer

On July 2, 2004, we completed a private offering of the outstanding notes. We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

In connection with the sale of the outstanding notes, we entered into an registration rights agreement with the initial purchasers of the outstanding notes. We agreed to use our reasonable best efforts to complete the exchange offer on or before February 8, 2005. In the exchange offer, you are entitled to exchange your outstanding notes for new notes with substantially identical terms, except that the existing transfer restrictions will be removed. The exchange offer is intended to satisfy your rights under the registration rights agreement. This prospectus and the accompanying documents contain detailed information about us, the new notes and the exchange offer. Please read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Exchange Offer

We are offering to issue to you new registered 11 3/4% senior notes due 2011 without transfer restrictions or registration rights in exchange for your outstanding unregistered 11 3/4% senior notes due 2011. In order to be exchanged, an outstanding note must be properly tendered and accepted. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m. New York City time, on February 8, 2005, unless we decide to extend it.

Conditions to the Exchange Offer

We will not be required to accept outstanding notes for exchange if the exchange offer would violate applicable law, public policy or any applicable interpretation of the staff of the SEC, or if any action or proceeding has been instituted or threatened that might materially impair our ability to proceed with the exchange offer, or if we have not obtained all necessary governmental approvals.

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal that we are providing with this prospectus and mail or deliver the letter of transmittal, together with your outstanding notes and any other documentation required by the letter of transmittal, to the exchange agent on or prior to the expiration date. If your outstanding notes are held through The Depository Trust Company, or DTC, you may deliver your outstanding notes by confirmed book-entry transfer.

In the alternative, if your outstanding notes are held through DTC and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this electronic program, you will agree to be bound by the letter of transmittal as though you had physically completed and delivered the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us, among other things, that:

•	any new notes you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding notes or the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes; and

•	if you are a broker-dealer, you will receive new notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes.

See “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Withdrawal Rights

You may withdraw outstanding notes that have been tendered at any time prior to 5:00 p.m., New York City time, on the expiration date by sending a written or facsimile withdrawal notice to the exchange agent.

Procedures for Beneficial Owners

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should promptly contact the registered holder and instruct it to tender the outstanding notes on your behalf.

If you wish to tender your outstanding notes on your own behalf, you must either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered holder before completing and executing the letter of transmittal and delivering your outstanding notes. The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and cannot comply before the expiration date with the requirement to deliver the letter of transmittal and notes or use the applicable procedures under the Automated Tender Offer Program of DTC, you must tender your outstanding notes according to the guaranteed delivery procedures. If you tender using the guaranteed delivery procedures, the exchange agent must receive the properly completed and executed letter of transmittal or facsimile thereof, together with your outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal, within three business days after the expiration date. See “The Exchange Offer—Guaranteed Delivery Procedures.”

Consequences of Failure to Exchange

If you do not exchange your outstanding notes in the exchange offer, the existing transfer restrictions will remain in effect and, in most cases, you will no longer be entitled to registration rights. You will not be able to offer or sell the outstanding notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or state securities laws. Other than in connection with the exchange offer or as specified in the registration rights agreement, we are not obligated to, nor do we currently anticipate that we will register the outstanding notes under the Securities Act. See “The Exchange Offer—Consequences of Failure to Exchange.”

U.S. Federal Income Tax Considerations	The exchange of new notes for outstanding notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of new notes in the exchange offer.

Plan of Distribution	Each broker-dealer who receives new notes for its own account in the exchange offer has a prospectus delivery obligation.

Based on SEC no-action letters, broker-dealers who acquired the outstanding notes as a result of market-making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with the resales of the new notes. We have agreed to make this prospectus available to any broker-dealer delivering a prospectus as required by law in connection with resales of the notes for up to 180 days after the effective date of the registration statement to which this prospectus is a part, unless extended under certain circumstances. See “Plan of Distribution.”

Risk Factors	See “Risk Factors” beginning on page 18 of this prospectus for discussion of factors you should carefully consider before deciding to participate in the exchange offer.

The Exchange Agent

LaSalle Bank National Association is the exchange agent. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under the DTC’s Automated Tender Offer Program, you should send all tendered outstanding notes, executed letters of transmittal and any other required documents to the exchange agent as follows:

LaSalle Bank National Association Corporate Trust Services 135 S. LaSalle Street Suite 1960 Chicago, IL 60603 Attention: Victoria Douyon	Telephone: (312) 904-5619 Facsimile: (312) 904-2236

Description of New Notes

The following summary is not intended to be complete. For a more detailed description, see “Description of New Notes.”

Issuer	Seitel, Inc.

New Notes Offered	$193,000,000 aggregate principal amount at maturity of 11 3/4% Senior Notes due 2011.

Interest	January 15 and July 15, starting on January 15, 2005.

Maturity Date	July 15, 2011.

Redemption From Equity Offering Proceeds

From time to time on or before July 15, 2007, we may redeem up to 35% of the aggregate principal amount of the new notes issued under the indenture with the net proceeds of “qualified equity offerings” (as defined in the indenture) at a redemption price equal to 111.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that:

•	at least 65% of the aggregate principal amount of the new notes issued under the indenture remains outstanding immediately after each such redemption; and

•	each such redemption occurs not later than 90 days after the date of the consummation of the relevant qualified equity offering. See “Description of New Notes—Redemption with Proceeds from Equity Offerings.”

Excess Cash Flow Offer

Subject to certain conditions, if at the end of each fiscal year we have excess cash flow (as defined in the indenture) in excess of $5 million, we will be required to use 50% of excess cash flow to fund an offer to repurchase the new notes on a pro rata basis at 100% of the principal amount of such new notes plus accrued and unpaid interest to the repurchase date. If we have less than $5 million in excess cash flow at the end of any fiscal year, such excess cash flow will be carried forward to succeeding years, and such repurchase offer will be required to be made in the first year in which the cumulative excess cash flow for all years in which there has not been an offer is at least $5 million. Such repurchase offer will be required only if there is no event of default under our new revolving credit facility prior to and after giving effect to the repurchase payment.

Change of Control

Upon a “change of control” (as defined in the indenture), each holder of new notes will have the right to require us to offer to purchase all of such holder’s new notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the change of control purchase date. See “Description of New Notes—Change of Control.”

Ranking; Guarantees	The new notes will be our general unsecured obligations and will rank pari passu with all of our exiting and future unsecured and unsubordinated obligations.

Certain of our existing and future restricted U.S. subsidiaries will guarantee the new notes. These guarantees will be unsecured and will rank pari passu with all of the existing and future unsecured and unsubordinated obligations of our guarantor subsidiaries.

The new notes and the guarantees will be senior in right of payment to our existing and future obligations and the obligations of our guarantors that, by their terms, are expressly subordinated in right of payment to the notes and the guarantees.

The new notes and each guarantee thereof will be effectively subordinated to all of our and our guarantor subsidiaries’ secured indebtedness to the extent of the value of the assets and other collateral securing such indebtedness.

The new notes will be structurally subordinated to all existing and future indebtedness and obligations of our non-guarantor subsidiaries (primarily our non-U.S. subsidiaries.)

As of September 30, 2004, we and the guarantors had approximately $191.8 million of total indebtedness, including $2.8 million of secured indebtedness. In addition, as of such date, we and the guarantors had $30 million of additional secured borrowing availability under our new revolving credit facility. In addition, our non-guarantor subsidiaries had $2.8 million of indebtedness as of September 30, 2004.

Certain Covenants	The indenture governing the new notes contains covenants that will limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur certain additional indebtedness;

•	incur indebtedness that is subordinate to any other indebtedness unless such indebtedness is expressly subordinate to the new notes and the guarantees;

•	make capital expenditures in excess of specified amounts;

•	pay cash dividends or make other cash distributions on or repurchase or redeem for cash our capital stock;

•	make certain investments;

•	sell assets without using the net proceeds thereof as set forth in the indenture;

•	grant and permit certain liens;

•	enter into sale-leaseback transactions;

•	enter into agreements affecting the ability of our restricted subsidiaries to pay dividends;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to very important and detailed exceptions and qualifications, which are described under the heading “Description of New Notes—Certain Covenants” in this prospectus.

Absence of a Public Market

The new notes are a new issue of securities and there currently is no established market for them. Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes. The initial purchasers have advised us that they currently intend to make a market for the new notes as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time without notice. We expect that the new notes will be eligible for trading in The PORTAL™ Market, a subsidiary of The Nasdaq Stock Market, Inc.

Summary Historical and Pro Forma Consolidated Financial Data

The following is a summary of our historical consolidated financial data as of and for each of our fiscal years ended December 31, 2001, 2002 and 2003, and as of and for the nine months ended September 30, 2003 and 2004. The following also sets forth unaudited summary pro forma consolidated financial data illustrating the estimated effects of the Plan, including the financings required by the Plan, as if they had occurred on January 1, 2003, in the case of the unaudited pro forma consolidated income statements.

Our consolidated balance sheets after September 30, 2004, and our consolidated statements of operations for the periods after September 30, 2004, will not be comparable to our historical consolidated financial statements published before the effective date of the Plan and included elsewhere in this prospectus. Among other things, our consolidated statement of operations for future periods will include numerous adjustments required by the Plan, including substantially less professional expenses related to our reorganization proceedings.

The consolidated balance sheet data and the consolidated statement of operations data presented below as of December 31, 2001, 2002 and 2003, and for each of the years in the three-year period ended December 31, 2003, have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm (“Ernst & Young”). The auditors’ report issued by Ernst & Young with respect to their audit of our financial statements for the years ended December 31, 2003 and 2002 included an explanatory paragraph relating to our ability to continue as a going concern. The consolidated balance sheet data and the consolidated statement of operations data presented below as of and for the nine-month periods ended September 30, 2003 and 2004, respectively, are unaudited. However, we believe that this information contains all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly our consolidated financial position and results of operations for those periods. The consolidated balance sheet data as of September 30, 2004, and the consolidated statement of operations data presented for the nine-month period ended September 30, 2004, are not necessarily indicative of the results that may be expected for the fiscal year. Certain reclassifications have been made to the amounts in the prior years’ financial statements to conform to the current year’s presentation.

The Unaudited Pro Forma Consolidated Financial Data do not purport to be indicative of the financial position that would actually have been reported had such transactions in fact been consummated on such dates or of the financial position that may be reported by us in the future. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The Unaudited Pro Forma Consolidated Financial Data do not include the effects of the “fresh start” accounting provisions of AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” because the criteria for fresh start reporting were not met.

All of the information presented below should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,		Pro Forma Nine Months Ended, September 30, 2004
	2001	2002	2003	2003	2004
				(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
(In thousands)
Revenue	$115,238	$149,795	$131,465	$101,296	$103,764	$103,764
Expenses and Costs:
Depreciation and amortization	49,448	129,856	82,638	61,506	139,193	139,193
Cost of sales	1,196	928	815	510	261	261
Selling, general and administrative	34,490	71,857	33,814	24,571	23,287	23,287
Impairment of seismic data library	—	82,964	29,959	13,354	—	—

	85,134	285,605	147,226	99,941	162,741	162,741

Income (loss) from operations	30,104	(135,810)	(15,761)	1,355	(58,977)	(58,977)
Interest expense, net	(13,461)	(20,856)	(19,950)	(15,072)	(18,415)	(18,310)
Loss on sale of marketable securities	—	(332)	—	—	—	—
Foreign currency exchange gains (losses)	(315)	125	4,136	3,358	953	953
Gain on extinguishment of liabilities	—	—	681	681	—	—
Reorganization items	—	—	(5,984)	(1,675)	(12,415)	(12,415)

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	16,328	(156,873)	(36,878)	(11,353)	(88,854)	(88,749)
Provision (benefit) for income taxes	6,748	(18,304)	2,199	621	(2,272)	(2,272)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	9,580	(138,569)	(39,077)	(11,974)	(86,582)	(86,477)
Income (loss) from discontinued operations, net of tax	(24,573)	(62,709)	1,139	(179)	133	133
Cumulative effect of change in accounting principle, net of tax	—	(11,162)	—	—	—	—

Net loss (1)	$(14,993)	$(212,440)	$(37,938)	$(12,153)	$(86,449)	$(86,344)

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$.38	$(5.48)	$(1.54)	$(.47)	$(1.65)	$(.58)
Income (loss) from discontinued operations	(.98)	(2.48)	.04	(.01)	—	.01
Cumulative effect of accounting change	—	(.44)	—	—	—	—

Net loss	$(.60)	$(8.40)	$(1.50)	$(.48)	$(1.65)	$(.57)

Diluted:
Income (loss) from continuing operations	$.37	$(5.48)	$(1.54)	$(.47)	$(1.65)	$(.58)
Income (loss) from discontinued operations	(.95)	(2.48)	.04	(.01)	—	.01
Cumulative effect of accounting change	—	(.44)	—	—	—	—

Net loss	$(.58)	$(8.40)	$(1.50)	$(.48)	$(1.65)	$(.57)

Weighted average shares (in thousands):
Basic	24,986	25,300	25,376	25,376	52,544	150,376
Diluted	25,692	25,300	25,376	25,376	52,544	150,376

Other Financial Data:
(In thousands)
Cash Operating Income(2)(3)	$64,157	$19,843	$85,400	$60,249	$61,525	$61,525
EBITDA(3)	79,237	76,803	95,669	78,579	68,754	68,754
Cash flows provided by operating activities of continuing operations	30,767	21,716	80,314	61,798	21,694	n/a
Cash flows used in investing activities of continuing operations(4)	(79,565)	(49,358)	(48,668)	(29,884)	(39,684)	n/a
Cash flows provided by (used in) financing activities of continuing operations	61,255	(2,630)	(5,646)	(4,786)	(8,890)	n/a

Financial Ratios:
Cash Operating Income(2)/Interest Expense, net	4.8	1.0	4.3	4.0	3.3	3.4
EBITDA(3)/Interest Expense, net	5.9	3.7	4.8	5.2	3.7	3.8
Net Debt(4)/Cash Operating Income(2)	3.8	12.6	2.6	n/a	n/a	n/a
Net Debt(4)/EBITDA(3)	3.1	3.3	2.3	n/a	n/a	n/a
Net Debt(4)/Total Net Book Capitalization	50.0%	87.1%	98.4%	88.7%	106.8%	106.8%
Ratio of Earnings to Fixed Charges(5)	1.8	—	—	—	—	—

In the second quarter of 2002, we changed our accounting policy for amortizing our created seismic data library from the income forecast method to the greater of the income forecast method or the straight-line method over the data’s useful life and reported the adoption of the new method as a cumulative effect of a change in accounting principle retroactive to January 1, 2002. Pro forma net loss for the year ended December 31, 2001, assuming the new seismic data amortization policy had been applied retroactively, was as follows (in thousands, except per share amounts):

Income from continuing operations before cumulative effect of change in accounting principle	$5,178
Income from continuing operations before cumulative effect of change in accounting principle per share:
Basic	$.21
Diluted	.20

Net loss	$(19,395)
Net loss per share:
Basic	$(.78)
Diluted	(.75)

	As of December 31,			As of September 30,
	2001	2002	2003	2003	2004
				(unaudited)	(unaudited)
Balance Sheet Data:
(In thousands)
Cash and cash equivalents	$25,223	$21,517	$44,362	$45,739	$17,924
Seismic data library, net	455,845	284,396	247,541	259,461	165,393
Total assets	661,469	398,136	367,089	371,345	259,060
Total debt(6)	268,350	272,061	267,434	268,210	194,612
Stockholders’ equity (deficit)	243,587	37,036	3,722	28,334	(11,218)
Book value per common share outstanding	$9.71	$1.46	$.15	$1.12	$(0.07)
Common shares outstanding	25,075	25,376	25,376	25,376	150,414

(1)	In the fourth quarter of 2002, we reevaluated our estimate of the useful life of our seismic data library and reduced the estimated useful life of offshore data from ten to five years and onshore data from ten to seven years. The effect from this change on reported results was a reduction in net income of $58.8 million for the year ended December 31, 2002. In the third quarter of 2004, we further evaluated our estimate of the useful life of our seismic data library and reduced the estimated useful life to four years from five years for offshore data and from seven years for onshore data. The effect on reported results was a reduction in net income of $66.6 million for the nine months ended September 30, 2004.
(2)

Cash operating income is defined as cash revenue (derived primarily from seismic data acquisition revenue, cash library licensing revenue, and Solutions revenue) less cost of sales and SG&A. Cash operating income is a non-GAAP financial measure which should not be construed as an alternative to operating income (loss) (as determined in accordance with U.S. generally accepted accounting principles (“GAAP”)) as an indication of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Included in cash operating income are a number of special items that are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. Cash operating income for the year ended December 31, 2001 included $1.3 million for charges related to former executives. Cash operating income for the year ended December 31, 2002 included $28.5 million of costs and expenses related to our restructuring efforts, various litigation, severance costs, the acceleration of certain lease obligations, allowances for doubtful accounts and certain other accruals. Cash operating income for the year ended December 31, 2003 included $5.5 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings and various litigation, net of reduction in litigation accruals. Cash operating income for the nine months ended September 30, 2003 included $3.5 million of costs and expenses related to our restructuring efforts and various litigation, net of reduction in litigation accruals. Cash operating income for the nine months ended September 30, 2004 included $1.5 million of costs and expenses related to various litigation and severance costs. Cash operating income for the pro forma nine months ended September 30, 2004, included $1.5 million costs and expenses related to our various litigation and severance costs. We believe that cash operating income is a useful measure in evaluating our performance because of our revenue recognition policies. We believe that, in addition to operating income, cash flows from operating activities and EBITDA, cash operating income is a useful financial performance measurement reflecting our ability to incur and service debt and to fund capital expenditures.

(3)	EBITDA is defined as earnings from continuing operations before income taxes (benefit), interest expense, net, impairment of seismic data, and depreciation and amortization. EBITDA is a non-GAAP financial measure, which should not be construed as an alternative to operating income (loss) (as determined in accordance with GAAP) as an indicator of our operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our method of calculating EBITDA may differ from methods used by other companies and, as a result, EBITDA measures disclosed herein might not be comparable to other similarly titled measures used by other companies. Included in earnings and EBITDA are a number of special items that are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. EBITDA for the year ended December 31, 2001 included $1.3 million for charges related to former executives. EBITDA for the year ended December 31, 2002 included $28.5 million of costs and expenses related to our restructuring efforts, various litigation, severance costs, the acceleration of certain lease obligations, allowances for doubtful accounts and certain other accruals. EBITDA for the year ended December 31, 2003 included $11.5 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings and various litigation, net of reduction in litigation accruals. EBITDA for the nine months ended September 30, 2003 included $5.2 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings and various litigation, net of reduction litigation accruals. EBITDA for the nine months ended September 30, 2004 included $13.9 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings, various litigation and severance costs. EBITDA for the pro forma nine months ended September 30, 2004 included $13.9 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings, various litigation and severance costs. We believe that, in addition to cash flow from operating activities and net earnings (loss), EBITDA is a useful financial performance measurement for assessing operating performance since it provides an additional basis to evaluate our ability to incur and service debt and to fund capital expenditures. To evaluate EBITDA, the components of EBITDA such as revenue and SG&A and the variability of such components over time also should be considered.

The following table reconciles our cash operating income to EBITDA and EBITDA to income (loss) from continuing operations determined in accordance with GAAP (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,		Pro Forma Nine Months Ended September 30, 2004
	2001	2002	2003	2003	2004
				(unaudited)	(unaudited)	(unaudited)
Cash operating income	$64,157	$19,843	$85,400	$60,249	$61,525	$61,525
Add (subtract) other revenue components not included in cash operating income:
Acquisition underwriting from non-monetary exchanges	—	—	624	—	1,870	1,870
Non-monetary exchanges	57,045	13,551	10,630	9,218	10,470	10,470
Deferral of revenue	(89,764)	(38,366)	(51,421)	(35,685)	(31,639)	(31,639)
Selections of data	48,114	81,982	51,603	42,433	37,990	37,990
Less:
Loss on sale of marketable securities	—	(332)	—	—	—	—
Foreign currency exchange gains (losses)	(315)	125	4,136	3,358	953	953
Gain on extinguishment of liabilities	—	—	681	681	—	—
Reorganization items	—	—	(5,984)	(1,675)	(12,415)	(12,415)

EBITDA	79,237	76,803	95,669	78,579	68,754	68,754
Less:
Interest expense, net	(13,461)	(20,856)	(19,950)	(15,072)	(18,415)	(18,310)
Taxes	(6,748)	18,304	(2,199)	(621)	2,272	2,272
Impairment of seismic data library	—	(82,964)	(29,959)	(13,354)	—	—
Depreciation and amortization	(49,448)	(129,856)	(82,638)	(61,506)	(139,193)	(139,193)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	$9,580	$(138,569)	$(39,077)	$(11,974)	$(86,582)	$(86,477)

(4)	Net debt reflects total debt less cash and cash equivalents.
(5)	See “Ratio of Earnings to Fixed Charges.”
(6)	Total debt includes capital lease obligations.

Risk Factors

In considering whether to participate in the exchange offer, we urge you to carefully consider all of the information we have included in this prospectus and any prospectus supplement. In particular, we urge you to carefully consider the risk factors described below and other information contained in this prospectus. In addition, we urge you to read “Forward-Looking Statements,” where we describe additional uncertainties associated with our business and forward-looking statements in this prospectus.

Risks Related to the Exchange Offer and the New Notes

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our exchange and registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer such notes outstanding.

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the new notes.

We have a significant amount of leverage and interest expense resulting from new indebtedness incurred in the financing and other transactions completed in connection with the Plan, indebtedness of our Canadian subsidiaries, and other indebtedness in respect of certain capital lease obligations. Subject to certain restrictions and limitations in the indenture and in our new revolving credit facility, we may incur additional indebtedness.

On the effective date of the Plan, we completed the sale of the outstanding notes, which were issued at an original issue discount. These proceeds were used to partially fund payments of allowed creditors’ claims required under the Plan. On April 16, 2004, we entered into a new revolving credit facility with Wells Fargo Foothill, Inc. (“WFF”) pursuant to which a revolving loan commitment of $30 million, subject to borrowing base limitations, was made available to us for borrowing on the effective date of the Plan. Permitted borrowings under the new revolving credit facility will be used by us from time to time to fund our working capital requirements. Accordingly, while the principal amount of our indebtedness has been reduced, our annual interest expense is higher than it was prior to the effective date of the Plan and our total annual debt service requirements continue to be substantial. The funds required to satisfy these requirements, which will derive principally from our operating cash flows, will not be available for working capital or to make investments in the future growth and development of our business. See “Description of The New Revolving Credit Facility” for a discussion of the interest rates of our new revolving credit facility.

As of September 30, 2004, we and the guarantors had approximately $191.8 million of total indebtedness, including $2.8 million of secured indebtedness, and our consolidated annual debt service requirements together with the guarantors’ aggregated approximately $24.7 million, which is approximately $4.2 million higher than our historical annual debt service. Although we issued $193 million aggregate principal amount at maturity of outstanding notes, such notes were issued at a discount of 2.325% resulting in gross proceeds to us of approximately $188.5 million. Thus, while not receiving gross proceeds equal to the principal amount of the outstanding notes, we are obligated to repay the full principal amount thereof at maturity and, except as set forth under “Description of New Notes—Redemption with Proceeds from Equity Offerings,” we may not optionally redeem the new notes prior to maturity.

Our high level of indebtedness and annual debt service requirements could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations on the new notes;

•	require us to dedicate a substantial portion of our cash flow from operations to interest and principal payments on our indebtedness, thereby reducing the availability of our operating cash flows for other purposes, such as capital expenditures, funding seismic data acquisitions and working capital;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to general adverse economic and industry conditions;

•	place us at a disadvantage compared to our competitors that have less debt;

•	expose us to fluctuations in the interest rate environment because the new revolving credit facility is at a variable rate of interest; and

•	limit our ability to borrow additional funds.

Our ability to make required payments of principal and interest on borrowings under our new revolving credit facility and in respect of the new notes, incur additional indebtedness, and comply with our various debt covenants, will depend primarily on our ability to generate substantial operating cash flows. We expect to obtain the funds necessary to pay our operating and other expenses and principal and interest on the new notes, borrowings under our new revolving credit facility and our other indebtedness, from our operating cash flows and, if required, from additional borrowings (to the extent available under our new revolving credit facility and otherwise subject to our borrowing base). Our ability to satisfy our payment obligations, therefore, depends substantially on our future operating and financial performance, which necessarily will be affected by, and subject to, industry, market, economic and other factors. We will not be able to predict or control many of these factors, such as economic conditions in the markets where we operate and competitive pressures.

If, for any reason, we do not have sufficient funds from operating cash flows, cash and cash equivalents on hand, and borrowings available under our new revolving credit facility to pay principal and interest, when due, on the notes and on our other outstanding debt obligations (including borrowings under the new revolving credit facility), we will be required to seek to refinance all or a portion of our existing debt, sell assets or seek to borrow additional funds or raise additional equity capital. We cannot guarantee that we would be able to complete any of the aforementioned refinancing transactions on terms that are commercially reasonable or otherwise acceptable to us, if at all. In addition, the terms of our agreements governing our indebtedness, including our new revolving credit facility and the indenture governing the new notes, presently restrict us from implementing such refinancing transactions. The failure to generate sufficient operating cash flows could significantly and adversely affect the value of the new notes and our ability to pay principal of and interest on the new notes.

Our new revolving credit facility contains covenants requiring us to achieve and maintain certain financial results, and restricts, among other things, the amount of our capital expenditures and our ability to borrow money, grant additional liens on our assets, make particular types of investments and restricted payments, sell our assets, and merge or consolidate. Additionally, the indenture governing the new notes contains covenants that, among other things, limit our ability to incur certain additional indebtedness, incur indebtedness that is subordinate to any other indebtedness unless such indebtedness is expressly subordinate to the new notes and the guarantees, pay cash dividends or make other cash distributions on or repurchase or redeem for cash our capital stock, make certain investments, sell assets without using the net proceeds thereof as set forth in the indenture, make certain capital expenditures in excess of $65 million plus unused excess cash flow (as defined in the indenture) in any fiscal year, grant and permit certain liens, enter into sale-leaseback transactions, enter into agreements affecting the ability of our restricted subsidiaries to pay dividends, enter into transactions with affiliates, merge, consolidate or sell all or substantially all of our assets, and grant security interests or liens on our assets. In addition, the indenture governing the new notes provides that subject to certain conditions, if, at the end of each fiscal year we have excess cash flow (as defined) in excess of $5 million, we will be required to use 50% of excess cash flow to fund an offer to repurchase the new notes on a pro rata basis at 100% of the principal amount of such notes plus accrued and unpaid interest to the repurchase date. If such future repurchase offers are accepted, the funds expended would not otherwise be available to be used by us for other corporate purposes. Borrowings under the new revolving credit facility are secured by a first priority, perfected security interest in, and lien on, all of our U.S. tangible and intangible assets, and we have pledged to WFF all of the issued and outstanding capital stock of our U.S. subsidiaries. Any default in respect of these covenants could materially and adversely affect our ability to conduct our business in the ordinary course, enter into business transactions and impair our rights under our other commercial agreements.

The new notes are unsecured debt obligations.

The new notes are not secured by any of our or our subsidiaries’ assets or other collateral. The indenture governing the new notes permits us and our subsidiaries to incur secured indebtedness, including pursuant to our new revolving credit facility, purchase money instruments and other forms of secured indebtedness. As a result, the new notes and the guarantees are effectively subordinated to all of our and our guarantor subsidiaries’ secured obligations to the extent of the value of the collateral and other assets securing such indebtedness. The new notes are also structurally subordinated to all existing and future indebtedness and obligations of our non-guarantor subsidiaries (primarily our non-U.S. subsidiaries). As of September 30, 2004, we had $5.6 million of secured indebtedness.

If we or the subsidiary guarantors were to become insolvent or otherwise fail to make payment on the new notes or under the guarantees, holders of any of our and our subsidiary guarantors’ secured obligations would be entitled to be paid first and in full and would receive payments from the assets securing their loans to us before the holders of the new notes would receive any payments. You may therefore not be fully repaid if we or the subsidiary guarantors become insolvent or otherwise fail to make payment on the new notes.

Our Canadian subsidiaries and our other future foreign subsidiaries are not guarantors, and claims in respect of your new notes and your loan of funds to us evidenced by your new notes are structurally subordinated to the claims of all creditors of our non-guarantor subsidiaries.

Not all of our subsidiaries guarantee the new notes. “Unrestricted Subsidiaries” and “Foreign Subsidiaries” (as defined in the indenture) are not guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will be required to pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated 27% of our consolidated cash operating income for the nine-month period ended September 30, 2004 and owned 27% of our combined assets as of September 30, 2004. As of September 30, 2004, our non-guarantor subsidiaries had $2.8 million of indebtedness.

We may not be able to satisfy our obligations to holders of the new notes upon a change of control.

Upon the occurrence of a “change of control” (as defined in the indenture), each holder of the new notes will have the right to require us to offer to purchase all of such holder’s notes tendered to us at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, on the change of control purchase date. Our failure to purchase or provide notice of purchase of the new notes would constitute a default under the indenture governing the new notes, which, in turn, would result in a cross-default under our new revolving credit facility. In addition, a change of control would constitute an event of default under our new revolving credit facility. A default under our new revolving credit facility would result in an event of default under the indenture if the lenders accelerate the maturity date and repayment of all borrowings outstanding under our new revolving credit facility.

If a change of control occurs, we may not have sufficient assets to repay our outstanding borrowings under our new revolving credit facility and the new notes. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our new revolving credit facility and the new notes, or obtain a waiver from the lenders or you as a holder of the new notes. We cannot assure you, however, that we would be able to obtain such waivers or refinance our indebtedness on commercially reasonable or other terms acceptable to us, if at all.

There is no established trading market for the new notes, and you may not be able to sell them quickly, at any particular time you select, or at the price that you originally paid.

Like the outstanding notes, there is no established trading market for the new notes. We do not intend to apply for the new notes or any exchange notes to be listed on any national securities exchange or to arrange for their quotation on any U.S. automated inter-dealer quotation system of a registered national securities association. We have applied for trading eligibility for the new notes in The PORTAL Market. Each initial purchaser has advised us that it intends to make a market in the new notes, but no initial purchaser is obligated to do so. The initial purchasers may discontinue making any market in the new notes at any time, in their sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the new notes.

We also cannot assure you that you will be able to sell your new notes at any particular time you may select or that the prices that you receive when you attempt to sell your new notes will be greater than or equal to the 100% principal (stated face) amount of the new notes. We also cannot assure you as to the availability of any willing purchasers of the new notes following the exchange offer. Future trading prices and the liquidity in any market for the new notes, to the extent such a market ever develops, will depend on many factors, including:

•	our reputation, competitive position, operating performance and financial condition;

•	the completion of the exchange offer;

•	the interest of securities dealers in making a market for the new notes; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused a high degree of volatility in prices. It is possible that any market for the new notes will be subject to such disruptions. Any disruptions would likely have a negative effect on noteholders, regardless of our prospects, operating performance and financial condition.

The guarantees of the new notes by our subsidiaries may be voidable, unenforceable, subordinated or limited in scope under various federal, state and foreign laws governing fraudulent transfers and insolvency.

Under federal and foreign bankruptcy laws and comparable provisions of state and foreign fraudulent transfer laws, a guarantee of the new notes by a guarantor could be voided, if, among other things, at the time the guarantor issued its guarantee, such guarantor:

•	intended to hinder, delay or defraud any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor in the U.S. would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Risks Related to our Business

Failure to comply with the SEC’s final judgment of permanent injunction entered on consent against us could adversely affect our business, and could subject us to further SEC investigations, enforcement action, criminal prosecution and significant penalties.

Seitel was the subject of a formal investigation by the SEC’s Division of Enforcement. Seitel cooperated fully with the SEC during the course of its investigation, and reached a consensual resolution of the SEC’s civil complaint resulting in its consent to a final judgment of permanent injunction (the “SEC Injunction”) being entered on June 16, 2003 in the United States District Court for the Southern District of Texas, Houston Division. The agreement for the entry of the SEC Injunction was without admitting or denying the allegations in the SEC’s complaint, which had alleged violations of the reporting, books and records, internal controls and proxy statement provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules and regulations adopted under the Exchange Act. Seitel’s chief executive officer and chief financial officer at the time of the events giving rise to the SEC’s complaint have been replaced.

The SEC Injunction, by its terms, permanently restrains and enjoins us from, among other things: (1) filing with the SEC any annual report under the Exchange Act that contains any untrue statement of a material fact, which omits to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, or that omits to disclose any information required to be disclosed, (2) failing to make and keep accurate books, records and accounts, (3) failing to devise and maintain an adequate system of internal accounting controls and procedures, or (4) soliciting any proxy or consent or authorization in respect of any security registered under Section 12 of the Exchange Act in contravention of the SEC’s proxy rules, or making any solicitation by means of any proxy statement, form of proxy, notice of meeting or other communication subject to the SEC’s proxy rules which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

If we fail to comply with any of the provisions of the SEC Injunction, such failure could adversely affect us, and the market price of our common stock and the notes could significantly decline.

Limitations on our ability to utilize net operating losses and other tax benefits may result in future net operating income being taxable income.

Companies, which have had a change in ownership as defined by the Internal Revenue Code, are subject to limitations on certain tax attributes. The testing period for ownership changes is a three-year moving period. We have had significant ownership changes since the effective date of the Plan, but do not yet know whether there has been a change in ownership as defined by the Internal Revenue Code. In any event, we do not expect a significant impact to our financial position or results of operation because we have a full valuation allowance against the tax attributes subject to these limitations.

Our internal controls for financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur. Internal controls for financial reporting and disclosure controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objective will be met.

Each quarter, our chief executive officer and chief financial officer evaluate our internal controls for financial reporting and our disclosure controls and procedures, which includes a review of the objectives, design, implementation and effect of the controls in respect of the information generated for use in our periodic reports. In the course of our controls evaluation, we seek to identify data errors, control problems and to confirm that appropriate corrective action, including process improvements, were being undertaken. The overall goals of these various evaluation activities are to monitor our internal controls for financial reporting and our disclosure controls and procedures and to make modifications as necessary. Our intent in this regard is that our internal controls for financial reporting and our disclosure controls and procedures will be maintained as dynamic systems that change (including with improvements and corrections) as conditions warrant.

In connection with the post-December 31, 2003 audit procedures conducted by Ernst & Young, we identified, and Ernst & Young concurred, that a material weakness existed with our internal controls for financial reporting which arose from our Plan having been confirmed on March 18, 2004, thereby requiring the expensing of an item carried by us as a prepaid expense and reduction of certain disputed pre-bankruptcy petition claims which had a partial offsetting effect. We accordingly amended our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be satisfied. Our management has concluded that our internal controls for financial reporting and our disclosure controls and procedures are designed to give a reasonable assurance that they are effective to achieve their objectives. We cannot provide absolute assurance that all possible future control issues within our company have been detected. These inherent limitations include the real world possibility that judgments in our decision-making could be faulty, and that isolated breakdowns could occur because of simple human error or mistake. The design of our system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed absolutely in achieving our stated goals under all potential future or unforeseeable conditions. Because of the inherent limitations in a cost-effective control system, misstatements due to error could occur and not be detected.

Our business could be adversely affected by low exploration and development spending by oil and gas companies and by low oil and gas prices.

Our business depends upon exploration and development spending by oil and gas companies. Capital expenditures by oil and gas companies depend upon several factors, including actual and forecasted petroleum commodity prices and the companies’ own short-term and strategic plans. These capital expenditures may also be affected by worldwide economic conditions. While we anticipate continued attractive commodity pricing, there can be no assurance that oil and gas prices will not decline in the future. Low oil and gas prices could result in decreased exploration and development spending by oil and gas companies, which could affect our seismic data business. Any future decline in oil and gas prices or sustained periods of reduced capital expenditures by oil and gas companies could result in a material adverse effect on our results of operations and cash flow.

A downturn in the availability of private equity could have a negative impact on the ability of our customers to raise capital necessary to purchase our seismic data.

Many of our customers consist of independent oil and gas companies and private prospect-generating companies that rely primarily on private equity capital to fund their exploration, production, development and field management activities. A significant downturn in the availability of private equity capital could have a material adverse impact on the ability of such companies to obtain funding necessary to purchase our seismic data which, in turn, could have a material adverse effect on our results of operations and cash flow.

We invest significant amounts of money in acquiring and processing seismic data for our data library with only partial underwriting of the costs by customers.

We invest significant amounts of money in acquiring and processing new seismic data to add to our data library. A portion of these investments is funded by customer underwriters or sponsors, while the remainder is sought to be recovered through future data licensing fees. The amounts of underwriting and sponsorship and of these future data licensing fees are uncertain and depend on a variety of factors, including the market prices of oil and gas, customer demand for seismic data in our library, availability of similar data from competitors and governmental regulations affecting oil and gas exploration. We may not be able to recover all of the costs of or earn any return on such investments. In periods where sales do not meet original expectations, we may be required to record additional amortization and/or impairment charges to reduce the carrying value of our data library, which charges may be material to operating results in any period. In addition, timing of the receipt of license fees can vary greatly from period to period. Technological or regulatory changes or other developments could also adversely affect the value of the data.

Because our business is concentrated in the U.S. Gulf Coast and Canada, it could be adversely affected by developments in the oil and gas business that affect these areas.

While we have seismic surveys in other areas, most of the seismic data in our library covers areas along the U.S. Gulf Coast, offshore in the U.S. Gulf of Mexico and in Canada. Because of this geographic concentration, our results of operations and our cash flow could be materially and adversely affected by events relating primarily to one of these regions even if conditions in the oil and gas industry worldwide were favorable.

The amounts we amortize from our data library each period have fluctuated in the past, and these fluctuations may result in future material impairment charges.

We amortize the cost of our seismic data library based, in part, on our estimates of future cash sales of data, excluding non-monetary exchanges and deferred revenue. Changes in estimates of future sales could result in impairment charges. Substantial changes in amortization rates can have a significant effect on our reported results of operations. Additionally, our accounting policy requires that we record amortization of our seismic data library based on the greater of the income forecast method or the straight-line method over the data’s useful life. In the fourth quarter of 2002, we revised the estimated useful life of our seismic data library from ten years to five years for offshore data and from ten years to seven years for onshore data, resulting in additional amortization charges of $45.7 million in the fourth quarter of 2002. In the third quarter of 2004, we further revised the estimated useful life of our seismic data library from five years to four years for offshore data and from seven years to four years for onshore data, resulting in additional amortization charges of $59.1 million in the third quarter of 2004.

During 2003 and 2002, Seitel recorded impairment charges of $30 million and $83 million, respectively, related to several different components of our data library. Additional impairment charges may also be required in the future based on industry conditions and our results of operations.

Extensive governmental regulation of our business affects our operations.

Our operations are subject to a variety of federal, provincial, state, foreign and local laws and regulations, including environmental laws. We invest financial and managerial resources to comply with these laws and related permit requirements. Failure to timely obtain required permits may result in delays in acquiring new data for the data library or cause operating losses. Because these laws and our business may change from time to time, we cannot predict the future cost of complying with these laws, and expenditures to ensure our compliance could be material in the future. Modification of existing laws or regulations or adoption of new laws or regulations limiting exploration or production activities by oil and gas companies could adversely affect us by reducing the demand for our seismic data.

Our competitors may have certain advantages.

Competition among geophysical service providers historically has been, and will continue to be, intense. Certain competitors have significantly greater financial and other resources than we do. These larger and better-financed operators could enjoy an advantage over us in a competitive environment for contract awards and data sales and in the development of new technologies.

Our operating results may vary due to circumstances beyond our control.

Our operating results and available cash flow may, in the future, vary in material respects from quarter to quarter. Factors that could cause variations include (1) timing of the receipt and commencement of contracts for data acquisition, (2) our customers’ budgetary cycles and their effect on the demand for geophysical activities, (3) seasonal factors and (4) the timing of sales and selections of significant geophysical data from our data library, which are not typically made in a linear or consistent pattern. Reduced actual or estimated future sales may result in a requirement to record impairment charges to reduce the carrying value of our data library. Such charges, if required, could be material to operating results in the periods in which they are recorded. For purposes of evaluating potential impairment losses, we estimate the future cash flows attributable to a library component by evaluating historical revenue trends, oil and gas prospectivity in particular regions, general economic conditions affecting our customer base, expected changes in technology and other factors that we deem relevant. The estimation of future cash flows is highly subjective, inherently imprecise and could change materially from period to period based on the factors described in the immediately preceding sentence, among others. Accordingly, if conditions change in the future, we may record further impairment losses relative to our seismic data library, which could be material to our results of operations in any particular reporting period.

We may face risks associated with our foreign revenue generating activities.

Portions of our revenues are derived from our Canadian activities and operations and, as a result, are denominated in Canadian dollars. We are subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investing transactions in currencies other than the U.S. dollar. Foreign currency fluctuations could result in a material adverse affect our results of operations.

We may be unable to attract and retain key employees.

Our success depends upon attracting and retaining highly skilled geophysical professionals and other technical personnel. A failure to continue to attract and retain such individuals could adversely affect our ability to compete in the geophysical services industry. We may confront significant and potentially adverse competition for key personnel, particularly during periods of increased demand for geophysical services. Our success also will depend to a significant extent upon the abilities and efforts of members of our senior management, the loss of whom could adversely affect our business. Moreover, certain of our senior executive officers have a very limited history of working together and may not be able to develop an effective working relationship. Our president and chief executive officer was appointed in December 2004, after serving as our chief financial officer since May 2004. Currently, we are working to fill our chief financial officer position. The failure of our executive officers and management personnel to develop an effective or sustained working relationship could require us to incur additional expenses and devote substantial senior management time and resources to identify qualified replacement personnel.

Only our president and chief executive officer has an employment or other retention agreement with us. We cannot be certain that our senior executives will continue to be employed by us for an indefinite period of time and, if they do, how long they will remain so employed. Our inability to attract and retain key personnel could have a material adverse effect on our ability to manage our business properly.

Mellon HBV and ValueAct Capital Partners, L.P. each own a large percentage of our common stock, which would enable them to influence the election of our directors and other matters requiring the vote of our stockholders.

Mellon HBV Alternative Strategies, LLC (“Mellon HBV”) and its affiliates have represented to us that they beneficially own 36,518,051 shares (or 21.9%) of our outstanding common stock on a fully diluted basis. ValueAct Capital Partners, L.P. (“ValueAct”) and its affiliates have represented to us that they own 20,330,063 shares (or 13.3%) of our outstanding common stock. This substantial ownership of our common stock enables Mellon HBV and ValueAct to significantly influence the election of our directors, with respect to which there is cumulative voting, and possibly other corporate matters and transactions that require stockholder approval.

The Exchange Offer

Purpose And Effect; Registration Rights

On July 2, 2004 (the “issue date”), we sold $193 million of our 11 3/4% Senior Notes due 2011 in a private placement. The outstanding notes were resold under an offering memorandum dated June 28, 2004, in reliance on Rule 144A and other available exemptions under the Securities Act. On July 2, 2004, we, the guarantors and the initial purchaser also entered into a registration rights agreement pursuant to which each of us and the guarantors agreed that we would, at our expense, for the benefit of the holders of the outstanding notes, subject to certain exceptions:

•	file a registration statement (the “exchange offer registration statement”) with the SEC with respect to an offer to exchange the outstanding notes for the new notes having terms substantially identical in all material respects to the outstanding notes (except that the new notes will not contain restrictive legends, terms with respect to transfer restrictions, penalty interest upon certain events or other rights under the registration rights agreement);

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act;

•	use our reasonable best efforts to consummate the offer to exchange the new notes for surrender of the outstanding notes within 180 days after the Guaranty Performance Date; and

•	keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is first mailed, sent or given to the holders of the outstanding notes.

For each outstanding note tendered to us pursuant to the exchange offer, we will issue to the holder of such outstanding note a new note having a principal amount equal to that of the surrendered outstanding note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor, or, if no interest has been paid on such outstanding note, from the date of its original issue.

Under existing SEC interpretations, the new notes will be freely transferable by holders, other than our affiliates, after the exchange offer without further registration under the Securities Act if the holder of the new notes represents to us in the exchange offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of Seitel, or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable (as such terms are interpreted by the SEC); provided, however, that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that a broker-dealer that elects to exchange the outstanding notes that were acquired by that broker-dealer for its own account as a result of market-making or other trading activities for new notes in the exchange offer, or “participating broker-dealers,” may fulfill its prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the exchange offer registration statement.

Under the registration rights agreement, we are required to allow participating broker-dealers to use the prospectus contained in the exchange offer registration statement in connection with the resale of such new notes for up to 180 days following the effective date of such exchange offer registration statement, unless extended because use of the prospectus has been suspended.

A holder of outstanding notes (other than certain specified holders) who wishes to exchange such outstanding notes for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an “affiliate” of Seitel or the guarantors, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. The holders will also be required to represent that if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the new notes and if such holder is a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of the new notes.

In the event that:

•	applicable law, public policy or interpretations of the staff of the SEC do not permit us to effect the exchange offer;

•	for any other reason we do not consummate the exchange offer on or before February 8, 2005;

•	a holder of the outstanding notes shall notify us prior to the 30th day following consummation of the exchange offer that it is prohibited by law or applicable interpretations of the staff of the SEC from participating in the exchange offer;

•	any holder of outstanding notes who participates in the exchange offer but does not receive new notes on the date of the exchange that may be sold without restrictions under state and federal securities laws (other than due solely to the status of that holder as an affiliate of Seitel or the guarantors); or

•	the initial purchaser so requests with respect to outstanding notes that have or that are reasonably likely to be determined to have that status of unsold allotments in the initial distribution,

then, we will, subject to certain exceptions:

•	file a shelf registration statement with the SEC covering resales of the outstanding notes or, in certain circumstances, the new notes;

•	use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 120th day after such filing obligation arises; and

•	keep the shelf registration statement effective until the earlier of August 12, 2006, and the date on which all outstanding notes registered thereunder are disposed of in accordance therewith (the “shelf registration period”).

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the new notes, as the case may be. A holder selling such outstanding notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Subject to certain exception, we will pay additional cash interest on the applicable outstanding notes if any of the following “registration defaults” occur:

•	if we fail to consummate the exchange offer on or before February 8, 2005;

•	if we are obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 120th day after the filing obligation arises; or

•	after a shelf registration statement is declared effective, such registration statement thereafter ceases to be effective or usable during the shelf registration period (subject to certain exceptions).

Such additional interest will accrue from and including the date on which any such registration default shall occur to, but excluding the date on which all registration defaults have been cured. The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the new notes.

Expiration Date; Extensions

The expiration date of the exchange offer is February 8, 2005 at 5:00 p.m., New York City time. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. We will notify the exchange agent of any extension and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right, in our sole and absolute discretion:

•	to delay accepting any outstanding notes;

•	to extend the exchange offer;

•	to terminate the exchange offer if any of the conditions under “—Conditions of the Exchange Offer” have not been satisfied; and

•	to waive any condition or otherwise amend the terms of the exchange offer in any manner.

If the exchange offer is amended in a manner we deem to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the holders of the outstanding notes. Any delay in acceptance, extension, termination or amendment will be followed promptly by notice of the event to the exchange agent. We will also make a public announcement of the event. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to a national news service.

Terms Of The Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of the outstanding notes. We will accept for exchange any and all outstanding notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under “—Conditions of the Exchange Offer.” Outstanding notes may be tendered only in multiples of $1,000. Holders of outstanding notes may tender less than the aggregate principal amount represented by their outstanding notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered outstanding notes or indicate this fact under the procedures for book-entry transfer described below.

As of the date of this prospectus, $193 million in aggregate principal amount of the outstanding notes were outstanding. There will be no fixed record date for determining the eligible holders of the outstanding notes who are entitled to participate in the exchange offer.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we give notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes and for purposes of receiving the new notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder promptly after the expiration date.

Holders of outstanding notes do not have appraisal or dissenters’ rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act, including Rule 14e-1.

Holders who tender their outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, following the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes under the exchange offer. We will pay all charges and expenses in connection with the exchange offer. See “—Fees and Expenses” for more information about the costs of the exchange offer.

We do not make any recommendation to holders of outstanding notes as to whether they should tender any of their outstanding notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of outstanding notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of outstanding notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Conditions Of The Exchange Offer

You must tender your outstanding notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer.

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any outstanding notes, and we may terminate or amend the exchange offer, if we are not permitted to effect the exchange offer under applicable law, public policy or any interpretation of applicable law by the staff of the SEC. We will also not be required to accept for exchange any outstanding notes or new notes, and we may terminate or amend the exchange offer, if any action or proceeding is instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or if any material adverse development shall have occurred in our actions or proceedings that existed on the issue date or if governmental approvals that are necessary for the consummation of the exchange offer are not obtained. If any of these events or conditions occur, we may, subject to applicable law, terminate the exchange offer and return all outstanding notes tendered for exchange or we may waive any condition or amend the terms of the exchange offer.

We expect that the above conditions will be satisfied. The above conditions, other than those involving governmental approval, are for our sole benefit and may be waived by us at any time in our sole discretion. Our failure at any time to exercise any of the above rights will not be a waiver of those rights and each right will be deemed an ongoing right that may be asserted at any time, provided that all conditions to the exchange offer, other than any involving governmental approval, must be satisfied or waived before the expiration of the exchange offer.

Interest

Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the outstanding note surrendered in exchange for the new note or, if no interest has been paid or duly provided for on the outstanding note, from July 2, 2004. Holders of the outstanding notes whose outstanding notes are accepted for exchange will not receive accrued interest on their outstanding notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on their outstanding notes prior to the original issue date of the new notes or, if no interest has been paid or duly provided for, will not receive any accrued interest on their outstanding notes, and will be deemed to have waived the right to receive any such interest.

Procedures For Tendering Outstanding Notes

The tender of a holder’s outstanding notes and our acceptance of outstanding notes will constitute a binding agreement between the tendering holder and us upon the terms and conditions of this prospectus and the letter of transmittal. Unless a holder tenders outstanding notes according to the guaranteed delivery procedures or the book-entry procedures described below, the holder must transmit the outstanding notes, together with a properly completed and executed letter of transmittal and all other documents required by the letter of transmittal, to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. The method of delivery of outstanding notes, letters of transmittal and all other required documents is at the election and risk of the tendering holder. If delivery is by mail, we recommend delivery by registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that each holder of outstanding notes use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent.

Any beneficial owner of the outstanding notes whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender outstanding notes in the exchange offer should contact that registered holder promptly and instruct that registered holder to tender on its behalf. If the beneficial owner wishes to tender directly, it must, prior to completing and executing the letter of transmittal and tendering outstanding notes, make appropriate arrangements to register ownership of the outstanding notes in its name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for the transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer before the expiration date. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with the Automated Tender Offer Program of DTC, as described below, the letter of transmittal, properly completed and executed, with any required signature guarantees and any other required documents or an agent’s message, as described below, must in any case be delivered to and received by the exchange agent at its address on or before the expiration date, or the guaranteed delivery procedure set forth below must be complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

DTC has confirmed that the exchange offer is eligible for DTC’s Automated Tender Offer Program. Accordingly, participants in DTC’s Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC’s Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation; that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and that we may enforce the agreement against that participant.

Each signature on a letter of transmittal or a notice of withdrawal must be guaranteed unless the outstanding notes are tendered:

•	by a holder who has not completed the “Special Issuance Instructions” or the “Special Delivery Instructions;” or

•	for the account of an eligible institution, as described below.

If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the signature must be guaranteed by a participant in a recognized medallion signature program. If the letter of transmittal is signed by a person other than the holder of the outstanding notes, the outstanding notes surrendered for exchange must be endorsed by the holder and a separate bond power must be transmitted, with the signature guaranteed by a medallion signature guarantor. If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should sign in that capacity when signing. The person must submit to us evidence satisfactory, in our sole discretion, of his or her authority to so act unless we waive the requirement.

As used in this prospectus with respect to the outstanding notes, a “holder” is any person in whose name the outstanding notes are registered on the books of the registrar, or a participant in DTC whose name appears on a security position listing as the owner of the outstanding notes. An “eligible institution” is a firm that is a member of a registered national securities exchange, the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other “eligible guarantor institution” as such term is defined in Rule 17Ad-15 under the Exchange Act.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of outstanding notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject outstanding notes not properly tendered and to reject any outstanding notes if acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular outstanding notes at any time, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within the period of time as we determine. Neither we nor the exchange agent is under any duty to give notification of defects in the tenders nor will we or the exchange agent incur any liability for failure to give the notification. The exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of outstanding notes for exchange but will not incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the irregularities have been cured or waived.

By tendering, you represent to us that, among other things:

•	you will acquire the new notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	you are not a broker-dealer that acquired your outstanding notes directly from us in order to resell them in reliance on Rule 144A of the Securities Act or any other available exemption under the Securities Act; and

•	if you are a broker-dealer that acquired your outstanding notes as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of the new notes.

In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and:

•	your outstanding notes are not immediately available;

•	you are unable to timely deliver your outstanding notes or any other document that you are required to deliver to the exchange agent; or

•	you cannot complete the procedures for delivery by book-entry transfer on time,

you may tender your outstanding notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

•	tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by the holder;

•	on or before the expiration date, the exchange agent must receive from the holder and the eligible institution a properly completed and executed notice of guaranteed delivery (by facsimile, mail or hand delivery) or a properly transmitted agent’s message containing the name and address of the holder, the certificate number or numbers of the tendered outstanding notes, the principal amount of tendered outstanding notes, a statement that the tender is being made, and a guarantee that within three business days after the expiration date, the certificates representing the outstanding notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	properly completed and executed letter of transmittal (or an agent’s message in lieu thereof) and the tendered outstanding notes in proper form for transfer or confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other required documents must be received by the exchange agent within three business days after the expiration date of the exchange offer.

Any holder who wishes to tender outstanding notes under the guaranteed delivery procedures must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to the outstanding notes before 5:00 p.m., New York City time, on the expiration date.

Acceptance Of Outstanding Notes For Exchange; Delivery Of New Notes

Upon satisfaction or waiver of all the conditions of the exchange offer, we will accept outstanding notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. Upon cancellation of the outstanding notes, after the expiration date, the new notes will be promptly delivered. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes when, as and if we have given notice to the exchange agent.

Withdrawal Rights

Tenders of the outstanding notes may be withdrawn by delivery of a written or facsimile transmission notice to the exchange agent at its address set forth under “—The Exchange Agent; Assistance” at any time before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn;

•	identity the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which outstanding notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, executed by the holder, with the signature guaranteed by a medallion signature guarantor, together with the other documents required upon transfer by the indenture; and

•	specify the name in which the outstanding notes are to be re-registered, if different from the person who deposited the outstanding notes.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, in our sole discretion. Any outstanding notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost promptly after withdrawal. Properly withdrawn outstanding notes may be retendered following the procedures described under “—Procedures for Tendering Outstanding Notes” at any time on or before the expiration date.

The Exchange Agent; Assistance

LaSalle Bank National Association is the exchange agent. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC’s Automated Tender Offer Program, you should send all tendered outstanding notes, executed letters of transmittal and other required documents to the exchange agent as follows:

LaSalle Bank National Association Corporate Trust Services 135 S. LaSalle Street Suite 1960 Chicago, IL 60603 Attention: Victoria Douyon	Facsimile: (312) 904-2236 Telephone: (312) 904-5619

Fees And Expenses

We will bear the expenses of soliciting outstanding notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of ours and our affiliates and by persons so engaged by the exchange agent.

We will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with its services and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, attorneys fees, accountants fees, blue sky fees and printing and distribution expenses.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer.

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of those taxes or exemption is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and the Exchange Agent will retain the corresponding face amount of New Notes pending receipt of such tax amounts.

Accounting Treatment

The new notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Consequences Of Failure To Exchange

Upon completion of the exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Holders who do not tender their outstanding notes, except for limited instances involving holders of outstanding notes who are not eligible to participate in the exchange offer or who do not receive freely transferable new notes under the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise, and will not have rights to receive additional interest. Accordingly, any holder who does not exchange its outstanding notes for new notes will continue to hold the untendered outstanding notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that the rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

Any outstanding notes that are not exchanged for new notes under the exchange offer will remain restricted securities within the meaning of the Securities Act. In general, the outstanding notes may be resold only:

•	to us or any of our subsidiaries;

•	inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act;

•	inside the United States to an institutional “accredited investor,” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act;

•	outside the United States in compliance with Rule 904 under the Securities Act;

•	in reliance on the exemption from registration provided by Rule 144 under the Securities Act, if available; or

•	under an effective registration statement under the Securities Act.

Resales Of The New Notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter. Although there has been no indication of any change in the staff’s position, we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as it has in its interpretive letters to third parties. Based on these interpretations by the staff, and except as provided below, we believe that new notes may be offered for resale, resold and otherwise transferred by a holder who participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery provisions of the Securities Act. In order to receive new notes that are freely tradable, a holder must acquire the new notes in the ordinary course of its business and may not participate, or have any arrangement or understanding with any person to participate, in the distribution, within the meaning of the Securities Act, of the new notes. Holders wishing to participate in the exchange offer must make the representations described in “—Procedures for Tendering Outstanding Notes” above.

Any holder of outstanding notes:

•	who is our “affiliate,” as defined in Rule 405 under the Securities Act;

•	who did not acquire the new notes in the ordinary course of its business;

•	who is a broker-dealer that purchased outstanding notes from us to resell them under Rule 144A of the Securities Act or any other available exemption under the Securities Act; or

•	who intends to participate in the exchange offer for the purpose of distributing, within the meaning of the Securities Act, new notes,

will be subject to separate restrictions. Each holder in any of the above categories:

•	will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

•	may not be permitted or entitled to tender outstanding notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

In addition, if you are a broker-dealer holding outstanding notes acquired for your own account, you must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of your new notes. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it acquired the outstanding notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those new notes. See “Plan of Distribution.”

Ratio of Earnings to Fixed Charges

Our consolidated ratio of earnings to fixed charges for each of the periods indicated are as follows:

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002(1)	2003(1)	2003(1)	2004(1)
Ratio of earnings to fixed charges	1.7	1.7	1.8	—	—	—	—

(1)	During the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, earnings were insufficient to cover fixed charges by $157.5 million, $36.9 million, $11.4 million and $88.9 million, respectively. On a pro forma basis for the year ended December 31, 2003 and the nine months ended September 30, 2004, earnings were insufficient to cover fixed charges by $41.8 million and $88.8 million, respectively.

The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes and cumulative effect of change in accounting principle plus fixed charges less capitalized interest) by fixed charges (interest expense, capitalized interest and the estimated interest component of rental expense).

The Plan of Reorganization

Events Preceding Our Chapter 11 Cases

In 2002, we determined that it was appropriate to change our revenue recognition policies for transactions for seismic data licensing and for certain data creation contracts. As a result, we restated our results of operations for the nine months ended September 30, 2001 and for our fiscal year ended December 31, 2000. The restatement reduced our previously reported revenue by $42.7 million and our net income by $14.4 million for the nine months ended September 30, 2001, and reduced our previously reported revenue by $25.5 million and our net income by $22.9 million for our fiscal year ended December 31, 2000. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The restatement resulted in the commencement against us and certain of our current and former senior executive officers and directors of securities class actions and stockholder derivative actions. The restatement, coupled with poor financial results in the first quarter of 2002, resulted in our covenant default in respect of $255 million principal amount of our old notes. The old notes were issued by us between 1995 to 2001 to various institutions (principally national insurance companies) and were guaranteed by 16 of our direct and indirect subsidiaries.

After such default, we and substantially all of our U.S. subsidiaries (collectively, the “debtors”) negotiated a series of standstill agreements with the initial holders of the old notes while the parties attempted to negotiate to a restructuring. While these negotiations were pending, we designed and implemented enhanced internal controls, procedures and processes. Our board of directors named a new, independent director in the second quarter of 2002. Subsequently, our then chief executive officer and chief financial officer were terminated for cause, and new senior executive management was appointed by our then-standing board.

In December 2002, after allegations arose regarding the actions of certain of our former officers, we became the subject of a formal investigation by the SEC’s Division of Enforcement (the “Enforcement Division”). We also were notified by the Enforcement Division that it intended to recommend that the SEC initiate enforcement proceedings against us for alleged books and records and internal control violations. We cooperated fully with the SEC during the course of its investigation, and on May 16, 2003, we reached a consensual resolution of the SEC’s civil complaint, resulting in its consent to a final judgment of permanent injunction being entered against us on June 16, 2003, in the United States District Court for the Southern District of Texas, Houston Division. The agreement for the entry of the SEC Injunction was without admission or denial of the allegations in the SEC complaint, which had alleged violations of the reporting, books and records, internal controls and proxy statement sections and regulations of and under the Exchange Act. In determining to enter into the agreement, the SEC took into consideration the fact that we promptly had undertaken remedial action and cooperated fully with the SEC staff.

We and the initial holders of the old notes, through their steering committee, engaged in months of negotiations over the proposed terms of a financial restructuring of the old notes. In late May 2003, several of the initial holders sold their old notes at a substantial discount to Ranch Capital L.L.C. (“Ranch”) and Berkshire Hathaway Inc. (“Berkshire”). Following these transactions, the negotiations deteriorated and we determined as of May 30, 2003, not to seek a further extension of the standstill agreement previously entered into with the initial holders.

On June 6, 2003, certain of the remaining initial holders of the old notes filed involuntary chapter 11 petitions against us and 16 of our direct and indirect subsidiaries that guaranteed the old notes. After the involuntary cases were commenced, each of the petitioning creditors sold its old notes to Ranch and Berkshire. As a result of purchases of the old notes from the initial holders in May and June of 2003, Ranch and Berkshire owned all $255 million outstanding principal amount of the old notes (representing more than 99% of such outstanding securities), as well as most of the unsecured claims in the involuntary chapter 11 cases.

As successor to the petitioning creditors, Ranch, Berkshire and the debtors agreed that pursuit of a reorganization through the chapter 11 cases was preferable to continuing the involuntary cases. The debtors, Ranch and Berkshire filed a joint motion to dismiss the involuntary cases, which was granted by the bankruptcy court on July 25, 2003.

Commencement of the Chapter 11 Cases

On July 21, 2003 (the “petition date”), the debtors filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Chapter 11 Case No. 03-12227 (PJW) (Jointly Administered)), and on July 22, 2003 filed their initial joint plan of reorganization. Following the petition date, the debtors continued to operate their businesses and manage their properties as debtors-in-possession under Sections 1107(a) and 1108 of the Bankruptcy Code, and we continued to timely file all periodic reports and other information prescribed by the Bankruptcy Code and the Exchange Act. A trustee was not appointed in the chapter 11 cases.

On the petition date, the debtors sought, and thereafter obtained, authority to take a broad range of actions, including to honor and perform their pre-petition customer data agreements and to promote a “business as usual” atmosphere with customers and employees. This relief was essential to minimize disruptions to the debtors’ businesses and to assure their customers that the data license agreements for selection of seismic data would be honored pending confirmation of a plan.

On August 11, 2003, the United States trustee appointed the Official Equity Committee to represent and protect the economic and other interests of our common stockholders in connection with the negotiation and formulation of a chapter 11 plan of reorganization.

On October 6, 2003, the debtors filed their first amended joint plan of reorganization, which superseded their initial joint plan of reorganization. In October 2003, our stockholders voted to reject the first amended joint plan of reorganization. On October 27, 2003, the Official Equity Committee moved the bankruptcy court to terminate the debtors’ statutory exclusivity period. Following a hearing, the bankruptcy court ordered the termination of the debtors’ exclusivity period and, on November 6, 2003, the Official Equity Committee filed with the bankruptcy court its own proposed initial plan of reorganization (the “Committee Plan”). The debtors and the holders of the old notes objected to the Committee Plan on the basis, among others, that the Committee Plan was not “feasible” within the meaning of Section 1129 of the Bankruptcy Code.

The Plan

The debtors continued to pursue confirmation of their first amended joint plan of reorganization and filed a motion in the bankruptcy court on December 4, 2003, to implement auction procedures in support of such confirmation. At or about that time, the debtors, the holders of the old notes and the Official Equity Committee commenced discussions with respect to the formulation and implementation of an alternative, consensual chapter 11 plan of reorganization intended to result in a transaction that would satisfy and address the claims and equity interests of all the debtors’ creditors and stockholders.

On January 17, 2004, following months of negotiations among all relevant parties-in-interest and plan financing sources, the debtors filed with the bankruptcy court the Plan, which subsequently was amended on February 6, 2004. The Official Equity Committee agreed to the Plan and furnished its written recommendation to all of our common stock holders to vote to accept the Plan. Similarly, Berkshire and Ranch, the holders of $255 million aggregate outstanding principal amount of the old notes (and Seitel’s largest creditors), agreed to vote for, support, and not take action inconsistent with, the Plan. In addition to Berkshire and Ranch, the Plan was accepted by the holders of more than 99.6% of the shares of Seitel’s common stock which voted on the Plan. On March 18, 2004, the bankruptcy court entered an order confirming the Plan and it became effective on July 2, 2004.

The Plan provided for a sequence of interdependent corporate and securities transactions, including the sale of the notes offered hereby. The Plan provided that as of July 2, 2004:

•	All 25,375,683 outstanding shares of our common stock were cancelled and, without any action on the part of the holders of such shares, such shares automatically were converted into the right to receive and be exchanged for:

•	25,375,683 shares of our reorganized common stock, representing all of our outstanding shares of reorganized common stock on the effective date of the Plan; and

•	Warrants to purchase 125,000,000 shares of our reorganized common stock (the “Stockholder Warrants”).

•	To the extent the Stockholder Warrants were not exercised in full, Mellon HBV agreed (for itself and on behalf of certain of its affiliated funds and managed accounts, collectively the “Standby Purchasers”) to purchase all shares of reorganized common stock not purchased upon the exercise of the Stockholder Warrants.

•	As compensation for Mellon HBV’s obligation to act as Standby Purchasers, the Company agreed to issue to them warrants to purchase 15,037,568 shares of the Company’s reorganized common stock (the “Standby Purchaser Warrants”).

•	Net proceeds of approximately $182.9 million from the sale of the outstanding notes were placed in escrow, together with additional cash sufficient in the aggregate to effect the special mandatory redemption of the outstanding notes, if any, pending the release from escrow of such funds on the Guaranty Performance Date.

•	A revolving loan commitment of $30 million, subject to borrowing base limitations, under our new revolving credit facility with WFF was made available to us for borrowing.

•	We were required to have cash and cash equivalents of not less than $35 million available to pay allowed creditors’ claims required under the Plan, to the extent necessary.

Treatment of Pre-Petition Claims

Pursuant to the Plan, in July and August 2004 all of our outstanding allowed pre-petition claims were fully paid, in cash, together with post-petition interest thereon totalling $291.0 million. Claims reinstated under the Plan in the amount of $1.2 million were not paid under the Plan. The face amount of claims asserted in the chapter 11 cases and currently subject to objection (i.e., disputed claims) total approximately $0.7 million. These disputed claims, including claims filed without asserting a liquidated claim amount, will not be paid until an order of the bankruptcy court determines their allowance or disallowance, and if allowed, sets the amount and classification thereof. We are currently in the process of litigating certain disputed claims and attempting to resolve such disputed claims for amounts less than the face amount filed with the bankruptcy court. Payments of allowed pre-petition claims under the Plan were funded utilizing the following:

•	net cash payments received by us upon exercise of the Stockholder Warrants and, the net proceeds from the sale of shares of our common stock to the Standby Purchasers;

•	the release from escrow of the net proceeds of $182.9 million from the sale of the outstanding notes; and

•	available cash and cash equivalents on hand.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

The Stockholder Warrant Public Offering

On the effective date of the Plan, holders of record of our common stock as of June 25, 2004 received Stockholder Warrants, each representing the right to purchase 4.926 shares of our reorganized common stock, at an exercise price of 60 cents per share. The Stockholder Warrants were exercisable for only 30 days and expired by their terms on August 2, 2004. We received $71.5 million in cash, before deducting certain expenses of the Stockholder Warrant Public Offering payable by us of $3.6 million.

The Standby Purchase Guaranty

To ensure that we received gross cash proceeds of $75 million to the extent the Stockholder Warrants were not exercised in full, the Standby Purchasers purchased on the Guaranty Performance Date, at 60 cents per share, all shares of reorganized common stock not purchased upon the exercise of the Stockholder Warrants. We received $3.5 million as a result.

As compensation for their obligation to act as Standby Purchasers, we issued to them on the Guaranty Performance Date the Standby Purchaser Warrants. The Standby Purchaser Warrants are exercisable until August 12, 2011, at an initial exercise price of 72 cents per share, subject to adjustment upon the occurrence of certain events.

We filed a registration statement on Form S-1 (No. 333-113446) with the SEC for the registration under the Securities Act of our issuance and distribution to record holders as of the Record Date of our common stock of 25,375,683 Stockholder Warrants to purchase 125,000,000 shares of our reorganized common stock. We have also included in the registration statement, to the extent the Stockholder Warrants were not exercised prior to their expiration, our sale to the Standby Purchasers on the Guaranty Performance Date of all shares of our reorganized common stock not sold upon such exercise. The registration statement was declared effective by the SEC on June 9, 2004. All of the securities of our company that the Standby Purchasers received under the terms of the Plan are subject to restrictions on transfer under the Securities Act. We have provided the Standby Purchasers with certain registration rights to enable them to transfer and sell their securities.

Use of Proceeds

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive our outstanding notes in like original principal amount. All old notes received in the exchange offer will be cancelled. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

Gross proceeds from the issuance and sale of the outstanding notes were $188.5 million, net of the 2.325% discount. The net proceeds from the issuance of the outstanding notes were approximately $181.0 million, after deducting the discounts and commissions to the initial purchasers and certain offering expenses. The entire net proceeds from the issuance of the outstanding notes was used to partially fund on the Guaranty Performance Date payments of allowed creditors’ claims required under the Plan.

Capitalization

The following table sets forth our consolidated debt and capitalization at September 30, 2004. This information should be read in conjunction with “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

September 30, 2004
(in thousands)
Cash and cash equivalents	$17,924

Debt, including lease obligations:
New revolving credit facility (1)	$—
Other long-term debt	424
Notes	188,618

Subtotal	189,042
Capital lease obligations	5,570

Total debt	194,612
Stockholders’ deficit	(11,218)

Total capitalization	$183,394

(1)	Revolving loan commitment of $30 million, subject to borrowing base limitations (see “Description of Certain Other Indebtedness—The New Revolving Credit Facility”).

Unaudited Pro Forma Consolidated Financial Data

The following unaudited pro forma consolidated financial data was prepared to illustrate the estimated effects of the Plan, including the financings required by the Plan. The unaudited pro forma consolidated statements of income assume the Plan and related financings took place on January 1, 2003. The unaudited consolidated balance sheet at September 30, 2004 reflects the Plan, including the financings required by the Plan; therefore, no pro forma consolidated balance sheet is presented.

The unaudited pro forma consolidated financial data do not purport to be indicative of the financial position that would actually have been reported had such transactions in fact been consummated on such dates or of the financial position that may be reported by Seitel in the future. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma consolidated financial data do not include the effects of the “fresh start” accounting provisions of AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” because the criteria for fresh start reporting were not met. All of the information presented below should be read in conjunction with the information in the sections in this prospectus entitled “Selected Historical Consolidated Financial Data” including the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Statement of Loss

For the Nine Months Ended September 30, 2004

(In thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$103,764	$—		$103,764
Costs and Expenses		—
Depreciation and amortization	139,193	—		139,193
Cost of sales	261	—		261
Selling, general and administrative expenses	23,287	—		23,287

	162,741	—		162,741

Loss from operations	(58,977)	—		(58,977)
Interest expense, net	(18,415)	12,373	(AA)	(18,310)
		(12,173	)(BB)
		(95	)(CC)
Foreign currency exchange gain	953	—		953
Reorganization items	(12,415)	—		(12,415)

Loss from continuing operations before income taxes	(88,854)	105		(88,749)
Income tax benefit	(2,272)	—		(2,272)

Loss from continuing operations	$(86,582)	$105		$(86,477)

Basic and diluted loss from continuing operations per share	$(1.65)			$(.58)

Weighted average number of common and common equivalent shares—basic and diluted	52,544	97,832	(DD)	150,376

Unaudited Pro Forma Consolidated Statement of Loss

For the Nine Months Ended September 30, 2003

(In thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$101,296	$—		$101,296
Costs and Expenses
Depreciation and amortization	61,506	—		61,506
Cost of sales	510	—		510
Selling, general and administrative expenses	24,571	—		24,571
Impairment of seismic data library	13,354	—		13,354

	99,941	—		99,941

Income from operations	1,355	—		1,355
Interest expense, net	(15,072)	14,641	(AA)	(18,719)
		(18,146	)(BB)
		(142	)(CC)
Gain on extinguishment of debt	681	—		681
Foreign currency exchange gain	3,358	—		3,358
Reorganization items	(1,675)	—		(1,675)

Loss from continuing operations before income taxes	(11,353)	(3,647)		(15,000)
Provision for income taxes	621	—		621

Loss from continuing operations	$(11,974)	$(3,647	)(EE)	$(15,621)

Basic and diluted loss from continuing operations per share	$(.47)			$(.10)

Weighted average number of common and common equivalent shares—basic and diluted	25,376	125,000	(DD)	150,376

Unaudited Pro Forma Consolidated Statement of Loss

For the Year Ended December 31, 2003

(In thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$131,465	$—		$131,465
Costs and Expenses
Depreciation and amortization	82,638	—		82,638
Cost of sales	815	—		815
Selling, general and administrative expenses	33,814	—		33,814
Impairment of seismic data library	29,959	—		29,959

	147,226	—		147,226

Loss from operations	(15,761)	—		(15,761)
Interest expense, net	(19,950)	19,512	(AA)	(24,822)
		(24,195	)(BB)
		(189	)(CC)
Gain on extinguishment of liabilities	681	—		681
Foreign currency exchange gain	4,136	—		4,136
Reorganization items	(5,984)	—		(5,984)

Loss from continuing operations before income taxes	(36,878)	(4,872)		(41,750)
Provision for income taxes	2,199	—		2,199

Loss from continuing operations	$(39,077)	$(4,872	)(EE)	$(43,949)

Basic and diluted loss from continuing operations per share	$(1.54)			$(0.29)

Weighted average number of common and common equivalent shares—basic and diluted	25,376	125,000	(DD)	150,376

Notes to Unaudited Pro Forma Consolidated Financial Data

Basis of Presentation

The accompanying unaudited pro forma consolidated financial statements are based on adjustments to our historical consolidated financial statements to give effect to the Plan, including the financings required by the Plan. In our financial statements as of and for the nine months ended September 30, 2004 and 2003 and for the year ended December 31, 2003, we reported our former oil and gas operations as a discontinued operation under SFAS No. 144. Pursuant to the SEC’s rules and regulations regarding the preparation of pro forma financial statements, the accompanying unaudited pro forma consolidated statements of loss do not include the income (loss) from discontinued operations related to our former oil and gas operations.

Certain information and notes normally included in financial statements prepared in accordance with U.S. GAAP have been omitted or condensed pursuant to the rules and regulations of the SEC. All of the information presented below should be read in conjunction with the information in the sections in this prospectus entitled “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

Pro Forma Adjustments

The following is a summary of pro forma adjustments:

Unaudited Pro Forma Consolidated Income Statement for the Nine Months Ended September 30, 2004

(AA) Reflects elimination of interest expense and amortization of deferred issuance costs associated with (a) $255 million of our old senior unsecured notes ($12.0 million), (b) $5.4 million note payable to Harney Investment Trust ($121,000), and (c) DIP Facility with WFF ($218,000).

(BB) Reflects additional interest expense associated with $193 million aggregate principal amount at maturity of the notes, at a 11 3/4% interest rate and additional amortization of deferred issuance costs of $7.5 million over that reflected in the actual results as the debt was issued on July 2, 2004.

(CC) Reflects additional amortization of deferred issuance costs of $568,000 associated with our new revolving credit facility, with a 3-year term over that reflected in the actual results as the credit facility was effective July 2, 2004.

(DD) Reflects the sale of 125,000,000 shares of reorganized common stock from the combination of (x) the exercise of the Stockholder Warrants at an exercise price of 60 cents per share and (y) to the extent the Stockholder Warrants were not exercised, in full, our sale to the Standby Purchasers on the Guaranty Performance Date, at 60 cents per share, of all shares of our reorganized common stock not sold upon such exercise. The sale occurred in August 2004; therefore the adjustment for the September 30, 2004 period represents the incremental shares not reflected in the actual results. The Standby Purchaser Warrants issued to the Standby Purchasers on the Guaranty Performance Date are not considered in the diluted share calculation as the effect of the issuance would be antidilutive.

Unaudited Pro Forma Consolidated Income Statement for the Nine Months Ended September 30, 2003

(AA) Reflects elimination of interest expense and amortization of deferred issuance costs associated with (a) $255 million of our old senior unsecured notes ($14.4 million), (b) $5.4 million note payable to Harney Investment Trust ($194,000), and (c) DIP Facility with WFF ($84,000).

(BB) Reflects interest expense associated with $193 million aggregate principal amount at maturity of the notes at a 11 3/4% interest rate and amortization of deferred issuance costs of $7.5 million.

(CC) Reflects amortization of deferred issuance costs of $568,000 associated with our new revolving credit facility, with a 3-year term.

(DD) Reflects the sale of 125,000,000 shares of reorganized common stock from the combination of (x) the exercise of the Stockholder Warrants at an exercise price of 60 cents per share and (y) to the extent the Stockholder Warrants were not exercised, in full, our sale to the Standby Purchasers on the Guaranty Performance Date, at 60 cents per share, of all shares of our reorganized common stock not sold upon such exercise. The Standby Purchaser Warrants issued to the Standby Purchasers on the Guaranty Performance Date are not considered in the diluted share calculation as the effect of the issuance would be antidilutive.

(EE) Does not include adjustments related to the payment of financial advisor fees totaling $4 million that were paid upon completion of the Plan.

Unaudited Pro Forma Consolidated Income Statement for the Year Ended December 31, 2003

(AA) Reflects elimination of interest expense and amortization of deferred issuance costs associated with (a) $255 million of our old senior unsecured notes ($19.1 million), (b) $5.4 million note payable to Harney Investment Trust ($251,000), and (c) DIP Facility with WFF ($200,000).

(BB) Reflects interest expense associated with $193 million aggregate principal amount at maturity of the notes at a 11 3/4% interest rate and amortization of deferred issuance costs of $7.5 million.

(CC) Reflects amortization of deferred issuance costs of $568,000 associated with our new revolving credit facility, with a 3-year term.

(DD) Reflects the sale of 125,000,000 shares of reorganized common stock from the combination (x) of the exercise of the Stockholder Warrants at an exercise price of 60 cents per share and (y) to the extent the Stockholder Warrants were not exercised, in full, our sale to the Standby Purchasers on the Guaranty Performance Date, at 60 cents per share, of all shares of our reorganized common stock not sold upon such exercise. The Standby Purchaser Warrants to be issued to the Standby Purchasers on the Guaranty Performance Date are not considered in the diluted share calculation as the effect of the issuance would be antidilutive.

(EE) Does not include adjustments related to the payment of financial advisor fees totaling $4 million that were paid upon completion of the Plan.

Selected Historical Consolidated Financial Data

The following sets forth our selected historical consolidated financial data as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, and as of and for the nine months ended September 30, 2003 and 2004.

Our consolidated balance sheets after September 30, 2004 and our consolidated statements of operations for the periods after September 30, 2004 will not be comparable to our historical consolidated financial statements published before the effective date of the Plan and included elsewhere in this prospectus. Among other things, our consolidated statement of operations for future periods will include numerous adjustments required by the Plan, including changes in interest expense and substantially less professional expenses related to our reorganization proceedings.

The consolidated balance sheet data and the consolidated statement of operations data presented below as of December 31, 2000, 2001, 2002 and 2003, and for each of the years in the four-year period ended December 31, 2003, have been derived from our consolidated financial statements, which have been audited by Ernst & Young. The auditors report issued by Ernst & Young with respect to their audit of our financial statements for the years ended December 31, 2003 and 2002 included an explanatory paragraph relating to our ability to continue as a going concern. The consolidated balance sheet data and the consolidated statement of operations data presented below as of and for the year ended December 31, 1999 have been derived from our consolidated financial statements that were audited by Arthur Andersen LLP, independent public accountants. Those financial statements have since been restated to account for our oil and gas business as discontinued operations. As Arthur Andersen LLP has ceased operations, the adjustments necessary to apply discontinued operations treatment have not been audited. The consolidated balance sheet data and the consolidated statement of operations data presented below as of and for the nine-month periods ended September 30, 2003 and 2004, respectively, are unaudited. However, we believe that this information contains all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly our consolidated financial position and results of operations for those periods. The consolidated balance sheet data as of September 30, 2004 and the consolidated statement of operations data for the nine-month period ended September 30, 2004 presented below, are not necessarily indicative of the results that may be expected for the fiscal year. Certain reclassifications have been made to the amounts in the prior years’ financial statements to conform to the current year’s presentation.

All of the information presented below should be read in conjunction with the information in the section in this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

Selected Historical Consolidated Financial Data

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)	(unaudited)
Statement of Operations Data:
(In thousands)
Revenue	$109,671	$113,887	$115,238	$149,795	$131,465	$101,296	$103,764

Expenses and Costs:
Depreciation and amortization	49,929	51,927	49,448	129,856	82,638	61,506	139,193
Cost of sales	295	738	1,196	928	815	510	261
Selling, general and administrative	26,109	34,853	34,490	71,857	33,814	24,571	23,287
Impairment of seismic data library	—	—	—	82,964	29,959	13,354	—

	76,333	87,518	85,134	285,605	147,226	99,941	162,741

Income (loss) from operations	33,338	26,369	30,104	(135,810)	(15,761)	1,355	(58,977)
Interest expense and other, net	(11,504)	(12,389)	(13,461)	(20,856)	(19,950)	(15,072)	(18,415)
Loss on sale of marketable securities	—	—	—	(332)	—	—	—
Foreign currency exchange gains (losses)	(81)	(233)	(315)	125	4,136	3,358	953
Gain on extinguishment of liabilities	—	—	—	—	681	681	—
Reorganization items	—	—	—	—	(5,984)	(1,675)	(12,415)
Equity in earnings (loss) of affiliate	(91)	—	—	—	—	—	—
Impairment due to dividend distribution of affiliate stock	(7,794)	—	—	—	—	—	—

Income (loss) from continuing operations before income taxes and cumulative effect of changes in accounting principles	13,868	13,747	16,328	(156,873)	(36,878)	(11,353)	(88,854)
Provision (benefit) for income taxes	6,211	5,639	6,748	(18,304)	2,199	621	(2,272)

Income (loss) from continuing operations before cumulative effect of changes in accounting principles	7,657	8,108	9,580	(138,569)	(39,077)	(11,974)	(86,582)
Income (loss) from discontinued operations, net of tax	1,723	3,602	(24,573)	(62,709)	1,139	(179)	133
Cumulative effect of changes in accounting principles, net of tax	—	(14,219)	—	(11,162)	—	—	—

Net income (loss) (1)	$9,380	$(2,509)	$(14,993)	$(212,440)	$(37,938)	$(12,153)	$(86,449)

Earnings (loss) per share:

Basic:
Income (loss) from continuing operations	$.32	$.34	$.38	$(5.48)	$(1.54)	$(.47)	$(1.65)
Income (loss) from discontinued operations	.07	.15	(.98)	(2.48)	.04	(.01)	—
Cumulative effect of accounting changes	—	(.59)	—	(.44)	—	—	—

Net income (loss)	$.39	$(.10)	$(.60)	$(8.40)	$(1.50)	$(.48)	$(1.65)

Selected Historical Consolidated Financial Data

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)	(unaudited)
Diluted:
Income (loss) from continuing operations	$.32	$.34	$.37	$(5.48)	$(1.54)	$(.47)	$(1.65)
Income (loss) from discontinued operations	.07	.15	(.95)	(2.48)	.04	(.01)	—
Cumulative effect of accounting changes	—	(.59)	—	(.44)	—	—	—

Net income (loss)	$.39	$(.10)	$(.58)	$(8.40)	$(1.50)	$(.48)	$(1.65)

Weighted average shares (in thousands):
Basic	23,863	23,909	24,986	25,300	25,376	25,376	52,544
Diluted	24,063	24,090	25,692	25,300	25,376	25,376	52,544

Other Financial Data (in thousands):
Cash operating income(2)(3)	$76,745	$87,041	$64,157	$19,843	$85,400	$60,249	$61,525
EBITDA(3)	75,301	78,063	79,237	76,803	95,669	78,579	68,754
Cash flows provided by operating activities of continuing operations	60,564	69,534	30,767	21,716	80,314	61,798	21,694
Cash flows used in investing activities of continuing operations(4)	(129,466)	(57,553)	(79,565)	(49,358)	(48,668)	(29,884)	(39,684)
Cash flows provided by (used in) financing activities of continuing operations	76,530	(12,207)	61,255	(2,630)	(5,646)	(4,786)	(8,890)

Financial Ratios:
Cash Operating Income(2)/Interest Expense, net	6.7	7.0	4.8	1.0	4.3	4.0	3.3
EBITDA(3)/Interest Expense, net	6.5	6.3	5.9	3.7	4.8	5.2	3.7
Net Debt(5)/Cash Operating Income(2)	2.9	2.3	3.8	12.6	2.6	n/a	n/a
Net Debt(5)/EBITDA(3)	2.9	2.5	3.1	3.3	2.3	n/a	n/a
Net Debt(5)/Total Net Book Capitalization	47.5%	43.6%	50.0%	87.1%	98.4%	88.7%	106.8%
Ratio of Earnings to Fixed Charges(6)	1.7	1.7	1.8	—	—	—	—

In the second quarter of 2002, we changed our accounting policy for amortizing our created seismic data library from the income forecast method to the greater of the income forecast method or the straight-line method over the data’s useful life and reported the adoption of the new method as a cumulative effect of a change in accounting principle retroactive to January 1, 2002. Pro forma net income (loss) for the years ended December 31, 1999, 2000 and 2001, assuming the new seismic data amortization policy had been applied retroactively in each period, was as follows (in thousands, except per share amounts):

	Year Ended December 31,
	1999	2000	2001
Income from continuing operations before cumulative effect of changes in accounting principles	$4,119	$3,765	$5,178
Income from continuing operations before cumulative effect of changes in accounting principles per share:
Basic	$.17	$.16	$.21
Diluted	.17	.16	.20

Net income (loss)	$5,842	$(6,852)	$(19,395)
Net income (loss) per share:
Basic	$.24	$(.29)	$(.78)
Diluted	.24	(.28)	(.75)

	As of December 31,					As of September 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)	(unaudited)
Balance Sheet Data:
(in thousands, except per share amounts)
Cash and cash equivalents	$5,188	$10,216	$25,223	$21,517	$44,362	$45,739	$17,924
Seismic data library, net	329,885	362,603	455,845	284,396	247,541	259,461	165,393
Total assets	555,919	599,131	661,469	398,136	367,089	371,345	259,060
Total debt(7)	225,223	206,598	268,350	272,061	267,434	268,210	194,612
Stockholders’ equity (deficit)	243,024	253,590	243,587	37,036	3,722	28,334	(11,218)
Book value per common share outstanding	$10.30	$10.28	$9.71	$1.46	$.15	$1.12	$(0.07)
Common shares outstanding	23,605	24,671	25,075	25,376	25,376	25,376	150,414

(1)	In the fourth quarter of 2002, we reevaluated our estimate of the useful life of our seismic data library and reduced the estimated useful life of offshore data from ten to five years and onshore data from ten to seven years. The effect from this change on reported results was a reduction in net income of $58.8 million or $2.32 per share for the year ended December 31, 2002. In the third quarter of 2004, we further evaluated our estimate of the useful life of our seismic data library and reduced the estimated useful life to four years from five years for offshore data and from seven years for onshore data. The effect on reported results was a reduction in net income of $66.6 million for the nine months ended September 30, 2004.
(2)

Cash operating income is defined as cash revenue (derived primarily from seismic data acquisition revenue, cash library licensing revenue, and Solutions revenue) less cost of sales and SG&A. Cash operating income is a non-GAAP financial measure which should not be construed as an alternative to operating income (loss) (as determined in accordance with U.S. generally accepted accounting principles (“GAAP”)) as an indication of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Included in cash operating income are a number of special items that are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. Cash operating income for the year ended December 31, 2001 included $1.3 million for charges related to former executives. Cash operating income for the year ended

December 31, 2002 included $28.5 million of costs and expenses related to our restructuring efforts, various litigation, severance costs, the acceleration of certain lease obligations, allowances for doubtful accounts and certain other accruals. Cash operating income for the year ended December 31, 2003 included $5.5 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings and various litigation, net of reduction in litigation accruals. Cash operating income for the nine months ended September 30, 2003 included $3.5 million of costs and expenses related to our restructuring efforts and various litigation, net of reduction in litigation accruals. Cash operating income for the nine months ended September 30, 2004 included $1.5 million of costs and expenses related to various litigation and severance costs. We believe that cash operating income is a useful measure in evaluating our performance because of our revenue recognition policies. We believe that, in addition to operating income, cash flows from operating activities and EBITDA, cash operating income is a useful financial performance measurement reflecting our ability to incur and service debt and to fund capital expenditures.

(3)	EBITDA is defined as earnings from continuing operations before income taxes (benefit), interest expense, net, impairment of seismic data, and depreciation and amortization. EBITDA is a non-GAAP financial measure, which should not be construed as an alternative to operating income (loss) (as determined in accordance with GAAP) as an indicator of our operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our method of calculating EBITDA may differ from methods used by other companies and, as a result, EBITDA measures disclosed herein might not be comparable to other similarly titled measures used by other companies. Included in earnings (loss) and EBITDA are a number of special items that are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. EBITDA for the year ended December 31, 1999 included $7.8 million related to impairment due to dividend distribution of affiliate stock. EBITDA for the year ended December 31, 2000 included a restructuring charge of $4.4 million related to reduction of management incentive bonus compensation. EBITDA for the year ended December 31, 2001 included $1.3 million for charges related to former executives. EBITDA for the year ended December 31, 2002 included $28.5 million of costs and expenses related to our restructuring efforts, various litigation, severance costs, the acceleration of certain lease obligations, allowances for doubtful accounts and certain other accruals. EBITDA for the year ended December 31, 2003 included $11.5 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings and various litigation, net of reduction in litigation accruals. EBITDA for the nine months ended September 30, 2003 included $5.2 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings and various litigation, net of reduction in litigation accruals. EBITDA for the nine months ended September 30, 2004 included $13.9 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings, various litigation and severance costs. We believe that, in addition to cash flows from operating activities and net earnings (loss), EBITDA is a useful financial performance measurement for assessing operating performance since it provides an additional basis to evaluate our ability to incur and service debt and to fund capital expenditures. To evaluate EBITDA, the components of EBITDA such as revenue and SG&A and the variability of such components over time also should be considered.

The following table reconciles our cash operating income to EBITDA and EBITDA to income (loss) from continuing operations determined in accordance with GAAP (in thousands):

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)	(unaudited)
Cash operating income	$76,745	$87,041	$64,157	$19,843	$85,400	$60,249	$61,525
Add (subtract) other revenue components not included in cash operating income:
Acquisition underwriting from non-monetary exchanges	—	—	—	—	624	—	1,870
Non-monetary exchanges	6,522	12,435	57,045	13,551	10,630	9,218	10,470
Deferral of revenue	—	(44,324)	(89,764)	(38,366)	(51,421)	(35,685)	(31,639)
Selections of data	—	23,144	48,114	81,982	51,603	42,433	37,990

Less:
Equity in earnings (loss) of affiliate	(91)	—	—	—	—	—	—
Impairment due to dividend distribution of affiliate stock	(7,794)	—	—	—	—	—	—
Loss on sale of marketable securities	—	—	—	(332)	—	—	—
Foreign currency exchange gains (losses)	(81)	(233)	(315)	125	4,136	3,358	953
Gain on extinguishment of liabilities	—	—	—	—	681	681	—
Reorganization items	—	—	—	—	(5,984)	(1,675)	(12,415)

EBITDA	75,301	78,063	79,237	76,803	95,669	78,579	68,754

Less:
Interest expense, net	(11,504)	(12,389)	(13,461)	(20,856)	(19,950)	(15,072)	(18,415)
Taxes	(6,211)	(5,639)	(6,748)	18,304	(2,199)	(621)	2,272
Impairment of seismic data library	—	—	—	(82,964)	(29,959)	(13,354)	—
Depreciation and amortization	(49,929)	(51,927)	(49,448)	(129,856)	(82,638)	(61,506)	(139,193)

Income (loss) from continuing operations before cumulative effect of changes in accounting principles	$7,657	$8,108	$9,580	$(138,569)	$(39,077)	$(11,974)	$(86,582)

(4)	Cash flows used in investing activities for the year ended December 31, 1999 included significant additions to our 3D offshore data library and purchase of a large seismic data library located in Canada. Cash flows used in investing activities for the year ended December 31, 2001 included $18.5 million related to the purchase of seismic data libraries located in the Gulf Coast Texas and Canada areas.
(5)	Net debt reflects total debt less cash and cash equivalents.
(6)	See “Ratio of Earnings to Fixed Charges.”
(7)	Total debt includes capital lease obligations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with the “Selected Historical Consolidated Financial Data” and “Unaudited Pro Forma Consolidated Financial Data” sections of this prospectus, as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

Overview

We have ownership in an extensive library of onshore and offshore seismic data that we offer for license to oil and gas companies. We believe that our library of onshore seismic data is one of the largest available for licensing in the United States and Canada. We also have ownership in a library of offshore data covering parts of the U.S. Gulf of Mexico shelf and certain deep water areas in the western and central U.S. Gulf of Mexico. We generate revenue primarily by licensing data from our data library and from new data acquisition substantially underwritten or paid for by clients. Our primary areas of focus are onshore U.S. and Canada and, to a lesser extent, offshore U.S. Gulf of Mexico.

Oil and gas companies consider seismic data an essential tool for finding hydrocarbons. Oil and gas companies use seismic data in oil and gas exploration and development efforts to increase the probability of drilling success. By utilizing seismic data, oil and gas companies can significantly increase drilling success rates and reduce the occurrence of dry holes. Further, seismic data analysis can increase recoveries of reserves from existing, mature oil fields by optimizing the drilling location of development wells and by revealing additional, or “step-out,” locations that would not otherwise be apparent. By participating in pre-funded, nonexclusive surveys or purchasing licenses to existing data, oil and gas companies can obtain access to expensive surveys that they may not otherwise be able to afford.

The North American markets we serve continue to experience major changes. The major international oil companies are increasing their focus on exploration opportunities outside the U.S., with independent oil and gas companies responsible for the majority of current U.S. drilling activity. Production decline rates are accelerating worldwide and are the most pronounced in mature fields of North America. Commodity prices for oil and natural gas are at high levels and the demand for natural gas in the U.S. could exceed supply during the next two to three years unless new production is brought on line in the U.S. and Canada. Liquid natural gas imports, while growing, cannot make up the forecasted shortfall in the supply of natural gas in the U.S. in the near term.

We believe that we will be able to continue the improvement of our return on investment over the next year provided the overall demand for seismic data improves with the stronger commodity prices. We expect the demand for new seismic data is strengthening as our clients are seeking our services to create data in the U.S. and in Canada. The level of pre-funding for new data created with our clients has been strong throughout the current year. Although resale license activity was lower in the third quarter of 2004 as compared to recent quarters, we believe this sales level is abnormal and due in part to the current focus on exploitation of proven reserves and also the inherently unpredictable nature of the resale business. Licensing data “off the shelf” does not require the longer planning and lead times like new data creation and thus is more likely to fluctuate quarter to quarter.

We filed bankruptcy in mid 2003 and our Plan became effective on July 2, 2004. Our clients have continued to engage our services and license our data throughout our bankruptcy period. We have both grown the library and continued to license our data at steady levels during the last two years.

Over the past two years, we eliminated non-core business activities, improved our capital discipline and reduced operating costs. We believe our operating cost structure is aligned with our current level of business. Costs and expenses associated with our restructuring efforts and bankruptcy were significant. Since emerging from bankruptcy, such fees and expenses have been substantially reduced. The principal amount of our indebtedness has been reduced; however, our annual interest expense will be higher on the debt we now have.

Reportable Condition

In May 2004, Ernst & Young, our former independent auditors, advised our audit committee and management of an item that Ernst & Young considered to be a reportable condition and material weakness in our internal controls under standards established by the American Institute of Certified Public Accountants. Ernst & Young reported that during the first quarter of 2004, AICPA Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, required an adjustment of $1 million of deferred issue costs in respect of $255 million principal amount of our old notes. Specifically, we concluded and Ernst & Young concurred that such deferred issue costs should have been accelerated and expensed at the time the old notes became a claim “allowed” by the bankruptcy court on March 30, 2004. Additionally, certain pre-petition claims totaling $426,000 which we disputed and that were not probable of resulting in allowed claims should have been correspondingly reduced at March 31, 2004. On June 2, 2004, we amended our Form 10-Q for the quarter ended March 31, 2004 to reflect these adjustments. The requirement to adjust the financial statements for the quarter ended March 31, 2004 was viewed by Ernst & Young as requiring the issuance of a Report on Reportable Conditions and therefore classified with respect solely to that issue, as a material weakness in our internal controls.

During the second quarter of 2004, these matters were discussed and reviewed among management, our independent auditors and our audit committee. We assigned the highest priority to addressing these matters and believe that we have implemented appropriate procedures to ensure that any such weakness that existed in the past does not recur in the future. To strengthen our internal monitoring and oversight function, and to further enhance our internal accounting and reporting functions, we hired a new chief financial officer in May 2004 with extensive corporate finance and accounting experience and plan to continue to add additional staff in our internal accounting department. Our professional accounting staff participates in continuing professional education as required by their applicable licensing authority. Our audit committee and our principal financial and accounting officers have completed an extensive review of SOP 90-7, as well as relevant accounting literature and technical journals on the subject, with our independent auditors to ensure full awareness and understanding of the provisions and applications of SOP 90-7, and such officers have reviewed their reporting and certification obligations under the Exchange Act and the Sarbanes Oxley Act of 2002 and have consulted in that regard with our counsel. Beginning with the filing of the amended Form 10-Q for the quarter ended March 31, 2004, as a matter of practice in connection with and prior to the filing of all periodic reports, our principal financial officer and principal executive officer specifically review with the audit committee and with our outside auditors the application of all accounting policies applicable to us. Our corporate finance and accounting personnel also have determined that if any necessary revisions or changes to reported financial information arises in the future because of the application of future accounting principles, such matters promptly will be brought to the attention of our independent auditors and counsel to facilitate all required disclosure in a timely manner. Therefore, in light of the foregoing, we believe we have implemented appropriate procedures to address any such weakness in internal controls over financial reporting or otherwise that existed prior to July 1, 2004.

Principal Factors Affecting Our Business

Our business is dependent upon a variety of factors, many of which are beyond our control. The following are those that we consider to be principal factors affecting our business.

Demand for Seismic Data. Demand for our products and services is cyclical due to the nature of the energy industry. In particular, demand for our seismic data services depends upon exploration, production, development and field management spending by oil and gas companies. Capital expenditures by oil and gas companies depend upon several factors, including actual and forecasted petroleum commodity prices and the companies’ own short-term and strategic plans. These capital expenditures may also be affected by worldwide economic conditions. Demand for our seismic data is more likely to be influenced by natural gas prices rather than crude oil prices due to the geographic location of our seismic data. The recent level of extremely high commodity prices has resulted in many oil and gas companies focusing their efforts on development drilling to produce existing reserves rather than expending time and capital on exploration. We do not believe this situation represents a long-term trend given pent up demand for new prospects.

Availability of Capital for Our Customers. Many of our customers consist of independent oil and gas companies and private prospect-generating companies that rely primarily on private equity capital to fund their exploration, production, development and field management activities. Significant changes in the private equity market and the availability of private equity capital could have a material impact on the ability of such companies to obtain funding necessary to purchase our seismic data.

Merger and Acquisition Activity. In recent years, there has been an increase in the level of merger and acquisition activity within our client base. This activity could have a negative impact on seismic companies that operate in markets with a limited number of participating clients. However, we believe that, over time, this activity could have a positive impact on our business, as it could generate re-licensing fees, result in increased vitality in the trading of mineral interests and result in the creation of new independent customers through the rationalization of staff within those companies affected by this activity.

Natural Gas Reserve Replacement. Oil and gas reserves are currently being depleted at a rate estimated by industry analysts at 5% to 10% per year for the major oil and gas operators. As a result, there is an increasing need in the oil and gas industry to replace such reserves. The need for oil and gas companies to replace depleted reserves is expected to increase the demand for our seismic data.

Government Regulation. Our operations are subject to a variety of federal, provincial, state, foreign and local laws and regulations, including environmental laws. We invest financial and managerial resources to comply with these laws and related permit requirements. Existing laws or regulations and the adoption of new laws or regulations limiting or increasing exploration or production activities by oil and gas companies may have a material effect on our business operations.

NON-GAAP KEY PERFORMANCE MEASURES CONSIDERED BY MANAGEMENT AND RECONCILIATION TO GAAP

Management considers a variety of performance measures in evaluating our financial condition and operating performance at various times and from time to time. Certain of these performance measures are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles, or GAAP. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Management uses the non-GAAP measures presented to evaluate and manage our operations. These non-GAAP measures are intended to supplement our presentation of our financial results that are prepared in accordance with GAAP.

The following are the key performance measures considered by management.

Cash Resales. Cash resales result from invoicing customers for purchases of licenses to data from our library. We expect cash resales to generally follow a consistent trend over several quarters, while considering our normal seasonality. Volatility in this trend over several consecutive quarters could indicate changing market conditions. The following is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, total revenue (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
Cash resales	$52,271	$57,560	$79,776	$66,231	$71,989
Other revenue components:
Acquisition revenue	31,065	24,428	36,201	23,549	25,778
Non-monetary exchanges	10,470	9,218	10,630	13,551	57,045
Deferral of revenue	(31,639)	(35,685)	(51,421)	(38,366)	(89,764)
Selections of data	37,990	42,433	51,603	81,982	48,114
Solutions and other	3,607	3,342	4,676	2,848	2,076

Total revenue, as reported	$103,764	$101,296	$131,465	$149,795	$115,238

Cash Operating Income. We define cash operating income as cash revenue (derived primarily from seismic data acquisitions, cash licensing resales and Solutions) less cost of sales and selling, general and administrative expenses (“SG&A”). We believe that this measure is helpful in determining the level of cash flow we have available for debt service, funding of capital expenditures and payment of taxes. The following is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating income (loss) (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
Cash operating income	$61,525	$60,249	$85,400	$19,843	$64,157
Add (subtract) other revenue components not included in cash operating income:
Acquisition underwriting from non-monetary exchanges	1,870	—	624	—	—
Non-monetary exchanges	10,470	9,218	10,630	13,551	57,045
Deferral of revenue	(31,639)	(35,685)	(51,421)	(38,366)	(89,764)
Selections of data	37,990	42,433	51,603	81,982	48,114
Less:
Depreciation and amortization	(139,193)	(61,506)	(82,638)	(129,856)	(49,448)
Impairment of seismic data library	—	(13,354)	(29,959)	(82,964)	—

Operating income (loss), as reported	$(58,977)	$1,355	$(15,761)	$(135,810)	$30,104

Growth of Our Seismic Data Library. We regularly add to our seismic data library through four different methods: recording new data; creating new value-added products from existing data within our library; buying ownership of existing data for cash; and obtaining ownership of existing data sets through non-monetary exchanges. For the year-to-date period to December 17, 2004, and for the years ended December 31, 2003, 2002 and 2001, we completed the addition of approximately 2,300 square miles, 1,800 square miles, 3,700 square miles and 6,900 square miles, respectively, of seismic data to our library. The large number of additions to our seismic data library in 2001 resulted from the high level of non-monetary exchanges we completed during that year. As of December 17, 2004, we had approximately 300 square miles of seismic data in progress.

Income (Loss) from Continuing Operations Before Cumulative Effect of Change in Accounting Principle. Loss from continuing operations was $86.6 million and $12.0 million for the nine months ended September 30, 2004 and 2003, respectively. Income (loss) from continuing operations before cumulative effect of change in accounting principle was $(39.1) million, $(138.6) million and $9.6 million for the years ended December 31, 2003, 2002 and 2001, respectively. Our results for each of the periods have been affected by a number of special items that are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. The loss from continuing operations for the nine months ended September 30, 2004 includes $72.9 million in charges composed of (i) $59.1 million related to revisions to the estimated useful life of our seismic data library and (ii) $13.8 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings, various litigation and severance costs. The loss from continuing operations for the nine months ended September 30, 2003, includes $18.5 million in charges composed of (i) $13.4 million related to impairments of our seismic data library and (ii) $5.1 million of costs and expenses related to our restructuring efforts and various litigation. The loss from continuing operations in 2003 included $41.4 million in charges composed of (i) $30.0 million related to impairments of our seismic data library and (ii) $11.4 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings and various litigation, net of reduction in litigation accruals. The loss from continuing operations before cumulative effect of change in accounting principle in 2002 included $157.2 million in charges composed of (i) $128.7 million related to impairments of our seismic data library and revisions to the estimated useful life of our seismic data library and (ii) $28.5 million of costs and expenses related to our restructuring efforts, various litigation, severance costs, the acceleration of certain lease obligations, allowances for doubtful accounts and certain other accruals. The income from continuing operations for 2001 included $1.3 million for charges related to former executives. Additionally, income (loss) from continuing operations includes foreign currency transaction gains (losses) totaling $1.0 million and $3.4 million for the nine months ended September 30, 2004 and 2003, respectively and $4.1 million, $0.1 million, and $(0.3) million for the years ended December 31, 2003, 2002 and 2001, respectively.

Critical Accounting Policies

We operate in one business segment, which is made up of seismic data acquisition, seismic data licensing, seismic data processing and seismic reproduction services.

Revenue Recognition

Revenue from Data Acquisition

We generate revenue when we create a new seismic survey that is initially licensed by one or more of our customers to use the resulting data. The initial licenses usually provide the customer with a limited exclusivity period, which will normally last for six months after final delivery of the processed data. The payments for the initial exclusive licenses are sometimes referred to as underwriting or prefunding. Customers make periodic payments throughout the creation period, which generally correspond to costs incurred and work performed. These payments are non-refundable.

Revenue from the creation of new seismic data is recognized throughout the creation process using the proportional performance method based upon costs incurred and work performed to date as a percentage of total estimated costs and work required. Management believes that this method is the most reliable and representative measure of progress for its data creation projects. The duration of most data creation projects is generally less than one year. Under these contracts, we create new seismic data designed in conjunction with our customers and specifically suited to the geology of the area using the most appropriate technology available.

We outsource the substantial majority of the work required to complete data acquisition projects to third party contractors. Our payments to these third party contractors comprise the substantial majority of the total estimated costs of the project and are paid throughout the creation period. A typical survey includes specific activities required to complete the survey; each activity has value to the customers. Typical activities, that often occur concurrently, include:

•	permitting for land access, mineral rights, and regulatory approval,

•	surveying,

•	drilling for the placement of energy sources,
•	recording the data in the field, and

•	processing the data.

The customers paying for the initial exclusive licenses receive legally enforceable rights to any resulting product of each activity. The customers also receive access to and use of the newly acquired, processed data.

The customers’ access to and use of the results of the work performed and of the newly acquired, processed data is governed by a license agreement, which is a separate agreement from the acquisition contract. Our acquisition contracts require the customer either to have a license agreement in place or to execute one at the time the acquisition contract is signed. We maintain sole ownership of the newly acquired data, which is added to our library, and are free to license the data to other customers when the original customers’ exclusivity period ends.

Revenue from Non-Exclusive Data Licenses

We recognize a substantial portion of our revenue from data licenses sold after any exclusive license period. These are sometimes referred to as resale licensing, post acquisition license sales or shelf sales.

Our non-exclusive license contracts specify the following:

•	that all customers must sign a license agreement governing the use of data;

•	the specific payment terms, ranging from 30 days to 18 months, and that such payments are non-cancelable and non-refundable;

•	the actual data that is accessible to the customer; and

•	that the data is licensed in its present form, where is and as is and we are under no obligation to make any enhancements, modifications or additions to the data unless specific terms to the contrary are included.

Revenue from the non-exclusive licensing of seismic data is recognized when the following criteria are met:

•	we have an arrangement with the client that is validated by a signed contract;

•	the sales price is fixed and determinable;

•	collection is reasonably assured;

•	the customer has selected the specific data or the contract has expired without full selection; and

•	the license term has begun.

Copies of the data are available to the customer immediately upon request.

For licenses that have been invoiced but have not met the aforementioned criteria, the revenue is deferred along with the related direct costs (primarily sales commissions). This normally occurs under the library card license contracts, review and possession license contracts or review only license contracts because the data selection may occur over time. Additionally, if the contract allows licensing of data that is not currently available or enhancements, modifications or additions to the data are required per the contract, revenue is deferred until such time that the data is available for licensing.

Our revenue recognition policies provide that certain types of licensing agreements result in the revenue being deferred until such time that our customer selects the specific data for license. As a result, our revenue may fluctuate depending on the size and amount of contracts requiring deferral of revenue, as well as on the timing of the selection of data by our customers.

Revenue from Non-Monetary Exchanges

In certain cases, we will take ownership of a customer’s seismic data in exchange for a non-exclusive license to selected data from our library. Occasionally, in connection with specific data acquisition contracts, we receive both cash and ownership of seismic data from the customer as consideration for the underwriting of new data acquisition. These exchanges are referred to as non-monetary exchanges. A non-monetary exchange always complies with the following criteria:

•	the data license delivered is always distinct from the data received;

•	the customer forfeits ownership of its data; and

•	we retain ownership in our data.

This exchange is not a “like kind” exchange because we receive ownership of distinct seismic data to be added to our library, and this data may be relicensed by us on a continuing basis, in exchange for a data license. Once data selection or creation is completed, the exchange represents the culmination of the earnings process with the customer and is not merely an exchange between two seismic companies.

In non-monetary exchange transactions, we record a data library asset for the seismic data received at the time the contract is entered into and recognize revenue on the transaction in equal value in accordance with our policy on revenue from data licenses, that is, when the data is selected by the customer, or revenue from data acquisition, as applicable. These transactions are valued at the fair value of the data received or delivered, whichever is more readily determinable.

Fair value of the data exchanged is determined using a multi-step process as follows.

•	First, we determine the value of the license granted to the customer. The range of our cash transactions for licenses of similar data during the prior six months for licenses in the United States and for the prior twelve months for licenses in Canada are evaluated. In evaluating the range of cash transactions, we do not consider transactions that are disproportionately high or low.

•	Second, we consider the value of the data received from the customer. In determining the value of the data received, we consider the age, quality, current demand and future marketability of the data as well as the cost that would be required to create the data. In the United States, we apply a limitation on the value we assign per square mile on the data exchanged. In Canada, in the event of a difference greater than 2% between the value of the license granted and the value of the data received, we assign the lower value to the exchange.

•	Third, we obtain concurrence from an independent third party on the portfolio of all non-monetary exchanges of $500,000 or more in order to support our valuation of the data received. We obtain this concurrence on an annual basis, usually in connection with the preparation of our annual financial statements.

Revenue from Seitel Solutions, Ltd. and Seitel Solutions Canada Ltd. Subsidiaries

Revenue from our Solutions division is recognized as the services for reproduction and delivery of seismic data are provided to customers.

Seismic Data Library

Costs associated with creating, acquiring or purchasing the seismic data library are capitalized and such costs are amortized principally on the income forecast method subject to a straight-line amortization period of four years, applied on a quarterly basis at the individual survey level.

Costs of Seismic Data Library

For purchased seismic data, we capitalize the purchase price of the acquired data.

For data received through a non-monetary data exchange, we capitalize an amount equal to the fair value of the data we received or the fair value of the license granted to the customer, whichever is more readily determinable.

For internally created data, the capitalized costs include costs paid to third parties for the acquisition of data and related permitting, surveying and other activities associated with the data creation activity. In addition, we capitalize certain internal costs related to processing the created data. Such costs include salaries and benefits of our processing personnel and certain other costs incurred for the benefit of the processing activity. We believe that the internal processing costs capitalized are not greater than, and generally are less than, those that would be incurred and capitalized if such activity were performed by a third party.

Data Library Amortization

Effective January 1, 2002 (see “—Change in Accounting Principle”), we amortize our seismic data library using the greater of the amortization that would result from the application of the income forecast method or a straight-line basis over the useful life of the data. Due to the subjectivity inherent in the income forecast amortization method, the revised amortization policy ensures a minimum level of amortization will be recorded if sales of the specific data do not occur as expected and ensures that costs are fully amortized at the end of the data’s useful life. Effective July 1, 2004, the estimated useful life of our seismic data is four years. With respect to each survey in the data library, the useful life policy is applied from the time such survey is available for licensing to customers on a non-exclusive basis, since some data in the library may not be licensed until an exclusivity period (usually six months) has lapsed.

We apply the income forecast method by forecasting the ultimate revenue expected to be derived from a particular data library component over the estimated useful life of each survey comprising part of such component. This forecast is made by us annually and reviewed quarterly. If, during any such review, we determine that the ultimate revenue for a library component is expected to be significantly different than the original estimate of total revenue for such library component, we revise the amortization rate attributable to future revenue from each survey in such component. Effective July 1, 2004, the lowest amortization rate we apply using the income forecast method is 70%. In addition, in connection with the forecast reviews and updates, we evaluate the recoverability of our seismic data library, and if required under Statement of Financial Accounting Standard, or SFAS, No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” record an impairment charge with respect to such data. See “—Seismic Data Library Impairment.”

The actual rate of amortization depends on the specific seismic surveys licensed and selected by our customers during the year. The amortization rates vary by component and, effective October 1, 2004, range from a low of 70% to a high of 89% with a weighted average rate of 71% based on the net book value of each component compared with the net book value of the entire seismic data library as of September 30, 2004. The actual rate of amortization recorded in any period varies from the weighted average rate due to the application of straight-line amortization on a survey-by-survey basis, as well as the mix of revenue recognized by component.

The greater of the income forecast or straight-line amortization policy is applied quarterly on a cumulative basis at the individual survey level. Under this policy, we first record amortization using the income forecast method. The cumulative amortization recorded for each survey is then compared with the cumulative straight-line amortization. If the cumulative straight-line amortization is higher for any specific survey, additional amortization expense is recorded, resulting in accumulated amortization being equal to the cumulative straight-line amortization for such survey. This requirement is applied regardless of future-year revenue estimates for the library segment of which the survey is a part and does not consider the existence of deferred revenue with respect to the library segment or to any survey. See “—Revision of Useful Life.”

Change in Accounting Principle

In the second quarter of 2002, we changed our accounting policy for amortizing our created seismic data library from the income forecast method to the greater of the income forecast method or the straight-line method over the useful life of the data and reported the adoption of the new method as a cumulative effect of a change in accounting principle retroactive to January 1, 2002. Accordingly, we recorded a pre-tax charge of $17.2 million (after-tax charge of $11.2 million) as of January 1, 2002.

Revision of Useful Life

In the fourth quarter of 2002, we reevaluated our estimate of the useful life of our seismic data library and revised the estimated useful life of our seismic data library to reduce the useful life of offshore data from ten to five years and onshore data from ten to seven years. We further evaluated our estimate of the useful life of our seismic data library again in 2004 and, effective July 1, 2004, revised the estimated useful life of all of our seismic data library to four years from five years for offshore data and from seven years for onshore data. In making these decisions, we considered a number of factors, including, among others, the useful lives used by others in the industry, additional amortization charges recorded, previous impairment charges recorded and seismic industry conditions. We believe our last revision is more in line with current general industry practice and is conservative. For existing surveys less than four years of age at July 1, 2004, the revision in useful life will be recognized prospectively over the remaining useful life of each seismic survey.

Seismic Data Library Impairment

As events or conditions require, we evaluate the recoverability of our seismic data library in accordance with SFAS No. 144. We evaluate our seismic data library for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. We consider the level of sales performance compared to projected sales by component, as well as industry conditions, among others, to be key factors in determining when our seismic data should be evaluated for impairment. In evaluating sales performance of each component, we generally consider three consecutive quarters of actual performance below forecasted sales, among other things, to be an indicator of potential impairment.

Prior to the fourth quarter of 2002, we evaluated our seismic data library in the following components: Gulf of Mexico offshore data, Gulf Coast onshore data, Rocky Mountain region data (including U.S. areas outside the Gulf Coast), Canadian data, and international data outside of North America.

In the fourth quarter of 2002, we reevaluated the level which constitutes the lowest level of independently identifiable cash flows. In our reevaluation, we considered the results of the comprehensive forecasting process that had been undertaken by management in the fourth quarter of 2002, recent sales trends and management’s expectations relative to its ability to attribute revenues to lower survey aggregation levels. The results of management’s analysis indicated that we could reasonably forecast the future sales at levels lower than previously practicable. Accordingly, in the fourth quarter of 2002, we refined our impairment evaluation methodology to evaluate our seismic data library in components based on our operations and geological and geographical trends, and as a result, established the following data library groupings for purposes of evaluating impairments: (1) Gulf of Mexico offshore comprising the following components: multi-component data, value-added products, ocean bottom cable data, shelf data, and deep water data; (2) North America onshore comprising the following components: Texas Gulf Coast, northern, eastern and western Texas, southern Louisiana/Mississippi, northern Louisiana, Rocky Mountains, North Dakota, other United States, Canada and value-added products; and (3) international data outside North America. We believe that these library components constitute the lowest levels of independently identifiable cash flows.

In accordance with SFAS No. 144, the impairment evaluation is based first on a comparison of the undiscounted future cash flows over each component’s remaining estimated useful life with the carrying value of each library component. If the undiscounted cash flows are equal to or greater than the carrying value of such component, no impairment is recorded. If undiscounted cash flows are less than the carrying value of any component, the forecast of future cash flows related to such component is discounted to fair value and compared with such component’s carrying amount. The difference between the library component’s carrying amount and the discounted future value of the expected revenue stream is recorded as an impairment charge.

For purposes of evaluating potential impairment losses, we estimate the future cash flows attributable to a library component by evaluating, among other factors, historical and recent revenue trends, oil and gas prospectivity in particular regions, general economic conditions affecting our customer base and expected changes in technology. The cash flow estimates exclude expected future revenues attributable to non-monetary data exchanges and future data creation projects.

In 2003 and 2002, we recorded impairment charges totaling $30.0 million and $83.0 million, respectively. These charges related to several different components of our seismic data library. The largest impairments were recorded in respect of offshore data, including deep water, ocean bottom cable and multi-component data. Since early 2002, we have eliminated our reinvestment in new offshore data acquisition and focused our efforts exclusively on onshore projects and on value-added reprocessing of selected existing onshore and offshore areas.

The estimation of future cash flows and fair value is highly subjective and inherently imprecise. Estimates can change materially from period to period based on many factors including those described in the preceding paragraph. Accordingly, if conditions change in the future, we may record further impairment losses relative to our seismic data library, which could be material to any particular reporting period.

Use of Estimates and Assumptions

In preparing our financial statements, a number of estimates and assumptions are made by management that affect the accounting for and recognition of assets, liabilities, revenues and expenses. These estimates and assumptions must be made because certain information that is used in the preparation of our financial statements is dependent on future events, cannot be calculated with a high degree of precision from data available or is not otherwise capable of being readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine and we must exercise significant judgment.

The most difficult, subjective and complex estimates and assumptions that deal with the greatest amount of uncertainty are related to our accounting for our seismic data library. Accounting for our seismic data library requires us to make significant estimates and assumptions relative to future sales and cash flows from such library. These cash flows impact future amortization rates, as well as impairment charges, and the cash flows are highly subjective. We estimate future revenue primarily by analyzing the historical revenue trends generated by our existing seismic data library. Any changes in these estimates or underlying assumptions will impact our income from operations prospectively from the date changes are made. To the extent that such estimates, or the assumptions used to make those estimates, prove to be significantly different than actual results, the carrying value of the seismic data library may be subject to higher prospective amortization rates, additional straight-line amortization or impairment losses. In addition, based on future events, we may make changes in the estimated useful life of the asset. Changes in the underlying assumptions regarding future sales and cash flows from the library or revisions to estimated useful life may cause our prospective amortization expense to decrease or increase materially and may also result in significant impairment losses being recognized. If such changes or revisions take place in the future, the effect on our reported results could be significant to any particular reporting period.

During 2003, we recorded $30.0 million in impairment charges related to certain components of our seismic data library. The key factors in determining the amount of impairment are the level of sales forecast for each seismic data component and the discount rate used. Future sales are primarily forecast based on the historical trend of resale performance and any changes to these estimates could have an impact on the amount of an impairment. Additionally, we use a risk adjusted rate of return to discount future cash flows to determine fair value. Changes to such discount rate can have an impact on the amount of an impairment. The following table shows the estimated impact on the impairments recorded in 2003 had the level of future sales or the discount rate been increased or decreased by the percentages shown, with all other factors remaining constant (in millions):

Increase (Decrease) in Amount of Impairment
Change in future revenue:
Increase by 10%	$(17.8)
Decrease by 10%	13.5

Change in discount rate:
Increase by 1%	2.8
Decrease by 1%	(2.9)

In a portion of our seismic data library activities, we engage in certain non-monetary exchanges and record a data library asset for the seismic data acquired and recognize revenue on the transaction in accordance with our policy on revenue from data licenses. These transactions are valued at the fair value of the data received by us or licenses granted by us, whichever is more readily determinable. In addition, we obtain third-party concurrence on the portfolio of all non-monetary exchanges of $500,000 or more in order to support our estimate of the fair value of the transactions. Our estimate of the value of these transactions is highly subjective and based, in large part, on data sales transactions between us and a limited number of customers over a limited time period, and appraisals of the value of such transactions based on a relatively small market of private transactions over a limited period of time.

Actual results could differ materially from the estimates and assumptions that we use in the preparation of our financial statements. To the extent management’s estimates and assumptions change in the future, our future profitability may improve or decline significantly based on such changes.

Seasonality and Timing Factors

Our results of operations fluctuate from quarter to quarter due to a number of factors. Our results are influenced by oil and gas industry capital expenditure budgets and spending patterns. These budgets are not necessarily spent in equal or progressive increments during the year, with spending patterns affected by individual oil and gas company requirements as well as industry-wide conditions. In addition, under our revenue recognition policy, revenue recognition from data licensing contracts is dependent, among other things, upon when the customer selects the data. As a result, our seismic data revenue does not necessarily flow evenly or progressively during a year or from year to year. Although the majority of our data licensing transactions provide for fees to us of under $500,000 per transaction, occasionally a single data licensing transaction from our library, including those resulting from the merger and acquisition of our oil and gas company customers, may be substantially larger. Such large licensing transactions or an unusually large number of, or reduction in, data selections by customers can materially impact our results during a quarter, creating an impression of a revenue trend that may not be repeated in subsequent periods. In our data creation activities, weather-related or other events outside our control may impact or delay surveys during any given quarter.

Restatement of Financial Statements

In February 2002, we reevaluated the application of Staff Accounting Bulletin No. 101, or SAB 101, to our core business of seismic data licensing and our revenue recognition policies under certain types of contracts for the creation of new seismic surveys. This process resulted in a determination that it was appropriate to change our revenue recognition policies for transactions for seismic data licensing and for certain data creation activities. As a result of this decision, we restated our results for the nine months ended September 30, 2001, and for the year ended December 31, 2000. The restatement had the impact of reducing previously reported revenue by

$42.7 million and net income by $14.4 million for the nine months ended September 30, 2001 and by $25.5 million and $22.9 million, respectively, for the year ended December 31, 2000. The restatement had no effect on the amount or timing of cash received by us during those periods.

Based upon SAB 101, effective January 1, 2000, we recognize revenue under seismic data licensing contracts when the customer has signed a contract, a licensing agreement is in place, specific data has been selected by and such data is available for delivery to the customer or the contract has expired without full selection having occurred and receipt of the license price is reasonably assured.

With respect to contracts for the creation of new data, in 2000 and 2001, we entered into certain acquisition contracts under which both we and the customer jointly participated in the acquisition process. Consequently, we did not assume the sole risk of service throughout the acquisition process. We recognized revenue under these contracts consistent with our revenue recognition policies for acquisition contracts generally. Following a review, we determined that revenue previously recognized for amounts funded by customers should be used to reduce our recorded cost of creating the seismic data. We continue to have sole ownership of the newly created data. See Note A of our consolidated financial statements and the accompanying notes for a complete description of our revenue recognition accounting policies.

Results of Operations

The accompanying financial information and related discussions of financial condition and results of operations are based on the assumption that we will continue as a “going concern” which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business.

Nine Months Ended September 30, 2004 and 2003

The following table summarizes the components of our revenue for the nine months ended September 30, 2004 and 2003 (in thousands):

	Nine Months Ended September 30,
	2004	2003
Acquisition revenue:
Cash underwriting	$29,195	$24,428
Underwriting from non-monetary exchanges	1,870	—
Licensing revenue:
New resales for cash	52,271	57,560
Non-monetary exchanges	10,470	9,218
Deferral of revenue	(31,639)	(35,685)
Selections of data	37,990	42,433
Solutions and other	3,607	3,342

Total revenue	$103,764	$101,296

The increase in total revenue for the nine months ended September 30, 2004 compared to the corresponding period of 2003 was primarily due to an increase in acquisition revenue. We planned a more active program to add new data to our library in 2004, the majority of which was concentrated in the first quarter. The majority of the increase was for programs located in Canada. Operational considerations render the winter months the optimal time to acquire new data in Canada. Partially offsetting this increase was an overall decrease in revenue recognized from licensing data from our library. This was primarily due to deferred client spending on new licenses while they focus on harvesting production from proven reserves.

At September 30, 2004, we had a deferred revenue balance of $51.8 million, of which $12.6 million resulted from non-monetary exchanges. The deferred revenue will be recognized when selection of the data is made by the customer or upon expiration of the selection period, whichever occurs first.

Seismic data library amortization amounted to $135.2 million for the first nine months of 2004 compared to $56.9 million for the first nine months of 2003. The 2004 nine month period included $59.1 million of amortization resulting from the revision in the estimated useful life of the data used in the straight-line calculation effective July 1, 2004. Certain seismic surveys within our data library were older than the revised estimate of useful life, resulting in this charge. Additionally, the amount of seismic data library amortization fluctuates based on the level and location of specific seismic surveys licensed (including licensing resulting from new data acquisition) and selected by our customers during any period as well as the amount of straight-line amortization required under our accounting policy. Seismic data amortization as of percentage of seismic licensing revenue is summarized as follows (in thousands):

Components of Amortization	Nine Months Ended September 30,		Percentage of Revenue
	2004	2003	2004	2003
Income forecast	$47,257	$43,654	47%	44%
Straight-line	28,930	13,305	29%	14%
Revision of useful life	59,060	—	59%	—

Total	$135,247	$56,959	135%	58%

The increase in the rate of straight-line amortization in 2004 is primarily due to the reduction in the useful life effective July 1, 2004.

During the third quarter of 2003, we recorded a $13.4 million impairment charge with respect to certain of our seismic data library components. Based on industry conditions and the recent level of cash sales for certain of our library components, we revised our estimate of future cash flows for those components. As a result, we determined that the revised estimate of future cash flows would not be sufficient to recover the carrying value of such certain components, and accordingly, recorded an impairment based on the fair value of such library components by discounting their estimated future cash flows. Declining industry conditions and further decreases in cash resales could result in additional impairment charges in future periods.

SG&A expenses were $23.3 million in the first nine months of 2004 compared to $24.6 million in the first nine months of 2003. SG&A expenses include a number of special items that are not necessarily indicative of our core operations or our future prospects and impact comparability between years. These special items totaled $1.5 million and $3.5 million for the first nine months of 2004 and 2003, respectively, and consisted of the following (in thousands):

	Nine Months Ended September 30,
	2004	2003
Legal fees and other costs associated with litigation with several parties	$139	$1,203
Legal fees and other costs associated with restructuring efforts incurred prior to Chapter 11 filing	—	4,206
Litigation accruals	445	73
Acceleration of costs associated with the lease of a jet aircraft	—	802
Reduction of litigation accrual due to settlement for less than amount previously estimated	—	(2,798)
Severance costs related to former executive officers	877	—

Excluding these special items, SG&A expenses as a percentage of total revenue was a consistent percentage for the first nine months of 2004 compared to the same period in 2003.

Interest expense, net, was $18.4 million and $15.1 million for the nine months ended September 30, 2004 and 2003, respectively. The increase between periods was primarily due to both the old and new senior notes being outstanding for the first half of the third quarter of 2004 as the payoff on the old senior notes did not occur until August 12, 2004, as well as the higher interest rate on the new senior notes which were issued on July 2, 2004.

During 2004 and 2003, we reported foreign currency transaction gains on U.S. denominated transactions of our Canadian subsidiaries. Such transactions resulted in gains of $1.0 million and $3.4 million for the nine months ended September 30, 2004 and 2003, respectively.

During the second quarter of 2003, the Company negotiated settlement of certain liabilities for less than the amount recorded in the financial statements resulting in a gain of $681,000 reflected in the nine months of 2003.

We incurred expenses associated with reorganization totaling $12.4 million and $1.7 million during the nine months ended September 30, 2004 and 2003, respectively. Reorganization items are expense or income items that were incurred or realized because of the reorganization. These items include, but are not limited to, professional fees and similar types of expenses incurred directly related to the Chapter 11 Cases, loss accruals or gains or losses resulting from activities of the reorganization process, and interest earned on cash accumulated by Debtors because they were not paying their pre-petition liabilities. For the nine months ended September 30, 2004 and 2003, reorganization items were as follows (in thousands):

	Nine Months Ended September 30,
	2004	2003
Professional fees	$9,227	$1,594
Interest Income	(98)	(12)
Accelerated amortization of deferred debt issue costs	1,007	—
Reduction of pre-petition liabilities	(517)	—
Other	2,796	93

Total	$12,415	$1,675

Tax expense (benefit) was $(2.3) million and $621,000 for the nine months ended September 30, 2004 and 2003, respectively. The benefit for the nine months ended September 30, 2004 resulted from benefits in both the U.S. and Canada.

During the third quarter of 2004, we completed and filed our U.S. Federal income tax return for the year ended December 31, 2003. As a result, the amount of the tax refund claimed on our return was $11.3 million, representing a $1.4 million increase over the estimated amount of refund previously recorded. Accordingly, an income tax benefit of $1.4 million was recorded in the U.S. to account for the additional refund. The U.S. benefit resulting from our book losses for the first nine months of 2004 was offset by a valuation allowance due to the uncertainty about our ability to continue to recover assets and satisfy liabilities in the normal course of business.

In Canada, an income tax benefit was recorded of $.9 million for the nine months ended September 30, 2004. This benefit resulted from losses on certain Canadian subsidiaries.

Years Ended December 31, 2003, 2002 and 2001

The following table summarizes the components of our revenue for the three years ended December 31, 2003 (in thousands):

	2003	2002	2001
Acquisition revenue:
Cash underwriting	$35,577	$23,549	$25,778
Underwriting from non-monetary exchanges	624	—	—
Licensing revenue:
New resales for cash	79,776	66,231	71,989
Non-monetary exchanges	10,630	13,551	57,045
Deferral of revenue	(51,421)	(38,366)	(89,764)
Selections of data	51,603	81,982	48,114
Solutions and other	4,676	2,848	2,076

Total revenue	$131,465	$149,795	$115,238

Revenues decreased by $18.3 million or about 12% between 2002 and 2003 due principally to (1) reduced selections of data from contracts whose revenue was initially deferred, (2) lower revenues from non-monetary exchanges, and (3) higher deferrals relating to current cash sales and non-monetary exchanges. Partially offsetting these decreases were increased revenues from data acquisition due to a more active program to add new onshore data to the library, increased cash resales from our data library and increased Solutions revenue reflecting the capture of reproduction and delivery activity previously outsourced to third parties. The increase in cash resales is directly attributable to a significant decrease in first quarter 2002 cash licensing sales which were negatively impacted by lower than expected energy commodity prices, which in turn, led to an overall slowdown in spending on certain oil and gas activities, including seismic data.

The increase in revenue in 2002 as compared with 2001 is due primarily to (1) increased selections of data related to contracts on which revenue was initially deferred and (2) decreased deferrals in 2002 compared with the prior period. The net increase in reported revenues from year to year as a result of the change in selections and deferrals was $85.3 million. This was partially offset by a $43.5 million decrease in the amount of non-monetary exchanges completed in 2002 compared with the prior year. The increased selections in 2002 reflect the high rate of deferrals in the preceding year and the subsequent selection by clients in 2002 of the specific data to license. Additionally, we believe our clients accelerated selections during 2002 as a result of our financial condition in 2002. The decrease in deferrals corresponds to a reduction in non-monetary exchanges completed during 2002 compared with 2001. The reduction in non-monetary exchanges compared with 2001 is principally related to a reduction in both the number and size of transactions during 2002 compared with the prior year. In 2002, 13 exchanges were completed compared with 38 such transactions in the prior year. In 2002, the three largest exchanges accounted for $9.1 million of revenue whereas in 2001 the three largest exchanges accounted for $20.6 million. Cash transactions related to data acquisition and cash licensing sales declined by a total of $8.0 million in 2002 compared with 2001. This decline was related to the first quarter of 2002, when cash licensing sales were $4.2 million and were lower than in any quarterly period since 1993. Cash licensing rebounded in the second, third and fourth quarters of 2002 and averaged approximately $20 million per quarter during that period.

At December 31, 2003, we had a deferred revenue balance of $58,876,000, of which $17,719,000 resulted from non-monetary exchanges through which we received ownership of seismic data in lieu of cash. The total deferred revenue at December 31, 2003 consists of $29,704,000 deferred revenue on contracts entered into prior to 2003 and $29,172,000 on contracts entered into during 2003. The deferred revenue will be recognized when selection of specific data is made by the customer or upon expiration of the data licensing contracts, whichever occurs first. Deferred revenue will be recognized no later than the following, based on the expiration of the selection period, although some revenue may be recognized earlier if selection occurs earlier (in thousands):

2004	$39,343
2005	15,240
2006	2,743
2007	120

The remaining approximately $1,430,000 does not have contractual expiration dates and is expected to be spread throughout the above periods depending upon the customers’ needs.

Data bank amortization amounted to $76,594,000, $123,984,000 and $48,216,000 for 2003, 2002 and 2001, respectively. As a percentage of revenue from licensing seismic data, seismic data library amortization was 60%, 84% and 43% for 2003, 2002 and 2001, respectively. The decrease in the percentage amortization rate in 2003 was primarily due to less straight-line amortization in 2003 as compared to 2002. In 2003, straight-line amortization totaled $19.8 million or 16% of licensing revenue and was lower than that recorded in 2002 primarily as a result of the straight-line amortization recorded on the revision in the useful life that occurred in 2002. The increase in the percentage amortization rate in 2002 compared with prior periods was primarily due to the adoption of the greater of income forecast or straight-line amortization policy effective January 1, 2002. The amount of straight-line amortization recorded in 2002 totaled $63.0 million or 43% of licensing revenue, of which $45.7 million was a result of the revision in the estimated useful life of the data used in the straight-line calculation effective October 1, 2002. The actual rate of amortization, as a percentage of seismic revenue, fluctuates and depends on the location of specific seismic surveys licensed and selected by our customers during any period. We assign a specific amortization rate to each separately identified component of our seismic data library based on our estimate of future sales from such component. The amortization rates vary by component and, effective January 1, 2004, range from a low of 47% to a high of 100% with a weighted average rate of 56% based on the net book value of each component compared with the net book value of the entire seismic data library as of such date. The rate of amortization with respect to each component is decreased or increased if our estimate of future cash sales from such component is materially increased or decreased.

Depreciation expense was $6,044,000, $5,872,000 and $1,232,000 during 2003, 2002 and 2001, respectively. The increase between 2001 and 2002 was primarily due to the opening of the warehouse facilities in Houston and Calgary in early 2002.

During 2003, we recorded $30.0 million in non-cash impairment charges with respect to certain of our seismic data library components. Based on industry conditions and the recent level of cash sales for certain of our library components, we revised our estimate of future cash flows for such components. As a result, we determined that the revised estimate of future cash flows would not be sufficient to recover the carrying value of such components, and accordingly, recorded impairments based on the fair value of such library components by discounting their estimated future cash flows. Declining industry conditions or decreases in cash resales could result in additional impairment charges in future periods.

During 2002, we recorded non-cash impairment charges totaling $83.0 million. These impairment charges related to certain of our data in the offshore Gulf of Mexico, North America and international areas outside North America. Based on our most recent estimate of future cash flows from such areas, we determined that such future cash flows would not be sufficient to recover the carrying value of such data. As a result, we estimated the fair value of such components by discounting the estimated future net cash flows of the data. The resulting difference between the estimated fair value and the carrying value was recorded as impairment losses during the second and fourth quarters of 2002.

SG&A expenses were $33,814,000 in 2003, $71,857,000 in 2002 and $34,490,000 in 2001. The lower SG&A expenses in 2003 compared with 2002 reflects a decrease in personnel and other costs resulting from cost reduction measures implemented in the last half of 2002, including reductions in work force, relocation of our headquarters, reduction of space in our Calgary operations, overhaul of our compensation structure and the imposition of strict controls on spending of all types. As a percentage of total revenue, SG&A expenses were 26% in 2003, 48% in 2002 and 30% in 2001.

The 2003 SG&A expenses include (1) $6.4 million of legal and professional fees related to restructuring efforts incurred prior to the chapter 11 filing and legal fees associated with various parties, which include former executive officers, (2) $1.1 million related to settlement of certain litigation, primarily the class action lawsuit, (3) $1.0 million related to pre-petition claims management believes are probable of settlement in connection with the Plan and (4) $0.7 million related to acceleration of the lease of a jet aircraft. Additionally, in 2003, we recorded a reduction of $2.8 million in liabilities as a result of certain litigation being settled for amounts less than that previously estimated and recorded.

The increase of $37.4 million in 2002 compared with 2001 is composed principally of the following: (1) $9.9 million of legal and professional fees for ongoing financial restructuring efforts and litigation with various parties, which include former executive officers; (2) $8.9 million related to allowances for collection of advances and notes receivable from former executive officers; (3) $5.8 million related to litigation accruals with former executives; (4) $1.3 million in bonus and severance compensation paid to one of our former executive officers; (5) $1.5 million related to the acceleration of the lease of a jet aircraft; (6) $1.4 million in allowances for doubtful accounts, more than half of which is related to notes receivable from former executive officers; (7) $2.5 million for increased commissions related to the higher level of revenue; (8) $1.7 million due to expensing certain internal costs of new data acquisition in 2002 whereas such costs were capitalized in 2001; (9) $1.1 million of consulting fees, primarily associated with Solutions’ business; (10) $0.8 million of costs incurred in connection with the restatement of our financial statements; and (11) $0.8 million of increased premiums for casualty, property, health and other insurance coverage.

Interest expense was $20,526,000 in 2003, $21,248,000 in 2002 and $14,245,000 in 2001. The increase in interest expense from 2001 to 2002 was primarily due to an increase in interest expense related to the senior unsecured notes issued in October and December 2001, a decrease in the amount of interest capitalized as a result of the sale of our oil and gas assets and an increase resulting from new capital leases entered into during 2002. Such increases were partially offset by a decrease in interest expense related to our revolving line of credit, as no balances were outstanding during 2002.

During the three years ended December 31, 2003, we reported foreign currency transaction gains (losses) primarily on U.S. denominated transactions of our Canadian subsidiaries totaling $4.1 million, $0.1 million and $(0.3) million, respectively.

During the second quarter of 2003, we negotiated the settlement of certain liabilities for less than the amounts previously recorded in the financial statements, resulting in a gain of $681,000 for 2003.

During 2002, we sold certain marketable securities for cash proceeds of $2,490,000. As a result, a loss on the sale of these marketable securities of $332,000 is reflected in the consolidated statement of operations for the year ended December 31, 2002.

During 2003, we incurred expenses associated with reorganization totaling $5,984,000. Reorganization items are expense or income items that are incurred or realized by debtors because they are in reorganization. These items include, but are not limited to, professional fees and similar types of expenses incurred directly related to the chapter 11 cases, loss accruals or gains or losses resulting from activities of the reorganization process, and interest earned on cash accumulated by debtors because they are not paying their pre-petition liabilities. For the year ended December 31, 2003, reorganization items were as follows (in thousands):

Professional Fees	$5,074
Interest Income	(32)
Provision for rejected executory contract	250
Other	692

Total	$5,984

In 2003, we recorded income tax expense totaling $2,199,000, of which $711,000 related to U.S. income tax expense and $1,488,000 related to Canadian tax expense. As a result of our recording a loss for 2003, along with the chapter 11 filing and the fact that there exists substantial doubt about our ability to continue to recover assets and satisfy liabilities in the normal course of business, our income tax benefit is limited to the amount of tax that can be carried back to prior years. The remaining U.S. tax benefit was offset by a valuation allowance since such benefit is not assured of realization. We anticipate filing our U.S. tax return for 2003 and claiming a refund of approximately $9.9 million as a result of the carryback. The Canadian tax expense relates to earnings on certain Canadian subsidiaries. Our effective income tax rate from continuing operations was 6.0%, 11.7% (benefit) and 41.3% for 2003, 2002 and 2001, respectively. Our effective tax rate for these years differed from the amounts that result from applying the U.S. Federal income tax rate of 35% due principally to the effect of foreign taxes, non-deductible expenses and, in 2003 and 2002, valuation allowances.

Discontinued Operations

In June 2002, our board of directors unanimously adopted a plan to dispose of our oil and gas operations by sale. Accordingly, our consolidated financial statements report the oil and gas operations as discontinued operations. In 2002, we sold substantially all of our oil and gas assets and recorded charges totaling $58.9 million to reduce the carrying value of such assets to their estimated fair value. During 2003, we revised our estimate of the fair value of our remaining oil and gas properties and increased our estimate of fair value by $985,000. In January 2004, we sold a portion of our remaining oil and gas assets for approximately $1.3 million, of which $1 million was paid in cash and the balance is due in four equal quarterly installments beginning April 30, 2004 pursuant to a promissory note. Our remaining oil and gas assets are not material and we continue to seek buyers.

Revenue from the discontinued operations was $164,000 and $255,000 for the nine months ended September 30, 2004 and 2003, respectively. Pre-tax income (loss) from the discontinued operations was $133,000 and $(179,000) for the nine months ended September 30, 2004 and 2003, respectively.

Revenue from the discontinued operations was $328,000, $7,768,000 and $21,091,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Pre-tax income (loss) from discontinued operations was $1,139,000, $(62,709,000) and $(37,805,000) for the years ended December 31, 2003, 2002 and 2001, respectively. The decrease in revenue between 2003 and 2002 was primarily due to lower production volumes as a result of the sale of the majority of the producing wells. The decrease in the pre-tax income (loss) from discontinued operations between 2003 and 2002 was primarily due to the loss on the sale of the assets recorded in the 2002 periods. The decrease in revenue between 2002 and 2001 was primarily due to lower production volumes as a result of the sale of the majority of the producing wells. The decrease in the pre-tax loss from discontinued operations between 2002 and 2001 was primarily due to impairments of oil and gas properties of $58,947,000 recorded in 2002 compared to impairments of $40,433,000 in 2001.

Liquidity and Capital Resources

On July 21, 2003, we filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. On March 18, 2004, the bankruptcy court entered an order confirming the Plan and, on July 2, 2004, the Plan became effective. In August 2004, we received gross proceeds of $75 million as a result of the exercise of the Stockholder Warrants and the sale of shares of our common stock to the Standby Purchasers. Additionally, we completed the private placement of $193 million face value 11.75% new senior notes resulting in proceeds of $188.5 million. In accordance with the Plan, all of our outstanding allowed pre-petition claims have been fully paid, in cash, together with post-petition interest, except with respect to any disputed claims and any claims that were reinstated under the Plan, utilizing these funds plus our available cash. Summarized below are the sources and uses of funds as of the Guaranty Performance Date (in millions).

Sources			Uses
Cash on hand	$38.6		Senior Notes	$255.0
Senior Notes proceeds	188.5		Interest on Senior Notes	24.3
Stock proceeds	75.0		Secured Claims	6.2
			Unsecured Claims	5.5
			Offering Expenses(1)	11.1

Total Sources	$302.1	(2)	Total Uses	$302.1	(2)

(1)	Related to the offering of reorganized common stock, Stockholder Warrants and sale of shares to the Standby Purchasers, and the private placement of the outstanding notes.
(2)	Excludes administrative costs related to the Plan and other related fees and expenses incurred and paid throughout the reorganization process.

As of December 17, 2004, we had approximately $35.7 million in consolidated cash, cash equivalents and short-term investments. This cash balance reflects receipt of funds in connection with our Plan, payment of all allowed pre-petition liabilities and related expenses and receipt of our U.S. Federal income tax refund of $11.3 million. In addition, we have in place a revolving credit facility for up to $30 million, subject to borrowing base limitations. At December 17, 2004, there was no outstanding balance under the facility and there was $30 million of availability. Please see “Description of The New Revolving Credit Facility” for a discussion of the new facility. For a discussion of a number of factors that may impact our liquidity and the sufficiency of our capital resources, see “—Overview.”

On January 12, 2004, our wholly owned subsidiary, Olympic Seismic Ltd. (“Olympic”), entered into a revolving credit facility. The facility allows it to borrow up to $5 million (Canadian), subject to an availability formula, by way of prime-based loans, bankers’ acceptances or letters of credit. The rate applicable to borrowings is the bank’s prime rate plus 0.35% per annum and to bankers’ acceptances is 1.50% per annum. Letter of credit fees are based on scheduled rates in effect at the time of issuance. The facility is secured by the assets of Olympic, SEIC Trust Administration Ltd. (as sole trustee of, and for and on behalf of, SEIC Business Trust) and SEIC Holdings, Ltd., but is not guaranteed by us or any of our other U.S. subsidiaries. However, all intercompany debt owing by Olympic, SEIC Trust Administration Ltd., SEIC Business Trust or SEIC Holdings, Ltd. to us, SEIC Partners Limited Partnership or to any of our U.S. subsidiaries (approximately $66,604,000 (Canadian) at September 30, 2004) has been subordinated to the repayment of the revolving credit facility. Available borrowings under the facility are equivalent to a maximum of $5 million (Canadian), subject to a requirement that such borrowings may not exceed 75% of good accounts receivable (as defined in the agreement) of SEIC Trust Administration, less prior-ranking claims, if any, relating to inventory or accounts. The facility is subject to repayment upon demand and is available from time to time at the bank’s sole discretion. As of December 17, 2004, no amounts were outstanding on this revolving line of credit and $3.3 million (Canadian) was available on the line of credit. Olympic is not a party to any of the debt issued by us other than the note payable to a former executive.

Operating Activities. Cash flows provided by operating activities from continuing operations were $21.7 million and $61.8 million for the nine months ended September, 2004 and 2003, respectively, and $80.3 million, $21.7 million and $30.8 million for the years ended December 31, 2003, 2002 and 2001, respectively. Operating cash flows decreased between the nine months ended September 30, 2004 and 2003 primarily as a result of (1) an increase in interest expense paid in the 2004 period of $15.6 million due to the payment of interest on the old senior notes and other pre-petition liabilities, (2) payment of pre-petition liabilities (excluding principal on debt and interest) of $5.9 million, and (3) an increase in the amount and payment of costs associated with our reorganization of $12.6 million. Additionally, the 2003 nine-month period included receipt of a Federal income tax refund totaling $17.4 million whereas the 2004 nine-month period did not include any such receipt. The significant increase from 2002 to 2003 was primarily due to the receipt of the tax refund of $17.4 million, non-payment of interest expense on the debtors’ debt due to the bankruptcy proceedings and increased cash license sales during 2003. The decrease from 2001 to 2002 was primarily due to an increase in amounts paid for interest expense and legal and professional fees partially offset by a decrease in federal income taxes paid. Absent any adverse factors outside our control such as a significant decrease in oil and gas prices or a decline in availability of capital for our customers, we believe that our liquidity and access to cash will be sufficient to fund our current operations over the next 12 months.

Investing Activities. Cash flows used by investing activities from continuing operations were $39.7 million and $29.9 million for the nine months ended September 30, 2004 and 2003, respectively, and $48.7 million, $49.4 million and $79.6 million for the years ended December 31, 2003, 2002 and 2001, respectively. Cash expenditures for seismic data were $38.8 million and $33.3 million for the nine months ended September 30, 2004 and 2003, respectively, and $52.1 million, $41.0 million and $71.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

We also have operating lease and facility rental obligations. Payments due for the remainder of the year ending December 31, 2004 are approximately $0.2 million.

Financing Activities. Cash flows provided by (used in) financing activities were ($8.9) million and ($4.8) million for the nine months ended September 30, 2004 and 2003, respectively, and $(5.6) million, $(2.6) million and $61.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. During the nine months ended September 30, 2004, we completed our Plan of Reorganization resulting in the issuance of common stock for $75 million, the issuance of new senior notes with net proceeds of $182.9 million, the payment in full of old senior notes of $255 million, the payment in full of a term loan for $5.4 million and the payment of professional fees and costs related to such equity and debt transactions of $5.5 million. During the year ended December 31, 2003, payments on term loans and capital leases equaled $5.8 million and were offset by payments received on notes receivable from officers and employees of approximately $1.1 million.

As of September 30, 2004, we had outstanding debt and lease obligations, with aggregate contractual cash obligations, including principal and interest, summarized as follows (in thousands):

	Payments due by period
Contractual cash obligations	Total	2004	2005-2007	2008-2009	2010 and thereafter
Debt obligations(1)(2)	$353,257	$19	$69,138	$45,499	$238,601
Capital lease obligations(2)	8,686	564	3,441	587	4,094
Operating lease obligations	4,342	234	2,174	1,007	927

Total contractual cash obligations	$366,285	$817	$74,753	$47,093	$243,622

(1)	Debt obligations include the face amount of the new senior notes totaling $193 million.
(2)	Amounts include interest related to debt and capital lease obligations.

On July 2, 2004, we consummated an institutional private placement of new senior unsecured notes totaling $193 million aggregate principal amount due on July 15, 2011. The new senior notes were offered at a discount of 2.325% from their principal amount at maturity resulting in cash proceeds, before offering expenses, of approximately $188.5 million, which net proceeds were used to partially fund payments of allowed creditors’ claims required under the Plan. The new senior notes accrue interest from July 2, 2004 at the rate of 11.75% per year. Interest is payable in cash, semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2005. The new senior notes are unsecured and are guaranteed by all of our domestic subsidiaries on a senior basis. The new senior notes contain restrictive covenants which limit our and our subsidiaries’ ability to, among other things, incur additional indebtedness and make capital expenditures in excess of specified amounts.

Our principal sources of funds for the next 12 months are expected to be operating revenues, cash and cash equivalents on hand, and funds available for borrowing under the revolving credit facility. Our principal uses of funds are expected to be the payment of operating expenses, debt-service requirements as a result of the implementation of the Plan, and capital expenditures as described below in “—Capital Expenditures.” We expect that operating revenues, cash and cash equivalents on hand, and the funds available for borrowing under the revolving credit facility will be sufficient to enable us to satisfy our operating expenses, debt service requirements, and the cash requirements in connection with our investments in seismic data for the next 12-month period.

Please see “Business—Refocused Operations” and “Business—Our Current Strategies” for a discussion of the material measures we undertook to reorganize our business operations as part of our reorganization.

Deferred Taxes. We have not paid U.S. Federal income taxes in the last two years. As of September 30, 2004, in Canada we had a net deferred tax liability of approximately $798,000. Additionally, in Canada, we had a deferred tax asset of $5.1 million, all of which was fully offset by a valuation allowance. In the U.S., we had a deferred tax asset of $91.7 million, all of which was fully offset by a valuation allowance. In October 2004, we received a refund of U.S. Federal income tax of approximately $11.3 million related to the carryback of our taxable loss for the year ended December 31, 2003.

Section 382 of the Internal Revenue Code places a limit on certain tax attributes which were in existence prior to a greater than 50% change in ownership. The rules use a rolling three-year period for determination of such change. Currently, we do not anticipate that any remaining tax credit carryforwards or certain other of our tax attributes applicable to periods prior to the effective date of the Plan (collectively, “pre-change losses”) will be subject to limitation under Section 382 of the Internal Revenue Code as a result of the Plan. However, we will continue to analyze and monitor ownership changes to identify potential limitations pursuant to Section 382.

Off-Balance Sheet Transactions. Other than operating leases, we do not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenue or expense, results of operations, liquidity, capital expenditures or capital resources.

Capital Expenditures

During 2003 and the first nine months of 2004, capital expenditures for seismic data and other property and equipment amounted to $61.2 million and $53.0 million, respectively. Our capital expenditures for the remainder of 2004 are presently planned to be $17.8 million. The 2003, 2004 year-to-date and estimated capital expenditures are comprised of the following (in thousands):

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004	Estimate for Remainder of 2004	Estimate For Year 2004
New data acquisition	$43,579	$40,815	$9,946	$50,761
Cash purchases of seismic data and other	3,534	2,492	2,511	5,003
Non-monetary exchanges	13,033	8,836	4,915	13,751
Other property and equipment	1,090	889	433	1,322

Total Capital Expenditures	61,236	53,032	17,805	70,837
Less:
Non-monetary exchanges	(13,033)	(8,836)	(4,915)	(13,751)
Other non-cash additions, primarily offsets with customers	(1,812)	(81)	—	(81)
Changes in working capital	6,559	(4,390)	—	(4,390)

Cash investment per statement of cash flows	$52,950	$39,725	$12,890	$52,615

The 2004 capital expenditures discussed above are within the capital expenditure limitations imposed by our new senior notes.

Capital expenditures funded from operating cash flow is as follows (in thousands):

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004	Estimate for Remainder of 2004	Estimate For Year 2004
Total Capital Expenditures	$61,236	$53,032	$17,805	$70,837
Less:
Non-cash additions	(14,845)	(8,917)	(4,915)	(13,832)
Cash underwriting	(35,577)	(29,195)	(7,245)	(36,440)

Capital expenditures funded from operating cash flow	$10,814	$14,920	$5,645	$20,565

As of December 17, 2004, we had capital expenditure commitments for the remainder of 2004 and into 2005 related to data acquisition projects of approximately $17.2 million of which approximately $12.6 million of cash underwriting has been obtained.

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) released its Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46”). FIN 46 requires a company to consolidate a variable interest entity (VIE) if the company has a variable interest (or combination of variable interests) that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. These provisions apply immediately to variable interests in VIEs created after January 31, 2003, and to variable interest in special purpose entities for periods ending after December 15, 2003. The provisions apply to all other types of variable interests in VIEs for periods ending after March 15, 2004. We do not and expect to own any interest in a VIE or special purpose entities; therefore, FIN 46 does not have any effect on our financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, along with the requirement of disclosure in both annual and interim financial statements about the method used and effect on reported results. Subsequently, in March 2004, the FASB issued a proposed SFAS— “Share-Based Payment, an amendment of SFAS Nos. 123 and 95.” The proposed standard would require share-based payments to employees, including stock options, to be expensed. The final ruling is expected to be issued by June 2005. We continue to monitor the developments in this area as details of the implementation of the final ruling emerge.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk, including adverse changes in commodity prices, interest rates and foreign currency exchange rates as discussed below. We have not had any significant changes in the market risk exposures since December 31, 2003.

Interest Rate Risk

We may enter into various financial instruments, such as interest rate swaps, to manage the impact of changes in interest rates. Currently, we have no open interest rate swap or interest rate lock agreements. Therefore, our exposure to changes in interest rates primarily results from our short-term and long-term debt with both fixed and floating interest rates. The following table presents principal or notional amounts (stated in thousands) and related average interest rates by year of maturity for our debt obligations and their indicated fair market value at December 31, 2003:

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
Debt:
Variable Rate	$5,417	$—	$—	$—	$—	$—	$5,417	$5,417
Average Interest Rate	4.02%	—	—	—	—	—	4.02%	—
Fixed Rate	$42,531	$12,537	$32,538	$12,540	$62,544	$92,756	$255,446	$223,590
Average Interest Rate	7.17%	7.29%	7.14%	7.29%	7.21%	7.38%	7.26%	—

The following table presents principal or notional amounts (stated in thousands) and related average interest rates by year of maturity for our debt obligations and their indicated fair market value at December 31, 2002:

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
Debt:
Variable Rate	$3,750	$4,497	$—	$—	$—	$—	$8,247	$8,247
Average Interest Rate	4.55%	4.35%	—	—	—	—	4.44%	—
Fixed Rate	$10,375	$32,500	$12,500	$32,500	$12,500	$155,000	$255,375	$172,994
Average Interest Rate	7.23%	7.13%	7.28%	7.13%	7.28%	7.31%	7.25%	—

Under the Plan, most of our debt will be paid in 2004 and thus, the above tables are not indicative of our actual interest rate risk.

Foreign Currency Exchange Rate Risk

Our Canadian subsidiaries conduct business in the Canadian dollar and are therefore subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investing transactions in currencies other than the U.S. dollar. Currently, we do not have any open forward exchange contracts.

Business

The Company

We are a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Our products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. We have ownership in an extensive library of proprietary onshore and offshore seismic data that we have accumulated since 1982 and that we offer for license to a wide range of oil and gas companies. Our customers utilize this data, in part, to assist them in the identification of new geographical areas where subsurface conditions are favorable for oil and gas exploration, to determine the size, depth and geophysical structure of previously identified oil and gas fields, and to optimize development and production of oil and gas reserves.

We believe that our library of onshore seismic data is one of the largest available for licensing in the United States and Canada. We also have ownership in a library of offshore data covering parts of the U.S. Gulf of Mexico shelf and certain deep water areas in the western and central U.S. Gulf of Mexico. We regularly add to the size of our seismic data library by conducting new seismic data creation programs funded (or “underwritten”) substantially by our customers in exchange for a license granting exclusive access to newly acquired data for a limited period of time. We also acquire entire seismic libraries from oil and gas companies which have discontinued their exploration and production focus in a particular geographical area and no longer require ownership of the library or which have determined to sell their library for financial purposes. These acquisitions are sometimes funded with cash, but typically are structured as non-monetary exchanges of seismic data, whereby we acquire ownership of existing data from customers in exchange for an assignment of a non-exclusive license to use data from our library. We also create new value-added products by applying advanced seismic data processing or other quantitative analytical techniques to selected portions of our library.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 10811 South Westview Circle Drive, Suite 100, Building C, Houston, Texas 77043, and our telephone number at that address is (713) 881-8900.

Industry Conditions

The overall demand for seismic data and related geophysical services is dependent upon spending by oil and gas companies for exploration, production, development and field management activities which, in turn, is driven largely by present and expected future prices for crude oil and natural gas. This is impacted by global events and economic, tax, and environmental considerations. Weak global economic conditions combined with an oversupply of oil and gas led to a weak commodity price environment in the latter half of 2001, which led to a decrease in capital spending by our customers on seismic data and geophysical services in late 2001 and the first half of 2002. Since then, however, the relative strengthening of economic conditions, the global political environment and colder weather in the United States have resulted in dramatic price increases. As of December 17, 2004, oil and gas prices were $46.28 per barrel and $7.30 per mcf, respectively, or 74% and 88% above their five-year average.

In addition to commodity prices, the U.S. and Canadian onshore rig counts have also increased significantly since 2002, reaching an average onshore rig count of 1,417 rigs for the nine months ended September 30, 2004, well above the five-year average onshore rig count of 1,097 rigs.

The attractive commodity price environment over the last few years has been a catalyst for the increase in exploration and production spending in both the U.S. and Canada. Since the end of 1999, U.S. exploration and production annual spending increased from $22.0 billion to $50.5 billion, and Canadian exploration and production annual spending increased from $9.2 billion to $14.2 billion, representing average annual increases of 23% and 11%, respectively. The recent level of high commodity prices has resulted in many oil and gas companies focusing their efforts on development drilling to produce existing reserves rather than expending time and capital on exploration. As a result, we believe some exploration spending in the industry has been postponed. We do not believe this recent situation represents a long-term trend. Industry analysts estimate oil and gas reserves are being depleted at a rate of 5% to 10% per year for the major oil and gas operators. As a result, there is an increasing need in the oil and gas industry to continue exploration activity and replace such reserves.

Another factor which we believe is an indication of the improved condition of the oil and gas industry is the equity performance of publicly traded exploration and production companies. Over the past five years, the S&P small-cap and mid-cap exploration and production indices have increased an average of 19% and 21% per year, respectively. This performance is a result of increased commodity prices as well as the companies’ abilities to gain attractive returns on their increased capital spending. To maintain their success, these companies will have to continue to find new and exploit existing oil and gas reserves, which will require significant amounts of capital spending. Many of these companies are our clients and are representative of the types of clients we target for our products and services.

Attractive commodity pricing, strong rig counts, the need to replace oil and gas reserves, and the favorable performance of oil and gas companies is expected to continue. Barring unforeseen world events and economic conditions, we anticipate improved seismic industry market conditions.

	Years Ended December 31,					Nine Months Ended September 30,
($ in billions, unless stated otherwise)	1999	2000	2001	2002	2003	2003	2004
Average Oil Price ($/bbl)	$19.30	$30.37	$25.96	$26.17	$31.06	$31.03	$39.26
Average Natural Gas ($/mcf)	$2.27	$4.30	$3.96	$3.37	$5.49	$5.62	$5.74
Average Rig Count:(a)
U.S. Onshore	519	778	1,003	717	924	896	1075
Canada Onshore	240	340	336	257	368	355	342

Total North American Onshore	759	1,118	1,339	975	1,292	1,251	1,417
Offshore Gulf of Mexico	105	136	148	109	103	104	92

Total North America, excluding Canada offshore	864	1,254	1,487	1,083	1,395	1,355	1,509
Exploration-Production Spending:(b)
United States:
Drilling-exploration	$18.3	$24.3	$39.9	$33.9	$42.1	na	na
Production	3.5	4.6	7.6	6.4	8.0	na	na
OCS lease bonus	0.2	0.4	1.0	0.5	0.5	na	na

U.S. Subtotal	$22.0	$29.4	$48.5	$40.9	$50.5	na	na
Canada:
Drilling-exploration	$5.8	$8.6	$9.7	$8.0	$9.9	na	na
Production	3.4	3.5	4.0	3.4	4.2	na	na

Canada Subtotal	$9.2	$12.0	$13.7	$11.4	$14.2	na	na
Total North America	$31.3	$41.5	$62.2	$52.3	$64.7	na	na
Average S&P Small Capitalization E&P Index(c)	133.4	191.0	231.5	229.9	268.1	257.3	391.6
Average S&P Mid Capitalization E&P Index(d)	75.6	102.4	133.6	145.8	161.1	154.9	212.5
Average S&P Large Capitalization E&P Index(e)	110.9	131.1	141.7	130.5	136.1	133.7	174.3

Source:

(a)	Baker Hughes Rig Count. Offshore Gulf of Mexico statistics include: AL, MS, TX, LA
(b)	Oil & Gas Journal

(c)	Bloomberg. Includes: Cabot Oil and Gas, Cimarex Energy, Evergreen Resources, Nuevo Energy, Patina Oil and Gas, Prima Energy, Remington Oil, Southwestern Energy, Spinnaker Exploration, St. Mary’s Land and Exploration, Stone Energy, Swift Energy, Tom Brown, Vintage Petroleum
(d)	Bloomberg. Includes: Forest Oil, Newfield Exploration, Noble Energy, Pioneer Natural Resources, Pogo Producing, XTO Energy
(e)	Bloomberg. Includes: Anadarko Petroleum, Apache, Burlington Resources, Devon Energy, EOG Resources, Kerr-McGee, Unocal

The oil and gas industry has over time increasingly relied on the use of 3D seismic data that has fueled the growth and demand for geophysical services. The greater precision and improved subsurface resolution obtainable from 3D seismic data, combined with advanced processing techniques, have assisted oil and gas companies in finding new fields and more accurately delineating existing fields. According to the Independent Petroleum Association of America, these improved technologies have been key factors in improving drilling success ratios and lowering finding and field extension costs. These improved technologies, coupled with advances in drilling and completion techniques, are significantly enhancing the ability of oil and gas companies to explore for, develop and manage oil and gas reserves cost-effectively.

Seismic Data

Oil and gas companies consider seismic data an essential tool in finding hydrocarbons. Oil and gas companies use seismic data in oil and gas exploration and development efforts to increase the probability of drilling success. 3D seismic data provides a graphic depiction of the earth’s subsurface from two horizontal dimensions and one vertical dimension, rendering a more detailed picture than 2D data, which presents a cross-sectional view from one vertical and one horizontal dimension. The more comprehensive geophysical information provided by 3D surveys significantly enhances an interpreter’s ability to evaluate the probability of the existence and location of oil and gas deposits. The use of 3D surveys has been demonstrated to increase drilling success rates and, correspondingly, lower exploration and development costs. However, the cost to create 3D seismic data is significantly more than the cost to create 2D seismic data. As a result, 2D data continues to be used by clients for preliminary, broad-scale exploration evaluation, as well as in determining the location and design of 3D surveys. 3D surveys can then be used for more site-specific analysis to maximize actual drilling potential and success.

Our offshore data library includes limited amounts of multi-component data. In a standard 3D seismic survey, only pressure waves are measured and recorded, whereas in a multi-component survey not only pressure waves but also shear waves are measured and recorded. Pressure waves are affected by the fluids in rock formation, whereas shear waves are not. By measuring and recording both pressure waves and shear waves, a multi-component survey can improve analysis of rock formations.

We believe seismic data is a long lived asset. We amortize our seismic data over a four-year period. However, we believe that our seismic data will continue to generate licensing revenue after such time. Assuming the data is sampled and gathered adequately in the field recording phase, it is amenable to re-evaluation and re-presentation, multiple times, using new or alternate processing techniques or updated knowledge of the earth model.

Seismic Data Library

Our seismic data library includes both onshore and offshore 3D and 2D data and offshore multi-component data. We have ownership in over 33,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. The majority of our seismic data library covers onshore regions within North America, with a geographic concentration on the onshore and transition zone of the U.S. Gulf Coast extending from Texas to Florida, western Canada, Mississippi, eastern Texas, the Rocky Mountain region and northern Louisiana. Most of our remaining seismic data library covers the offshore Gulf of Mexico and eastern Canada. Our seismic data concentration is primarily in the 3D market. The following table describes our 3D seismic data library as of December 17, 2004.

3D Data Library at December 17, 2004	Square Miles	Percentage of Subtotal
Gulf Coast Texas	5,778	40.8%
Southern Louisiana/Mississippi	5,669	40.1%
Rockies	948	6.7%
Northern Louisiana	399	2.8%
Other	1,353	9.6%

Total U.S. Onshore	14,147	100.0%

Canada	8,945	100.0%

Conventional	9,096	90.1%
Multi-Component	996	9.9%

Total U.S. Offshore	10,092	100.0%

Worldwide Total	33,184	100.0%

U.S. Onshore. The U.S. onshore 3D sector of our seismic data library is comprised principally of our Gulf Coast Texas and southern Louisiana/Mississippi components. We began accumulating this data in 1993 and 1994. Until recent years, the southern Louisiana/Mississippi component of our U.S. onshore seismic data library grew significantly faster than our Gulf Coast Texas component. More recently, our Gulf Coast Texas component has experienced significant growth and now represents approximately the same percentage of our total U.S. onshore seismic data library as our southern Louisiana/Mississippi component. These areas form the core of our U.S. onshore database and currently represent the areas of highest demand from our U.S. clients.

The Rocky Mountain region and northern Louisiana sectors, although currently small contributors, are believed to be areas of strong potential growth in the future. We own relatively small amounts of seismic data in other areas, such as Alabama, Michigan and North Dakota, and we do not intend to focus on these areas in the near future because we have determined that such areas do not have sufficient revenue producing potential.

Canada. The Canadian market is less mature than the U.S. Gulf Coast and includes areas still considered frontier, or underexplored. Accordingly, there is still significant demand for 2D data, with 3D data representing an increasing part of the market in recent years. In 2003, demand for our 3D seismic data was almost equivalent to the demand for our 2D seismic data, and we anticipate that demand for our 3D seismic data will surpass that for our 2D seismic data in 2004 and the future. The accumulation of 3D data in our seismic library began in 1998 and has grown at an average rate in excess of 1,000 square miles per year.

Offshore U.S. Gulf of Mexico. We have accumulated 9,096 square miles of conventional U.S. Gulf of Mexico offshore 3D data since 1993, with the volume of data growing steadily through 2000. In 2001 and 2002, we also acquired 996 square miles of multi-component data under an alliance agreement with WesternGeco (formerly known as Schlumberger-Geco). The offshore Gulf of Mexico was a high growth area for us in the 1990’s; however, this market has become dominated by competitors who deploy their own marine vessels and field equipment to service their own data libraries. To compete in this market requires significant capital expenditures, which we do not believe is cost-effective for us and does not fit our business model. As a result, we discontinued making cash investments for new data in the offshore Gulf of Mexico, and do not believe the market will provide favorable growth opportunities for us in the future.

Data Library Creation

We regularly add to our library of seismic data by: recording new data; buying ownership of existing data for cash; acquiring ownership of existing data from customers in exchange for an assignment of a non-exclusive license to data from our library, or “non-monetary exchange”; or creating new value-added products from data existing within our library.

Data Acquisitions. We create new seismic data designed in conjunction with our customers and specifically suited to the geology of the area using the most appropriate technology available. Typically one or more customers will underwrite a significant portion of the direct cost in exchange for a license or licenses to use the resulting data. Under such licenses, the customers usually have exclusive access to use the newly acquired data for a limited term, which is usually six months, at which time the data is added to our library for licensing to the industry on a non-exclusive basis. Data acquisition activity during 2003 occurred in the Texas Gulf Coast, southern Louisiana, Wyoming and western Canada. All field work on these projects is outsourced to subcontractors, as is the data processing for those projects in Canada and the Rocky Mountain region. A significant percentage of the data processing for Gulf Coast projects is processed by our wholly owned subsidiary Matrix Geophysical, Inc. We employ experienced geoscientists who design seismic programs and oversee field acquisition and data processing to ensure the quality and longevity of the data created.

Cash Purchases. We generally pursue acquisitions of data for cash less frequently than we do other methods of adding to our seismic data library. Typically when we purchase data for cash, such purchases will include entire libraries of data or significant subsets of libraries, rather than individual surveys, as is common in the other library creation methods. In these transactions, we usually purchase data from companies that lack sufficient economic and other resources to continue focusing on certain geographical areas or those that have made a strategic decision to divest their seismic data.

Non-Monetary Exchanges. We grant our customers a non-exclusive license to selected data from our library in exchange for ownership of seismic data from the customer. The data that we receive is distinct from the data that is licensed to the customer. These transactions, which have been an essential tool in the growth of our seismic data library, are typically for individual surveys or groups of surveys, rather than whole libraries. Occasionally, we use non-monetary exchanges in conjunction with data acquisitions and cash purchases.

Value-Added Products. We create new products from existing seismic surveys in our library by extracting a variety of additional information from surveys that are not readily apparent in initial products. Opportunities to create such additional products may result from alternate or more complex processing algorithms applied to initial products, information with respect to the Earth model from secondary sources and alternative conclusions derived from initial products, or a combination thereof. Additional products may include Pre-Stack Time Migration volumes, Amplitude Versus Offset volumes, Complex Attribute volumes, Rock Property volumes and Pre-Stack Depth Migration volumes. Typically, one or more customers will underwrite a portion of the direct cost in exchange for a license or licenses to use the resulting data. Under such licenses, the customers usually have exclusive access to the newly acquired data for a limited term, which is usually three months or less, after which time the data is added to our library for licensing to the industry on a non-exclusive basis. Work on these projects may be performed by our wholly owned subsidiary Matrix Geophysical, Inc., outsourced to specialists in the arena or conducted under an alliance with a particular specialist. We employ experienced geoscientists who design these value-added products and oversee the processing to ensure the quality and longevity of the data created.

Licenses and Marketing

We actively market data from our library to customers under non-exclusive license agreements using an aggressive marketing strategy combined with strong geophysical expertise. Our licenses are generally non-assignable. Our licenses typically provide that in the event of a change of control of a customer-licensee, the surviving entity generally must pay a fee to maintain a license for any data it seeks to continue to use and for which such entity previously did not have a license. We employ an experienced sales force and operating philosophy to actively market our seismic library. Our team of dedicated marketing specialists seeks to maximize license sale opportunities and create innovative methods of contracting opportunities by monitoring petroleum industry exploration and development activities through close interaction with oil and gas companies on a daily basis.

Licenses generally are granted for cash payable within 30 days of invoice, although we sometimes permit a customer to make an initial payment upon inception of the license followed by periodic payments over time, usually not more than 12 to 18 months. Some licenses provide for additional payments to us if the licensee acquires additional mineral leases, drills wells or achieves oil or gas production in the areas covered by the licensed data.

Fundamental to our business model is the concept that once seismic data is created it is owned by us and added to our library for licensing to customers in the oil and gas industry on a non-exclusive basis. Since the data is a long lived asset, such data can be licensed repeatedly and over an extended period of time to different customers at the same time.

Seitel Solutions, Ltd. and Seitel Solutions Canada, Ltd.

To support our seismic data licensing business, we maintain warehouse and electronic storage facilities at our Houston, Texas headquarters and our Calgary, Alberta location. Through our Solutions division, we offer the ability to access and interact with the seismic data we own and market via a standard web browser and the Internet. Using proprietary technology, we store, manage, access and deliver data, tapes and graphic cross-sections to our licensees. In addition, Solutions offers use of its proprietary display and inventory software to certain customers, and the use of its proprietary quality control software to the seismic brokerage community principally in Calgary, Alberta, Canada. In the future, we may decide to offer data management services to clients generally.

Refocused Operations

Because our historical success was built around our seismic expertise and the quality of our library, we have refocused our operations on our core competency of seismic data licensing. In 2002, we sold substantially all of our assets which engaged in the exploration for and development, production and sale of natural gas and oil, and we are marketing what little amount remains of such assets for sale. By exiting the exploration and production sector, we believe we have refocused our operations and are well-positioned to achieve success in the future.

Our Current Strategies

We have implemented a plan to refocus our activities, both functionally and geographically, on areas in which we have historically experienced meaningful success or in which we believe we can achieve significant growth in the future. As a result, we made some changes to our operating philosophy, including:

•	discontinuation of our oil and gas exploration and production activities and disposal of substantially all of our oil and gas assets and properties;

•	discontinuation of cash investments for recording new data in the offshore U.S. seismic market, which is dominated by competitors who deploy their own marine vessels and field equipment to service their own data libraries;

•	discontinuation of additional capital investments in seismic data in geographical areas such as Alabama, Michigan and North Dakota because we do not believe these areas have sufficient revenue producing potential; and

•	reduction of the mission for our Solutions division to focus on internal requirements with a very limited participation in the external market in the near term.

To complement the fundamental changes made to our operating philosophy, management implemented cost reduction measures in the second half of 2002, including reductions in our work force, the consolidation of our Houston office location (resulting in the relocation of our headquarters), the reduction of office space used in our Calgary operations, an overhaul of our compensation structure, and the imposition of strict controls on all spending.

In addition to the significant operating changes we made, we are guided by operating philosophies that are fundamental to the success of our business and that we believe make us unique compared with our largest competitors:

•	We intend to continue to grow our seismic data library using a combination of recording new data, cash purchases, non-monetary exchanges and creating new value-added products from our existing data.

•	We do not own or maintain seismic data gathering or field equipment and crews. Instead, we outsource these services, which gives us the flexibility to respond appropriately to changing market conditions and renders our cash flows less susceptible to volatility. We believe, this also enables us to select vendors with the best price, equipment and skill sets for a particular environment, geographical location or geophysical objective, and provides us with access to state-of-the-art equipment and emerging technologies.

•	We leverage our strong geophysical, technical and field operating management with our third-party outsourcing to align our interests with those of our underwriting customers. We believe this has allowed us to become a leading provider in certain core areas where local expertise is important. We believe we have developed expertise in certain areas of southern Louisiana, Gulf Coast Texas, Alberta and northeast British Columbia, and that there are opportunities to continue expansion in these areas and to repeat these experiences in the U.S. Rocky Mountain region, northern Louisiana and certain selected areas of the market outside North America.

•	We will not participate in speculative seismic data shoots. Instead, we seek significant underwriting levels before undertaking new acquisition projects, which is crucial to our success. Our goal is to attain 70% underwriting levels for our new seismic acquisition projects.

•	We will only pursue new acquisition projects if we are reasonably confident that conditions exist for repeated licensing of the same data over an extended period. Inherent in our rationale for creating new 3D survey additions to our library, is the proximity to 3D surveys already in the library. We believe that there is greater value in contiguous data, or reasonably close concentrations of surveys in a single area.

•	We pursue an aggressive marketing strategy to licensing our seismic data library.

•	We intend to maintain an extremely disciplined approach to making operating and capital expenditures.

Our Competitive Strengths

We believe that we have the following competitive strengths:

Leading Market Position. Within our industry, we are considered to be one of the leading providers of seismic data in North America. We believe our library of onshore 3D seismic data is one of the largest available for licensing in the U.S. and Canada. We have ownership of over 33,000 square miles of 3D seismic data, the majority of which is concentrated primarily in the onshore Gulf coast of Texas, Louisiana and Mississippi, western Canada and the offshore Gulf of Mexico. In addition, we have ownership in 1.1 million linear miles of 2D seismic data, which we believe makes us one of the largest providers of 2D data in North America.

Data Ownership Provides the Opportunity to Realize Long-Term Revenue Streams. We own our seismic data and are able to license the data an unlimited number of times, allowing for a lengthened life of our seismic data library. The ability to license the seismic data multiple times, as well as the commercial longevity of our seismic data, is a result of many factors, including multiple interpretations of the same data set, changes in ownership of mineral interests, new discoveries of hydrocarbons, advances in drilling and production technology, creation of oil and gas distribution infrastructures, and the advent of new seismic processing techniques. Most of our data is expected to generate revenues for 10 years or more. In some instances, samples of our older 2D data are still being licensed after 25 years. The current weighted average of our 3D onshore data library is 3.5 years. We believe there is minimal obsolescence risk regarding our seismic library.

Low Cost Business Model. In order to remain profitable in volatile business cycles, we believe it is essential to have a low cost operating structure. We strive to maintain an efficient base of assets and employees with which to conduct our operations. We do not own seismic acquisition equipment or employ seismic acquisition crews, but rather, engage third-party contractors with qualified equipment on an as required basis to shoot new data. We believe our decision to engage third-party contractors on an as required basis results in substantially less volatility in our cash flows by allowing us to respond more quickly to changes in the demand for our products and services and minimizing our ongoing capital requirements. We do not participate in speculative seismic shoots and impose strict capital investment thresholds with targeted underwriting levels.

Leading Provider in Dominant Areas. Onshore seismic data collection requires a high degree of technical expertise, extensive permitting and geographical knowledge. Over the past 20 years, our personnel have developed a strong reputation for having these necessary skills. We believe our vast experience, combined with our large and contiguous database, encourages customers looking to acquire data in our area of operations to select us as their provider. We also believe that our experience and relationships with the relevant permitting agencies give us an advantage over our competitors.

Diversified Customer Base. We market our seismic data to over 1,300 customers in the oil and gas industry, and we have license arrangements with in excess of 1,000 customers. In 2003, four of our top ten customers were rated investment grade by Standard & Poor’s, none of our customers accounted for more than 10% of total revenues, and our top ten customers accounted for approximately 40% of total revenues. We have been providing seismic data to several of our largest customers for over 10 years.

Customers

We market our seismic data to a varied customer base. Our customers range from small, independent oil and gas companies and private prospect generating individuals to several of the largest companies in the oil and gas industry. During the three-year period ended December 31, 2003, no one customer accounted for more than 10% of our revenue. We do not believe that the loss of any single customer would have a material adverse impact on our seismic business, cash flows or results of operations.

Competition

The creation and licensing of seismic data is highly competitive. There are a number of geophysical companies that create, market and license seismic data and maintain their own seismic data libraries. Rather than outsourcing their seismic data activities, some oil and gas companies create their own seismic data libraries, which they license to users. Our largest competitors, most of whom are engaged in acquiring seismic data, as well as maintaining a data library, are Compagnie Generale de Geophysique, Petroleum Geo-Services, Seismic Exchange, Inc. (a private company based in New Orleans, Louisiana), TGS Nopec, Veritas DGC, Inc. and WesternGeco (a joint venture of Schlumberger and Baker Hughes). Many of our competitors have substantially larger revenues and resources than we do.

We believe that we have positioned ourselves to take advantage of the continued trend by exploration and production companies to outsource their seismic data needs. In addition, we believe we can compete favorably because of the breadth of our data library, the expertise of our marketing staff, the technical proficiency of our geoscientists and the employment of a business model that does not require capital investment in, or the ownership of, field equipment and crews.

Seasonality and Timing Factors

Our results of operations fluctuate from quarter to quarter because of a number of factors. Our results are influenced by oil and gas industry capital expenditure budgets and spending patterns. These budgets are not necessarily spent in equal or progressive increments during the year, with spending patterns affected by individual oil and gas company requirements as well as industry-wide conditions. In addition, under our revenue recognition policy, revenue recognition from data licensing contracts is dependent, among other things, upon when the customer selects the data. As a result, our seismic data revenue does not necessarily flow evenly or progressively during a year or from year to year. Although the majority of our data licensing transactions provide for fees to us of under $500,000 per transaction, occasionally a single data licensing transaction from our library, including those resulting from the merger or acquisition of our oil and gas company customers, may be substantially larger. Such large licensing transactions or an unusually large number of, or reduction in, data selections by customers can materially impact our results during a quarter, creating an impression of a revenue trend that may not be repeated in subsequent periods. In our data creation activities, weather-related or other events outside our control may impact or delay surveys during any given quarter.

Employees

As of December 17, 2004, we and our subsidiaries had 144 full-time employees, including 4 executive officers, 19 marketing staff and 29 geotechnical staff. None of our employees are covered by a collective bargaining agreement, and we consider our relationships with our employees to be good.

Raw Materials and Proprietary Information

We are not dependent on any particular raw materials, patents, trademarks or copyrights for our business operations. Our seismic data library is proprietary confidential information, which is not generally available to the public and is subject to confidentiality agreements with our employees and customers. The seismic data within our library is a trade secret, which we protect through confidentiality agreements with our employees and licensees. We believe that our seismic data library is also protected by common law copyright.

Properties

Our corporate headquarters are located at 10811 South Westview Circle Drive, Suite 100, Building C, Houston, Texas 77043, which also serves as administrative and financial offices and warehouse space and storage. We maintain domestic marketing offices located in Denver, Colorado and New Orleans, Louisiana. We also lease office and warehouse space in Calgary, Alberta, Canada in two separate locations where our Canadian operations are headquartered. We consider our business facilities adequate and suitable for our present and anticipated future needs, but may seek to expand our facilities from time to time. See “—Our Current Strategies” above for a discussion of our consolidation of certain of our office and warehouse facilities.

The following table sets forth the locations of our offices and warehouses, the approximate square footage of space we maintain at such locations, our use of such space and whether it is owned or leased by us.

Location	Approximate Square Footage	Use	Owned/Leased
Houston, Texas	72,400	Administrative; Financial; Marketing; Operations; Warehouse	Leased
Denver, Colorado	1,529	Marketing	Leased
New Orleans, Louisiana	540	Marketing	Leased
Calgary, Alberta, Canada	11,400	Administrative; Financial; Marketing; Operations	Leased
Calgary, Alberta, Canada	42,000	Warehouse	Leased

Legal Proceedings

The Company and certain of its former and current officers and directors were named as defendants in eleven lawsuits brought as class actions alleging violations of the federal securities laws, all of which were consolidated by an Order entered August 7, 2002, under Cause No. 02-1566, styled In re Seitel, Inc. Securities Litigation, in the United States District Court for the Southern District of Texas. The Court appointed a lead plaintiff and lead counsel for plaintiffs, who subsequently filed a consolidated amended complaint, which added the Company’s previous auditors, Ernst & Young LLP, as a defendant. The consolidated amended complaint alleged that during a proposed class period of May 5, 2000 through April 1, 2002, the defendants violated sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 by overstating revenues in violation of generally accepted accounting principles. The plaintiffs sought an unspecified amount of actual and exemplary damages, costs of court, pre- and post-judgment interest and attorneys’ and experts’ fees. The class representatives and the Debtors have entered into a memorandum of understanding, which contemplates allowance of a “class claim” to assert the rights of the class in the Chapter 11 Cases and an ultimate settlement for cash to be funded out of the Debtors’ cash and directors’ and officers’ insurance policies. The memorandum of understanding was approved upon notice and a hearing by order of the Bankruptcy Court dated December 10, 2003. The Company funded its portion of the settlement amount ($980,000) to an escrow account in 2003. The parties have finalized their settlement agreement, which contains terms substantially in accordance with the terms of the memorandum of understanding. On December 29, 2004, the Bankruptcy Court granted Seitel’s motion for approval of the parties’ full settlement agreement. To complete the settlement, approval must be obtained from the District Court. On January 5, 2005, the lead plaintiff filed a motion with the District Court regarding such approval.

On July 18, 2002, the Company’s former chief executive officer sued the Company in the 113th Judicial District Court of Harris County, No. 2002-35891. Mr. Frame alleged a breach of his employment contract and defamation. He also sought a declaratory judgment that certain funds he received from the Company were proper and do not have to be repaid. Mr. Frame filed claims totaling $20.2 million in the Company’s Chapter 11 Cases, which have been disallowed by order of the Bankruptcy Court. The Company intends to file a motion to dismiss Mr. Frame’s complaint in the District Court. The Company filed a counter suit to recover approximately $4,200,000 in corporate funds that the Company believes Mr. Frame inappropriately caused the Company to pay him or for his benefit plus over $800,000 due on two notes that were accelerated pursuant to their respective terms. In addition, the Company also holds a judgment against Mr. Frame in the amount of at least $590,000 relating to a loan made to Mr. Frame by Bank One N.A. (“Bank One”) and guaranteed by the Company, which it intends to enforce. The Company intends to subpoena Mr. Frame for a deposition to determine the nature and extent of his assets for purposes of debt collection.

The Company and its subsidiary, Seitel Data, Ltd., are parties to a class action lawsuit for geophysical trespass entitled Juan O. Villarreal v. Grant Geophysical, Inc., et al., Cause No. DC-00-214, in the 229th District Court of Starr County, Texas that was initiated on April 1, 2002. The plaintiffs have sued a number of defendants, including Seitel and Seitel Data, Ltd. The plaintiffs allege that certain defendants conducted unauthorized 3-D seismic exploration of the mineral interests by obtaining seismic data on adjoining property, and sold the information obtained to other defendants. The plaintiffs sought an unspecified amount of damages. All defendants obtained summary judgments dismissing the plaintiffs’ claims, and the plaintiffs appealed to the San Antonio Court of Appeals under Cause No. 04-02-00674-CV. During the pendency of the Company’s bankruptcy proceedings, the San Antonio Court of Appeals affirmed the trial court’s decision as to the Company’s co-defendants and stayed the appeal as to the Company. The Texas Supreme Court denied plaintiffs Petition for Certiorari, refusing to hear the matter. The San Antonio Court of Appeals will not reinstate plaintiffs’ appeal as to the Company’s summary judgment against plaintiffs until the plaintiffs obtain a certified order lifting the bankruptcy stay. The plaintiff filed an unliquidated claim (amount unspecified) in the Chapter 11 Cases. The Company objected to this claim which remains pending.

The Company sued its former in-house counsel and law firm in Seitel, Inc. v. Cynthia Moulton and Franklin Cardwell & Jones, P.C., Cause No. 2003-09151 in the 127th Judicial District Court of Harris County, Texas. The suit alleges negligence, breach of fiduciary duty and breach of contract surrounding the settlement of a personal lawsuit against the former chief executive officer and other aspects of representation. The Company seeks recovery for fees paid and related expenses. Initial pleadings were filed on February 21, 2003.

In addition to the lawsuits described above, the Company is involved from time to time in ordinary, routine claims and lawsuits incidental to its business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolutions of these matters should not be material to the Company’s financial position or results of operation.

It is not possible to predict or determine the outcomes of the legal actions brought against it or by it, or to provide an estimate of all additional losses, if any, that may arise. At September 30, 2004, the Company did not have any amounts accrued related to the claims set forth above, as all amounts have been paid or the Company believes it is not probable that any amounts will be paid relative to the litigation and claims set forth above. However, if one or more of the parties were to prevail against the Company in one or more of the cases described above that have not been settled, the amounts of any judgments against the Company or settlements that the Company may enter into, could be material to the Company’s financial statements for any particular reporting period.

Management

Executive Officers and Directors

Our executive officers and directors, and their ages and positions, as of December 17, 2004, are as follows:

Name	Age	Position(s) with Seitel	Director Class
Robert D. Monson	49	President and Chief Executive Officer, Director	Class III
Fred S. Zeidman	58	Chairman of the Board of Directors	Class I
Kevin P. Callaghan	52	Chief Operating Officer and Executive Vice President	N/A
Marcia H. Kendrick	44	Acting Chief Financial Officer, Senior Vice President, Chief Accounting Officer and Acting Secretary	N/A
Robert J. Simon	49	President—Seitel Data, Ltd.	N/A
Robert Kelley (1)(3)	59	Director	Class II
J.D. Williams (1)(2)	67	Director	Class I
Charles H. Mouquin (2)	68	Director	Class II
C. Robert Black (1)(3)	69	Director	Class I
Ned S. Holmes (2)(3)	60	Director	Class II
Kevin S. Flannery (2)(3)	59	Director	Class III
Jay H. Golding (1)	59	Director	Class III

(1)	Audit committee member. Mr. Kelley serves as chairman.
(2)	Corporate governance and nominating committee member. Mr. Williams serves as chairman.
(3)	Compensation committee member. Mr. Black serves as chairman.

Robert D. Monson was named president and chief executive officer, and director on December 15, 2004. He previously served as chief financial officer from May 10, 2004 until December 15, 2004 and served as secretary from August 31, 2004 until December 15, 2004. Mr. Monson has 20 years of experience in the oil and gas industry, including over four years in the international seismic industry. He has served in various financial capacities with Schlumberger Limited, a New York Stock Exchange, Inc. listed company, since 1985. Most recently, Mr. Monson served as business segment chief financial officer for Schlumberger Well Services and the worldwide controller for Oilfield Technology Centers. Prior to this he served as worldwide director of human resources for financial personnel of Schlumberger Limited. From 1998 to 2000 he served as chief financial officer of Schlumberger Oilfield Services-UK. From 1985 to 1998 he served as either treasurer or controller to other Schlumberger entities, including assignments in the New York headquarters and various international locations.

Fred S. Zeidman, a director since 1997, was named chairman of our board of directors on June 3, 2002 and served as interim president and chief executive officer from October 5, 2004 until December 15, 2004. He also served as interim chief executive officer from November 6, 2002 to December 6, 2002. Mr. Zeidman is a member of Seitel’s Corporate Governance and Nominating Committee. Since July 9, 2004, he has been a Senior Director of Governmental Affairs of Greenberg Traurig, LLP, and lobbies on behalf of that firm’s clients. Mr. Zeidman was a director of EquiFin, Inc. (“EquiFin”) (formerly known as InterSystems, Inc.) from July 1993 through October 2000. EquiFin provided structured capital to small and mid-size business enterprises. He served as president and chief executive officer of EquiFin from July 1993 until December 1999. He also served as president of Interpak Terminals, Inc., a wholly owned subsidiary of Helm Capital Group, Inc. (“Helm”), engaged in the packaging and distribution of thermoplastic resins, from July 1993 until its sale in July 1997. Mr. Zeidman also currently serves as a director of First Prosperity Bank and as Chairman of the United States Holocaust Memorial Council in Washington, D.C.

Kevin P. Callaghan has been chief operating officer and executive vice president of Seitel and president of Olympic Seismic Ltd. since June 2002. Prior to this date, Mr. Callaghan had been senior vice president of Seitel Data, Ltd. since January 1998. He was interim president of Olympic Seismic Ltd. from July 2001 until June 2002 and vice president of Olympic Seismic Ltd. from January 2001 until July 2001. Mr. Callaghan joined Seitel in

August 1995 as vice president of Onshore Operations of Seitel Data, Ltd. He has also served as an outside director of Aeroscan International Inc., a privately held Canadian company engaged in digital imaging services, from June 2000 until December 2002.

Marcia H. Kendrick, CPA was named senior vice president in September 2001 and interim chief financial officer and secretary in December 2004. Ms. Kendrick has been chief accounting officer and assistant secretary since August 1993. She also served as our interim chief financial officer from June 2002 to May 2004. Prior to joining Seitel in 1993, she was employed by Arthur Andersen LLP, where her last position was director of finance and administration.

Robert J. Simon was named president of Seitel Data, Ltd. in June 2002. He joined Seitel in September 1984 as a marketing representative. In August 1985, he was promoted to regional sales manager. In 1987, Mr. Simon was promoted to vice president of marketing and in 1992 to senior vice president. In 1996, Mr. Simon was promoted to executive vice president, where he served until becoming president of Seitel Data, Ltd.

Robert Kelley became a director on July 2, 2004 and was appointed Lead Director on October 11, 2004. Mr. Kelley is currently president of Kellco Investments Inc., a private investment company located in Ardmore, Oklahoma. Mr. Kelley has more than 30 years experience in the oil and gas industry. He retired in April 2001 as chairman of the board of Noble Affiliates, Inc. (now Noble Energy, Inc.), an independent energy company with exploration and production operations throughout the United States, including the Gulf of Mexico, and international operations in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea, the North Sea and Vietnam. Prior to October 2, 2000, he also served as president and chief executive officer of Noble Affiliates, Inc. and its three subsidiaries, Samedan Oil Corporation, Noble Gas Marketing, Inc. and Noble Trading, Inc. Mr. Kelley is also a director of OG&E Energy Corporation (NYSE), a public utility headquartered in Oklahoma City, Oklahoma; Lone Star Technologies, Inc., a leading manufacturer of oilfield tubular goods located in Dallas, Texas and Cabot Oil & Gas Corporation, an independent oil and gas company engaged in the exploration and development of oil and gas properties located in Houston, Texas. Mr. Kelley has a B.B.A. from the University of Oklahoma and is a certified public accountant.

J.D. Williams became a director on July 2, 2004. Mr. Williams is an attorney with the firm of Williams & Jensen, P.C., a premier Washington, D.C. law and lobbying firm. Mr. Williams has more than 40 years of experience representing clients, including many Fortune 500 companies, major financial institutions, and energy companies, before Congress, congressional committees, and federal agencies. Mr. Williams has a B.B.A. (Accounting) from the University of Oklahoma, a J.D. from George Washington University, and an L.L.M. in Taxation from Georgetown University and has been the subject of numerous feature articles in, among other publications, The Wall Street Journal, The New York Times, Forbes, and Fortune. He is also a director of OG&E Energy Corp. (NYSE).

Charles H. Mouquin became a director on July 2, 2004. Mr. Mouquin currently acts as manager for the stock accounts of a few select clients. Mr. Mouquin has more that 40 years experience as a securities analyst. In 1962, he served as a security analyst for Parrish Securities. In 1971, he joined Central National Gottesman, and in 1976 was appointed senior vice president. From 1976 to 1987, he was senior vice president and director of research for Fiduciary Trust Company International. He has served as consultant to Hamershlag Kempner and Company as well as the Norman Shethar Company. Mr. Mouquin has a B. S. degree in Economics from the University of California at Berkley.

C. Robert Black became a director on July 2, 2004. Mr. Black is the current chairman of the board of Texas Tech University System Board of Regents. Mr. Black had over 40 years of service with Texaco Inc. He served Texaco in various executive positions culminating in his appointment in 1998 as senior vice president in the office of the chairman, where he had responsibilities for developing and managing Texaco’s relationship with industry on a worldwide basis as well as building relationships in regions where Texaco is active. In addition he had oversight responsibility for Texaco’s Technology Division along with Corporate Reserves Audit Group and served as corporate compliance officer. Mr. Black received a B. S. degree in petroleum engineering in 1958 from Texas Tech University. Texas Tech awarded him the Distinguished Alumni Award in 1980.

Ned S. Holmes became a director on July 2, 2004. Mr. Holmes is currently the president and chief executive officer of Laing Properties Inc. Mr. Holmes currently serves as chairman of the board of Prosperity Bancshares Inc., which is traded on the NASDAQ. Mr. Holmes is chairman emeritus of the Port of Houston Authority, director and former chairman of the Greater Houston Partnership, and trustee of the publicly traded (NYSE) Archstone Trust. Mr. Holmes received his B.B.A from the University of Texas, and his J.D. from the University of Texas School of Law.

Kevin S. Flannery became a director on December 15, 2004. Since January 2003, Mr. Flannery has been Chairman of the Board and Chief Executive Officer of RoweCom, Inc., since April 2002, Chairman of the Board of Telespectrum Worldwide Inc. and since 1992, President and Chief Executive Officer of Whelan Financial Corporation. Mr. Flannery also currently serves as a director of Sarcom Inc., Raytech Corporation, Geneva Steel Company, Sheffield Steel Corporation and Centis Inc. He also serves as a member of the New York Stock Exchange Allocation Committee and as chairman of the Shareholders’ Committee of Tesoro Petroleum, Inc.

Jay H. Golding became a director on December 15, 2004. Mr. Golding currently serves as President of Port Chester Industries, a privately held merchant banking entity. He is also an advisory director of Choice Energy, L.P., an advisory director of Texas Capital Bank and a director of Commercial Chemicals, Inc. Mr. Golding also serves on the board of the Houston Jewish Community Foundation and is a director of the Investment Committee of Congregation Beth Israel.

Communications with Stockholders

We do not have a formal process by which our stockholders may send communications to our board of directors. We do not believe that it is appropriate to have such a process because our stockholders will have the opportunity to communicate with members of the board of directors at the annual meeting of stockholders.

Director Compensation

At the organizational meeting of the board of directors following the effective date of the Plan, the board approved and adopted compensation to be paid to non-employee directors, which will include an annual fee of $30,000, annual restricted stock awards valued at $20,000, $1,500 for each board meeting attended in person and $500 for each board meeting attended by conference telephone, including committee meetings attended. In addition, the chairman of the board shall be paid $250,000 per year, the Lead Director shall be paid $1,500 per day when performing services on behalf of the Company, and annual fees shall be paid to each committee chairman as follows: audit committee, $15,000; compensation committee, $10,000; corporate governance and nominating committee $7,500. Directors who are also employees will receive no fees for their service as directors. All directors will be entitled to reimbursement for their reasonable out-of-pocket expenditures.

Pursuant to the Plan confirmation order, on the effective date of the Plan, we granted Mr. Zeidman ten-year options to purchase 100,000 shares of our common stock at an exercise price of $1.30, upon terms and conditions substantially similar to Mr. Zeidman’s options heretofore granted, which prior options terminated on the effective date of the Plan. Such new options have been granted outside of the Seitel, Inc. 2004 Stock Option Plan and shall become exercisable on July 2, 2005.

On January 30, 2004, the bankruptcy court approved a bonus to Mr. Zeidman totaling $80,000, which was paid in February 2004.

Director Liability and Indemnification of Directors and Executive Officers

The Delaware General Corporation Law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, in respect of certain unlawful dividend payments or stock redemptions or repurchases and for any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation provides for the elimination and limitation of the personal liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. In addition, our amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the amended law. The effect of this provision is to eliminate the rights of Seitel and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in a situation described above where director liability may not be limited under Delaware law. The provision does not limit or eliminate the rights of Seitel or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This provision is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. We believe this provision will assist us in securing and maintaining the services of qualified individuals who are not employees of Seitel.

Our amended and restated bylaws provide that we will, to the full extent permitted by the Delaware General Corporation Law, indemnify and may advance expenses to our directors and officers. We may also maintain directors and officers liability insurance, which covers directors and officers against certain claims or liabilities arising out of the performance of their duties. We may also enter into indemnification agreements with our officers and directors from time to time in the future.

Executive Compensation

The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the chief executive officer in 2003, and each of the four most highly compensated executive officers of Seitel other than the chief executive officer serving (collectively, the “Named Executive Officers”) for the years indicated.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation (2)	Long-Term Compensation Awards Stock Options/SARs (#)	Other Compensation ($)
Larry E. Lenig, Jr. (1)	2003	$300,000	$290,000	—	—	$3,500	(3)
Former Chief Executive Officer and President	2002	$51,559	—	—	—	$375

Kevin P. Callaghan	2003	$82,200	—	$1,099,139	—	$3,500	(3)
Chief Operating Officer and Executive Vice President	2002	$75,000	—	$951,289	—	$12,678

Robert J. Simon	2003	$158,400	—	$1,189,848	—	$3,000	(3)
President—Seitel Data, Ltd.	2002	$112,500	—	$1,327,288	—	$131,581

Leonard M. Goldstein (4)	2003	$300,000	—	—	—	$3,500	(3)
Former General Counsel and Corporate Secretary

Marcia H. Kendrick	2003	$242,200	$25,000	—	—	$3,000	(3)
Chief Accounting Officer, Senior Vice	2002	$235,000	—	$8,389	—	$69,663
President and Assistant Corporate Secretary	2001	$211,667	$250,000	$8,115	—	$53,903

(1)	Mr. Lenig left the employ of Seitel on February 17, 2004, as anticipated, after completion of the structuring and negotiation of the Plan.
(2)	Includes commissions based on sales for Messrs. Callaghan and Simon and commission based on property sales for Ms. Kendrick.

(3)	Includes amounts contributed by Seitel to its 401(k) Savings Plan (the “401(k) Plan”) on behalf of such Named Executive Officers as discretionary and matching contributions.
(4)	Mr. Goldstein voluntarily resigned from the Company effective August 31, 2004.

Stock Option Grants in Fiscal 2003

No options to purchase common stock were granted during the year ended December 31, 2003, to any of the Named Executive Officers. Under the Plan, all options outstanding as of the effective date have been cancelled in their entirety.

2004 Stock Option Plan

Under the Plan, each of our existing equity compensation plans and all other options, warrants and rights outstanding were terminated. In connection with our reorganization, our board of directors adopted the Seitel, Inc. 2004 Stock Option Plan (the “Stock Option Plan”) and on December 15, 2004, our stockholders approved and adopted it. Under the Stock Option Plan, 7,500,000 shares of our common stock (approximately 5% of our outstanding common stock), are reserved and available for stock-based awards.

The Stock Option Plan is intended to attract, retain, and reward high-quality executives, employees, directors and other persons who provide services to Seitel and/or its subsidiaries, enabling such persons to acquire or increase a proprietary interest in Seitel to strengthen the mutuality of interests between such persons and stockholders of Seitel, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value. The Stock Option Plan is also intended to qualify certain compensation awarded thereunder for tax deductibility under Section 162(m) of the Internal Revenue Code to the extent deemed appropriate by our compensation committee. It is contemplated that each executive officer (generally the chairman of the board, vice-chairman, chief executive officer, chief operating officer, president and vice presidents of Seitel), other officers, employees and other persons who perform services of special importance to Seitel, including directors of Seitel, will be eligible to participate under the Stock Option Plan.

Employment, Change-in-Control and Severance Agreements

Effective January 1, 2004, we entered into a retention and change of control agreement with Larry E. Lenig, Jr., Seitel’s former chief executive officer and president, relating to his services in those capacities. The agreement was approved by the bankruptcy court by order dated January 30, 2004. Mr. Lenig was paid a $200,000 bonus at that time. Mr. Lenig left the employ of Seitel on February 17, 2004, as anticipated, following completion of the structuring and negotiation of the Plan, and he was paid $477,500 in accordance with the terms of his retention agreement.

Effective February 17, 2004, we entered into an employment agreement with Randall D. Stilley, the Company’s former president and chief executive officer. The agreement was approved by the bankruptcy court. Mr. Stilley’s agreement provided the following compensation and employee benefits: (1) a base salary of $350,000 per annum, (2) participation in the Stock Option Plan, (3) for calendar year 2004, an annual cash incentive award of up to 60% of base salary, (4) other employee benefits generally available to our employees, and (5) certain severance benefits upon his resignation for good reason or termination not-for-cause. Mr. Stilley voluntarily resigned his positions of president, chief executive officer and director on October 5, 2004. That same day, the board of directors appointed Fred S. Ziedman to assume Mr. Stilley’s duties as president and chief executive officer on an interim basis. Mr. Stilley is not entitled to any severance benefits under the agreement as a result of his resignation, and is not entitled to any 2004 annual cash incentive award.

Effective August 31, 2004, we entered into a severance agreement and release with Leonard M. Goldstein. On that date, Mr. Goldstein voluntarily resigned as our general counsel and corporate secretary for personal reasons. Under the terms of the agreement, we paid Mr. Goldstein a lump sum of $75,000, and have or will pay

$25,000 each month for six consecutive months. In addition, Mr. Goldstein will continue to participate in our health insurance through February 28, 2005, and we will pay, on his behalf, any subsequent COBRA payments through October 31, 2005, provided Mr. Goldstein has not secured full-time employment.

Effective December 15, 2004, we entered into an employment agreement with Robert D. Monson, as our president and chief executive officer for an initial term of two years with an automatic extension of one year, unless either party gives thirty days prior written notice of an election not to extend the term. The agreement provides that Mr. Monson shall be paid an annual base salary of $400,000, and an annual cash target bonus equal to 90% of the base salary that is subject to the target goals and terms and conditions established by the board of directors or the compensation committee of the board.

Mr. Monson is eligible to participate in and receive, on a calendar year basis, awards of stock options or other equity-based compensation under the Stock Option Plan. Under his agreement, if Mr. Monson meets the target goals and terms and conditions to receive a cash target bonus equal to 90% of his base salary, the amount of his annual stock options or other equity-based awards (to be issued under the Stock Option Plan) shall be an amount equal to 90% of his base salary plus 90% of the cash target bonus. Notwithstanding this provision, for calendar year 2004 Mr. Monson’s equity-based award has been set at an amount equal to $684,000.

As contemplated in his agreement, on December 15, 2004, Mr. Monson was granted 1,000,000 shares of our common stock as restricted stock (the “Restricted Stock Grant”) under the Stock Option Plan. One-third of the Restricted Stock Grant will be vested on December 15, 2005, 66.6% will be vested on December 15, 2006, and 100% will be vested on December 15, 2007. A portion of the Restricted Stock Grant shall represent Mr. Monson’s $684,000 2004 equity-based award. The remaining portion of the Restricted Stock Grant shall be a prepayment of his 2005 equity-based compensation award and will reduce his total 2005 award.

Upon Mr. Monson’s termination, we shall pay any unpaid base salary and other amounts owed to him under any of our plans or programs, in accordance with such plans or programs. His agreement provides for additional termination benefits under certain circumstances as summarized below.

•	Upon termination by Seitel without cause, or resignation by Mr. Monson for good reason prior to a change in control, he shall be entitled to a payment of two times his annual base salary plus his cash target bonus to be paid pro rata over a twenty-four month period. The Restricted Stock Grant shall be 100% vested on the date of his termination, and he shall continue participation for a period of twelve months in our medical and dental benefit plan.

•	If Mr. Monson is terminated on account of disability, he shall be entitled to continuation of pay of his base salary and cash target bonus in accordance with our normal payroll practices through the earlier of the end of the term of employment under his agreement or one year from the date of his termination. These payments shall be reduced by any disability insurance payments payable to Mr. Monson from any policy, plan or program that we sponsor.

•	If we elect not to extend the term of Mr. Monson’s agreement, we shall continue to pay his annual base salary plus the cash target bonus over a period of twelve months, and he shall continue participation in our medical plan for a period of twelve months.

•	In the event Mr. Monson’s employment is terminated without cause, voluntarily or involuntarily, after a change in control, he shall be entitled to an amount equal to three times his base salary plus the cash target bonus to be paid in a lump sum as soon as administratively feasible after such date of termination. Also, upon such termination, the Restricted Stock Grant shall be 100% vested and he shall be entitled to continued participation in our medical and dental plan for a period of twelve months.

Mr. Monson is also entitled to an additional payment in the event he is deemed to have received an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which is subject to excise taxes imposed under Code Section 4999. The additional payment shall be a cash amount equal to the sum of all excise taxes payable by him, plus all additional excise taxes and federal and state income taxes to the extent such taxes are imposed in respect to the additional payment.

Compensation Committee Interlocks and Insider Participation

Prior to the effective date of the Plan, our compensation committee was composed of John E. Stieglitz, chairman, Walter M. Craig, Jr. and William Lerner. Beginning July 2, 2004, our compensation committee has been composed of C. Robert Black, chairman, Ned S. Holmes and Robert Kelley. On December 15, 2004, Kevin S. Flannery joined the compensation committee. No member of the compensation committee was, during 2003, an officer or employee of Seitel or any of its subsidiaries, or was formerly an officer of Seitel or any of its subsidiaries, or had any relationship requiring disclosure pursuant to applicable rules and regulations of the SEC. During 2003, no executive officer of Seitel served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on Seitel’s compensation committee, (ii) a director of another entity, one of whose executive officers served on Seitel’s compensation committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Seitel.

Certain Relationships and Related Transactions

The following is a summary of our transactions from January 1, 2001, through the date of this prospectus among Seitel and its directors, executive officers, beneficial owners of more than 5% of any class of its current or former voting securities, and certain entities with which the foregoing persons are affiliated or associated.

Loans to Employees

All of the following loans were made prior to the adoption of the Sarbanes-Oxley Act of 2002.

On October 2, 1998, Seitel granted five-year loans at an interest rate of 4% to many of its employees for the purchase of an aggregate of 794,300 shares of common stock at the then market price of $10.3125 per share and options to purchase a like number of shares of common stock at an exercise price of $11.75 per share. Payment of 60% of the loan amount plus accrued interest was made in equal monthly, quarterly or annual payments, as applicable, and a balloon payment of the remaining 40% was due on October 2, 2003. Loans were made to Mr. Simon, the president of Seitel Data, Ltd., amounting to $515,625, to Mr. Callaghan, our chief operating officer, amounting to $192,031 and to Ms. Kendrick, our senior vice president, chief accounting officer and assistant secretary, amounting to $257,813. The largest aggregate amounts of principal and interest outstanding on such loans since January 1, 2003 were approximately $262,000 for Mr. Simon, $52,000 for Mr. Callaghan and $131,000 for Ms. Kendrick. As of October 2003, the aggregate amounts of principal and interest outstanding on such loans to Messrs. Simon and Callaghan and Ms. Kendrick had been paid in full.

In October 2001, Seitel guaranteed an institutional loan totaling $600,000 to Kevin Fiur, its former chief operating officer and general counsel, who later was named chief executive officer and who resigned in November 2002. On November 23, 2004, Seitel’s guarantee of this loan was cancelled.

During 2001, Mr. Frame and Ms. Debra Valice, two former executive officers of Seitel, received advances against bonus and commission payments that were contingent upon achieving pre-tax profits goals during 2001. The pre-tax profits goals were not met in 2001. Seitel initially determined that advances previously paid but not earned or awarded would be repaid pursuant to promissory notes; however, the repayment of the note from Mr. Frame and certain other matters are the subject of pending litigation proceedings between Seitel and Mr. Frame. The repayment of the note from Ms. Valice and certain other matters were the subject of litigation proceedings between Ms. Valice and Seitel which proceedings have been settled, resulting in the forgiveness of such debt by Seitel. The SEC has informed Seitel that it has issued a formal order of investigation relating to the events surrounding the advances and other matters concerning Mr. Frame. The U.S. Attorney’s Office for the Southern District of Texas was also investigating these events. For additional information concerning the pending matter involving Seitel and Mr. Frame, please see “Business—Legal Proceedings.”

Seitel instituted an action against Mr. Pearlman, Seitel’s former chairman of the board, seeking a declaratory judgment with respect to his employment agreement. Mr. Pearlman asserted various counterclaims. On May 9, 2003, this litigation was settled under an agreement that provided Mr. Pearlman $485,000 for certain out-of-pocket costs and expenses, payment to him of $1 million and issuance of a note to him in the amount of $735,000 payable in equal installments over a period of 10 years. Under the Plan, we reaffirmed the Pearlman note. Except as amended by the Plan, with respect to certain indemnity obligations, we will perform its obligations under the settlement.

Transactions with the Significant Stockholder

Please see “The Plan of Reorganization—The Standby Purchase Guaranty” for information concerning the transactions consummated with Mellon HBV in connection with the Plan.

Principal Stockholders

The table below sets forth certain information with respect to the beneficial ownership of the Company’s common stock by (1) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of common stock; (2) each executive officer of the Company; (3) each director of the Company; and (4) all current directors and executive officers as a group. Unless otherwise noted, the beneficial ownership information is as of December 17, 2004.

Name and Address of Owner (1)	Shares Beneficially Owned		Percent of Ownership
Mellon HBV Alternative Strategies LLC 200 Park Avenue, Suite 3300 New York, NY 10166	36,518,051	(2)	21.9%

VA Partners, L.L.C. 435 Pacific Avenue, Fourth Floor San Francisco, CA 94133	20,330,063	(3)	13.3%

Third Point Management Company, L.L.C. 360 Madison Avenue, 24th Floor New York, NY 10017	8,100,049	(4)	5.3%

Robert J. Simon	99,917		*
Marcia H. Kendrick	37,360		*
Kevin P. Callaghan	24,788		*
Robert D. Monson	1,000,000		*
Fred S. Zeidman	9,200	(5)	*
C. Robert Black	7,692		*
Ned S. Holmes	7,692		*
Robert Kelley	7,692		*
Charles H. Mouquin	216,584		*
J.D. Williams	7,692		*
Kevin S. Flannery	10,000		*
Jay H. Golding	20,000		*
All executive officers and directors as a group (12 persons)	1,448,617		*

*	Less than one percent
(1)	Except as otherwise noted, the address for all persons is 10811 S. Westview Circle, Building C, Suite 100, Houston, Texas 77043, and each named holder has, to the best of the Company’s knowledge, sole voting and investment power with respect to the shares indicated.
(2)	Information with respect to the beneficial ownership of Mellon HBV Alternative Strategies LLC is derived in part from a Schedule 13D/A, dated November 4, 2004, and in part from a Form 4, dated November 23, 2004, both filed by Mellon Financial Corp. Mellon HBV is an indirect subsidiary of Mellon Financial Corp. Includes warrants to purchase 15,037,568 shares of common stock. The shares, including the warrants, are held as follows: (1) 16,090,718 shares, or 9.7%, held of record by Mellon HBV Master Multi-Strategy Fund L.P.; (2) 9,929,786 shares, or 6%, held of record by Mellon HBV Master Rediscovered Opportunities Fund LP; (3) 1,493,946 shares, or less than 1%, held of record by Distressed Recovery Master Fund Ltd.; (4) 2,238,236 shares, or 1.3%, held of record by Lyxor/Mellon HBV Rediscovered Opportunities Fund Ltd.; (5) 642,869 shares, or less than 1%, held of record by Mellon HBV Capital Partners LP; (6) 1,224,599 shares, or less than 1%, held of record by HFR DS Performance Master Trust; (7) 1,154,023 shares, or less than 1%, held of record by Axis-RDO Ltd.; (8) 2,624,806 shares, or 1.6%, held of record by Mellon HBV Master Leveraged Multi-Strategy Fund LP; and (9) 1,119,068 shares, or less than 1%, held of record by Mellon HBV Master U.S. Event Driven LP (collectively, the “Mellon Funds”).

Mellon HBV, which is an indirect wholly owned subsidiary of Mellon Financial Corporation, has entered into investment advisory, manager and/or sub-manager agreements that grant Mellon HBV complete control over the management of all securities investment, re-investment and trading activities of each of the Mellon Funds. Accordingly, Mellon HBV has sole voting and dispositive power with respect to all shares of common stock held of record by the Mellon Funds.
(3)	Information with respect to the beneficial ownership of VA Partners, L.L.C. is derived in part from a Schedule 13 D/A, dated December 14, 2004. Includes: (1) 286,268 shares of common stock held by ValueAct Capital Partners Co-Investors, L.P., representing less than 1% of the shares outstanding; and (2) 20,043,795 shares of common stock held by ValueAct Master Fund, L.P., representing 13.4% of the shares outstanding.

Shares reported as beneficially owned by ValueAct Capital Partners Co-Investors, L.P. or ValueAct Capital Master Fund, L.P. are also reported as beneficially owned by VA Partners, L.L.C. (“VA Partners”) either as investment manager, or as general partner, of both of the investment limited partnerships. Such shares are also reported as beneficially owned by Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin, as the managing members of VA Partners. As such, VA Partners, Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin may be deemed the beneficial owners of an aggregate of 20,330,063 shares of common stock, representing 13.5% of the shares outstanding.
(4)	Information with respect to the beneficial ownership of Third Point Management Company, L.L.C. (“Third Point”) is derived from a Schedule 13D, dated October 13, 2004, filed jointly by Third Point and Daniel S. Loeb, the managing member of Third Point. Third Point is the investment manager or advisor to a variety of hedge funds and managed accounts (the “Funds”). The Funds directly own the 8,100,000 shares of common stock reported as beneficially owned by Third Point. Third Point and Mr. Loeb share voting and dispositive power over such shares. Additionally, Mr. Loeb has sole voting and dispositive power over 49 shares of common stock that he holds directly.
(5)	Does not include 100,000 shares of common stock underlying ten-year options granted to Mr. Zeidman in connection with the Plan of Reorganization, which options shall become exercisable on July 2, 2005.

Description of The New Revolving Credit Facility

The following is a summary of the material terms and provisions of the new revolving credit facility. The following does not purport to be a complete description of the new revolving credit facility and is subject to the detailed provisions of, and qualified in its entirety by reference to, the new revolving credit facility.

On April 16, 2004, we entered into a loan agreement with WFF, pursuant to which WFF made available to us a new $30 million senior secured revolving credit facility on the effective date of the Plan. The maximum amount available to us from time to time under the new revolving credit facility is the lesser of (1) $30 million or (2) the Borrowing Base, in either case less any reserves established by WFF and undrawn amounts under issued and outstanding letters of credit, if any, issued for our account under the new revolving credit facility from time to time, the amount of which will not exceed the lesser of $10 million or the Borrowing Base.

The Borrowing Base under the new revolving credit facility is an amount equal to the lowest of:

•	$30 million,

•	0.75 times our Cash Operating Income (defined as cash revenue, derived primarily from seismic data acquisition revenue, cash library licensing revenue and Solutions revenue, less cost of sales and SG&A, before depreciation and amortization expense for the trailing 12-month period), or

•	the sum of (1) 85% of eligible Short Term Accounts (defined as accounts that are not Long Term Accounts and within 90 days of invoice date), (2) 50% of eligible Long Term Accounts (defined as accounts with contracts for periods of performance from one month to 18 months, where the account debtor makes payments over the term of the contract), and (3) $20 million.

Borrowings under our new revolving credit facility not used to fund payments of allowed creditors’ claims under the Plan (provided that such borrowings cannot be used to pay Class 3 unsecured claims) will be used by us from time to time solely to fund our working capital needs and other general corporate purposes. Any and all outstanding borrowings under the new revolving credit facility will be due in full on the maturity date, which will be July 2, 2007, and will accrue interest at our option at an applicable margin above either:

•	the Prime Rate, which is the rate of interest publicly announced from time to time by Wells Fargo Bank, N.A. at its principal office in San Francisco, California, as its reference rate, base rate or prime rate, whether or not such announced rate is the best rate available from such financial institution, or

•	LIBOR, which is the rate per annum, determined by WFF in accordance with its customary procedures, at which dollar deposits are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as determined by WFF.

If the average principal amount of outstanding borrowings is less than $10 million in any month, the applicable margin will be 0% for Prime Rate-based loans and 2.75% for LIBOR-based loans; otherwise, the applicable margin will be 0.50% for Prime Rate-based loans and 3.25% for LIBOR-based loans.

During the existence of any event of default under the new revolving credit facility, amounts outstanding under the new revolving credit facility will bear interest at an annual rate equal to three percentage points above the rate of interest otherwise in effect. A default under the notes and the indentures under which the notes are issued will be an event of default under the new revolving credit facility.

The new revolving credit facility is secured by a first priority, perfected security interest in all of our existing and future U.S. tangible and intangible assets, including accounts receivable, general intangibles, negotiable collateral, inventory, equipment, books and records, commercial tort claims, real property, deposit accounts and any proceeds thereof, and a pledge of all of the issued and outstanding capital stock of our U.S. subsidiaries (the “Collateral”). Each of our U.S. subsidiaries that is not a borrower under the new revolving credit facility has delivered an unlimited, unconditional guarantee of our obligations under the new revolving credit facility.

The new revolving credit facility contains financial and other covenants including, but not limited to:

•	minimum Modified Cash Operating Income, which excludes seismic data acquisition revenue, of $26 million (subject to adjustment by mutual agreement) for every four consecutive fiscal quarters, and maximum capital expenditures (exclusive of non-monetary exchanges of seismic data) of $64 million for fiscal 2004, and $60 million for subsequent fiscal years, plus, in each year, if an excess cash flow offer is required to be made under the indenture in such year (see “Description of New Notes—Excess Cash Flow Repurchase Offer”), the amount of excess cash flow generated in the previous year that is not required to be used to make such offer, plus the amount by which the excess cash flow offered in the excess cash flow offer for such fiscal year exceeds the amount accepted in such offer,

•	restrictions on the payment of dividends, and

•	limitations on the incurrence of indebtedness, the terms of affiliate and related party transactions, the creation of liens, the making of particular types of investments or other restricted payments, and requirements with respect to capitalization events, asset sales, mergers and consolidations.

We will have the option, at any time upon 30 days prior written notice to WFF, to terminate the new revolving credit facility by paying to WFF, in cash, all outstanding amounts under the new revolving credit facility on the date of termination, including either (1) providing cash Collateral in an amount equal to 105% of the undrawn amount of any outstanding letters of credit, or (2) causing any outstanding original letters of credit to be returned by WFF.

Description of New Notes

As used below in this “Description of New Notes” section, the “Issuer” means Seitel, Inc., a Delaware corporation, and its successors, but not any of its subsidiaries. The Issuer will issue the new notes (for purposes of this “Description of New Notes,” the “New Notes”), and we issued the outstanding notes, under an Indenture, dated as of July 2, 2004 (the “Indenture”), among the Issuer, the Guarantors and LaSalle Bank National Association, as trustee (the “Trustee”). The terms of the New Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following is a summary of the material terms and provisions of the New Notes. The following summary does not purport to be a complete description of the New Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”

Principal, Maturity and Interest

The New Notes will mature on July 15, 2011. The New Notes will bear interest at the rate shown on the cover page of this prospectus, payable on January 15 and July 15 of each year, commencing on January 15, 2005, to Holders of record at the close of business on January 1 and July 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the New Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The New Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

An aggregate principal amount of the New Notes equal to $193 million is being offered for exchange. The Issuer may issue additional notes having identical terms and conditions to the New Notes, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount, subject to compliance with the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.” Any additional notes will be part of the same issue as the New Notes and will be treated as one class with the New Notes, including for purposes of voting and offers to purchase. For purposes of this “Description of New Notes,” except for the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness,” references to the New Notes include additional notes, if any.

Methods of Receiving Payments on the New Notes

If a Holder has provided wire transfer instructions to the Issuer at least 10 Business Days prior to the applicable payment date, the Issuer will make all payments to such Holder by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the New Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the New Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Ranking

The New Notes will be general unsecured obligations of the Issuer. The New Notes will rank senior in right of payment to all future obligations of the Issuer that, by their terms, are expressly subordinated in right of payment to the outstanding notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated. Each Note Guarantee (as defined below) will be a general unsecured obligation of the Guarantor thereof and will rank senior in right of payment to all future obligations of such Guarantor that, by their terms, are expressly subordinated in right of payment to such Note Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

The New Notes and each Note Guarantee will be effectively subordinated to secured Indebtedness of the Issuer and the applicable Guarantor to the extent of the value of the assets securing such Indebtedness. The Credit Facilities will be secured by substantially all of the assets of the Issuer and its Subsidiaries.

The New Notes will also be structurally subordinated to all existing and future obligations, including Indebtedness, of any Unrestricted Subsidiaries and Foreign Subsidiaries. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of the Issuer and the holders of the Issuer’s Indebtedness, including the New Notes.

As of September 30, 2004, we and the guarantors had approximately $191.8 million of total Indebtedness, including $2.8 million of secured Indebtedness. In addition, as of such date and giving effect to such transactions, we and the guarantors would have had $30 million of additional secured borrowing availability under the Credit Facilities. Although the Indenture contains limitations on the amount of additional secured Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “—Certain Covenants—Limitations on Additional Indebtedness” and “—Certain Covenants—Limitations on Liens.”

Note Guarantees

The Issuer’s obligations under the New Notes and the Indenture will be jointly and severally guaranteed (the “Note Guarantees”) by each Restricted Subsidiary (other than any Foreign Subsidiary) (a Restricted Subsidiary in such capacity, a “Guarantor”).

Not all of our Subsidiaries will guarantee the New Notes. Unrestricted Subsidiaries and Foreign Subsidiaries will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will be required to pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated 27% of our Consolidated Cash Operating Income for the nine-month period ended September 30, 2004 and owned 27% of our combined assets as of September 30, 2004. As of September 30, 2004, our non-guarantor subsidiaries had $2.8 million of indebtedness.

As of the date of the Indenture, all of our Subsidiaries (including Foreign Subsidiaries) were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate any of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that previously had been a Guarantor but which is subsequently designated an Unrestricted Subsidiary will be released from its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement; and

•	the assets, income, cash flows and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with any of the restrictive covenants contained in the Indenture.

The obligations of each Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under U.S. federal or state law.

Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the percentage that the adjusted net assets of such Guarantor bears to the aggregate adjusted net assets of all Guarantors.

A Guarantor shall be released from its obligations under its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement:

(1) in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by the Issuer and the Restricted Subsidiaries; or

(2) if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively.

Redemption with Proceeds from Equity Offerings

At any time on or prior to July 15, 2007, the Issuer may redeem at its option on any one or more occasions up to 35% of the aggregate principal amount of the New Notes issued under the Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 111.75% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of New Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

Selection and Notice of Redemption

Selection of the New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed or, if the New Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no notes of a principal amount of $1,000 or less shall be redeemed in part. Selection of the New Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company (“DTC”)), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of New Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of New Notes upon cancellation of the original note. On and after the date of redemption, interest will cease to accrue on New Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent for the New Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the New Notes to be redeemed) pursuant to the Indenture.

Change of Control

Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer offer to purchase that Holder’s New Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the New Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the Holders a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all New Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3) describing the procedures that Holders must follow to accept the Change of Control Offer.

The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase specified in the notice.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have sufficient assets to satisfy the repayment of outstanding Indebtedness under the Credit Facilities and to pay for all or any of the New Notes that might be delivered by Holders seeking to accept the Change of Control Offer. Upon the occurrence of a Change of Control, we could seek to refinance the Indebtedness under the Credit Facilities or obtain a waiver from the lenders thereunder. We cannot assure you that in the event of a Change of Control the Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer or refinance our Indebtedness on commercially reasonable or other terms acceptable to us, if at all.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that the Issuer purchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all New Notes properly tendered and not withdrawn under the Change of Control Offer.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under the definition of “Change of Control” and “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase New Notes.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of New Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Excess Cash Flow Repurchase Offer

The Indenture provides that if the Issuer has Excess Cash Flow for any fiscal year, then no later than the date that the Issuer is required to file its Form 10-K under the Exchange Act in respect of such fiscal year (assuming, for this purpose, that the Issuer shall be at all times subject to Section 13(a) or 15(d) of the Exchange Act), the Issuer shall make an offer (the “Excess Cash Flow Offer”) to purchase New Notes with an amount equal to 50% of the Excess Cash Flow for such fiscal year (such percentage, the “Excess Cash Flow Amount”) at a purchase price in cash equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest thereon to the date fixed for the purchase of the New Notes pursuant to such Excess Cash Flow Offer (the “Excess Cash Flow Purchase Price”), in accordance with the terms of the Indenture. If the Excess Cash Flow Purchase Price for the New Notes validly tendered and not withdrawn by Holders thereof in an Excess Cash Flow Offer exceeds the Excess Cash Flow Amount for such Excess Cash Flow Offer, the New Notes will be purchased in such Excess Cash Flow Offer on a pro rata basis. If the Excess Cash Flow Amount for an Excess Cash Flow Offer exceeds the aggregate Excess Cash Flow Purchase Price of New Notes that are validly tendered and not withdrawn by Holders thereof in such Excess Cash Flow Offer (any such excess from any Excess Cash Flow Offer shall be referred to as an “Offer Excess Amount”), the Issuer may use any Offer Excess Amount for any purpose not prohibited by the Indenture. The Issuer will not be required to make an Excess Cash Flow Offer if the Excess Cash Flow for any year is less than $5 million; provided that any such lesser amount of Excess Cash Flow (if positive) will be added to the Excess Cash Flow for each subsequent fiscal year until an Excess Cash Flow Offer is made. The Issuer will not be required to make an Excess Cash Flow Offer if there is an event of default under any Credit Facility either before or immediately after giving effect to the Excess Cash Flow Offer.

On any date that an Excess Cash Flow Offer is required to be made, the Issuer will mail notice to each Holder offering to purchase New Notes on the date specified in such notice, which date shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures described in the Indenture. Such notice shall, among other things, state that an Excess Cash Flow Offer is being made and state the determined Excess Cash Flow Purchase Price and the Excess Cash Flow Payment Date.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of New Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Excess Cash Flow Repurchase Offer” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Excess Cash Flow Repurchase Offer” provisions of the Indenture by virtue of this compliance.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitations on Additional Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Guarantor may incur Subordinated Indebtedness and any Restricted Subsidiary may incur Acquired Indebtedness, in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.0 to 1.0 (the “Coverage Ratio Exception”).

Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities in an aggregate amount at any time outstanding not to exceed the greater of (a) $35.0 million and (b) the sum of (i) 60% of the net book value of accounts receivable of the Issuer and the Restricted Subsidiaries at such time and (ii) $20.0 million;

(2) the New Notes issued on the Issue Date and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the New Notes);

(4) Indebtedness under Hedging Obligations for bona fide hedging purposes of the Company or any Restricted Subsidiary not for the purpose of speculation; provided that if such Hedging Obligations are of the type described in clause (1) of the definition thereof, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $7.5 million;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (3) above;

(11) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Issuer or any Restricted Subsidiary shall not be permitted under this clause (11) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (11) shall at no time exceed the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition; and

(12) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $10 million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above, and may later reclassify any item of Indebtedness described in clauses (1) through (12) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of

Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Limitations on Capital Expenditures

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make Capital Expenditures in any fiscal year in excess of the sum, without duplication, of

(1) $65 million, plus

(2) if an Excess Cash Flow Offer shall be made in such fiscal year, the amount of Excess Cash Flow from any previous fiscal year that does not comprise the Excess Cash Flow Amount for the Excess Cash Flow Offer for such fiscal year and has not been otherwise applied, plus

(3) any Offer Excess Amount for such fiscal year that has not been otherwise applied, together with any Offer Excess Amount for any previous fiscal year that has not been otherwise applied.

Limitations on Layering Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the New Notes or the Note Guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Restricted Subsidiary solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitations on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5) or (6) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and including the last day of the first full fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified

Equity Interests after the Issue Date, other than (A) any such proceeds which are used to redeem New Notes in accordance with “—Redemption with Proceeds from Equity Offerings,” (B) any such proceeds or assets received from a Subsidiary of the Issuer and (C) any such proceeds which have been received from the exercise of the Stockholder Warrants or the purchase of shares of our common stock by the Standby Purchasers on the Guaranty Performance Date, plus

(c) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

The foregoing provisions will not prohibit:

(1) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “—Certain Covenants—Limitations on Additional Indebtedness” covenant and the other terms of the Indenture;

(4) the redemption of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $1.0 million during any calendar year (with unused amounts in any calendar year being usable, without duplication, in the calendar year following such calendar year (but not in any other calendar year));

(5) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent a portion of the exercise price thereof; or

(6) other Restricted Payments in an aggregate amount not to exceed $5.0 million;

provided that (a) in the case of any Restricted Payment pursuant to clause (3) or (6) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(1) encumbrances or restrictions existing under or by reason of applicable law;

(2) encumbrances or restrictions existing under the Indenture, the New Notes and the Note Guarantees;

(3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Facilities) as in effect on that date;

(5) restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6) restrictions imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(8) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10) Purchase Money Indebtedness incurred in compliance with the covenant described above under “—Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;

(11) encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries permitted to be incurred under the Indenture; provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Issuer, materially impair the Issuer’s ability to make payment on the New Notes when due; and

(12) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer or of any Restricted Subsidiary (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) the Issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction involving aggregate payments in excess of $2.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(b) with respect to any Affiliate Transaction involving aggregate payments of $5.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2) reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Independent Directors;

(3) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4) loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

(5) Restricted Payments of the type described in clause (1), (2) or (4) of the definition of “Restricted Payment” and which are made in accordance with the covenant described above under “—Limitations on Restricted Payments”;

(6) (a) any agreement in effect on the Issue Date and disclosed in or expressly contemplated by this prospectus, as in effect on the Issue Date or any date that it is disclosed in the prospectus that such agreement shall become effective or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or the Issuer in any material respect than such agreement as it was in effect on the Issue Date or (b) any transaction pursuant to any agreement referred to in the immediately preceding clause (a);

(7) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity; and

(8) (a) any transaction with an Affiliate of the Issuer or of a Restricted Subsidiary where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests.

Limitations on Liens

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever (other than a Permitted Lien) against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than Permitted Liens), unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the New Notes or a Note Guarantee, effective provision is made to secure the New Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the New Notes or a Note Guarantee, effective provision is made to secure the New Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2) at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b) the amount of any obligations received from such transferee that are within 30 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(c) the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to clause (b) above in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1) repay any Indebtedness under any Credit Facilities;

(2) repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3) (a) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (b) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (c) a combination of (a) and (b).

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of New Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the New Notes and such other Indebtedness required to be redeemed, the maximum principal amount of New Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the New Notes will be payable in cash in an amount equal to 100% of the principal amount of the New Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of New Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the New Notes, New Notes to be purchased will be selected on a pro rata basis; and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of New Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described below under “—Limitations on Mergers, Consolidations, Etc.,” the successor shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

Each notice of a Net Proceeds Offer shall be mailed to Holders, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. The date for payment shall be at least 30 days and not later than 60 days from the date such notice is mailed (the “Net Proceeds Payment Date”). To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amount tendered). The Issuer shall publicly announce the results of the Net Proceeds Offer on the Net Proceeds Payment Date.

The Paying Agent shall promptly mail to each Holder of New Notes so tendered the Offered Price for such New Notes and the Trustee shall promptly authenticate pursuant to an authentication order and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unrepurchased portion of the New Notes surrendered; provided, that each such new note shall be in principal amount of $1,000 or an integral multiple thereof.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of New Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this covenant, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

Limitations on Designation of Unrestricted Subsidiaries

The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “—Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of such Subsidiary;

(3) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4) does not then guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if the Indebtedness is not permitted to be incurred under the covenant described above under “—Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described above under “—Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer delivered to the Trustee certifying compliance with the foregoing provisions.

Limitations on Sale and Leaseback Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Issuer or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described above under “—Limitations on Additional Indebtedness” and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the New Notes pursuant to the covenant described above under “—Limitations on Liens”;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described above under “—Limitations on Asset Sales.”

Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, (2) to the extent such shares represent directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Wholly-Owned Restricted Subsidiary, or (3) if immediately after giving effect to such sale or issuance such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.

Limitations on Mergers, Consolidations, Etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1) either:

(a) the Issuer will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the New Notes, the Indenture and the Registration Rights Agreement;

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided in the fifth paragraph under the caption “—Note Guarantees” above, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(1) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger is another Guarantor or assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture and the Registration Rights Agreement; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the New Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the New Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a conveyance, transfer or lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the New Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the New Notes, the Indenture and its Note Guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary.

Additional Note Guarantees

If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than a Subsidiary that has been designated an Unrestricted Subsidiary or any Foreign Subsidiary), (b) any Unrestricted Subsidiary that is not a Foreign Subsidiary is redesignated a Restricted Subsidiary or (c) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

(1) execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the New Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Conduct of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Reports

Whether or not required by the SEC, so long as any New Notes are outstanding, the Issuer will furnish to the Holders of New Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods applicable to the Issuer under Section 13(a) or 15(d) of the Exchange Act (whether or not the Issuer is then subject to such Sections):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Issuer and the Guarantors have agreed that, for so long as any New Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

Each of the following is an “Event of Default”:

(1) failure by the Issuer to pay interest on any of the New Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Issuer to pay the principal on any of the New Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer to comply with any of its agreements or covenants described above under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to (a) make a Change of Control Offer as described under “—Change of Control” or (b) make an Excess Cash Flow Offer as described under “—Excess Cash Flow Repurchase Offer”;

(4) failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the New Notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof,

(b) results in the acceleration of such Indebtedness prior to its express final maturity or

(c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $5.0 million or more;

(6) one or more judgments or orders that exceed $5.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Issuer or any Significant Subsidiary as a debtor in an involuntary case,

(b) appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c) orders the liquidation of the Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(9) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the New Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the New Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding New Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding New Notes may, under certain circumstances, rescind and annul such acceleration. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding New Notes shall become due and payable without any further action or notice.

The Trustee shall, within 30 days after the occurrence of any Default with respect to the New Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the New Notes or a Default in complying with the covenant described above under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of New Notes outstanding;

(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the Holders of a majority in aggregate principal amount of the outstanding New Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any New Note for enforcement of payment of the principal of or interest on such New Note on or after the due date thereof (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding New Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the New Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding New Notes and Note Guarantees, except as to:

(1) rights of Holders to receive payments in respect of the principal of and interest on the New Notes when such payments are due from the trust funds referred to below,

(2) the Issuer’s obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties and immunities of the Trustee, and the Issuer’s obligation in connection therewith, and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the New Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the New Notes,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and, assuming no subsequent change in applicable law, will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and, assuming no subsequent change in applicable law, will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the New Notes when due, then our obligations and the obligations of the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of New Notes, which shall survive until all New Notes have been canceled) as to all outstanding New Notes when either:

(1) all the New Notes that have been authenticated and delivered (except lost, stolen or destroyed New Notes which have been replaced or paid and New Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a) all New Notes not delivered to the Trustee for cancellation otherwise have become due and payable, will become due and payable, or may be called for redemption, within one year or have been called for redemption pursuant to the provisions described under “—Redemption with Proceeds from Equity Offerings,” and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the New Notes not theretofore delivered to the Trustee for cancellation,

(b) the Issuer has paid all sums payable by it under the Indenture, and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the New Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A Holder will be able to register the transfer of or exchange New Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any New Note selected for redemption, (2) to register the transfer of or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed or (3) to register the transfer or exchange of a New Note between a record date and the next succeeding interest payment date.

The New Notes will be issued in registered form and the registered Holder will be treated as the owner of such New Note for all purposes.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the New Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for New Notes) of the Holders of at least a majority in principal amount of the New Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the New Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for New Notes) of the Holders of a majority in principal amount of the New Notes then outstanding; provided that without the consent of each Holder affected, no amendment or waiver may:

(1) reduce, or change the maturity of, the principal of any New Note;

(2) reduce the rate of or extend the time for payment of interest on any New Note;

(3) reduce any premium payable upon optional redemption of the New Notes or change the date on which any New Notes are subject to redemption (other than provisions relating to the purchase of New Notes described above under “—Change of Control” and “—Certain Covenants—Limitations on Asset

Sales,” except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the New Notes affected);

(4) make any note payable in money or currency other than that stated in the New Notes;

(5) modify or change any provision of the Indenture or the related definitions to affect the ranking of the New Notes or any Note Guarantee in a manner that adversely affects the Holders (it being understood that the ranking of the New Notes and Note Guarantees shall not, for the purposes of this clause (5), be deemed to be affected by the granting of any collateral to secure any other Indebtedness of the Issuer or any Guarantor);

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the New Notes;

(7) waive a default in the payment of principal of or premium or interest on any New Notes (except a rescission of acceleration of the New Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8) impair the rights of Holders to receive payments of principal of or interest on the New Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the New Notes;

(9) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(10) make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture, the Note Guarantees or the New Notes without the consent of any Holder to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture), to add any Restricted Subsidiary of the Issuer as a Guarantor, to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act, provided that the Issuer has delivered to the Trustee an Opinion of Counsel and an Officer’s Certificate, each stating that such amendment or supplement complies with these conditions.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the New Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

LaSalle Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the New Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture, the New Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Reinstate Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “—Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referent Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition and the definition of “Control Investment Affiliate,” “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“asset” means any asset or property.

“Asset Acquisition” means

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(3) Permitted Investments and Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

(4) the creation or realization of any Permitted Lien;

(5) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(6) licenses and Non-Monetary Exchanges of inventory or data assets in the ordinary course of business and consistent with past practice, sales or grants of licenses or sublicenses to use the inventory, patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent in the ordinary course of business and consistent with past practice or not materially interfering with the business of Issuer and the Restricted Subsidiaries; and

(7) any other transfer or series of related transfers that, but for this clause (7), would be Asset Sales if, after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $1.0 million.

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the New Notes, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capital Expenditures” means, for any fiscal year of the Issuer, the aggregate of all expenditures of the Issuer and its Restricted Subsidiaries (other than any expenditures in respect of Non-Monetary Exchanges) for the acquisition of fixed or capital assets which should be capitalized under GAAP on a consolidated balance sheet of the Issuer and its Restricted Subsidiaries. Notwithstanding the foregoing, Capital Expenditures shall not include expenditures with Net Available Proceeds from Asset Sales (other than through leases), to the extent such expenditures do not exceed the book value of the assets sold in such Asset Sales.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) maturing within 360 days of the date of acquisition thereof;

(2) demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial Bank-Watch;

(3) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Issuer; provided, however, that such event shall not be deemed to be a Change of Control so long as the Permitted Holders own Voting Stock representing in the aggregate a greater percentage of the total voting power of the Voting Stock of the Issuer than such other person or group;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

(3) (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into the Issuer, in either case under this clause (4)(b), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; or

(4) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

For purposes of this definition, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Equity Interests of the Issuer shall not itself be considered a “person” or “group” for purposes of clause (1) or (2) above.

“Consolidated Cash Operating Income” for any period means, without duplication, the sum of the amounts for such period of:

(1) Consolidated Revenue for such period, minus

(2) Non-Monetary Exchanges for such period, minus

(3) the Data Selection Amount for such period, plus

(4) the Deferred Revenue Amount for such period, minus

(5) the consolidated cost of sales of the Issuer and the Restricted Subsidiaries for such period determined in accordance with GAAP, minus

(6) selling, general and administrative cost of the Issuer and the Restricted Subsidiaries for such period determined in accordance with GAAP;

provided that to the extent that Consolidated Cash Operating Income has otherwise been reduced thereby, the following shall be added back to Consolidated Cash Operating Income: (i) any depreciation and amortization charges of the Issuer and the Restricted Subsidiaries for such period and (ii) the pre-petition restructuring charges that were included in selling, general and administrative expenses of the Issuer and the Restricted Subsidiaries in 2003.

“Consolidated Interest Coverage Ratio” means the ratio of (x)(i) Consolidated Cash Operating Income during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”), minus (ii) the amount of Coverage Ratio Capital Expenditures made during the Four Quarter Period to (y) Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Operating Income and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Operating Income (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of those agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net costs associated with Hedging Obligations,

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5) the interest portion of any deferred payment obligations,

(6) all other non-cash interest expense,

(7) capitalized interest,

(8) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(9) all interest payable with respect to discontinued operations, and

(10) all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness (provided that the interest on the Indebtedness referred to in the first paragraph of Note H of the Issuer’s 2003 audited financial statements (so long as the amount of such Indebtedness does not materially increase after the Issue Date) shall not be included in the interest referred to in this clause (10)).

Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) unrealized gains and losses with respect to Hedging Obligations;

(8) the cumulative effect of any change in accounting principles; and

(9) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (12) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss occurring or recognized as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring; provided further that any gains or losses of the Issuer and the Restricted Subsidiaries associated with the transactions described under “The Plan of Reorganization” shall be deemed to be nonrecurring.

“Consolidated Revenue” for any period means the revenue of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such revenue (to the extent otherwise included therein), without duplication:

(1) the revenue of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such revenue has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated revenue of the Issuer pursuant to the foregoing clause (1), the revenue of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary; and

(3) the revenue of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary during such period.

“Control Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments in portfolio companies.

“Coverage Ratio Capital Expenditures” means, for any period, Capital Expenditures for such period minus the amount of expenditures made by the Issuer and its Restricted Subsidiaries during such period in respect of cash purchases of data for Issuer and its Restricted Subsidiaries.

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

“Credit Facilities” means one or more debt facilities providing for revolving credit loans, term loans or letters of credit (including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder)), in each case as such facilities may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Data Selection Amount” for any period means the amount of revenue of the Issuer and the Restricted Subsidiaries recognized for accounting purposes by reason of selections of data from the data library by customers during such period.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Deferred Revenue Amount” for any period means the amount of revenue of the Issuer and the Restricted Subsidiaries for such period that is not recognized for accounting purposes due to the fact that data selections from the data library relating to such revenue have not yet been made.

“Designation” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the New Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the New Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the New Notes as required pursuant to the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Excess Cash Flow” means, for any fiscal year of the Issuer, the sum, without duplication, of

(a) Consolidated Cash Operating Income for such fiscal year, plus

(b) extraordinary cash gains or cash gains from Asset Sales, if any, during such fiscal year not included in Consolidated Net Income, plus

(c) the amount, if any, by which Net Working Capital decreased during such fiscal year, minus

(d) the amount of any cash income taxes payable by the Issuer and its Restricted Subsidiaries with respect to such fiscal year, minus

(e) Consolidated Interest Expense for such fiscal year, to the extent paid in cash during such fiscal year, minus

(f) Capital Expenditures or acquisitions of Equity Interests of a Person that becomes a Restricted Subsidiary, in each case made in cash during such fiscal year (excluding the financed portion thereof), minus

(g) permanent repayments of Indebtedness made by the Issuer and its Restricted Subsidiaries during such fiscal year (including payments of principal in respect of revolving loans to the extent there is an equivalent reduction in the revolving commitments under any Credit Facility); but only to the extent such repayments do not occur in connection with a refinancing of all or any portion of the loans under the Credit Facility, if any; minus

(h) the amount, if any, by which Net Working Capital increased during such fiscal year, minus

(i) extraordinary cash losses or cash losses from Asset Sales, if any, during such fiscal year not included in Consolidated Net Income.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which (i) is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guaranty Performance Date” means August 12, 2004.

“Guarantors” means each Restricted Subsidiary (other than any Foreign Subsidiary) of the Issuer on the Issue Date, and each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the New Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness;

(10) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(11) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Independent Director” means a director of the Issuer who

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“interest” means, with respect to the New Notes, interest and Additional Interest, if any, on the New Notes.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means July 2, 2004, the date on which the original notes were issued.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Mellon” means Mellon HBV Alternative Strategies LLC.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Net Working Capital” means, as of any date, (a) the consolidated current assets of Issuer and its Restricted Subsidiaries as of such date (excluding cash and Cash Equivalents) minus (b) the consolidated current liabilities of Issuer and its Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness), in each case determined in accordance with GAAP. Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Monetary Exchange” means the grant by the Issuer or any Restricted Subsidiary to a customer of a non-exclusive license to selected data from the data library in exchange for ownership of separate seismic data supplied by such customer.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Facilities or New Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Issuer or any Restricted Subsidiary.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the New Notes or the Note Guarantees, as applicable.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this prospectus.

“Permitted Holder” means if, as of the date of the Release, Mellon owns in excess of 30% of the Voting Stock of the Issuer, then Mellon and its Control Investment Affiliates (it being understood that if Mellon, as of the date of the Release, owns 30% or less of such Voting Stock, there shall not be any Permitted Holders).

“Permitted Investment” means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $1.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(5) cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitations on Asset Sales”;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; and

(12) other Investments in an aggregate amount not to exceed $5 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (12) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (12) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (12) above.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary (including surety bonds in an amount not to exceed approximately $160,000 issued by Travelers Casualty and Surety Company of America, or any replacement therefor, issued and continued on behalf of the Issuer and one or more Subsidiaries), including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12) Liens securing all of the New Notes and Liens securing any Note Guarantee;

(13) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(14) Liens in favor of the Issuer or a Guarantor;

(15) Liens securing Indebtedness under the Credit Facilities incurred pursuant to clause (1) of “—Certain Covenants—Limitations on Additional Indebtedness”;

(16) Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(17) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(18) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(19) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (16), (17) and (18); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (16), (17) and (18), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(20) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

(21) Liens to secure Attributable Indebtedness and/or that are incurred pursuant to the covenant described under “—Certain Covenants—Limitations on Sale and Leaseback Transactions”; provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(23) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $2.5 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” means, with respect to the New Notes, the principal of, and premium, if any, on the New Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred not later than 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to Persons other than any Permitted Holder or any other Person who is not, prior to such issuance and sale, an Affiliate of the Issuer, other than in connection with a transaction or series of transactions constituting a Change of Control.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of “—Redemption with Proceeds from Equity Offerings.”

“Redesignation” has the meaning given to such term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds of which are used, within 90 days of such issuance or receipt of such proceeds, to redeem or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the obligor of Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated in right of payment to the New Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the New Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4) the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the final stated maturity of the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the New Notes; and

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the New Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the New Notes.

“Registration Rights Agreement” means (1) the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors, UBS Securities LLC and Jeffries & Company, Inc. and (2) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary or an Assistant Secretary of the Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “—Events of Default” has occurred and is continuing, or which are being released from their Guarantees (in the case of clause (9) of the provisions described under “Amendment, Supplement and Waiver”), would constitute a Significant Subsidiary under clause (1) of this definition.

“Stockholder Warrants” means the warrants to purchase the Issuer’s common stock described in this prospectus.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated in right of payment to the New Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct noncallable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or for only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form of Securities

The New Notes will be represented by one or more global notes in fully registered form without interest coupons and will be deposited with the trustee as a custodian for DTC and registered in the name of a nominee of DTC. DTC will maintain the New Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depository Procedures

We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC, or “participants,” or to persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in the system, or indirectly through organizations which are participants in the system.

So long as DTC, or its nominee, is the registered owner or holder of the New Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such global notes for all purposes under the Indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture.

Payments of the principal, premium (if any) and, interest (including any additional interest) on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest (including any additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell New Notes to persons in states which require physical delivery of the New Notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly as indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Securities

Subject to certain conditions, any person having a beneficial interest in the global notes may, upon request to the Trustee and confirmation of such beneficial interest by the DTC or its participants or indirect participants, exchange such beneficial interest for New Notes in definitive form. Upon any such issuance, the Trustee is required to register such New Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such New Notes would be issued in fully registered form. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the global notes and we do not appoint a successor depositary within 90 days, then, upon surrender by the relevant global note holder of its global note, New Notes in fully registered form will be issued to each person that such global note holder and DTC identifies as being the beneficial owner of the related New Notes.

Exchange of Certificated Securities for Global Notes

Certificated securities may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such New Notes.

Certain United States Federal Income Tax Considerations

General

The following is a general discussion of the material U.S. federal income tax considerations relating to the exchange offer and the beneficial ownership of the new notes. The discussion is based on United States federal income tax laws, including the United States Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury Regulations, and published rulings and court decisions, all of which are subject to change, possibly with retroactive effect. We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result, there can be no assurance that the IRS will agree with all of the tax consequences described herein.

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it discuss U.S. federal income tax laws applicable to special classes of taxpayers such as life insurance companies, dealers in securities, tax exempt organizations, banks or other financial institutions, persons that hold notes as part of a “straddle,” “hedge,” “integrated transaction,” or “conversion transaction,” persons that have a functional currency other than the U.S. dollar, partnerships or other pass-through entities or persons that own notes through a partnership or other pass-through entity and U.S. expatriates. In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws that may be applicable to a particular investor. This discussion deals only with investors that purchased the outstanding notes pursuant to the offering memorandum dated June 28, 2004 at the initial offering price and that will hold such notes as capital assets within the meaning of Section 1221 of the Code.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY OR MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND OWNING, HOLDING, AND DISPOSING OF A NOTE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders

The following summary generally describes the material U.S. federal income tax consequences of the exchange offer and the purchase, holding, and disposition of new notes by a “U.S. Holder,” which means a beneficial owner of a new note who is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Exchange Offer

The exchange of the outstanding notes for new notes pursuant to this exchange offer should not constitute a taxable exchange. As a result, (1) a U.S. Holder should not recognize taxable gain or loss as a result of the exchange; (2) the holding period of the new notes should generally include the holding period of the notes surrendered in exchange therefore; and (3) the adjusted tax basis of the new notes should generally be the same as the adjusted tax basis of the outstanding notes surrendered in exchange therefore.

Taxation of Interest

Stated interest on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, depending on the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The notes are being treated as issued with “original issue discount.” The original issue discount (“OID”) on a note is the excess of its “stated redemption price at maturity” over its “issue price.” The issue price of a note is the first price at which a substantial amount of the notes is sold for cash, excluding sales to bond houses, brokers and underwriters. The stated redemption price of a note is equal to the total of all payments to be made on the note other than payments of “qualified stated interest.” Qualified stated interest includes interest that is unconditionally payable at least annually at a single fixed rate.

Sale or Other Taxable Disposition of the Notes

Upon the sale, redemption, exchange (other than the exchange offer, as described above) or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon that disposition (other than amounts attributable to accrued interest, which amounts will be taxed as ordinary interest income to the extent not previously included in income) and its adjusted basis in the note. A U.S. Holder’s adjusted basis in a note will generally equal the price paid for the note. Any gain or loss will be long-term capital gain or loss if at the time of disposition the note has been held for more than one year. Otherwise, the gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Inclusion of OID in Income

Generally, if you are a U.S. Holder, you must include OID in income before receiving cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasing amounts of OID in income over the life of your note. More specifically, you calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your note for each day during the taxable year on which you hold the note. You determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. No accrual period may be longer than one year, and each scheduled payment of interest or principal on your note must occur on either the first or final day of the accrual period.

You determine the amount of OID allocable to an accrual period by:

•	multiplying your note’s adjusted issue price at the beginning of the accrual period by your note’s yield to maturity (adjusted to reflect the length of the accrual period) and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

Further, you determine your note’s adjusted issue price at the beginning of any accrual period by:

•	adding your note’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your note that were not qualified stated interest payments.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your note other than any payment of qualified stated interest, and

•	your note’s adjusted issue price as of the beginning of the final accrual period.

Election to Treat All Interest as OID

If you are a U.S. Holder, you may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under the heading “Inclusion of OID in Income,” with the modifications described below. If you make this election for your note, then, when you apply the constant-yield method,

•	the issue price of the note will equal your cost;

•	the issue date of your note will be the date you acquired it; and

•	no payments on your note will be treated as qualified stated interest.

Generally, this election will apply only to the note for which you make it, and you may not revoke the election without the consent of the IRS.

Registration Default

As described under “The Exchange Offer—Purpose and Effect; Registration Rights,” we will pay additional interest on the notes if the exchange offer is not consummated on or before February 8, 2005, or if a shelf registration statement does not become effective within the required time period or ceases to be effective or usable during specified time periods. Based on our expectations at the time of the original issuance of the outstanding notes, the likelihood that we would be required to pay additional interest was remote. Accordingly, unless an actual registration default occurs, we intend to take the position that such contingent payments of additional interest do not, as of the issue date, cause the notes to have additional OID and do not affect the yield to maturity or the maturity date of the notes. You may not take a contrary position unless you disclose your contrary position in the proper manner to the IRS.

You should consult your tax advisor with respect to the contingent payment of additional interest. If, contrary to our expectations, we pay additional interest, or if the IRS takes the position that the contingent payments of additional interest were not remote as of the original issue date, the amount and timing of income inclusion and the character of income recognized may be different from the consequences discussed herein.

Information Reporting and Backup Withholding

If you are a U.S. Holder, information reporting requirements will, in general, apply to certain payments of principal and interest on your notes and the proceeds of a sale or other disposition of a note unless you are an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if you fail to provide your correct taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding for failing to report in full dividend and interest income. Backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

The following discussion briefly summarizes the U.S. federal income tax consequences that may apply to beneficial owners of the new notes (other than partnerships) who are not U.S. Holders (“Non-U.S. Holders”). Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” persons eligible for benefits under income tax conventions to which the United States is a party and U.S. expatriates. These special rules are not addressed in the following discussion. Prospective Non-U.S. Holders should consult their tax advisors regarding the special rules that may apply to them and, in general, the U.S. federal, state, local and other tax consequences that may be relevant to them.

Exchange Offer

The exchange of the outstanding notes for new notes pursuant to this exchange offer should not constitute a taxable exchange. The tax consequences of such an exchange to a Non-U.S. Holder are the same as those to a U.S. Holder, as described above under “—U.S. Holders—Exchange Offer.”

Withholding Tax on Payments on the Notes

Subject to the discussion of backup withholding below, payments of interest (including OID) on a note to any Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax, provided that:

•	the holder is not:

•	an actual or constructive owner of 10% or more of the total voting power of all our voting stock; or a controlled foreign corporation related (directly or indirectly) to us through stock ownership;

•	such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	we or our paying agent receives:

•	from the Non-U.S. Holder, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) which provides the Non-U.S. Holder’s name and address and certifies under penalties of perjury that the non-U.S. holder of the note is a Non-U.S. Holder; or

•	from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a “financial institution”) on behalf of the Non-U.S. Holder, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) is furnished to the payor.

Additional exemptions may apply to holders who hold notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

If interest (including OID) on a note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if realized by corporate holders, may also be subject to a 30% branch profits tax). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with an IRS Form W-8ECI.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest (including OID) on the notes.

Non-U.S. Holders should consult their tax advisors about any applicable income tax treaties which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Taxation of Interest

Interest paid to a Non-U.S. Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate), provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is related to us through stock ownership;

•	such holder is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally on IRS Form W-8 BEN), or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds such notes on behalf of the Non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its notes through a “qualified intermediary” and certain conditions are satisfied. Special certification rules apply to Non-U.S. Holders that are pass-through entities, rather than corporations or individuals.

If a Non-U.S. Holder cannot satisfy the requirements described above, that holder will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on a note, unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding because it is effectively connected with the conduct of a U.S. trade or business. If interest paid on the notes is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. “permanent establishment” to which the interest is generally attributable, the Non-U.S. Holder will be subject to U.S. federal income tax on the interest at applicable graduated tax rates in the same manner as if it were a U.S. Holder. If such a holder is a corporation, it may also be subject to a branch profits tax at a 30% rate (or a lower applicable treaty rate).

Sale or Other Taxable Disposition of the Notes

A Non-U.S. Holder will not generally be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note, unless:

•	the gain is effectively connected to a U.S. trade or business and, if an income tax treaty applies, is attributable to a U.S. permanent establishment, as described below; or

•	the holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

If a Non-U.S. Holder’s gain is described in the first bullet point above, that Non-U.S. Holder will be subject to U.S. federal income tax on the net gain derived from the sale at the applicable graduated rates and a corporate Non-U.S. Holder may also be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate). An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though that Non-U.S. Holder is not considered a resident of the United States.

U.S. Federal Estate Tax

A note held or treated as held by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock and (2) interest on the note, if received by the Non-U.S. Holder at death, would not have been effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

Information Reporting and Backup Withholding

Payments of principal and interest (including OID) made by us on, or the proceeds of the sale or other disposition of, the notes may be subject to information reporting. In addition, if you are a U.S. Holder, such payments will be subject to U.S. federal backup withholding tax unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. If you are a Non-U.S. Holder, you may be required to comply with certification procedures to establish that you are not a U.S. person in order to avoid backup withholding tax with respect to our payments on, or the proceeds from the disposition of, notes. The backup withholding tax rate is currently 28%. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against the holder’s U.S. federal income tax liability, provided required information is timely furnished to the IRS.

Plan of Distribution

Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

We believe that you may not transfer new notes issued under the exchange offer in exchange for the outstanding notes if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired outstanding notes directly from us; or

•	a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities unless you comply with the registration and prospectus delivery provisions of the Securities Act.

If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described under “The Exchange Offer—Procedures for Tendering Outstanding Notes” in this prospectus and in the letter of transmittal.

Broker-dealers receiving new notes for their own account in the exchange offer in exchange for outstanding notes acquired as a result of market-making or other trading activities may be deemed an underwriter within the meaning of the Securities Act and will be subject to a prospectus delivery requirement with respect to resales of the new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with the prospectus contained in the exchange offer registration statement. In the registration rights agreement, we have agreed to permit broker-dealers to use this prospectus in connection with the resale of new notes. We have agreed that, for a period of up to 180 days after the effective date of the registration statement on Form S-4, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer that requests these documents. Any broker-dealer required to use this prospectus and any amendments or supplements to this prospectus for resales of the new notes should notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

We are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. We may suspend the use of this prospectus if:

•	the SEC issues a stop order suspending the effectiveness of the registration statement to which this prospectus relates or initiates any proceedings for that purpose;

•	we receive notification with respect to the suspension of the qualification or exemption from qualification of the registration statement or any of the new notes to be sold by any broker-dealer for offer or sale in any jurisdiction, or the initiation or written threat of any proceeding for such purpose;

•	the happening of any event, the existence of any condition or any information becoming known that makes any statement made in the registration statement or this prospectus or any document incorporated or deemed to be incorporated herein by reference untrue in any material respect;

•	the happening of any event, the existence of any condition or any information becoming known that requires the making of any changes in or amendments or supplements to the registration statement, prospectus or documents so that, the registration statement or prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

•	a determination by us that a post-effective amendment to the registration statement would be appropriate; or

•	we determine there is a bona fide business purpose, or, after consultation with counsel, have determined in good faith that there is a reason as a matter of law to suspend the continued use of the prospectus.

Broker-dealers are required to discontinue disposition of notes under the registration statement upon notice of any of the events described in the preceding paragraph. If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

We will not receive any proceeds from sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions either:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes;

•	or a combination of methods of resale.

The prices at which these sales occur may be:

•	at market prices prevailing at the time of resale;

•	at prices related to prevailing market rates; or

•	at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning the Securities Act.

We have agreed to pay all expenses incidental to the performance of our obligations with respect to the exchange offer, which does not include commissions and concessions of any broker or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Legal Matters

Certain legal matters with respect to the new notes will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas.

Experts

The consolidated financial statements of Seitel, Inc. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the company’s ability to continue as a going concern as described in Notes A and B to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Change in Independent Registered Public Accounting Firm

Ernst & Young LLP previously served as our independent registered public accounting firm and audited our consolidated financial statements for each of the four years ended December 31, 2003. On July 26, 2004, Ernst & Young LLP informed us that it would resign as our independent registered public accounting firm following the filing of our Form 10-Q for the quarter ended June 30, 2004, as a result of its annual review of its client portfolio. Ernst & Young LLP did not consult with our Audit Committee regarding the foregoing and, therefore, our Audit Committee did not recommend or approve Ernst & Young LLP’s decision to so advise us. Our Audit Committee commenced an immediate search for a new independent registered public accounting firm.

In connection with the audits of our consolidated financial statements for the two most recent fiscal years ended December 31, 2003 and the subsequent interim period through July 26, 2004, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

The audit reports of Ernst & Young LLP on our consolidated financial statements as of and for the years ended December 31, 2003 and 2002 contained a qualification stating:

“The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Notes A and B in the accompanying consolidated financial statements, on July 21, 2003, the Company and its wholly owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the Unites States Bankruptcy Code. Management’s reorganization plans are also described in Note B. This condition raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustment to reflect the possible future effects on the recovery of assets or the amounts of liabilities that may result from the outcome of this uncertainty.”

Other than such qualification as to uncertainty as a going concern, the aforementioned audit reports of Ernst & Young LLP did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles.

On October 15, 2004, BKD, LLP was engaged as our new independent registered public accounting firm to audit the Company’s financial statements. During the two most recent fiscal years ended December 31, 2002 and 2003, and the subsequent interim period through October 15, 2004, neither the company nor anyone on its behalf consulted with BKD, LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii).

Additional Information

This prospectus is part of a registration statement on Form S-4 that was filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. Some items may have been omitted from the prospectus as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its accompanying exhibits for further information with respect to us and the new notes. Statements made in this prospectus as to the provisions of any contract, agreement or other documents are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, please refer to the exhibit for a more complete description of the matter involved.

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. Our reports and other information we file can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Section. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information on a delayed basis regarding registrants, including us, that file electronically with the SEC.

YOU MAY REQUEST A COPY OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, AT NO COST, OR AT WWW.SEC.GOV, OR BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS:

Seitel, Inc.

10811 South Westview Circle Drive

Suite 100, Building C

Houston, Texas 77043

Attention: Corporate Secretary

(713) 881-8900

www.seitel.com

You should rely only on the information contained in this prospectus or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

Index to Consolidated Financial Statements

Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2003 and 2002	F-3

Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-5

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2003, 2002 and 2001	F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-7

Notes to Consolidated Financial Statements	F-8

Financial Statements for the Quarterly Period Ended September 30, 2004

Condensed Consolidated Balance Sheets as of September 30, 2004 (Unaudited) and December 31, 2003	F-48

Condensed Consolidated Statements of Loss (Unaudited) for the nine months ended September 30, 2004 and 2003	F-49

Condensed Consolidated Statements of Comprehensive Loss (Unaudited) for the nine months ended September 30, 2004 and 2003	F-50

Condensed Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2003 and the nine months ended September 30, 2004 (Unaudited)	F-51

Condensed Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2004 and 2003	F-52

Notes to Condensed Consolidated Interim Financial Statements	F-53

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Seitel, Inc.:

We have audited the accompanying consolidated balance sheets of Seitel, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seitel, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Notes A and B in the accompanying consolidated financial statements, on July 21, 2003, the Company and its wholly-owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. Management’s reorganization plans are also described in Note B. This condition raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or the amounts of liabilities that may result from the outcome of this uncertainty.

As discussed in Note C in the consolidated financial statements, effective January 1, 2002, the Company changed its method of recording amortization expense relative to its seismic data library.

/s/    ERNST & YOUNG LLP

Houston, Texas

March 26, 2004

except for Note Q as to which the

date is December 17, 2004

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2003	2002
ASSETS
Cash and equivalents	$44,362	$21,517
Restricted cash	202	4,469
Receivables
Trade, less allowance for doubtful accounts of $799 and $834 at December 31, 2003 and 2002, respectively	37,461	34,536
Notes and other	12,047	14,372
Seismic data library (Note C)	858,027	809,168
Less: Accumulated amortization	(610,486)	(524,772)

Net seismic data library	247,541	284,396
Property and equipment, at cost	32,901	30,399
Less: Accumulated depreciation and amortization	(17,470)	(10,610)

Net property and equipment	15,431	19,789
Oil and gas operations held for sale (Note D)	1,552	656
Investment in marketable securities	99	5
Deferred income taxes (Note E)	—	11,322
Prepaid expenses, deferred charges and other	8,394	7,074

Total assets	$367,089	$398,136

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS—Continued

(In thousands, except share and per share amounts)

	December 31,
	2003	2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities not subject to compromise:
Accounts payable	$6,330	$13,604
Accrued liabilities	8,820	15,451
Employee compensation payable	2,264	2,336
Income taxes payable	—	916
Oil and gas operations held for sale (Note D)	17	94
Debt (Note F)
Senior Notes	—	255,000
Term loans	5,417	8,622
Obligations under capital leases (Note G)	6,571	8,439
Financial guaranty	—	554
Deferred income taxes (Note E)	1,953	—
Deferred revenue (Note A)	58,876	56,084
Liabilities subject to compromise	273,119	—

Total liabilities	363,367	361,100

Commitments and contingencies (Note H)

STOCKHOLDERS’ EQUITY
Preferred stock, par value $.01 per share; authorized 5,000,000 shares; none issued	—	—
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued and outstanding 25,811,601 at December 31, 2003 and 2002	258	258
Additional paid-in capital	166,630	166,630
Retained deficit	(159,731)	(121,793)
Treasury stock, 435,918 shares at cost at December 31, 2003 and 2002	(5,373)	(5,373)
Notes receivable from officers and employees for stock purchases	(124)	(1,178)
Accumulated other comprehensive income (loss)	2,062	(1,508)

Total stockholders’ equity	3,722	37,036

Total liabilities and stockholders’ equity	$367,089	$398,136

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2003	2002	2001
Revenue	$131,465	$149,795	$115,238
Expenses:
Depreciation and amortization	82,638	129,856	49,448
Cost of sales	815	928	1,196
Selling, general and administrative	33,814	71,857	34,490
Impairment of seismic data library	29,959	82,964	—

	147,226	285,605	85,134

Income (loss) from operations	(15,761)	(135,810)	30,104
Interest expense	(20,526)	(21,248)	(14,245)
Interest and other income	576	392	784
Foreign currency exchange gains (losses)	4,136	125	(315)
Gain on extinguishment of liabilities	681	—	—
Reorganization items (Note B)	(5,984)	—	—
Loss on sale of marketable securities	—	(332)	—

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	(36,878)	(156,873)	16,328
Provision (benefit) for income taxes	2,199	(18,304)	6,748

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(39,077)	(138,569)	9,580

Discontinued operations:
Income (loss) from operations (including gain (loss) from disposal of $985 and $(60,172) in 2003 and 2002, respectively) before income taxes	1,139	(62,709)	(37,805)
Income tax benefit	—	—	(13,232)

Income (loss) from discontinued operations	1,139	(62,709)	(24,573)

Cumulative effect of change in accounting principle, net of tax benefit of $5,994 in 2002	—	(11,162)	—

Net loss	$(37,938)	$(212,440)	$(14,993)

Earnings (loss) per share:(1)
Basic:
Income (loss) from continuing operations	$(1.54)	$(5.48)	$.38
Income (loss) from discontinued operations	.04	(2.48)	(.98)
Cumulative effect of change in accounting principle	—	(.44)	—

Net income (loss)	$(1.50)	$(8.40)	$(.60)

Diluted:
Income (loss) from continuing operations	$(1.54)	$(5.48)	$.37
Income (loss) from discontinued operations	.04	(2.48)	(.95)
Cumulative effect of change in accounting principle	—	(.44)	—

Net income (loss)	$(1.50)	$(8.40)	$(.58)

Weighted average number of common and common equivalent shares:
Basic	25,376	25,300	24,986

Diluted	25,376	25,300	25,692

(1)	For pro forma disclosure of earnings and earnings per share information related to the 2002 change in accounting principle for seismic data library amortization as if it had been in effect in 2001, see Note C.

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Comprehensive Income	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock		Notes Receivable from Officers & Employees	Accumulated Other Comprehensive Income (Loss)
		Shares	Amount			Shares	Amount
Balance, December 31, 2000		25,306,517	$253	$159,543	$106,617	(635,918)	$(7,667)	$(4,965)	$(191)
Net proceeds from issuance of common stock upon exercise of options		504,086	5	6,398	—	—	—	—	—
Tax reduction from exercise of stock options		—	—	515	—	—	—	—	—

Treasury stock purchased		—	—	—	—	(100,000)	(1,405)	—	—
Payments received on notes receivable from officers and employees		—	—	—	—	—	—	1,189	—
Net loss	$(14,993)	—	—	—	(14,993)	—	—	—	—
Foreign currency translation adjustments	(1,733)	—	—	—	—	—	—	—	(1,733)
Unrealized gain on marketable securities net of income tax expense of $14	21	—	—	—	—	—	—	—	21

Comprehensive loss	$(16,705)

Balance, December 31, 2001		25,810,603	258	166,456	91,624	(735,918)	(9,072)	(3,776)	(1,903)
Net proceeds from issuance of common stock upon exercise of options		998	—	9	—	—	—	—	—
Tax reduction from exercise of stock options		—	—	165	—	—	—	—	—
Issuance of common stock in connection with employee agreements		—	—	—	(977)	300,000	3,699	—	—
Payments received on notes receivable from officers and employees		—	—	—	—	—	—	751	—

Allowance for notes receivable		—	—	—	—	—	—	1,847	—
Net loss	$(212,440)	—	—	—	(212,440)	—	—	—	—
Foreign currency translation adjustments	89	—	—	—	—	—	—	—	89
Unrealized gain on marketable securities	1	—	—	—	—	—	—	—	1
Reclassification adjustment for losses included in income, net of tax benefit of $75	305	—	—	—	—	—	—	—	305

Comprehensive loss	$(212,045)

Balance, December 31, 2002		25,811,601	258	166,630	(121,793)	(435,918)	(5,373)	(1,178)	(1,508)
Payments received on notes receivable from officers and employees		—	—	—	—	—	—	1,054	—
Net loss	$(37,938)	—	—	—	(37,938)	—	—	—	—
Foreign currency translation adjustments	3,499	—	—	—	—	—	—	—	3,499
Unrealized gain on marketable securities	71	—	—	—	—	—	—	—	71

Comprehensive loss	$(34,368)

Balance, December 31, 2003		25,811,601	$258	$166,630	$(159,731)	(435,918)	$(5,373)	$(124)	$2,062

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Reconciliation of net loss to net cash provided by operating activities of continuing operations:
Net loss	$(37,938)	$(212,440)	$(14,993)
Loss (income) from discontinued operations, net of tax	(1,139)	62,709	24,573
Cumulative effect of change in accounting principle, net of tax	—	11,162	—
Depreciation and amortization	82,638	130,343	49,461
Impairment of seismic data library	29,959	82,964	—
Allowance for collection of trade receivables	252	650	30
Allowance for collection of notes and other receivables	—	9,512	—
Deferred income tax provision (benefit)	13,275	(5,679)	(5,142)
Non-cash sales	(16,540)	(52,525)	(18,219)
Loss on sale of marketable securities	—	332	—
Amortization of deferred financing costs	482	514	398
Write off of deferred financing costs	—	321	—
Gain on extinguishment of debt	(681)	—	—
Loss (gain) on sale of property and equipment	12	(80)	—
Common stock issued as compensation	—	444	—
(Increase) decrease in receivables	(1,702)	208	5,499
(Increase) decrease in other assets	(1,129)	2,190	(3,136)
Increase (decrease) in deferred revenue	1,362	(9,832)	(4,134)
Increase (decrease) in accounts payable and other liabilities	11,463	923	(3,570)

Net cash provided by operating activities of continuing operations	80,314	21,716	30,767

Cash flows from investing activities:
Cash invested in seismic data	(52,106)	(40,986)	(71,922)
Cash paid to acquire property and equipment	(844)	(8,933)	(7,643)
Cash received from disposal of property and equipment	15	2,540	—
Net proceeds from sale of marketable securities	—	2,490	—
Decrease (increase) in restricted cash	4,267	(4,469)	—

Net cash used in investing activities of continuing operations	(48,668)	(49,358)	(79,565)

Cash flows from financing activities:
Borrowings under line of credit	—	20,274	112,771
Principal payments under line of credit	—	(21,579)	(151,440)
Borrowings on term loans	—	3,104	10,000
Principal payments on term loans	(3,421)	(3,885)	(625)
Principal payments on capital lease obligations	(2,372)	(1,264)	(110)
Proceeds from issuance of senior notes	—	—	107,000
Principal payments under senior notes	—	—	(18,333)
Proceeds from issuance of common stock	—	9	6,437
Costs of debt and equity transactions	(431)	—	(1,148)
Repurchase of common stock	—	—	(1,405)
Buyout of financial guaranty	(325)	—	—
Loans to officers, employee and director	(161)	(65)	(3,194)
Payments on notes receivable from officers, employees and director	1,064	776	1,302

Net cash provided by (used in) financing activities of continuing operations	(5,646)	(2,630)	61,255
Effect of exchange rate changes	(3,376)	138	(1,804)
Net cash provided by discontinued operations	221	26,428	4,354

Net increase (decrease) in cash and equivalents	22,845	(3,706)	15,007
Cash and equivalents at beginning of period	21,517	25,223	10,216

Cash and equivalents at end of period	$44,362	$21,517	$25,223

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

NOTE A—BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Seitel, Inc. (the “Company”) has ownership in an extensive library of proprietary onshore and offshore seismic data that it offers for license to oil and gas companies. The main geographic regions of the Company’s focus include the onshore, offshore and transition zone of the U.S. Gulf Coast extending from Texas to Florida, northern Louisiana, Mississippi, eastern Texas, the Rocky Mountain region and western Canada. The majority of the Company’s seismic data covers onshore regions within North America with the remainder covering offshore United States. To support its seismic data licensing business, the Company maintains warehouse and electronic storage facilities in Houston, Texas and Calgary, Alberta, Canada and offers, through its wholly owned subsidiaries, Seitel Solutions, Ltd. and Seitel Solutions Canada Ltd. (collectively, “Solutions”), the ability to access and interact, via a standard web browser and the Internet, with the seismic data library owned and marketed by the Company.

Basis of Presentation: The accompanying consolidated financial statements include the accounts of Seitel, Inc. and the accounts of its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the amounts in the prior years’ financial statements to conform to the current year’s presentation.

The Company presents its consolidated balance sheets on an unclassified basis. The portion of seismic data library costs to be amortized during the next year cannot be classified as a current asset due to Securities and Exchange Commission (“SEC”) guidance. Classification of all of these costs as noncurrent would be misleading to the reader because it would not indicate the level of assets expected to be converted into cash in the next year.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern: The Company’s financial statements have been prepared on a basis that assumes the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. On July 21, 2003, the Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (see “Note B—Reorganization Proceedings”). Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern, including recovering assets and satisfying liabilities in the normal course of business. On January 17, 2004, the Debtors filed with the Bankruptcy Court the third amended joint plan of reorganization (the “Plan”), which subsequently was amended on February 5, 2004. On March 18, 2004, the Bankruptcy Court confirmed the Plan. Under the Plan, all of the Company’s outstanding allowed pre-petition claims will be fully paid, in cash, together with post-petition (non-default rate) interest, except with respect to any disputed claims and any secured claims that are reinstated under the Plan. The Plan further provides that the Company will receive $75 million of new equity as a result of the exercise of the reorganized common stock purchase warrants and/or the sale of shares under the standby purchase agreement. Payments to creditors under the Plan will be funded utilizing (i) the net proceeds from the new equity, (ii) net proceeds of not less than $180 million from the Company’s anticipated institutional offering of new senior unsecured notes, and (iii) available cash and equivalents of not less than $35 million. Certain conditions, as fully described in “Note B—Reorganization Proceedings”, are required for the Plan to become effective. The consolidated financial statements reflect the amounts as of December 31, 2003, which the Company believes will ultimately be paid to settle liabilities and contingencies that may be allowed in bankruptcy, including interest. There can be no assurance that the transactions will be consummated in the way contemplated under the Plan, or that the Company will emerge from its reorganization proceedings as contemplated under the Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Contractual Obligations: As of December 31, 2003, the Company had approximately $272.3 million of outstanding debt and lease obligations, with aggregate contractual cash obligations summarized as follows (in thousands):

		Payments due by period
Contractual cash obligations	Total	2004	2005	2006	2007 and thereafter
Debt obligations (Note F)(1)	$260,863	$260,448	$37	$38	$340
Capital lease obligations (Note G)	6,571	1,476	2,434	34	2,627
Operating lease obligations (Note G)	4,910	1,001	963	679	2,267

Total contractual cash obligations	$272,344	$262,925	$3,434	$751	$5,234

(1)	As described in Note F, these debt obligations have contractual maturities ranging from 2003 to 2011. The Company is not in compliance with certain of the covenants related to this debt and the holders of $255 million of such debt have accelerated the maturity thereof. Pursuant to the Company’s Plan of Reorganization, $260.4 million of this debt will be paid in full in 2004; therefore, the maturities have been reflected as due in 2004.

As a result of the bankruptcy filing discussed in Note B below, the rights of and ultimate payments related to certain of these contractual obligations may be substantially altered.

Gain on Extinguishment of Liabilities: In 2003, the Company negotiated settlement of certain liabilities for less than the amounts previously recorded in the financial statements. The resulting gain of $681,000 has been reflected as a gain on extinguishment of liabilities in the accompanying consolidated statements of income for the year ended December 31, 2003.

Use of Estimates and Assumptions: In preparing the Company’s financial statements, a number of estimates and assumptions are made by management that affect the accounting for and recognition of assets, liabilities, revenues and expenses. These estimates and assumptions must be made because certain information that is used in the preparation of the Company’s financial statements is dependent on future events, cannot be calculated with a high degree of precision from data available or is not otherwise capable of being readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine and the Company must exercise significant judgment.

The most difficult, subjective and complex estimates and assumptions that deal with the greatest amount of uncertainty are related to the Company’s accounting for its seismic data library. In addition, management adopted a new accounting principle and revised several of the key assumptions and estimates in the accounting for the Company’s seismic data library in 2002 and recorded significant impairment charges in 2003 and 2002 (see Note C).

The Company’s accounting for its seismic data library requires it to make significant estimates and assumptions relative to future sales and cash flows from such library. These cash flows impact future amortization rates, as well as impairment charges, and the cash flows are highly subjective. The Company estimates future revenue primarily by analyzing the historical revenue trends generated by its existing seismic data library. Any changes in the Company’s estimates or underlying assumptions will impact the Company’s income from operations prospectively from the date changes are made. To the extent that such estimates, or the assumptions used to make those estimates, prove to be significantly different than actual results, the carrying value of the seismic data library may be subject to higher prospective amortization rates, additional straight-line amortization or impairment losses. In addition, based on future events, the Company may make changes in the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

estimated useful life of the asset. Changes in the underlying assumptions regarding future sales and cash flows from the library or revisions to its estimated useful life may cause the Company’s prospective amortization expense to decrease or increase materially and may also result in significant impairment losses being recognized. If such changes or revisions take place in the future, the effect on the Company’s reported results could be significant to any particular reporting period.

In a portion of its seismic data library activities, the Company engages in certain non-monetary exchanges and records a data library asset for the seismic data acquired and recognizes revenue on the transaction in accordance with its policy on revenue from data licenses. These transactions are valued at the fair value of the data received by the Company or licenses granted by the Company, whichever is more readily determinable. In addition, in exchanges valued at $500,000 or more, the Company obtains third-party concurrence to support its estimate of the fair value of the transactions. The Company’s estimate of the value of these transactions is highly subjective and based, in large part, on data sales transactions between the Company and a limited number of customers over a limited time period, and appraisals of the value of such transactions based on a relatively small market of private transactions over a limited period of time.

Actual results could differ materially from the estimates and assumptions that the Company uses in the preparation of its financial statements. To the extent management’s estimates and assumptions change in the future, the Company’s future profitability may improve or decline significantly based on such changes.

Revenue Recognition:

Revenue from Data Acquisition

Revenue from the creation of new seismic data is recognized using the proportional performance method based upon costs incurred and work performed to date as a percentage of total estimated costs and work required. Management believes that this method is the most reliable and representative measure of progress for its data creation projects. The duration of most data creation projects is generally less than one year. Under these contracts, the Company creates new seismic data designed in conjunction with its customers and specifically suited to the geology of the area using the most appropriate technology available. The contracts typically result in one or more customers underwriting a significant portion of the direct creation costs in exchange for a license or licenses to use the resulting data. Customers make periodic payments throughout the creation period, which generally correspond to costs incurred and work performed. These payments are non-refundable. The Company outsources the substantial majority of the work required to complete data acquisition projects to third party contractors. The Company’s payments to these third party contractors comprise the substantial majority of the total estimated costs of the project and are paid throughout the creation period. The creation process generally occurs in the following stages: permitting, surveying, drilling, recording and processing. The stages of this work often occur concurrently. Throughout the creation period, the customers receive legally enforceable rights and access to, and the benefits of, the results of all work performed. The customers also receive access to and use of the newly acquired and processed data. The customers may have exclusive access to the work performed and exclusive use of the newly acquired and processed data for a limited term, which is generally less than nine months, after final delivery of the processed data. The customers’ access to and use of the results of the work performed and of the newly acquired, processed data is governed by a license agreement which is a separate agreement from the acquisition contract. The Company’s acquisition contracts require the customer either to have a license agreement in place or to execute one at the time the acquisition contract is signed. The Company maintains sole ownership of the newly acquired data, which is added to its library, and is free to license the data to other customers when the original customers’ exclusivity period ends.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Revenue from Data Licenses

The Company licenses data from its seismic data library to customers to review for a limited period of time or to hold long-term under four basic forms of contracts.

Under the first form of contract, the customer licenses and selects data from the data library at the time the contract is entered into.

Under the second form of contract, referred to as a “review and possession” contract, the customer obtains the right to review a certain quantity of data for a limited period of time. During the review period, the customer may select specific data from that available for review to hold long-term under its license agreement. Any data not selected for long-term licensing must be returned to the Company at the end of the review period.

Under the third form of contract, referred to as a “library card” contract, the customer initially receives only access to data. The customer may then select specific data, from the collection of data to which it has access, to hold long-term under its license agreement. The lengths of the selection periods under the library card contracts vary.

Under the fourth form of contract, referred to as a “review only” contract, the customer obtains rights to review a certain quantity of data for a limited period of time, but does not obtain the right to select specific data to hold long-term.

The usage of all data delivered to the customer, whether for review only or to hold long-term, is governed by a license agreement, which is a separate agreement from the sales contracts that are described above. The Company’s contracts require the customer either to have a license agreement in place or to execute one at the time the contract is signed. The license agreement governs all data delivered to the customer during the term. Payment terms under the contracts vary from 30 days to 18 months depending on the size of the transaction. All payments due are non cancelable and all payments made are non-refundable. The customer has access to all available data covered by the contracts on the date the contract is executed. If the contract allows licensing of data that is not currently available, revenue is deferred until such time that the data is available for licensing. The contracts permit selection of the data in its present form, and the Company is under no obligation to make any enhancements, modifications or additions to the data unless specific terms to the contrary are included, in which case revenue with respect to such data would be deferred until performance is met. Copies of the data are available to the customer immediately upon request.

The Company recognizes revenue from licensing of seismic data when the Company has contracted with the customer for a fixed sales price; a licensing agreement is in place; the customer has selected specific data under the terms of the contract or the contract has expired without full selection having occurred; and collectibility of the sales price is reasonably assured. The Company recognizes revenue for the particular data selected as each specific selection of data is made by the customer. If selections are not completed by the expiration date of the contract, the Company recognizes any remaining revenue under that contract. In each case (selection or expiration), the earnings process is complete. The Company does not recognize revenue for amounts billed in advance of being earned until the aforementioned criteria are met. For revenue that is deferred, the Company defers the direct costs (primarily commissions) related to the revenues. Revenue from licensing of seismic data is presented net of revenue shared with other entities.

Revenue from Non-Monetary Data Licenses

In certain cases, the Company grants its customer a non-exclusive license to selected data from its library in exchange for ownership of seismic data from the customer. Occasionally, in connection with specific data

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

acquisition contracts, the Company receives both cash and ownership of seismic data from the customer as consideration for the underwriting of new data acquisition. The data that the Company receives is distinct from the data that it is licensing to the customer. Because the Company receives ownership of distinct seismic data to be added to its library, and this data may be relicensed by the Company on a continuing basis, in exchange for a data license, the exchange is not a “like-kind” exchange, which would be accounted for at historical cost. Once data selection or creation is completed, the exchange represents the culmination of the earnings process with the customer and is not merely an exchange between two seismic companies. These exchanges are referred to as non-monetary data exchanges.

In non-monetary exchange transactions, the Company records a data library asset for the seismic data acquired at the time the contract is entered into and recognizes revenue on the transaction in accordance with its policy on revenue from data licenses, that is, when the data is selected by the customer, or revenue from data acquisition, as applicable. The data license to the customer is in the form of one of the four basic forms of contracts discussed above. These transactions are valued at the fair value of the data received or delivered, whichever is more readily determinable.

The Company determines fair value of data exchanged by first determining the value of the license granted to the customer. It does so by evaluating the range of cash transactions by the Company for licenses of similar data during the prior six months for licenses in the United States and for the prior twelve months for licenses in Canada. In evaluating the range of cash transactions, the Company does not consider transactions that are disproportionately high or low. The Company then also considers the value of the data received from the customer. In determining the value of the data received, the Company considers the age, quality, current demand and future marketability of the data as well as the cost that would be required to create the data. In the United States, the Company applies a limitation on the value it assigns per square mile on the data exchanged. In Canada, in the event of a difference greater than 2% between the value of the license granted and the value of the data received, the Company assigns the lower value to the exchange. In significant exchanges, the Company obtains concurrence from an independent third party in order to support the Company’s valuation of the data received. In 2001, the Company obtained third party concurrence on all non-monetary exchanges valued at $800,000 or more. Effective January 1, 2002, the Company obtains third party concurrence on all non-monetary exchanges of $500,000 or more. The Company obtains this concurrence on an annual basis, usually in connection with the preparation of its annual financial statements. The independent third party evaluators concurred with the Company’s valuations of all significant exchange transactions during 2003, 2002 and 2001.

In 2003, 2002 and 2001, the Company recorded seismic data library assets of $13,033,000, $13,551,000 and $57,045,000, respectively, from non-monetary exchanges of seismic data, including exchanges in which the Company and the customer simultaneously issued equivalent cash payments to each other. Revenue on a significant portion of the non-monetary exchange transactions was initially deferred in accordance with the Company’s accounting policy. Because of data selections by customers and underwriting from non-monetary exchanges, the Company recognized revenue of $14,668,000, $44,965,000 and $14,875,000 in 2003, 2002 and 2001, respectively, from this activity.

Revenue from Solutions

Revenue from Solutions is recognized as the services for reproduction and delivery of seismic data are provided to customers.

Trade Receivables: The Company determines the adequacy of its allowance for doubtful accounts based on a periodic review of specific receivables for which revenue has been recognized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

In certain transactions, the Company may permit a customer to make payments on receivables over a period of time. If such payments extend beyond one year from the transaction date, the Company discounts such receivable and recognizes interest income over the term of the payments.

Property and Equipment: Property and equipment consists primarily of computer equipment, leasehold improvements and furniture and fixtures. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets of three to five years.

Marketable Equity Securities: The Company accounts for its marketable equity securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. The Company’s marketable securities are categorized as available-for-sale and are carried at fair value, with unrealized holding gains and losses, net of taxes, reflected in accumulated other comprehensive income (loss) included in stockholders’ equity until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis.

At December 31, 2003 and 2002, total unrealized gains on marketable securities were $38,000 and $7,000, respectively, and total unrealized losses on marketable securities were $19,000 and $66,000, respectively. The deferred tax expense (benefit) on the net gains/losses were $4,000 and $(3,000) at December 31, 2003 and 2002, respectively.

Debt Issue Costs: Debt issue costs related to the Company’s Senior Notes and debtor-in-possession loan facility are included in prepaid expenses, deferred charges and other assets in the consolidated balance sheet. Such costs are amortized over the scheduled maturities of the debt. As of December 31, 2003 and 2002, unamortized debt issue costs were $1,300,000 and $1,350,000, respectively. As discussed in Note B, pursuant to the Company’s confirmed Plan of Reorganization, its senior notes are expected to be paid and debtor-in-possession facility will be cancelled upon the Company’s emergence from bankruptcy. Accordingly, the remaining portion of the debt issue costs will be expensed at that time.

Income Taxes: The Company follows the asset and liability method of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred income tax assets and liabilities are recorded for the future income consequences of temporary differences between the financial reporting and income tax bases of assets and liabilities, and are measured using enacted tax rates and laws.

The Company regularly evaluates valuation allowances established for deferred tax assets for which future realization is uncertain. In assessing the realizability of deferred tax assets at December 31, 2003, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets would not be realized. The Company considers the scheduled reversal of deferred tax liabilities and tax planning strategies in making this assessment.

The Company and all of its U.S. subsidiaries file a consolidated federal income tax return. The Company does not provide U.S. taxes on the undistributed earnings of its foreign subsidiaries whose earnings are intended to be permanently reinvested in foreign operations. At December 31, 2003, accumulated net earnings of non-U.S. subsidiaries for which no U.S. federal taxes have been provided were $7.9 million.

Foreign Currency Translation: For subsidiaries whose functional currency is deemed to be other than the U.S. dollar, asset and liability accounts are translated at period-end exchange rates and revenue and expenses are translated at the current exchange rates as of the dates on which they are recognized. Resulting translation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

adjustments are included in accumulated other comprehensive income (loss) in stockholders’ equity. Accumulated translation gains (losses) were $2,047,000 and $(1,452,000) at December 31, 2003 and 2002, respectively. Any gains or losses realized on transactions or monetary assets or liabilities in currencies other than the functional currency are included in net income in the current period. Transaction gains (losses) totaling $4,136,000, $125,000 and $(315,000) for 2003, 2002 and 2001, respectively, are included in the consolidated statements of operations.

Use of Derivatives: The Company may enter into various derivative instruments to manage foreign exchange risks. Derivatives are limited in use and are entered into for purposes of hedging cash flows and not for speculative purposes. The Company may enter into foreign exchange contracts to hedge certain foreign currency denominated assets or liabilities and currency commitments. As of December 31, 2003 and 2002, the Company did not have any derivative contracts.

Earnings per Share: In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per share is computed based on the weighted average shares of common stock outstanding during the periods. Diluted earnings per share is computed based on the weighted average shares of common stock plus the assumed issuance of common stock for all potentially dilutive securities. The computations for basic and diluted net income (loss) per share for 2003, 2002 and 2001 consist of the following (in thousands, except per share amounts):

	Year Ended December 31,
	2003	2002	2001
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$(39,077)	$(138,569)	$9,580
Income (loss) from discontinued operations, net of tax	1,139	(62,709)	(24,573)
Cumulative effect of change in accounting principle, net of tax	—	(11,162)	—

Net loss	$(37,938)	$(212,440)	$(14,993)

Basic weighted average shares	25,376	25,300	24,986
Effect of dilutive securities:(1)
Options and warrants	—	—	706

Diluted weighted average shares	25,376	25,300	25,692

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$(1.54)	$(5.48)	$.38
Income (loss) from discontinued operations	.04	(2.48)	(.98)
Cumulative effect of change in accounting principle	—	(.44)	—

Net loss	$(1.50)	$(8.40)	$(.60)

Diluted:
Income (loss) from continuing operations	$(1.54)	$(5.48)	$.37
Income (loss) from discontinued operations	.04	(2.48)	(.95)
Cumulative effect of change in accounting principle	—	(.44)	—

Net loss	$(1.50)	$(8.40)	$(.58)

(1)	A weighted average year-to-date number of options and warrants to purchase 4,272,000, 7,710,000, 1,974,000 shares of common stock were outstanding during 2003, 2002 and 2001, respectively, but were not included in the computation of diluted per share net income because they were anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Material dilution may occur upon consummation of the Plan; see “Note B—Reorganization Proceedings.”

Stock-Based Compensation: The Company accounts for employee stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” APB Opinion No. 25 generally does not require compensation costs to be recorded on options which have exercise prices at least equal to the market price of the stock on the date of grant. Accordingly, no compensation cost has been recognized for the Company’s stock-based plans. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the optional accounting method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation” and expensed pro-rata over the vesting period of the awards, the Company’s net loss and loss per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

	2003	2002	2001
Net loss
As reported	$(37,938)	$(212,440)	$(14,993)
Less: Total stock-based employee expense determined under SFAS No. 123, net of tax	(3,244)	(3,816)	(9,346)

Pro forma	$(41,182)	$(216,256)	$(24,339)

Basic loss per share
As reported	$(1.50)	$(8.40)	$(.60)
Pro forma	$(1.62)	$(8.55)	$(.97)
Diluted loss per share
As reported	$(1.50)	$(8.40)	$(.58)
Pro forma	$(1.62)	$(8.55)	$(.95)

Fair Value of Financial Instruments: SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of certain financial instruments. The estimated fair value amounts have been determined by the Company using available market data and valuation methodologies. The book values of cash and equivalents, receivables and accounts payable approximate their fair values as of December 31, 2003 and 2002, due to the short-term maturity of these instruments. Based upon the rates available to the Company, the fair value of the Senior Notes and note payable to former executive approximates $223,590,000 and $172,994,000 as of December 31, 2003 and 2002, respectively, compared to the book value of $255,446,000 and $255,000,000 at December 31, 2003 and 2002, respectively. The book value of the Company’s term loan approximates fair value due to the variable interest rates under the agreement.

Comprehensive Income: In accordance with SFAS No. 130, “Reporting Comprehensive Income,” the Company has reported comprehensive income in the consolidated statements of stockholders’ equity for the three years ended December 31, 2003. Accumulated other comprehensive income for the Company consists of foreign currency translation adjustments and unrealized gains (losses) on marketable securities. Cumulative translation adjustments are not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

Recent Accounting Pronouncements: In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The Company adopted this standard on January 1, 2003. The adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Disposal or Exit Activities.” This Statement requires that liabilities for the costs associated with exit or disposal activities be recognized when the liabilities are incurred, rather than when an entity commits to an exit plan. The new rules changed the timing of liability and expense recognition related to exit or disposal activities, but not the ultimate amount of such expenses. The Company adopted SFAS No. 146 on January 1, 2003. The adoption of this standard did not have a material effect on the Company’s financial statements.

In November 2002, the FASB issued Interpretation 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for 2002 and are provided in Note H. The adoption of FIN 45 on January 1, 2003 did not have a material effect on the results of operations or balance sheet of the Company.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, along with the requirement of disclosure in both annual and interim financial statements about the method used and effect on reported results.

In January 2003, the FASB released its Interpretation No. 46, (Revised December 2003) “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46”). FIN 46 requires a company to consolidate a variable interest entity (VIE) if the company has a variable interest (or combination of variable interests) that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. These provisions apply immediately to variable interests in VIEs created after January 31, 2003, and to variable interests in special purpose entities for periods ending after December 15, 2003. The provisions apply for all other types of variable interests in VIEs for periods ending after March 15, 2004. The Company does not and is not expected to own any interest in a VIE or special purpose entity; therefore, the release of FIN 46 does not have any effect on its financial position or results of operations.

NOTE B—REORGANIZATION PROCEEDINGS

On July 21, 2003, (the “Petition Date”), Seitel, Inc. and its wholly owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Chapter 11 Case No. 03-12227 (PJW)). Seitel, Inc. and its 30 U.S. subsidiaries that have filed petitions are collectively referred to herein as the “Debtors” and the Chapter 11 cases of these entities are collectively referred to herein as the “Cases.” By order of the Bankruptcy Court dated July 25, 2003, the Cases are being jointly administered. On July 22, 2003, the Debtors filed their joint plan of reorganization. Since the Petition Date, the Debtors have continued to operate their business and manage their properties as “debtors-in-possession” pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. No trustee has been appointed in the Cases.

None of the Company’s direct or indirect subsidiaries or affiliates incorporated in Canada or other non-U.S. jurisdictions have filed Chapter 11, and none are expected to file for reorganization or protection from creditors under any insolvency or similar law in the U.S. or elsewhere. Such non-filing, non-U.S. based subsidiaries and affiliates are called “non-Debtors”.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The previously filed involuntary bankruptcy petitions which were pending against the Company were dismissed on July 25, 2003 by order of the Bankruptcy Court pursuant to a joint request for such dismissal filed by the Company and Ranch Capital L.L.C. (“Ranch”). Ranch previously purchased all of the senior unsecured notes (the “Notes”) held by the entities which filed the involuntary bankruptcy petitions. Ranch subsequently sold the Notes to Berkshire Hathaway Inc. (“Berkshire”). An official equity committee (the “Official Equity Committee”) was appointed on August 11, 2003.

On the Petition Date, the Debtors sought, and thereafter obtained, authority to take a broad range of actions, including to honor and perform under their pre-petition customer data agreements and to promote a “business as usual” atmosphere with customers and employees. This relief was essential to minimize disruptions to the Debtors’ businesses as a result of the commencement of the Cases and to assure their customers that the data license agreements for selection of seismic data would be honored pending confirmation of a plan. Additionally, other first day orders were obtained, including authority to pay certain, limited pre-petition employee wages and benefits, providing adequate assurance of future payments to utility companies, continued use of cash management systems, payment of pre-petition sales and use taxes and appointment of a claims and balloting agent.

By order dated September 22, 2003, the Bankruptcy Court approved a $20 million debtor-in-possession loan facility (the “DIP Facility”) from Wells Fargo Foothill, Inc. (“Foothill”), subject to certain conditions.

On October 6, 2003, the Debtors filed their first amended joint plan of reorganization, which superseded the joint plan of reorganization. The disclosure statement relating to the first amended joint plan of reorganization was approved upon notice, and a hearing to consider confirmation of the first amended joint plan of reorganization was scheduled in the Bankruptcy Court for November 4, 2003. In October 2003, the Company’s stockholders voted to reject the first amended joint plan of reorganization.

On October 27, 2003, the Official Equity Committee moved to adjourn the Bankruptcy Court hearing to consider confirmation of the first amended joint plan of reorganization and to terminate the Debtors’ statutory exclusivity period. Following a hearing, the Bankruptcy Court ordered the termination of the Debtors’ exclusivity period, and on November 6, 2003 the Official Equity Committee filed with the Bankruptcy Court its own proposed, initial plan of reorganization (the “Committee Plan”). The Debtors and the holders of senior unsecured notes objected to the Committee Plan on the basis, among others, that the Committee Plan was not “feasible” within the meaning of Section 1129 of the Bankruptcy Code.

The Debtors continued to pursue confirmation of their first amended joint plan of reorganization and filed a motion in the Bankruptcy Court on December 4, 2003 to implement auction procedures in support of such confirmation. At or about that time, the Debtors, the holders of senior unsecured notes and the Official Equity Committee commenced discussions with respect to the formulation and implementation of an alternative, consensual Chapter 11 plan of reorganization intended to result in a transaction that would satisfy and address the claims and equity interests of all the Debtors’ creditors and stockholders.

On January 17, 2004, the Debtors filed with the Bankruptcy Court the Plan, which subsequently was amended on February 5, 2004. The Plan was supported and accepted by the Official Equity Committee, as well as Berkshire and Ranch, and was accepted by the holders of more than 99.6% of the shares of the Company’s common stock who voted on the Plan. On March 18, 2004, the Bankruptcy Court confirmed the Plan.

Under the Plan:

•	All of the Company’s outstanding allowed pre-petition claims will be fully paid, in cash, together with post-petition (non-default rate) interest, except with respect to any disputed claims and any secured claims that are reinstated under the Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

•	All 25,375,683 outstanding shares of the Company’s common stock will be cancelled and such shares will be converted into the right to receive and be exchanged for:

•	an aggregate of 25,375,683 shares of reorganized common stock, representing all of the issued and outstanding shares of reorganized common stock on the effective date of the Plan, and

•	warrants to purchase an aggregate of 125,000,000 shares of reorganized common stock (“Stockholder Warrants”) at an exercise price of $.60 per share.

•	The Standby Purchasers will purchase up to $75 million worth of reorganized common stock (representing the maximum number of shares subject to the Stockholder Warrants) not purchased by stockholders upon the exercise of their warrants.

•	The Standby Purchasers will receive additional warrants to purchase up to 15,037,568 shares of reorganized common stock, representing 9.10% of the issued and outstanding shares of reorganized common stock on a fully diluted basis. Such warrants will expire seven years after their issuance and have an exercise price of $.72 per share.

Payments to creditors under the Plan will be funded utilizing (i) the net proceeds from the exercise of the reorganized common stock purchase warrants and/or the sale of shares under the standby purchase agreement, (ii) net proceeds of not less than $180 million from our anticipated institutional offering of new senior unsecured notes, and (iii) available cash and equivalents of not less than $35 million.

The effective date of the Plan is anticipated to occur in late April or early May 2004. The Plan will not become effective unless and until the following conditions have occurred:

•	the contemplated institutional private placement of new senior notes is consummated resulting in net proceeds to the Company of not less than $180 million,

•	the contemplated new revolving credit facility is closed and is in full force and effect,

•	the Registration Statement is declared effective by the SEC, and no stop order has been issued in respect thereof,

•	the Company’s initial board of directors is appointed as set forth in the Plan and has agreed to serve as a director of the Company,

•	the Company has cash or cash equivalents in hand as of the effective date of the Plan and available to satisfy claims under the Plan of not less than $35 million, and

•	the effective date of the Plan has occurred on or prior to July 31, 2004.

The Company, with the consent of the Official Equity Committee and the Standby Purchasers and in certain cases, Berkshire and Ranch (which consent will not unreasonably be withheld), may waive any of the conditions set forth above, at any time, without notice, without leave or order of the bankruptcy court, and without any formal action other than proceeding to consummate the Plan.

In addition to the conditions precedent under the Plan, Mellon HBV Alternative Strategies LLC (“Mellon HBV”) has required the Company to satisfy separate conditions under the standby funding commitment entered into between the Company and Mellon HBV on January 5, 2004. Mellon HBV has the right to terminate its standby funding commitment if any of the conditions precedent under the standby commitment letter are not met. Mellon HBV also retains the right to terminate the standby funding commitment upon the occurrence and non-occurrence of certain events. Mellon HBV may, at its option, waive any of the conditions or termination events.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

There can be no assurance that the transactions will be consummated in the way contemplated under the Plan, that the Company will consummate the Plan by July 31, 2004, or that the Company will emerge from its reorganization proceedings as contemplated under the Plan.

Generally, pre-Petition Date claims against the Debtors fall into two categories: secured and unsecured, including certain contingent or unliquidated claims. Under the Bankruptcy Code, a creditor’s claim is treated as secured only to the extent of the value of the collateral securing such claim, with the balance of such claim being treated as unsecured. The amount and validity of pre-Petition Date contingent or unliquidated claims ultimately may be established by the Bankruptcy Court or by agreement of the parties. As a result of the Cases, additional pre-Petition Date claims and liabilities have been asserted, some of which are significant. The Debtors have objected to many of the asserted claims which the Debtors believe are improper or overstated. No provision has been included in the accompanying financial statements for such contingent or unliquidated claims that have been filed with the Bankruptcy Court except to the extent the Company believes such claims to be probable and estimable.

The accompanying consolidated financial statements have been prepared in accordance with AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, and on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. However, as a result of the Cases, such realization of assets and liquidation of liabilities is subject to a significant number of uncertainties.

The following tables set forth certain financial information for the Debtors and non-Debtors (in thousands):

Condensed Consolidating Balance Sheets

December 31, 2003

	Debtors	Non-Debtors	Consolidation/ Elimination Entries	Consolidated
Cash and equivalents	$41,133	$3,229	$—	$44,362
Receivables	41,410	8,098	—	49,508
Investment in subsidiaries	294,848	22,955	(317,803)	—
Intercompany receivables (payables)	16,657	(16,657)	—	—
Net seismic data library	193,826	53,715	—	247,541
Net property and equipment	8,013	7,418	—	15,431
Other assets	8,904	1,343	—	10,247

	$604,791	$80,101	$(317,803)	$367,089

Liabilities not subject to compromise:
Accounts payable and accrued liabilities	$11,522	$5,892	$—	$17,414
Debt, including capital leases	9,232	2,756	—	11,988
Other liabilities	40,729	20,117	—	60,846
Liabilities subject to compromise	273,119	—	—	273,119
Stockholders’ equity	270,189	51,336	(317,803)	3,722

	$604,791	$80,101	$(317,803)	$367,089

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2003

	Debtors	Non-Debtors	Consolidation/ Elimination Entries	Consolidated
Revenue	$112,584	$22,319	$(3,438)	$131,465
Expenses:
Depreciation and amortization	68,664	13,974	—	82,638
Cost of sales	753	75	(13)	815
Selling, general and administrative expenses	26,721	10,518	(3,425)	33,814
Impairment of seismic data library	29,959	—	—	29,959

Loss from operations	(13,513)	(2,248)	—	(15,761)
Interest expense, net	(18,859)	(1,091)	—	(19,950)
Foreign currency exchange gains	97	4,039	—	4,136
Gain on extinguishment of liabilities	681	—	—	681
Reorganization items	(5,984)	—	—	(5,984)
Provision for income taxes	(728)	(1,471)	—	(2,199)
Income from discontinued operations	1,139	—	—	1,139

Net loss	$(37,167)	$(771)	$—	$(37,938)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2003

	Debtors	Non-Debtors	Consolidation/ Elimination Entries	Consolidated
Net cash provided (used) by:
Operating activities	$67,468	$12,846	$—	$80,314
Investing activities	(43,603)	(5,065)	—	(48,668)
Financing activities	(4,005)	(1,641)	—	(5,646)
Effect of exchange rate changes	—	(3,376)	—	(3,376)
Net cash provided by discontinued operations	221	—	—	221

Net increase in cash and equivalents	20,081	2,764	—	22,845
Cash and equivalents at beginning of period	21,052	465	—	21,517

Cash and equivalents at end of period	$41,133	$3,229	$—	$44,362

Classification of Liabilities as “Liabilities Not Subject to Compromise” Versus “Liabilities Subject to Compromise.” Liabilities not subject to compromise include: (1) liabilities incurred after the Petition Date of the Cases; (2) pre-Petition Date liabilities that the Debtors expect to pay in full including priority tax and employee claims, even though these amounts may not be paid until a plan of reorganization is approved; and (3) deferred revenue in connection with customer data agreements.

Liabilities subject to compromise refer to all other pre-Petition Date liabilities of the Debtors. The amounts of the various liabilities that are subject to compromise are set forth below. These amounts represent the Company’s estimates of known or probable pre-Petition Date claims that are likely to be resolved in connection with the Cases. Such claims remain subject to future adjustments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The amounts subject to compromise at December 31, 2003 consisted of the following items (in thousands):

Accounts payable	$734
Accrued interest	12,323
Other accrued liabilities	4,616
Debt	255,446

Total	$273,119

The classification of liabilities “not subject to compromise” versus liabilities “subject to compromise” is based on currently available information and analysis. As the Cases proceed and additional information and analysis is completed or, as the Court rules on relevant matters, the absolute amount of and the classification of amounts between these two categories may change. The amount of any such changes could be material.

Reorganization Items. Reorganization items under the Cases are expense or income items that are incurred or realized by the Debtors because they are in reorganization. These items include, but are not limited to, professional fees and similar types of expenses incurred directly related to the Cases, loss accruals or gains or losses resulting from activities of the reorganization process, and interest earned on cash accumulated by the Debtors because they are not paying their pre-petition liabilities. For the year ended December 31, 2003, reorganization items were as follows (in thousands):

Professional fees	$5,074
Interest Income	(32)
Provision for rejected executory contract	250
Other	692

Total	$5,984

NOTE C—SEISMIC DATA LIBRARY

The seismic data library consists of seismic surveys that are offered for license to customers on a non-exclusive basis. Costs associated with creating, acquiring or purchasing the seismic data library are capitalized and amortized principally on the income forecast method subject to a straight-line amortization period of seven years for onshore data and five years for offshore data, applied on a quarterly basis at the individual survey level.

The following table sets forth a summary of the net book value of the Company’s seismic data library (in thousands):

	As of December 31,
	2003	2002
US Onshore:
Gulf Coast Texas 3D	$75,551	$81,294
Southern Louisiana/Mississippi 3D	93,966	117,282
Rocky Mountain 3D	5,895	5,197
Northern Louisiana 3D	2,175	3,882
Other US 2D and 3D	3,085	6,365
Canada 2D and 3D	58,317	45,565
US Offshore	8,552	24,811

Total	$247,541	$284,396

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

At December 31, 2003 and 2002, 5.2% and 2.4%, respectively, of the net book value of the seismic data library were projects in progress.

Costs of Seismic Data Library

For purchased seismic data, the Company capitalizes the purchase price of the acquired data.

For data acquired through a non-monetary data exchange, the Company capitalizes an amount equal to the fair value of the data received by the Company or the fair value of the license granted to the customer, whichever is more readily determinable. In the case of any single non-monetary exchange where the fair value recorded is in excess of a specified amount ($500,000 in 2003 and 2002 and $800,000 in 2001), the Company also obtains concurrence from a third party to support the Company’s valuation.

For internally created data, the capitalized costs include costs paid to third parties for the acquisition of data and related permitting, surveying and other activities associated with the data creation activity. In addition, the Company capitalizes certain internal costs related to processing the created data. Such costs include salaries and benefits of the Company’s processing personnel and certain other costs incurred for the benefit of the processing activity. The Company believes that the internal processing costs capitalized are not greater than, and generally are less than, those that would be incurred and capitalized if such activity were performed by a third party. Capitalized costs for internal data processing were $1,925,000 in 2003, $1,716,000 in 2002 and $1,785,000 in 2001.

In addition, prior to 2002, the Company capitalized an allocated portion of certain other internal costs, such as salaries, benefits and other costs incurred for seismic data project design and management. In 2002, the Company limited such other capitalized costs to salaries and benefits for a small group of employees. Capitalized costs related to this project design and management activity were $428,000 in 2002 and $4,018,000 in 2001. Effective January 1, 2003, the Company no longer capitalizes any portion of these project design and management costs.

Data Library Amortization

Prior to 2002, the Company’s created seismic data was amortized on the income forecast method, purchased data constituting more than 5% of the seismic data library was amortized on the greater of the income forecast method or a ten year straight-line schedule and other purchased data was amortized generally on a ten year straight-line schedule.

Effective January 1, 2002 (see “Change in Accounting Principle” below), the Company amortizes its seismic data library using the greater of the amortization that would result from the application of the income forecast method or a straight-line basis over the useful life of the data.

The Company applies the income forecast method by forecasting the ultimate revenue expected to be derived from a particular data library component over the estimated useful life of each survey comprising part of such component. This forecast is made by the Company annually and reviewed quarterly. If, during any such review, the Company determines that the ultimate revenue for a library component is expected to be significantly different than the original estimate of total revenue for such library component, the Company revises the amortization rate attributable to future revenue from each survey in such component. In addition, in connection with such reviews and updates, the Company evaluates the recoverability of its seismic data library, and if required under “SFAS” No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” records an impairment charge with respect to such data. See discussion on “Seismic Data Library Impairment” below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The actual rate of amortization as a percentage of seismic revenue for the past three years was 60%, 84% and 43% for 2003, 2002 and 2001, respectively. The actual rate of amortization in future years will depend on the specific seismic surveys licensed and selected by the Company’s customers during the year. The amortization rates vary by component and, effective January 1, 2004, range from a low of 47% to a high of 100% with a weighted average rate of 56% based on the net book value of each component compared with the net book value of the entire seismic data library as of such date.

The greater of the income forecast or straight-line amortization policy is applied quarterly on a cumulative basis at the individual survey level. Under this policy, the Company first records amortization using the income forecast method. The cumulative amortization recorded for each survey is then compared with the cumulative straight-line amortization. If the cumulative straight-line amortization is higher for any specific survey, additional amortization expense is recorded, resulting in accumulated amortization being equal to the cumulative straight-line amortization for such survey. This requirement is applied regardless of future-year revenue estimates for the library component of which the survey is a part and does not consider the existence of deferred revenue with respect to the library component or to any survey. As discussed below in “Revision of Useful Life of Data Library,” the Company revised its useful life estimate in the fourth quarter of 2002 from ten years to five years with respect to offshore data and from ten years to seven years with respect to onshore data.

Change in Accounting Principle

In the second quarter of 2002, the Company changed its accounting policy for amortizing its created seismic data library from the income forecast method to the greater of the income forecast method or the straight-line method over the useful life of the data and reported the adoption of the new method as a cumulative effect of a change in accounting principle retroactive to January 1, 2002. The Company changed its accounting policy in an effort to increase the transparency of its methodology and to be more consistent with other industry competitors. Accordingly, the Company recorded a pre-tax charge of $17.2 million (after-tax charge of $11.2 million) as of January 1, 2002. Pro forma net income for the year ended December 31, 2001, assuming the revised amortization policy had been applied retroactively, was as follows (in thousands, except per share amounts):

Description	Year Ended December 31, 2001
Income from continuing operations:
As reported	$9,580
Pro forma	5,178
Income from continuing operations per share:
As reported, basic	$.38
Pro forma, basic	.21
As reported, diluted	.37
Pro forma, diluted	.20
Net loss:
As reported	$(14,993)
Pro forma	(19,395)
Net loss per share:
As reported, basic	$(.60)
Pro forma, basic	(.78)
As reported, diluted	(.58)
Pro forma, diluted	(.75)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Revision of Useful Life of Data Library

In the fourth quarter of 2002, the Company reevaluated its estimate of the useful life of its seismic data library. The Company considered a number of factors, including, among others, the impairment charges it recorded in 2002, the additional amortization charges the Company recorded during the first three quarters of 2002 pursuant to its amortization policy and seismic industry conditions. As a result, in the fourth quarter of 2002, the Company revised the estimated useful life of its seismic data library to reduce the useful life of offshore data from ten to five years and onshore data from ten to seven years. With respect to each survey in the data library, the useful life policy is applied from the time such survey is available for licensing to customers generally, since some data in the library may not be licensed until an exclusivity period (usually nine months or less) has lapsed.

Since certain surveys within the seismic data library were older than the revised estimate of useful life, the Company recorded additional amortization expense of $45.7 million on the date the revision became effective, October 1, 2002. In addition, the Company recorded minimum amortization charges of $8.7 million in the fourth quarter of 2002, pursuant to the revised estimates of useful lives. The effect from this change on reported results was a reduction in net income of $58.8 million or $2.32 per share for the year ended December 31, 2002.

As a result of the adoption of the new accounting principle described above and the revision of the estimates of the useful lives of the seismic data in the fourth quarter of 2002, all of the Company’s seismic data library is amortized on the greater of the income forecast method or straight-line amortization over five or seven years, as applicable.

Seismic Data Library Impairment

As events or conditions require, the Company evaluates the recoverability of its seismic data library in accordance with SFAS No. 144. The Company evaluates its seismic data library for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company considers the level of sales performance in each component compared to projected sales, as well as industry conditions, among others, to be key factors in determining when its seismic data should be evaluated for impairment.

Prior to the fourth quarter of 2002, the Company evaluated its seismic data library in the following components: (a) Gulf of Mexico offshore data, (b) Gulf Coast onshore data, (c) Rocky Mountain region data (including U.S. areas outside the Gulf Coast), (d) Canadian data, and (e) international data outside of North America.

In the fourth quarter of 2002, the Company reevaluated the level which constitutes the lowest level of independently identifiable cash flows. In its reevaluation, the Company considered the results of the comprehensive forecasting process that had been undertaken by management in the fourth quarter of 2002, recent sales trends and management’s expectations relative to its ability to attribute revenues to lower survey aggregation levels. The results of management’s analysis indicated that the Company could reasonably forecast the future sales at levels lower than previously practicable. Accordingly, in the fourth quarter of 2002, the Company refined its impairment evaluation methodology to evaluate its seismic data library in components based on the Company’s operations and geological and geographical trends, and as a result, established the following data library segments for purposes of evaluating impairments: (I) Gulf of Mexico offshore comprised of the following components: (a) multi-component data, (b) value-added products, (c) ocean bottom cable data, (d) shelf data, and (e) deep water data; (II) North America onshore comprised of the following components: (a) Texas Gulf Coast, (b) northern, eastern and western Texas, (c) southern Louisiana/Mississippi, (d) northern Louisiana, (e) Rocky Mountains, (f) North Dakota, (g) other United States, (h) Canada and (i) value-added products, and (III) international data outside North America. The Company believes that these library components constitute the lowest levels of independently identifiable cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

In accordance with SFAS No. 144, the impairment evaluation is based first on a comparison of the undiscounted future cash flows over each component’s remaining estimated useful life with the carrying value of each library component. If the undiscounted cash flows are equal to or greater than the carrying value of such component, no impairment is recorded. If undiscounted cash flows are less than the carrying value of any component, the forecast of future cash flows related to such component is discounted to fair value and compared with such component’s carrying amount. The difference is recorded as an impairment loss equal to the difference between the library component’s carrying amount and the discounted future value of the expected revenue stream.

For purposes of evaluating potential impairment losses, the Company estimates the future cash flows attributable to a library component by evaluating, among other factors, historical and recent revenue trends, oil and gas prospectivity in particular regions, general economic conditions affecting its customer base and expected changes in technology. The cash flow estimates exclude expected future revenues attributable to non-monetary data exchanges and future data creation projects.

The estimation of future cash flows and fair value is highly subjective, inherently imprecise and can change materially from period to period based on the factors described in the preceding paragraph, among others. Accordingly, if conditions change in the future, the Company may record further impairment losses relative to its seismic data library, which could be material to any particular reporting period.

In 2003 and 2002, the Company recorded impairment charges totaling $30.0 million and $83.0 million, respectively. These charges related to several different components of our seismic data library. Based on industry conditions and the recent level of cash sales for certain of its library components, the Company revised its estimate of future cash flows for those library components. As a result, the Company determined that the revised estimate of future cash flows would not be sufficient to recover the carrying value of such certain components, and accordingly, recorded impairments based on the fair value of such library components by discounting their estimated cash flows using a risk adjusted rate of return.

NOTE D—DISCONTINUED OPERATIONS

In June 2002, the Company’s Board of Directors unanimously adopted a plan to dispose of the Company’s oil and gas operations by sale. Accordingly, the Company’s consolidated financial statements report the oil and gas operations as discontinued operations. During 2002, the Company sold a majority of its oil and gas assets and reflected such assets at their fair value at December 31, 2002. During 2003, the Company revised its estimate of the fair value of its remaining oil and gas properties and increased its estimate of fair value by $985,000. In January 2004, the Company sold a portion of its remaining oil and gas assets for approximately $1,287,000. The Company continues to market its remaining oil and gas assets for sale.

Revenue from the discontinued operations was $328,000, $7,768,000 and $21,091,000 for 2003, 2002 and 2001, respectively. Pre-tax income (losses) from the discontinued operations were $1,139,000, $(62,709,000) and $(37,805,000) for 2003, 2002 and 2001, respectively.

The Company uses the full-cost method of accounting for its oil and gas operations.

NOTE E—INCOME TAXES

The discussion of income taxes herein does not include the income tax effects of discontinued operations as explained in Note D or the cumulative effect of the change in accounting principle explained in Note C of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Income (loss) from continuing operations before provision for income taxes for each of the three years ended December 31, 2003 is comprised of the following (in thousands):

	2003	2002	2001
U.S.	$(37,441)	$(147,196)	$15,112
Foreign	563	(9,677)	1,216

	$(36,878)	$(156,873)	$16,328

The provision (benefit) for income taxes for each of the three years ended December 31, 2003, is comprised of the following (in thousands):

	2003	2002	2001
Current:
Federal	$(11,014)	$(13,563)	$11,147
State	(54)	664	202
Foreign	(8)	274	541

	(11,076)	(12,625)	11,890

Deferred:
Federal	11,779	(4,457)	(5,129)
Foreign	1,496	(1,222)	(13)

	13,275	(5,679)	(5,142)

Tax provision:
Federal	765	(18,020)	6,018
State	(54)	664	202
Foreign	1,488	(948)	528

	$2,199	$(18,304)	$6,748

The differences between the U.S. Federal income taxes computed at the statutory rate (35%) and the Company’s income taxes for financial reporting purposes are as follows (in thousands):

	2003	2002	2001
Statutory Federal income tax	$(12,907)	$(54,906)	$5,715
State income tax, less Federal benefit	(35)	432	131
Tax difference on foreign earnings	1,334	2,046	525
Reduction in foreign tax rates	(125)	—	(422)
Change in valuation allowance	7,254	36,566	—
Non-deductible expenses and other, net	6,678	(2,442)	799

Income tax expense (benefit)	$2,199	$(18,304)	$6,748

The change in valuation allowance in 2002 in the above table does not include the valuation allowance attributable to discontinued operations of $21,948,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The components of the net deferred income tax asset (liability) reflected in the Company’s consolidated balance sheets at December 31, 2003 and 2002 were as follows (in thousands):

	Deferred Tax Assets (Liabilities) at December 31,
	2003	2002
Deferred revenue	$21,989	$21,490
Depreciation, depletion and amortization	29,919	30,727
Alternative minimum tax credit carryforward	—	5,099
Canadian net operating loss carryforward	9,760	6,141
Foreign tax credits	191	191
Accrued expenses and other	4,880	8,881

Total deferred tax assets	66,739	72,529
Less: Valuation allowance	(66,003)	(58,749)

Deferred tax assets, net of valuation allowance	736	13,780

Deferred expenses and other	(2,689)	(2,458)

Total deferred tax liabilities	(2,689)	(2,458)

Net deferred tax asset (liability)	$(1,953)	$11,322

The Company considered (i) the losses recorded in 2002 and 2003, and (ii) the fact that there is substantial doubt about the Company’s ability to continue to recover assets and satisfy liabilities in the normal course of business, as negative evidence relative to the realization of its deferred tax assets. Accordingly, the Company has recorded a valuation allowance for its deferred tax assets that are not assured of realization by either offsetting existing taxable differences or carryback to open tax years. Any deferred tax assets the Company generates in the near future will also be subject to valuation allowances.

The Company anticipates filing its tax return for 2003 and claiming a refund of approximately $9.9 million as a result of carrying back the expected taxable loss for year ended December 31, 2003. This expected refund is recorded in other receivables. As of December 31, 2003, the Company has Canadian net operating loss (NOL) carryforwards of approximately $37.6 million which can be used to offset Canadian income taxes payable in future years. These Canadian NOL carryforwards will expire in periods beginning in 2007 through 2010.

In connection with the exercise of non-qualified stock options and common stock purchase warrants by employees during 2002 and 2001, the Company received $165,000 and $515,000, respectively, in Federal income tax savings which has been reflected as a credit to additional paid-in capital.

NOTE F—DEBT

The following is a summary of the Company’s debt (in thousands):

	December 31,
	2003	2002
Notes	$255,000	$255,000
Debtor-in-Possession Loan Facility	—	—
Subsidiary revolving line of credit	—	—
Term loan	5,417	6,875
Demand reducing credit facility	—	1,372
Short-term borrowings	—	375
Note payable to former executive	446	—

	$260,863	$263,622

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Notes: The Company has outstanding Notes totaling $255 million at December 31, 2003 that were issued in various series from December 1995 through December 2001. The Notes bear interest at rates ranging from 7.04% to 7.48% and have maturity dates ranging from June 2003 to October 2011. The financial covenants in the Notes include, among other restrictions, maintenance of minimum net worth and limitations on total debt, interest coverage, liens, debt issuance, dividends and disposition of assets. As a result of the non-payment of interest thereon, the Company’s Chapter 11 filing and the restatement of its financial statements prior to January 1, 2002, among other factors, the Company is in default on the Notes.

On June 6, 2003, certain of the holders of the Notes filed involuntary Chapter 11 petitions against the Company and 16 of its subsidiaries that guaranteed the Notes. On June 26, 2003, the Company announced that Ranch had purchased all $255 million of the Notes. Subsequently, the Company and Ranch reached agreements extending the time by which the Company must respond to the involuntary bankruptcy petitions. On July 21, 2003, the Debtors filed voluntary petitions in bankruptcy and the Company and Ranch filed motions to dismiss the involuntary petitions (see Note B). In addition, on or before July 21, 2003, Ranch sold all of the Notes to Berkshire.

Under the terms of the Plan, the Notes will be paid in full, along with accrued interest. As of December 31, 2003, accrued interest totaled $12.3 million and was included in liabilities subject to compromise in the Consolidated Balance Sheet.

Debtor-in-Possession Loan Facility: The Bankruptcy Court approved a $20 million debtor-in-possession loan and security agreement with Wells Fargo Foothill, Inc., as lender, to support the Debtor’s operations during the course of the Cases (the “DIP Facility”). The DIP Facility will terminate upon, among other events, the earlier of June 30, 2004 or the effective date of a plan of reorganization. Advances under the DIP Facility are available pursuant to a formula based on outstanding accounts receivable and the carrying value of the seismic library of the Debtors, subject to certain limitations. If any advance is made under the DIP Facility, the first such advance must be at least in an amount equal to and the proceeds must be used to retire the balance of the term loan payable by Seitel Data Ltd. that is described below. The DIP Facility is secured by a first priority, perfected security on substantially all of the Company’s U.S. assets and a pledge of all of the issued and outstanding capital stock of the Company’s U.S. subsidiaries. The Debtors have not drawn on the DIP Facility. In connection with the application and approval by the lender of the DIP Facility, the Company paid commitment fees of $200,000 plus certain expenses. In addition, the terms of the DIP Facility include the payment of an unused line fee of .50% per annum payable in arrears.

Subsidiary Revolving Line of Credit: The Company’s wholly owned subsidiary, Olympic Seismic Ltd. (“Olympic”), has a revolving credit facility, which allows it to borrow up to $5 million (Canadian dollars) subject to an availability formula by way of prime-based loans, bankers’ acceptances or letters of credit. The rate applicable to borrowings is the bank’s prime rate plus 0.35% per annum and the bankers’ acceptances is 1.50% per annum. Letter of credit fees are based on scheduled rates in effect at the time of issuance. The facility is secured by the assets of Olympic, SEIC Trust Administration Ltd. (as sole trustee of, and for and on behalf of, SEIC Business Trust) and SEIC Holdings, Ltd., but is not guaranteed by Seitel, Inc. or any of its other United States subsidiaries. However, all intercompany debt owing by Olympic, SEIC Trust Administration Ltd., SEIC Business Trust or SEIC Holdings, Ltd. to Seitel, SEIC Partners’ Limited Partnership or to any Seitel U.S. subsidiary (approximately $54,195,000 (Canadian dollars) at December 31, 2003) has been subordinated to the repayment of the revolving credit facility. Available borrowings under the facility are equivalent to a maximum of $5 million (Canadian dollars), subject to a requirement that such borrowings may not exceed 75% of good accounts receivable (as defined in the agreement) of SEIC Trust Administration, less prior-ranking claims, if any, relating to inventory or accounts. The facility is subject to repayment upon demand and is available from time to time at the Bank’s sole discretion. A review of this demand facility is performed annually at the Bank’s discretion.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Term Loans: On August 28, 2001, the Company’s wholly owned subsidiary, Seitel Data, Ltd., obtained a term loan totaling $10 million for the purchase of certain seismic data, some of which secures the debt. The loan matures on October 1, 2004, and bears interest at the rate of LIBOR plus 2.9% (4.02% at December 31, 2003). Monthly principal payments total $208,000. The Company is not in compliance with the payment terms or covenants of this term loan. Under the terms of the Plan, this term loan will be paid in full, along with accrued interest. As of December 31, 2003, accrued interest totaled $111,000.

On December 9, 2002, the Company’s wholly owned subsidiary, SEIC Business Trust (the “Trust”), entered into a demand reducing credit facility to borrow $2.67 million (Canadian dollars) by way of prime-based loans. Monthly payments total $166,670 (Canadian dollars) plus interest. The facility was paid in full in 2003.

In 2002, the Company entered into short-term financing arrangements in order to finance certain of its insurance premiums. The loans matured and were paid off in February 2003 and June 2003.

Note Payable to Former Executive: In connection with the settlement of certain litigation, the Company entered into a note payable to a former executive consisting of payments of $6,417 per month for 36 months commencing June 2003 and payments of $6,000 per month for 84 months commencing June 2006. The note is non-interest bearing. The note is guaranteed by Olympic Seismic, Ltd., a wholly owned Canadian subsidiary of the Company and a non-Debtor. Under the terms of the Plan, this note payable will be reinstated pursuant to its original terms.

Based on the terms of the Plan and the terms of debt not subject to the Plan, the aggregate maturities of the Company’s debt over the next five years and thereafter are as follows: $260,448,000 in 2004, $37,000 in 2005, $38,000 in 2006, $40,000 in 2007, $44,000 in 2008 and $256,000 thereafter.

NOTE G—LEASE OBLIGATIONS

Assets recorded under capital lease obligations of $10,096,000 and $9,828,000 at December 31, 2003 and 2002, respectively, are included in property and equipment. Accumulated depreciation related to such assets was $5,087,000 and $3,063,000 at December 31, 2003 and 2002, respectively. Depreciation on the assets recorded under capital leases is included in depreciation expense.

The Company leases office space under operating leases, some of which include renewal options. Rental expense for 2003, 2002 and 2001 was approximately $901,000, $1,413,000 and $1,170,000, respectively.

Future minimum lease payments for the five years subsequent to December 31, 2003 and in the aggregate are as follows (in thousands):

	Capital Leases	Operating Leases
2004	$2,110	$1,001
2005	2,885	963
2006	260	679
2007	278	458
2008	287	444
Thereafter	4,290	1,365

Total minimum lease payments	10,110	$4,910

Less amount representing interest	3,539

Present value of net minimum lease payments	$6,571

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The Company subleases certain of its office space. Future minimum lease payment receivables under the sublease as of December 31, 2003 are as follows: $113,000 in 2004; $113,000 in 2005 and $47,000 in 2006.

On April 30, 2002, Olympic entered into a sale leaseback agreement on a building and land located in Calgary, Alberta, Canada. Proceeds of the sale were $3.6 million (Canadian dollars). The term of the lease is a 20-year capital lease with lease payments of: $336,000 (Canadian dollars) in years 1-5; $370,860 (Canadian dollars) in years 6-10; $409,500 (Canadian dollars) in years 11-15; and $452,340 (Canadian dollars) in years 16-20. The transaction resulted in a gain on the sale of $737,000, which has been deferred and is being recognized into income over the term of the lease.

NOTE H—COMMITMENTS AND CONTINGENCIES

In October 2001, the Company guaranteed an institutional loan totaling $600,000 to its former chief operating officer and general counsel, who later was named chief executive officer and who resigned in November 2002. Under the terms of his separation agreement, a portion of the amount outstanding was paid and the former employee is required to make annual installments of $60,000 with a maturity date of November 13, 2006. The loan is presently current and not in default.

Internal and Securities and Exchange Commission Investigations

In December 2002, after allegations arose regarding the actions of certain of the Company’s former officers, the Company became the subject of a formal investigation by the SEC’s Division of Enforcement (the “Enforcement Division”). The Company was also notified by the Enforcement Division that it intended to recommend that the SEC initiate enforcement proceedings against Seitel for alleged books and records and internal control violations. The Company cooperated fully with the SEC during the course of its investigation, and on May 16, 2003, Seitel reached a consensual resolution of the SEC’s civil complaint resulting in its consent to a final judgment of permanent injunction being entered against the Company on June 16, 2003 in the United States District Court for the Southern District of Texas, Houston Division. The agreement for the entry of the SEC Injunction was without admission or denial of the allegations in the SEC complaint which had alleged violations of the reporting, books and records, internal controls and proxy statement sections and regulations of the Exchange Act. In determining to enter into the agreement, the SEC took into consideration the fact that Seitel had promptly undertaken remedial action and fully cooperated with the SEC staff.

Litigation

See “Note B—Reorganization Proceedings” for a detailed discussion of our Chapter 11 reorganization and the Plan.

On February 3, 2003, the former holders of Seitel’s senior unsecured notes accelerated the senior unsecured notes and made demand upon the Company and certain of its former and current officers and directors for money damages arising from certain alleged negligent actions and/or misrepresentations of those officers and directors. The holders alleged that money damages arising from the foregoing claims were not fully quantified, but exceeded $20 million and included, without limitation, the lost value of such holders’ investment in the senior unsecured notes. Notice of the demand has been provided by the Company to our insurance carriers. The holders of the senior unsecured notes did not commence suit. As of June 26, 2003, all of the former holders of senior unsecured notes had sold their senior unsecured notes to Ranch, who subsequently sold the senior unsecured notes to Berkshire. Under the Plan, all of the foregoing claims will be released and discharged.

The Company and certain of its former and current officers and directors have been named as defendants in eleven lawsuits brought as class actions alleging violations of the federal securities laws, all of which were

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

consolidated by an Order entered August 7, 2002, under Cause No. 02-1566, styled In re Seitel, Inc. Securities Litigation, in the United States District Court for the Southern District of Texas. The Court appointed a lead plaintiff and lead counsel for plaintiffs, who subsequently filed a consolidated amended complaint, which added the Company’s auditors, Ernst & Young LLP, as a defendant. The consolidated amended complaint alleges that during a proposed class period of May 5, 2000 through April 1, 2002, the defendants violated sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 by overstating revenues in violation of generally accepted accounting principles. The plaintiffs seek an unspecified amount of actual and exemplary damages, costs of court, pre- and post-judgment interest and attorneys’ and experts’ fees. During the Chapter 11 cases, the Debtors and the representatives of the class negotiated and participated in discovery with respect to the class claim filed with the Bankruptcy Court and in connection with the class’ objection to confirmation of the initial plan. In the course thereof, the class representatives and the Debtors reached certain agreements. These agreements included the allowance of a “class claim” to assert the rights of the class in the Chapter 11 cases and, as well, an ultimate settlement for cash to be funded out of the Debtors’ cash and directors’ and officers’ insurance policies. The settlement was approved upon notice and a hearing by order of the Bankruptcy Court dated December 10, 2003. Thus, the claims of the plaintiffs in the class action against the Debtors as well as their officers and directors, and the class claim, have been settled. The treatment of the class claim pursuant to the Plan is consistent with the settlement approved by the Bankruptcy Court. Certain monetary obligations remain, including continuing disclosures and additional documentation.

The Company has been named as a nominal defendant in seven stockholder derivative actions filed in various courts: Almekinder v. Frame, Valice, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., No. H-02-2960, In the United States District Court for the Southern District of Texas; Basser v. Frame, Valice, Kendrick, Pearlman, Fiur, Zeidman, Stieglitz, Craig, Lerner, and Seitel, Inc., No. H-02-1874, In the United States District Court for the Southern District of Texas; Berger v. Frame, Pearlman, Valice, Craig, Stieglitz, Lerner, Zeidman, Fiur, and Seitel, Inc., No. 19534-NC, In the Court of Chancery, State of Delaware, Castle County; Chemical Valley & North Central West Virginia Carpenters Pension Plan v. Frame, Valice, Hoffman, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Fiur, and Seitel, Inc., No. 02-CV-3343, In the United States District Court for the Southern District of Texas; Couture v. Frame, Valice, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., No. 20002-37065, In the 80th Judicial District Court, Harris County, Texas; Talley v. Frame, Valice, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., In the 151st Judicial District Court, Harris County, Texas; and Zambie v. Frame, Pearlman, Valice, Craig, Zeidman, Lerner, Stieglitz, Fiur, Ernst & Young LLP, and Seitel, Inc., In the 333rd Judicial District Court, Harris County, Texas. The plaintiffs generally allege that the defendants breached and conspired to breach fiduciary duties to the Company’s shareholders by failing to maintain adequate accounting controls and by using improper accounting and auditing practices and procedures. Certain of the plaintiffs also assert causes of action for mismanagement, waste of corporate assets and unjust enrichment. The Zambie case also alleges professional negligence against Ernst & Young LLP. The plaintiffs seek judgments for unspecified amounts of compensatory damages, including return of salaries and other payments to the defendants, exemplary damages, attorneys’ fees, experts’ fees and costs. The Seitel’s Board of Directors appointed a special litigation committee to conduct an independent investigation of the allegations asserted in the derivative lawsuits. The special litigation committee completed its investigation and its report has been delivered to the Company. The Company filed its motion to dismiss in Delaware Chancery court on March 20, 2003. The parties previously agreed to stay the Texas state court cases pending the outcome of the Texas federal court derivative cases. The federal court derivative cases have been consolidated, and the Company has moved to stay the cases pending resolution by the Delaware court. Presently, all cases are stayed as a result of the Debtors’ Chapter 11 filing. In October 2003, a settlement of all issues in each derivative suit was reached among the parties and a stipulation and motion to approve the terms of such settlement was filed with the Bankruptcy Court. The settlement stipulation provides for payment of $600,000, all of which is covered by insurance, and resolution of all claims against all parties to the litigation. The settlement stipulation was approved by the Bankruptcy Court upon notice and a hearing by order dated November 17, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Pursuant to the settlement, (i) all of the Derivative Claims have been or will be dismissed, (ii) the Debtors will continue certain and from time to time implement new corporate governance policies and procedures, and (iii) the plaintiffs recovered certain costs incurred in prosecuting the Derivative Claims. The cost recovery was paid solely by the Debtors’ insurance carrier.

On July 18, 2002, the Company’s former chief executive officer sued the Company in the 113th Judicial District Court of Harris County, No. 2002-35891. Mr. Frame alleges a breach of his employment contract by virtue of his termination and also alleges defamation. He also seeks a declaratory judgment that certain funds he received from the Company were proper and do not have to be repaid. The Company has answered and asserted various defenses. The Company also filed a counter suit to recover approximately $4,200,000 in corporate funds that the Company believes Mr. Frame inappropriately caused the Company to pay him or for his benefit plus over $800,000 due on two notes that were accelerated pursuant to their respective terms. In addition, the Company also holds a judgment against Mr. Frame in the amount of at least $590,000 relating to a loan made to Mr. Frame by Bank One N.A. (“Bank One”) and guaranteed by the Company. The Company intends to seek dismissal of the complaint against it, and to pursue its causes of action. The Company also intends to pursue enforcement of its judgment against Mr. Frame. Mr. Frame has filed claims totaling $20.2 million against the Company and the other debtors in the Chapter 11 cases. The Debtors have filed objections to such claims.

The Company is a party to a suit for geophysical trespass entitled Joy Resources, Inc. v. Seitel Data, Ltd., Cause No. 01-02-00828-CV, in the 1st Court of Appeals, Houston, Texas. The plaintiff is appealing a final judgment by the trial court holding that the plaintiff is not entitled to recover an injunction or to recover damages against the Company. The plaintiffs assert that the Company obtained seismic data about mineral interests leased by the plaintiff by placing seismic equipment on property adjacent to the property leased by the plaintiff. The trial court held that no cause of action exists where the seismic equipment is not located on the property leased by the plaintiff. The briefing has been completed in this matter, and oral argument in the 1st Court of Appeals in Houston, Texas was on May 6, 2003. The parties have reached a settlement in the matter and have executed a settlement stipulation which is pending before the Bankruptcy Court for approval. The settlement stipulation provides that Joy Resources, Inc. (“Joy”) will be granted an agreed, allowed claim in the amount of $73,000 in the Cases, and further provides that Seitel Data, Ltd. may use certain data upon the payment of additional costs and may acquire certain data owned by Joy on a right of first refusal basis.

The Company and its subsidiary, Seitel Data, Ltd., are parties to a class action lawsuit for geophysical trespass entitled Juan O. Villarreal v. Grant Geophysical, Inc., et al., Cause No. DC-00-214, in the 229th District Court of Starr County, Texas that was initiated on April 1, 2002. The plaintiffs have sued a number of defendants, including Seitel and Seitel Data, Ltd. The plaintiffs allege that certain defendants conducted unauthorized 3-D seismic exploration of the mineral interests, and sold the information obtained to other defendants. The plaintiffs seek an unspecified amount of damages. All of the defendants have obtained summary judgments dismissing the plaintiffs’ claims, and the case is now on appeal before the San Antonio Court of Appeals under Cause No. 04-02-00674-CV. On July 22, 2003, the Texas Court of Appeals granted appellant motion to proceed against the other appellees. The appeal against Seitel remains stayed. The Company intends to vigorously represent its interests in this appeal. No amounts have been accrued in connection with this litigation.

The Company sued its former in-house counsel and law firm in Seitel, Inc. v. Cynthia Moulton and Franklin Cardwell & Jones, P.C., Cause No. 2003-09151 in the 127th Judicial District Court of Harris County, Texas. The suit alleges negligence, breach of fiduciary duty and breach of contract surrounding the settlement of a personal lawsuit against the former chief executive officer and other aspects of representation. The Company seeks recovery for fees paid and related expenses. Initial pleadings were filed on February 21, 2003. Discovery has not yet commenced.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

On March 27, 2003, Seitel was served with a complaint filed by the General Electric Credit Corporation of Tennessee (“GE”) in the District Court No. 333rd of Harris County, Texas, styled General Electric Credit Corporation of Tennessee, v. N360X, LLC and Seitel. The complaint alleged that Seitel, as guarantor, and its wholly owned subsidiary N360X, LLC, as lessee, defaulted on an agreement for the lease of a jet aircraft. GE accelerated the obligation, took possession of the aircraft and demanded payment of amounts GE claims are due pursuant to the termination of the lease. The claim was subsequently reduced to $2.055 million plus interest at 9% from November 18, 2003 and purchased by Berkshire and the amount thereof has been agreed to by the parties. Such amount, including interest, has been accrued at December 31, 2003.

On September 22, 2003, Bass Enterprises Production Co. (“Bass”) filed a motion with the Bankruptcy Court seeking relief from the automatic stay applicable to the Debtors and requesting permission of the Bankruptcy Court to initiate litigation against the Debtors in a Texas State Court with respect to an alleged breach of certain provisions of a contract entered into in 2001. The Debtors have objected to the motion and a hearing on the motion was scheduled for December 3, 2003. No discovery has been conducted in the matter. On February 23, 2004 the parties entered into a settlement agreement to resolve disputes which involve licensing of certain data and field tapes at a fixed rate.

The Company and its subsidiaries, Energy Venture Holdings LLC, Endeavor Exploration LLC, and DDD Energy, were sued by a former employee, Mark Stover, in Harris County District Court, 269th Judicial District, Cause No. 2002-52120 on October 8, 2002. Mr. Stover alleged breach of his employment contract and wrongful termination. The Company answered and generally denied the complaint on November 8, 2002. The matter was automatically stayed upon the Chapter 11 filing. On October 9, 2003, Mr. Stover filed a proof of claim in the bankruptcy court in the amount of $374,500. The Company has filed an objection to the claim and intends to vigorously seek its disallowance. No amounts have been accrued in connection with this litigation.

In addition to the lawsuits described above, the Company is involved from time to time in ordinary, routine claims and lawsuits incidental to its business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolutions of these matters should not be material to the Company’s financial position or results of operation.

It is not possible to predict or determine the outcomes of the legal actions brought against it or by it, or to provide an estimate of all additional losses, if any, that may arise. At December 31, 2003, the Company had accrued its best estimate of the amounts that are probable of being paid relative to all of the litigation and claims set forth above. However, if one or more of the parties were to prevail against the Company in one or more of the cases described above that have not been settled, the amounts of any judgments against the Company or settlements that the Company may enter into, in addition to liabilities recorded by the Company at December 31, 2003, could be material to the Company’s financial statements for any particular reporting period.

NOTE I—COMMON STOCK

In December 1997, the Company’s Board of Directors approved the expenditure of up to $25 million to repurchase the Company’s common stock. As of December 31, 2003, the Company has repurchased 1,110,100 shares of common stock at a cost of $12,529,000 under this plan. The Company has not repurchased any shares of its common stock since June 2001.

On July 21, 1992, the Company granted ten-year loans at an interest rate of 4% to most of its employees for the purchase of an aggregate of 800,000 shares of the Company’s common stock at the then market price of $2.69 per share. Payment of 5% of the original principal balance plus accrued interest were due annually August 1, with a balloon payment of the remaining principal and interest due August 1, 2002. All loans were paid

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

in full with the exception of three former employees. The Company provided an allowance for collection of these notes totaling $398,000. On October 2, 1998, the Company granted five-year loans at an interest rate of 4% to most of its employees for the purchase of an aggregate of 794,300 shares of the Company’s common stock at the then market price of $10.31 per share. Under the original terms of the loans, payment of 60% of the loan amount plus accrued interest was made in equal monthly, quarterly or annual payments, as applicable, and a balloon payment of the remaining 40% was due on October 2, 2003. The Company provided an allowance for collection on the notes due from certain former employees totaling $1,449,000. Remaining officers of the Company paid their loans in full in accordance with the original terms. The non-officers of the Company who had loans entered into new loan agreements whereby the unpaid balance is being paid in equal monthly payments over 3 years at an interest rate of 1.67% (the then applicable Federal rate). The Company recorded related compensation expense due to the below market interest rate on these loans of $4,000, $59,000, and $65,000 for 2003, 2002 and 2001, respectively. During 2003, 2002 and 2001, the Company received $1,054,000, $751,000, and $1,189,000, respectively, as principal payments on these recourse notes. The stock certificates are held by the Company as collateral until payment is received.

NOTE J—PREFERRED STOCK

The Company is authorized by its Amended Certificate of Incorporation to issue 5,000,000 shares of preferred stock, the terms and conditions to be determined by the Board of Directors in creating any particular series. As of December 31, 2003, no preferred stock had been issued.

NOTE K—STOCK OPTIONS AND WARRANTS

The Company maintains various stock option plans under which the Company’s officers, directors and employees may be granted options or warrants to purchase the Company’s common stock. The exercise price, term and other conditions applicable to each option or warrant granted under the Company’s plans are generally determined by the Compensation and Stock Option Committee or Board of Directors at the time of grant and may vary with each option or warrant granted. All options and warrants issued under the Company’s plans are issued at or above the market price of the Company’s common stock as of the date of issuance, have a term of no more than ten years and vest under varying schedules in accordance with the terms of the respective option or warrant agreements. Under the terms of the Plan, any outstanding options will be cancelled on the effective date.

The following summarizes information with regard to the stock option and warrant plans for 2003, 2002 and 2001 (shares in thousands):

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	5,634	$13.28	8,843	$13.55	7,226	$13.43
Granted	—	—	312	4.59	2,437	13.75
Exercised	—	—	—	—	(504)	9.74
Cancelled	(3,500)	13.85	(3,521)	13.36	(316)	12.96

Outstanding at end of year	2,134	12.36	5,634	13.28	8,843	13.55

Options exercisable at end of year	1,910		4,774		5,919

Available for grant at end of year	1,619		2,849		1,274

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The following table summarizes information for the options and warrants outstanding at December 31, 2003 (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding at 12/31/03	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number of Options Exercisable at 12/31/03	Weighted Average Exercise Price
$ 2.09 – $ 9.97	238	5.90	$4.55	224	$4.43
$11.00 – $11.00	614	6.93	11.00	446	11.00
$11.38 – $13.73	713	4.38	12.55	710	12.56
$14.75 – $17.11	430	2.42	16.33	427	16.33
$17.40 – $21.52	139	6.02	18.50	103	18.61

$ 2.09 – $21.52	2,134	4.99	12.36	1,910	12.41

The Company applies APB Opinion No. 25 in accounting for its stock-based compensation plans. Pro forma information regarding net income and earnings per share disclosed in Note A has been determined as if we had accounted for our employee stock options and purchase rights under the fair value method of SFAS 123. No options were granted in 2003. The fair value of each option grant in 2002 and 2001 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2002	2001
Range of risk-free interest rates	4.31% – 5.32%	2.77% – 5.35%
Dividend yields	0%	0%
Range of expected stock price volatility	237.66% – 331.8%	234.55% – 399.84%
Range of expected life of options (years)	4.42 – 10	1.15 – 10
Weighted-average fair value of options granted	$3.83	$13.51

NOTE L—NON-EMPLOYEE DIRECTORS’ PLANS

The Company has a Non-Employee Directors’ Deferred Compensation Plan which permits each non-employee director to elect to receive annual director fees in the form of stock options and to defer receipt of any director fees in a deferred cash account or as deferred shares. As of December 31, 2003, 60,000 shares have been reserved for issuance under this plan and directors have accumulated 25,359 deferred shares in their accounts of which 1,643 shares have been distributed and 23,716 may be distributed in future years in accordance with the terms of the Deferred Compensation Plan and each director’s election thereunder. No shares will be issued to a director until he has resigned, retired or his services as a director have otherwise been terminated. On March 18, 2004, the Bankruptcy Court approved the conversion of these deferred shares to an unsecured claim in the Chapter 11 Cases. As a result, the Company will fund this deferred compensation in cash totaling approximately $71,000 in connection with the payment of other pre-petition unsecured claims.

In 1999, the Company’s Board of Directors adopted the Non-Employee Directors’ Retirement Plan which provides that each non-employee director with 10 or more years of continuous service is eligible to receive a retirement benefit based on a formula defined in the plan. The retirement benefit consists of a fixed amount based on years of service and a portion that fluctuates based on the fair market value of the Company’s stock. In October 2002, the Company’s Board of Directors terminated this plan. In accordance with the plan, each director became fully vested in his account. In accordance with the terms of the plan, benefits are paid when a director ceases to serve as a director of the Company on or after reaching retirement age. The Company expensed $57,000 related to this plan in 2002. In 2001, the Company recorded a reduction of $32,000 in the retirement benefit related to this plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

NOTE M—RELATED PARTY TRANSACTIONS

The Company paid approximately $764,000 in 2002 and $31,000 in 2001 to Aeroscan International Inc. (“Aeroscan”) for certain acquisition data services. No amounts were paid to Aeroscan in 2003. Approximately 4% of the equity of Aeroscan is owned by each of Robert Simon, President of Seitel Data, Ltd., a wholly owned subsidiary of the Company, and Kevin Callaghan, Chief Operating Officer of the Company, and an additional approximately 4% of the equity of Aeroscan is owned by other officers and employees of the Company. Mr. Callaghan served as a director of Aeroscan until his resignation in December 2002.

The Company entered into a number of transactions with Helm Capital Group, Inc. and its subsidiaries (“Helm”), when a Helm executive officer was a director of the Company. As of February 2002, the Helm executive officer ceased being a director of the Company. The Company owed Helm $16,000 as of December 31, 2002, for sales of seismic data and for general and administrative expenses paid by Helm on behalf of the Company. No amounts were owed at December 31, 2003. The Company incurred charges of $88,000 and $175,000, for these general and administrative expenses during 2002 and 2001, respectively. No such costs were incurred in 2003. It is not anticipated that the Company will incur any general and administrative expenses paid by Helm on behalf of the Company in future years.

During 2001, two former executive officers received advances against bonus and commission payments that were contingent upon achieving pre-tax profits goals during 2001. The pre-tax profits goals were not met in 2001. The Company initially determined that advances previously paid but not earned or awarded would be repaid pursuant to promissory notes; however, the repayment of the note from the former chief executive officer and certain other matters are the subject of pending litigation. The repayment of the note from the former chief financial officer and certain other matters were the subject of litigation proceedings which have been settled, resulting in the forgiveness of such debt by the Company. The SEC has informed the Company that it has issued a formal order of investigation relating to the events surrounding the advances and other matters concerning the former chief executive officer. The U.S. Attorney’s Office for the Southern District of Texas was also investigating these events. For additional information concerning the pending matter involving Seitel and Mr. Frame, please see “Note H—Commitments and Contingencies.”

In October 2001, the Company guaranteed an institutional loan totaling $600,000 to its former chief operating officer and general counsel, who later was named chief executive officer and who resigned in November 2002. Under the terms of his separation agreement, a portion of the amount outstanding was paid and the former employee is required to make annual installments of $60,000 with a maturity date of November 13, 2006. The loan is presently current and is not otherwise in default.

NOTE N—MAJOR CUSTOMERS

No single customer accounted for 10% or more of revenue during 2003, 2002 or 2001.

The Company extends credit to various companies in the oil and gas industry for the purchase of their seismic data, which results in a concentration of credit risk. This concentration of credit risk may be affected by changes in economic or other conditions and may accordingly impact the Company’s overall credit risk. However, management believes that the risk is mitigated by the number, size, reputation and diversified nature of the companies to which they extend credit. Historical credit losses incurred on receivables by the Company have not been significant relative to sales.

NOTE O—STATEMENT OF CASH FLOW INFORMATION

The Company had restricted cash at December 31, 2003 and 2002 of $202,000 and $4.5 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

For purposes of the statement of cash flows, the Company considers all highly liquid investments or debt instruments with an original maturity of three months or less to be cash equivalents.

Income taxes paid during 2003, 2002 and 2001 were $1,405,000, $2,166,000 and $13,404,000, respectively. In 2003, the Company received a Federal tax refund of $17,360,000. Interest paid, net of amounts capitalized, during 2003, 2002 and 2001 was $9,598,000, $23,578,000 and $11,975,000, respectively.

Significant non-cash investing and financing activities are as follows:

1. During 2003, 2002 and 2001, the Company had non-cash additions to its seismic data library totaling $14,845,000, $21,111,000 and $60,389,000, respectively. Of these amounts, $13,033,000, $13,551,000, and $57,045,000 resulted from non-monetary exchanges during 2003, 2002 and 2001, respectively. Additionally, in 2002, $6,659,000 resulted from offset of amounts owed to the Company for revenue on jointly owned data against amounts owed to the contractor for data acquisition costs. The balance of $1,812,000, $901,000 and $3,344,000 for 2003, 2002 and 2001, respectively, resulted from certain data creation costs which were offset against amounts due from the customer for data license fees. The offset amounts are also included in non-cash sales in the Consolidated Statements of Cash Flows.

2. During 2002 and 2001, capital lease obligations totaling $7,064,000 and $2,501,000, respectively, were incurred when the Company entered into leases for property and equipment.

3. During 2003, the Company received marketable securities valued at $60,000 in exchange for a license to certain seismic data. This amount is also included in non-cash sales in the Consolidated Statements of Cash Flows.

4. During 2003, the Company issued a note payable in the amount of $469,000 for partial consideration of the settlement of certain litigation with a former executive.

Operating cash flows resulting from reorganization items for the year ended December 31, 2003 include the following (in thousands):

Interest received on cash accumulated because of the Chapter 11 proceeding	$(32)
Professional and other fees paid for services rendered in connection with the Chapter 11 proceeding	3,327

$3,295

NOTE P—INDUSTRY SEGMENTS

Segment information has been prepared in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company operates in one business segment, which is made up of seismic data acquisition, seismic data licensing, seismic data processing and seismic reproduction service.

Geographic information for the three years ended December 31, 2003 is as follows (in thousands):

	United States	Canada	Other Foreign Countries	Total
2003
Revenue	$109,729	$21,736	$—	$131,465
Assets	293,489	73,552	48	367,089
2002
Revenue	$113,732	$36,063	$—	$149,795
Assets	338,827	59,223	86	398,136
2001
Revenue	$91,250	$23,988	$—	$115,238
Assets	584,366	75,746	1,357	661,469

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

NOTE Q—SUPPLEMENTAL GUARANTORS CONSOLIDATING CONDENSED FINANCIAL INFORMATION

On July 2, 2004, Seitel, Inc. (the “Parent”) completed a private placement of 11¾% Senior Unsecured Notes (“New Senior Notes”) in the aggregate principal amount of $193 million. Seitel, Inc.’s payment obligations under the New Senior Notes are jointly and severally guaranteed by certain of its 100% owned U.S. subsidiaries (“Guarantor Subsidiaries”). All subsidiaries of Seitel, Inc. that do not guaranty the New Senior Notes are referred to as Non-Guarantor Subsidiaries.

The consolidating condensed financial statements are presented below and should be read in connection with the Consolidated Financial Statements of the Company. Separate financial statements of the Guarantors are not presented because (i) the Guarantors are wholly-owned and have fully and unconditionally guaranteed the New Senior Notes on a joint and several basis, and (ii) the Company’s management has determined such separate financial statements are not material to investors.

The following consolidating condensed financial information presents: the consolidating condensed balance sheets as of December 31, 2003 and 2002, and the consolidating condensed statements of operations and statements of cash flows for the three years ended December 31, 2003 of (a) the Parent; (b) the Guarantor Subsidiaries; (c) the Non-Guarantor Subsidiaries; (d) elimination entries; and (e) the Parent, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a consolidated basis.

Investments in subsidiaries are accounted for on the equity method. The principal elimination entries eliminate investments in subsidiaries, intercompany balances, intercompany transactions and intercompany sales.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

CONSOLIDATING CONDENSED BALANCE SHEET

As of December 31, 2003

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
ASSETS
Cash and equivalents	$—	$41,125	$3,237	$—	$44,362
Restricted cash	—	202	—	—	202
Receivables
Trade, net	—	31,259	6,202	—	37,461
Notes and other, net	9,903	247	1,897	—	12,047
Intercompany receivables (payables)	270,841	(271,169)	328	—	—
Investment in subsidiaries	(6,197)	302,078	46,088	(341,969)	—
Net seismic data library	—	193,826	53,715	—	247,541
Net other property and equipment	—	8,299	7,418	(286)	15,431
Oil and gas operations held for sale	—	1,552	—	—	1,552
Investment in marketable securities	—	—	99	—	99
Prepaid expenses, deferred charges and other assets	1,301	5,844	1,249	—	8,394

TOTAL ASSETS	$275,848	$313,263	$120,233	$(342,255)	$367,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities not subject to compromise:
Accounts payable and accrued liabilities	$2,080	$9,450	$5,884	$—	$17,414
Oil and gas operations held for sale	—	16	1	—	17
Term loans	—	5,417	—	—	5,417
Obligations under capital leases	3,815	—	2,756	—	6,571
Deferred income taxes	—	—	1,953	—	1,953
Deferred revenue	—	40,712	18,164	—	58,876
Liabilities subject to compromise	268,179	4,785	155	—	273,119

TOTAL LIABILITIES	274,074	60,380	28,913	—	363,367

STOCKHOLDERS’ EQUITY
Common stock	258	—	—	—	258
Additional paid-in capital	166,630	—	—	—	166,630
Parent investment	—	209,770	25,466	(235,236)	—
Retained earnings (deficit)	(159,731)	43,246	63,773	(107,019)	(159,731)
Treasury stock	(5,373)	—	—	—	(5,373)
Notes receivable from officers and employees	—	(124)	—	—	(124)
Accumulated other comprehensive income	(10)	(9)	2,081	—	2,062

TOTAL STOCKHOLDERS’ EQUITY	1,774	252,883	91,320	(342,255)	3,722

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$275,848	$313,263	$120,233	$(342,255)	$367,089

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
REVENUE	$—	$112,584	$22,319	$(3,438)	$131,465

EXPENSES:
Depreciation and amortization	—	68,664	13,974	—	82,638
Cost of sales	—	753	75	(13)	815
Selling, general and administrative expenses	2,738	23,846	10,655	(3,425)	33,814
Impairment of seismic data library	—	29,959	—	—	29,959

	2,738	123,222	24,704	(3,438)	147,226

LOSS FROM OPERATIONS	(2,738)	(10,638)	(2,385)	—	(15,761)

Interest expense, net	(1,169)	(17,664)	(1,117)	—	(19,950)
Foreign currency exchange gains	—	96	4,040	—	4,136
Gain on extinguishment of liabilities	229	452	—	—	681
Reorganization items	—	(5,978)	(6)	—	(5,984)

Income (loss) from continuing operations before income taxes and equity in loss of subsidiaries	(3,678)	(33,732)	532	—	(36,878)
Provision for income taxes	74	637	1,488	—	2,199
Equity in loss of subsidiaries	(34,186)	(789)	—	34,975	—

Loss from continuing operations	(37,938)	(35,158)	(956)	34,975	(39,077)

Income (loss) from discontinued operations, net of tax	—	1,158	(19)	—	1,139

NET LOSS	$(37,938)	$(34,000)	$(975)	$34,975	$(37,938)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
Cash flows from operating activities:
Net cash provided by operating activities of continuing operations	$6,010	$61,479	$12,825	$—	$80,314

Cash flows from investing activities:
Cash invested in seismic data	—	(47,278)	(4,828)	—	(52,106)
Cash paid to acquire property and equipment	—	(607)	(237)	—	(844)
Cash received from disposal of property and equipment	—	15	—	—	15
Decrease in restricted cash	—	4,267	—	—	4,267

Net cash used in investing activities of continuing operations	—	(43,603)	(5,065)	—	(48,668)

Cash flows from financing activities:
Principal payments on term loans	—	(1,833)	(1,588)	—	(3,421)
Principal payments on capital lease obligations	(2,213)	(84)	(75)	—	(2,372)
Costs of debt and equity transactions	(431)	—	—	—	(431)
Buyout of financial guaranty	(325)	—	—	—	(325)
Loans to employees	—	(161)	—	—	(161)
Payments on notes receivable from officers, employees and director	—	1,064	—	—	1,064
Intercompany transfers	(3,041)	3,041	—	—	—

Net cash provided by (used in) financing activities of continuing operations	(6,010)	2,027	(1,663)	—	(5,646)
Effect of exchange rate changes	—	—	(3,376)	—	(3,376)
Net cash provided by discontinued operations	—	176	45	—	221

Net increase in cash and equivalents	—	20,079	2,766	—	22,845
Cash and equivalents at beginning of period	—	21,046	471	—	21,517

Cash and equivalents at end of period	$—	$41,125	$3,237	$—	$44,362

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

CONSOLIDATING CONDENSED BALANCE SHEET

As of December 31, 2002

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
ASSETS
Cash and equivalents	$—	$21,046	$471	$—	$21,517
Restricted cash	—	4,469	—	—	4,469
Receivables
Trade, net	—	31,236	3,300	—	34,536
Notes and other, net	14,277	37	58	—	14,372
Intercompany receivables (payables)	225,684	(225,737)	53	—	—
Investment in subsidiaries	51,286	273,181	38,845	(363,312)	—
Net seismic data library	—	238,831	45,565	—	284,396
Net other property and equipment	—	11,205	8,870	(286)	19,789
Oil and gas operations held for sale	—	647	9	—	656
Investment in marketable securities	—	—	5	—	5
Deferred tax asset	11,779	—	(457)	—	11,322
Prepaid expenses, deferred charges and other assets	1,350	4,602	1,122	—	7,074

TOTAL ASSETS	$304,376	$359,517	$97,841	$(363,598)	$398,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$3,082	$24,404	$3,905	$—	$31,391
Income taxes payable	—	—	916	—	916
Oil and gas operations held for sale	—	99	(5)	—	94
Senior Notes	255,000	—	—	—	255,000
Term loans	—	7,250	1,372	—	8,622
Obligations under capital leases	6,028	84	2,327	—	8,439
Financial guaranty	554	—	—	—	554
Deferred revenue	—	41,851	14,233	—	56,084

TOTAL LIABILITIES	264,664	73,688	22,748	—	361,100

STOCKHOLDERS’ EQUITY
Common stock	258	—	—	—	258
Additional paid-in capital	166,630	—	—	—	166,630
Parent investment	—	209,770	11,834	(221,604)	—
Retained earnings (deficit)	(121,793)	77,246	64,748	(141,994)	(121,793)
Treasury stock	(5,373)	—	—	—	(5,373)
Notes receivable from officers and employees	—	(1,178)	—	—	(1,178)
Accumulated other comprehensive income	(10)	(9)	(1,489)	—	(1,508)

TOTAL STOCKHOLDERS’ EQUITY	39,712	285,829	75,093	(363,598)	37,036

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$304,376	$359,517	$97,841	$(363,598)	$398,136

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
REVENUE	$—	$113,610	$39,637	$(3,452)	$149,795
EXPENSES:
Depreciation and amortization	—	111,490	18,366	—	129,856
Cost of sales	—	596	332	—	928
Selling, general and administrative expenses	3,614	59,195	12,500	(3,452)	71,857
Impairment of seismic data library	—	65,952	17,012	—	82,964

	3,614	237,233	48,210	(3,452)	285,605

LOSS FROM OPERATIONS	(3,614)	(123,623)	(8,573)	—	(135,810)

Interest expense, net	(3,781)	(15,794)	(1,281)	—	(20,856)
Foreign currency exchange gains	—	—	125	—	125
Loss on sale of marketable security	—	—	(332)	—	(332)

Loss from continuing operations before income taxes, equity in loss of subsidiaries and cumulative effect of change in accounting principle	(7,395)	(139,417)	(10,061)	—	(156,873)
Benefit for income taxes	(872)	(16,437)	(995)	—	(18,304)
Equity in loss of subsidiaries	(205,917)	(9,180)	—	215,097	—

Loss from continuing operations before cumulative effect of change in accounting principle	(212,440)	(132,160)	(9,066)	215,097	(138,569)

Loss from discontinued operations, net of tax	—	(61,374)	(1,335)	—	(62,709)

Cumulative effect of change in accounting principle, net of tax	—	(10,964)	(198)	—	(11,162)

NET LOSS	$(212,440)	$(204,498)	$(10,599)	$215,097	$(212,440)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
Cash flows from operating activities:
Net cash provided by (used in) operating activities of continuing operations	$(25,359)	$30,378	$16,697	$—	$21,716

Cash flows from investing activities:
Cash invested in seismic data	—	(24,601)	(16,385)	—	(40,986)
Cash paid to acquire property and equipment	—	(3,352)	(5,581)	—	(8,933)
Cash received from disposal of property and equipment	—	142	2,398	—	2,540
Net proceeds from sale of marketable securities	—	—	2,490	—	2,490
Increase in restricted cash	—	(4,469)	—	—	(4,469)

Net cash used in investing activities of continuing operations	—	(32,280)	(17,078)	—	(49,358)

Cash flows from financing activities:
Borrowings under line of credit	—	—	20,274	—	20,274
Principal payments under line of credit	—	—	(21,579)	—	(21,579)
Borrowings on term loans	—	590	2,514	—	3,104
Principal payments on term loans	—	(2,715)	(1,170)	—	(3,885)
Principal payments on capital lease obligations	(1,093)	(96)	(75)	—	(1,264)
Proceeds from issuance of common stock	9	—	—	—	9
Loans to officers, employee and director	—	(65)	—	—	(65)
Payments on notes receivable from officers, employees and director	—	776	—	—	776
Intercompany transfers	26,443	(26,443)	—	—	—

Net cash provided by (used in) financing activities of continuing operations	25,359	(27,953)	(36)	—	(2,630)
Effect of exchange rate changes	—	—	138	—	138
Net cash provided by (used in) discontinued operations	—	27,024	(596)	—	26,428

Net decrease in cash and equivalents	—	(2,831)	(875)	—	(3,706)
Cash and equivalents at beginning of period	—	23,877	1,346	—	25,223

Cash and equivalents at end of period	$—	$21,046	$471	$—	$21,517

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
REVENUE	$—	$97,601	$23,163	$(5,526)	$115,238

EXPENSES:
Depreciation and amortization	—	41,534	7,914	—	49,448
Cost of sales	—	1,042	154	—	1,196
Selling, general and administrative expenses	3,003	23,221	13,792	(5,526)	34,490

	3,003	65,797	21,860	(5,526)	85,134

INCOME (LOSS) FROM OPERATIONS	(3,003)	31,804	1,303	—	30,104

Interest income (expense), net	(990)	(12,528)	57	—	(13,461)
Foreign currency exchange losses	—	—	(315)	—	(315)
Gain on sale of assets	—	—	286	(286)	—

Income (loss) from continuing operations before income taxes and equity in income (loss) of subsidiaries	(3,993)	19,276	1,331	(286)	16,328
Provision (benefit) for income taxes	(1,643)	7,933	458	—	6,748
Equity in income (loss) of subsidiaries	(12,643)	880	—	11,763	—

Income (loss) from continuing operations	(14,993)	12,223	873	11,477	9,580

Loss from discontinued operations, net of tax	—	(24,573)	—	—	(24,573)

NET INCOME (LOSS)	$(14,993)	$(12,350)	$873	$11,477	$(14,993)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
Cash flows from operating activities:
Net cash provided by (used in) operating activities of continuing operations	$(22,433)	$41,722	$11,478	$—	$30,767

Cash flows from investing activities:
Cash invested in seismic data	—	(63,923)	(7,999)	—	(71,922)
Cash paid to acquire property and equipment	—	(4,003)	(3,640)	—	(7,643)

Net cash used in investing activities of continuing operations	—	(67,926)	(11,639)	—	(79,565)

Cash flows from financing activities:
Borrowings under line of credit	107,913	—	4,858	—	112,771
Principal payments under line of credit	(147,913)	—	(3,527)	—	(151,440)
Borrowings on term loans	—	10,000	—	—	10,000
Principal payments on term loans	—	(625)	—	—	(625)
Principal payments on capital lease obligations	—	(85)	(25)	—	(110)
Proceeds from issuance of senior notes	107,000	—	—	—	107,000
Principal payments under senior notes	(18,333)	—	—	—	(18,333)
Proceeds from issuance of common stock	6,437	—	—	—	6,437
Costs of debt and equity transactions	(1,148)	—	—	—	(1,148)
Repurchase of common stock	(1,405)	—	—	—	(1,405)
Loans to officers, employee and director	(3,194)	—	—	—	(3,194)
Payments on notes receivable from officers, employees and director	—	1,302	—	—	1,302
Intercompany transfers	(26,950)	26,950	—	—	—

Net cash provided by financing activities of continuing operations	22,407	37,542	1,306	—	61,255
Effect of exchange rate changes	—	—	(1,804)	—	(1,804)
Net cash provided by (used in) discontinued operations	—	5,165	(811)	—	4,354

Net increase (decrease) in cash and equivalents	(26)	16,503	(1,470)	—	15,007
Cash and equivalents at beginning of period	26	7,374	2,816	—	10,216

Cash and equivalents at end of period	$—	$23,877	$1,346	$—	$25,223

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

NOTE R—QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2003 and 2002.

	Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share amounts)
2003
Revenue	$30,324	$31,773	$39,199	$30,169
Operating income (loss)	1,771	4,341	(4,757)	(17,116)
Income (loss) from continuing operations	(1,911)	864	(10,927)	(27,103)
Income (loss) from discontinued operations	(237)	39	19	1,318
Net income (loss)	(2,148)	903	(10,908)	(25,785)
Earnings (loss) per share:(1)
Basic:
Income (loss) from continuing operations	$(.07)	$.04	$(.43)	$(1.07)
Income (loss) from discontinued operations	(.01)	—	—	.05

Net income (loss)	$(.08)	$.04	$(.43)	$(1.02)

Diluted:
Income (loss) from continuing operations	$(.07)	$.04	$(.43)	$(1.07)
Income (loss) from discontinued operations	(.01)	—	—	.05

Net income (loss)	$(.08)	$.04	$(.43)	$(1.02)

2002
Revenue	$22,513	$47,102	$50,604	$29,576
Operating income (loss)	(5,575)	(23,971)	12,611	(118,875)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	(6,230)	(21,086)	4,669	(115,922)
Loss from discontinued operations	(876)	(57,835)	(1,490)	(2,508)
Net income (loss)	(18,268)	(78,921)	3,179	(118,430)
Earnings (loss) per share:(1)
Basic:
Income (loss) from continuing operations	$(.25)	$(.83)	$.19	$(4.57)
Loss from discontinued operations	(.03)	(2.28)	(.06)	(.10)
Cumulative effect of change in accounting principle	(.45)	—	—	—

Net income (loss)	$(.73)	$(3.11)	$.13	$(4.67)

Diluted:
Income (loss) from continuing operations	$(.25)	$(.83)	$.19	$(4.57)
Loss from discontinued operations	(.03)	(2.28)	(.06)	(.10)
Cumulative effect of change in accounting principle	(.45)	—	—	—

Net income (loss)	$(.73)	$(3.11)	$.13	$(4.67)

(1)	The sum of the individual quarterly earnings per share may not agree with the year to date earnings per share as each period’s computation is based on the weighted average number of common shares outstanding during the period.

In the fourth quarter of 2002, the Company recorded (i) $103 million of adjustments in the carrying value and revisions to the estimated useful life of its seismic data library (see Note C); and (ii) $8.2 million of costs and expenses related to litigation accruals, acceleration of certain lease obligations and allowances for collection of notes receivables.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Cash and equivalents	$17,924	$44,362
Restricted cash	161	202
Receivables
Trade, net	37,256	37,461
Notes and other, net	11,709	12,047
Net seismic data library	165,393	247,541
Net other property and equipment	12,095	15,431
Oil and gas operations held for sale	230	1,552
Investment in marketable securities	23	99
Prepaid expenses, deferred charges and other assets	14,269	8,394

TOTAL ASSETS	$259,060	$367,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities not subject to compromise:
Accounts payable and accrued liabilities	$22,939	$17,414
Income taxes payable	134	—
Oil and gas operations held for sale	15	17
Senior Notes	188,618	—
Term loans	424	5,417
Obligations under capital leases	5,570	6,571
Deferred income taxes	798	1,953
Deferred revenue	51,780	58,876
Liabilities subject to compromise	—	273,119

TOTAL LIABILITIES	270,278	363,367

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY
Preferred stock, par value $.01 per share; authorized 5,000,000 shares; none issued	—	—
Common stock, par value $.01 per share; authorized 400,000,000 and 50,000,000 shares at September 30, 2004 and December 31, 2003, respectively; issued and outstanding 150,414,143 at September 30, 2004 and 25,811,601 at December 31, 2003	1,504	258
Additional paid-in capital	233,991	166,630
Retained deficit	(248,735)	(159,731)
Treasury stock 435,918 shares at cost at December 31, 2003	—	(5,373)
Deferred compensation—restricted stock	(45)	—
Notes receivable from officers and employees	(30)	(124)
Accumulated other comprehensive income	2,097	2,062

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(11,218)	3,722

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$259,060	$367,089

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF LOSS (Unaudited)

(In thousands, except per share amounts)

	Nine Months Ended September 30,
	2004	2003
REVENUE	$103,764	$101,296

EXPENSES:
Depreciation and amortization	139,193	61,506
Cost of sales	261	510
Selling, general and administrative expenses	23,287	24,571
Impairment of seismic data library	—	13,354

	162,741	99,941

INCOME (LOSS) FROM OPERATIONS	(58,977)	1,355

Interest expense, net	(18,415)	(15,072)
Foreign currency exchange gains	953	3,358
Gain on extinguishment of liabilities	—	681
Reorganization items	(12,415)	(1,675)

Loss from continuing operations before income taxes	(88,854)	(11,353)
Provision (benefit) for income taxes	(2,272)	621

Loss from continuing operations	(86,582)	(11,974)

Income (loss) from discontinued operations	133	(179)

NET LOSS	$(86,449)	$(12,153)

Basic and diluted loss per share:
Loss from continuing operations	$(1.65)	$(.47)
Income (loss) from discontinued operations	—	(.01)

Net loss	$(1.65)	$(.48)

Weighted average number of common and common equivalent shares—basic and diluted	52,544	25,376

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2004	2003
Net loss	(86,449)	$(12,153)
Unrealized gains (losses) on securities held as available for sale	(73)	5
Foreign currency translation adjustments	108	2,437

Comprehensive loss	(86,414)	$(9,711)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Retained Deficit	Treasury Stock		Deferred Compensation— Restricted Stock	Notes Receivable from Officers & Employees	Accumulated Other Comprehensive Income (Loss)
	Shares	Amount			Shares	Amount
Balance, December 31, 2002	25,811,601	$258	$166,630	$(121,793)	(435,918)	$(5,373)	$—	$(1,178)	$(1,508)
Payments received on notes receivable from officers and employees	—	—	—	—	—	—	—	1,054	—
Net loss	—	—	—	(37,938)	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	3,499
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	71

Balance, December 31, 2003	25,811,601	258	166,630	(159,731)	(435,918)	(5,373)	—	(124)	2,062
Proceeds from issuance of common stock, net of expenses	125,000,000	1,250	53,639	—	—	—	—	—	—
Issuance of restricted stock	38,460	—	47	—	—	—	(47)	—	—
Issuance of common stock warrant	—	—	16,489	—	—	—	—	—	—
Amortization of deferred compensation cost	—	—	—	—	—	—	2	—	—
Retirement of treasury shares	(435,918)	(4)	(2,814)	(2,555)	435,918	5,373	—	—	—
Payments received on notes receivable from officers and employees	—	—	—	—	—	—	—	94	—
Net loss	—	—	—	(86,449)	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	108
Unrealized loss on marketable securities	—	—	—	—	—	—	—	—	(73)

Balance September 30, 2004 (unaudited)	150,414,143	$1,504	$233,991	$(248,735)	—	$—	$(45)	$(30)	$2,097

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Reconciliation of net loss to net cash provided by operating activities of continuing operations:
Net loss	$(86,449)	$(12,153)
Loss (income) from discontinued operations, net of tax	(133)	179
Depreciation and amortization	139,193	61,506
Impairment of seismic data library	—	13,354
Deferred income tax provision (benefit)	(1,193)	3,199
Amortization of deferred financing costs	1,657	212
Amortization of debt discount	105	—
Amortization of deferred compensation	2	—
Allowance for collection of trade receivables	75	275
Non-cash sales	(14,751)	(13,073)
Gain on extinguishment of liabilities	—	(681)
Gain on sale of property and equipment	—	12
Decrease in receivables	304	14,826
Decrease in other assets	171	354
Decrease in deferred revenue	(1,318)	(5,137)
Decrease in accounts payable and other liabilities	(15,969)	(1,075)

Net cash provided by operating activities of continuing operations	21,694	61,798

Cash flows from investing activities:
Cash invested in seismic data	(38,836)	(33,281)
Cash paid to acquire property and equipment	(889)	(737)
Cash received from disposal of property and equipment	—	15
Decrease in restricted cash	41	4,119

Net cash used in investing activities of continuing operations	(39,684)	(29,884)

Cash flows from financing activities:
Proceeds from senior note offering, net	182,858	—
Principal payments on old senior notes	(255,000)	—
Principal payments on term loans	(5,439)	(2,906)
Principal payments on capital lease obligations	(1,061)	(1,978)
Proceeds from issuance of common stock	75,000	—
Costs of debt and equity transactions	(5,463)	(431)
Buyout of financial guaranty	—	(325)
Loans to employees	—	(161)
Payments on notes receivable from officers and employees	215	1,015

Net cash used in financing activities of continuing operations	(8,890)	(4,786)

Effect of exchange rate changes	(856)	(3,032)
Net cash provided by discontinued operations	1,298	126

Net increase (decrease) in cash and equivalents	(26,438)	24,222

Cash and cash equivalents at beginning of period	44,362	21,517

Cash and cash equivalents at end of period	$17,924	$45,739

Supplemental disclosure of cash flow information:
Cash paid during period for:
Interest	$25,135	$9,561
Income taxes	$166	$1,129

Supplemental schedule of non-cash investing and financing activities:
Additions to seismic data library	$8,917	$10,293
Additions to marketable securities	$—	$60
Note payable to former executive	$—	$469

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

September 30, 2004

NOTE A—BASIS OF PRESENTATION

The accompanying unaudited financial statements of Seitel, Inc. and its subsidiaries (the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Certain reclassifications have been made to the amounts in the prior year’s financial statements to conform to the current year’s presentation. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. These unaudited financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2003 contained in the Company’s Annual Report filed on Form 10-K with the Securities and Exchange Commission.

The Company’s financial statements have been prepared on a basis that assumes the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. On July 21, 2003, the Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. On March 18, 2004, the bankruptcy court confirmed the Company’s Plan of Reorganization and on July 2, 2004, it became effective. With the settlement of all allowed pre-petition claims on August 13, 2004, the Company has effectively completed all actions required by the Plan of Reorganization. (See “Note B—Bankruptcy Proceedings and Plan of Reorganization”.)

Contractual Obligations: As of September 30, 2004, the Company had outstanding debt and lease obligations, with aggregate contractual cash obligations, including principal and interest, summarized as follows (in thousands):

		Payments due by period
Contractual cash obligations	Total	2004	2005 - 2007	2008 - 2009	2010 and thereafter
Debt obligations (1)(2)	$353,257	$19	$69,138	$45,499	$238,601
Capital lease obligations (2)	8,686	564	3,441	587	4,094
Operating lease obligations	4,342	234	2,174	1,007	927

Total contractual cash obligations	$366,285	$817	$74,753	$47,093	$243,622

(1)	Debt obligations include the face amount of the new senior notes totaling $193 million.
(2)	Amounts include interest related to debt and capital lease obligations.

Gain on Extinguishment of Liabilities: In 2003, the Company negotiated settlement of certain liabilities for less than the amount recorded in the financial statements. The resulting gain of $681,000 has been reflected as a gain on extinguishment of liabilities in the accompanying condensed consolidated statements of loss for the nine months ended September 30, 2003.

NOTE B—BANKRUPTCY PROCEEDINGS AND PLAN OF REORGANIZATION

On July 21, 2003, (the “Petition Date”), Seitel, Inc., and its wholly owned U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Chapter 11 Case No. 03-12227 (PJW)). Seitel, Inc. and its 30 U.S. subsidiaries that filed petitions are collectively referred to herein as the “Debtors” and the Chapter 11 Cases of these entities are collectively referred to herein as the

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

“Cases”. By order of the Bankruptcy Court dated July 25, 2003, the Cases were jointly administered. From the Petition Date until the effective date of its plan of reorganization, the Debtors operated their business and managed their properties as “debtors-in-possession” pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. No trustee was appointed in the Cases.

None of the Company’s direct or indirect subsidiaries or affiliates incorporated in Canada or other non-U.S. jurisdictions filed Chapter 11. Such non-filing, non-U.S. based subsidiaries and affiliates are called “non-Debtors”.

On January 17, 2004, the Debtors filed with the Bankruptcy Court the third amended joint plan of reorganization (the “Plan”), which subsequently was amended on February 6, 2004. The Plan was supported by the Official Committee of Equity Holders of Seitel, Inc. (the “Official Equity Committee”), as well as Berkshire Hathaway, Inc. and Ranch Capital L.L.C., holders of $255 million aggregate principal amount of the Company’s old senior unsecured notes, and was accepted by the holders of more than 99.6% of the shares of the Company’s common stock who voted on the Plan. On March 18, 2004, the Bankruptcy Court confirmed the Plan and on July 2, 2004, the Plan became effective.

In accordance with the Plan:

•	All of the Company’s outstanding allowed pre-petition claims have been fully paid, in cash, together with post-petition interest, except with respect to any disputed claims and any claims that were reinstated under the Plan.

•	On July 2, 2004, all 25,375,683 outstanding shares of the Company’s common stock were cancelled and converted into:

•	25,375,683 shares of reorganized common stock, representing all of the outstanding shares of reorganized common stock on the effective date of the Plan, and

•	warrants to purchase an aggregate of 125,000,000 shares of reorganized common stock (“Stockholder Warrants”) at an exercise price of $.60 per share exercisable through August 2, 2004.

•	To the extent the Stockholder Warrants were not exercised in full prior to August 2, 2004, Mellon HBV Alternative Strategies LLC (“Mellon HBV”) agreed (for itself and on behalf of certain of its affiliated funds and managed accounts, collectively the “Standby Purchasers”) to purchase, at $.60 per share, after the Stockholder Warrants expired on August 2, 2004 but in no event later than August 12, 2004 (the “Guaranty Performance Date”), all shares of reorganized common stock not purchased upon the exercise of the Stockholder Warrants.

•	As compensation for Mellon HBV’s obligation to act as Standby Purchasers, the Company issued to them on August 12, 2004 warrants to purchase 15,037,568 shares of the Company’s reorganized common stock (the “Standby Purchaser Warrants”). The Standby Purchaser Warrants are exercisable until August 12, 2011 at an initial exercise price of $.72 per share, subject to adjustment upon the occurrence of certain events.

On August 2, 2004, the expiration date of the warrants, 24,183,206 Stockholder Warrants were exercised and the Company issued 119,126,154 shares of common stock for $0.60 per share or $71,475,693 in the aggregate. On August 12, 2004, Mellon HBV purchased from the Company, at $0.60 per share, 5,873,846 shares of common stock not purchased as a result of the exercise of Stockholder Warrants, for an aggregate of $3,524,307. In total, the Company received $75 million of gross proceeds through the exercise of Stockholder Warrants and the sale of standby purchase shares to Mellon HBV.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

On July 2, 2004, the Company completed the private placement of $193 million face value 11.75% new senior notes due 2011 for proceeds of $188.5 million which were placed in escrow pending the completion of the issuance of common stock pursuant to the Plan, among other things. On August 12, 2004, the proceeds from the debt offering, net of underwriters’ fees, of $182.9 million were released from escrow to the Company.

The Company utilized the net proceeds from the exercise of Stockholder Warrants and the sale of shares to Mellon HBV, the net proceeds from the sale of the new senior notes along with available cash to pay, in full, allowed pre-petition claims together with post-petition interest totaling approximately $291.0 million. The payment of allowed pre-petition claims was completed on August 13, 2004.

Liabilities subject to compromise at December 31, 2003 consisted of the following items (in thousands):

December 31, 2003
Accounts payable	$734
Accrued interest	12,323
Other accrued liabilities	4,616
Debt	255,446

Total	$273,119

Reorganization Items. Reorganization items under the Cases are expense or income items that are incurred or realized by the Debtors because they are in reorganization. These items include, but are not limited to, professional fees and similar types of expenses incurred directly related to the Cases, loss accruals or gains or losses resulting from activities of the reorganization process, and interest earned on cash accumulated by the Debtors because they are not paying their pre-petition liabilities. For the nine months ended September 30, 2004 and 2003, reorganization items were as follows (in thousands):

	Nine Months Ended September 30,
	2004	2003
Professional fees	$9,227	$1,594
Interest Income	(98)	(12)
Accelerated amortization of deferred debt issue costs	1,007	—
Reduction of pre-petition liabilities	(517)	—
Other	2,796	93

Total	$12,415	$1,675

NOTE C—REVENUE RECOGNITION

Revenue from Data Acquisition

The Company generates revenue when it creates a new seismic survey that is initially licensed by one or more of its customers to use the resulting data. The initial licenses usually provide the customer with a limited exclusivity period, which will normally last for six months after final delivery of the processed data. The payments for the initial exclusive licenses are sometimes referred to as underwriting or prefunding. Customers make periodic payments throughout the creation period, which generally correspond to costs incurred and work performed. These payments are non-refundable.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

Revenue from the creation of new seismic data is recognized throughout the creation process using the proportional performance method based upon costs incurred and work performed to date as a percentage of total estimated costs and work required. Management believes that this method is the most reliable and representative measure of progress for its data creation projects. The duration of most data creation projects is generally less than one year. Under these contracts, the Company creates new seismic data designed in conjunction with its customers and specifically suited to the geology of the area using the most appropriate technology available.

The Company outsources the substantial majority of the work required to complete data acquisition projects to third party contractors. The Company’s payments to these third party contractors comprise the substantial majority of the total estimated costs of the project and are paid throughout the creation period. A typical survey includes specific activities required to complete the survey; each activity has value to the customers. Typical activities, that often occur concurrently, include:

•	permitting for land access, mineral rights, and regulatory approval,

•	surveying,

•	drilling for the placement of energy sources,

•	recording the data in the field, and

•	processing the data.

The customers paying for the initial exclusive licenses receive legally enforceable rights to any resulting product of each activity. The customers also receive access to and use of the newly acquired, processed data.

The customers’ access to and use of the results of the work performed and of the newly acquired, processed data is governed by a license agreement, which is a separate agreement from the acquisition contract. The Company’s acquisition contracts require the customer either to have a license agreement in place or to execute one at the time the acquisition contract is signed. The Company maintains sole ownership of the newly acquired data, which is added to its library, and is free to license the data to other customers when the original customers’ exclusivity period ends.

Revenue from Non-Exclusive Data Licenses

The Company recognizes a substantial portion of its revenue from data licenses sold after any exclusive license period. These are sometimes referred to as resale licensing, post acquisition license sales or shelf sales.

These sales fall under the following four basic forms of non-exclusive license contracts.

•	Specific license contract—The customer licenses and selects data from the data library at the time the contract is entered into and holds this license for a long-term period.

•	Library card license contract—The customer initially receives only access to data. The customer may then select specific data, from the collection of data to which it has access, to hold long-term under its license agreement. The lengths of the selection periods under the library card contracts is limited in time.

•	Review and possession license contract—The customer obtains the right to review a certain quantity of data for a limited period of time. During the review period, the customer may select specific data from that available for review to hold long-term under its license agreement. Any data not selected for long-term licensing must be returned to the Company at the end of the review period.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

•	Review only license contract—The customer obtains rights to review a certain quantity of data for a limited period of time, but does not obtain the right to select specific data to hold long-term.

The Company’s non-exclusive license contracts specify the following:

•	that all customers must sign a license agreement governing the use of data;

•	the specific payment terms, ranging from 30 days to 18 months, and that such payments are non-cancelable and non-refundable;

•	the actual data that is accessible to the customer; and

•	that the data is licensed in its present form, where is and as is and the Company is under no obligation to make any enhancements, modifications or additions to the data unless specific terms to the contrary are included.

Revenue from the non-exclusive licensing of seismic data is recognized when the following criteria are met:

•	the Company has an arrangement with the client that is validated by a signed contract;

•	the sales price is fixed and determinable;

•	collection is reasonably assured;

•	the customer has selected the specific data or the contract has expired without full selection; and

•	the license term has begun.

Copies of the data are available to the customer immediately upon request.

For licenses that have been invoiced but have not met the aforementioned criteria, the revenue is deferred along with the related direct costs (primarily sales commissions). This normally occurs under the library card license contracts, review and possession license contracts or review only license contracts because the data selection may occur over time. Additionally, if the contract allows licensing of data that is not currently available or enhancements, modifications or additions to the data are required per the contract, revenue is deferred until such time that the data is available for licensing.

Revenue from Non-Monetary Exchanges

In certain cases, the Company will take ownership of a customer’s seismic data in exchange for a non-exclusive license to selected data from the Company’s library. Occasionally, in connection with specific data acquisition contracts, the Company receives both cash and ownership of seismic data from the customer as consideration for the underwriting of new data acquisition. These exchanges are referred to as non-monetary exchanges. A non-monetary exchange always complies with the following criteria:

•	the data license delivered is always distinct from the data received;

•	the customer forfeits ownership of its data; and

•	the Company retains ownership in its data.

This exchange is not a “like kind” exchange because the Company receives ownership of distinct seismic data to be added to its library, and this data may be relicensed by the Company on a continuing basis, in exchange for a data license. Once data selection or creation is completed, the exchange represents the culmination of the earnings process with the customer and is not merely an exchange between two seismic companies.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

In non-monetary exchange transactions, the Company records a data library asset for the seismic data received at the time the contract is entered into and recognizes revenue on the transaction in equal value in accordance with its policy on revenue from data licenses, that is, when the data is selected by the customer, or revenue from data acquisition, as applicable. The data license to the customer is in the form of one of the four basic forms of contracts discussed above. These transactions are valued at the fair value of the data received or delivered, whichever is more readily determinable.

Fair value of the data exchanged is determined using a multi-step process as follows.

•	First, the Company determines the value of the license granted to the customer. The range of cash transactions by the Company for licenses of similar data during the prior six months for licenses in the United States and for the prior twelve months for licenses in Canada are evaluated. In evaluating the range of cash transactions, the Company does not consider transactions that are disproportionately high or low.

•	Second, the Company considers the value of the data received from the customer. In determining the value of the data received, the Company considers the age, quality, current demand and future marketability of the data as well as the cost that would be required to create the data. In the United States, the Company applies a limitation on the value it assigns per square mile on the data exchanged. In Canada, in the event of a difference greater than 2% between the value of the license granted and the value of the data received, the Company assigns the lower value to the exchange.

•	Third, the Company obtains concurrence from an independent third party on the portfolio of all non-monetary exchanges of $500,000 or more in order to support the Company’s valuation of the data received. The Company obtains this concurrence on an annual basis, usually in connection with the preparation of its annual financial statements.

Due to the Company’s revenue recognition policies, revenue recognized on non-monetary exchange transactions may not occur at the same time the seismic data acquired is recorded as an asset. The activity related to non-monetary exchanges was as follows (in thousands):

	Nine Months Ended September 30,
	2004	2003
Seismic data library additions	8,836	$9,218
Revenue recognized based on selections of data	12,800	11,938
Revenue recognized related to acquisition contracts	1,870	—

Revenue from Seitel Solutions, Ltd. and Seitel Solutions Canada Ltd.

Revenue from Seitel Solutions, Ltd. and Seitel Solutions Canada Ltd., wholly-owned subsidiaries of the Company, (collectively, “Solutions”) is recognized as the services for reproduction and delivery of seismic data are provided to customers.

NOTE D—SEISMIC DATA LIBRARY

The Company’s seismic data library consists of seismic surveys that are offered for license to customers on a non-exclusive basis. Costs associated with creating, acquiring or purchasing the seismic data library are capitalized and amortized principally on the income forecast method subject to a straight-line amortization period of four years, applied on a quarterly basis at the individual survey level.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

Costs of Seismic Data Library

For purchased seismic data, the Company capitalizes the purchase price of the acquired data.

For data received through a non-monetary exchange, the Company capitalizes an amount equal to the fair value of the data received by the Company or the fair value of the license granted to the customer, whichever is more readily determinable. See Note C for discussion of the process used to determine fair value.

For internally created data, the capitalized costs include costs paid to third parties for the acquisition of data and related permitting, surveying and other activities associated with the data creation activity. In addition, the Company capitalizes certain internal costs related to processing the created data. Such costs include salaries and benefits of the Company’s processing personnel and certain other costs incurred for the benefit of the processing activity. The Company believes that the internal processing costs capitalized are not greater than, and generally are less than, those that would be incurred and capitalized if such activity were performed by a third party. Capitalized costs for internal data processing were $1,319,000 and $1,492,000 for the nine months ended September 30, 2004 and 2003, respectively.

Data Library Amortization

The Company amortizes its seismic data library using the greater of the amortization that would result from the application of the income forecast method (subject to a minimum amortization rate of 70%) or a straight-line basis over the useful life of the data. Effective July 1, 2004, the estimated useful life of the Company’s seismic data was changed to four years (see “Revision of Useful Life” below). For existing surveys less than four years of age at July 1, 2004, the revision in useful life will be recognized prospectively over the remaining useful life of each seismic survey. With respect to each survey in the data library, the useful life policy is applied from the time such survey is available for licensing to customers on a non-exclusive basis, since some data in the library may not be licensed until an exclusivity period (usually six months) has lapsed.

The Company applies the income forecast method by forecasting the ultimate revenue expected to be derived from a particular data library component over the estimated useful life of each survey comprising part of such component. This forecast is made by the Company annually and reviewed quarterly. If, during any such review, the Company determines that the ultimate revenue for a library component is expected to be significantly different than the original estimate of total revenue for such library component, the Company revises the amortization rate attributable to future revenue from each survey in such component. Effective July 1, 2004, the lowest amortization rate the Company applies using the income forecast method is 70%. In addition, in connection with the forecast reviews and updates, the Company evaluates the recoverability of its seismic data library, and if required under Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” records an impairment charge with respect to such data. See discussion on “Seismic Data Library Impairment” below.

The actual rate of amortization depends on the specific seismic surveys licensed and selected by the Company’s customers during the year. The amortization rates vary by component and, effective October 1, 2004, range from a low of 70% to a high of 89% with a weighted average rate of 71% based on the net book value of each component compared with the net book value of the entire seismic data library as of September 30, 2004.

The greater of the income forecast or straight-line amortization policy is applied quarterly on a cumulative basis at the individual survey level. Under this policy, the Company first records amortization using the income forecast method. The cumulative amortization recorded for each survey is then compared with the cumulative straight-line amortization. If the cumulative straight-line amortization is higher for any specific survey, additional amortization expense is recorded, resulting in accumulated amortization being equal to the cumulative straight-

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

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September 30, 2004

line amortization for such survey. (See “Revision of Useful Life” below.) This requirement is applied regardless of future-year revenue estimates for the library component of which the survey is a part and does not consider the existence of deferred revenue with respect to the library component or to any survey.

Revision of Useful Life

The Company reevaluated its estimate of the useful life of its seismic data library and, effective July 1, 2004, revised the estimated useful life of its seismic data library to four years from five years for offshore data and from seven years for onshore data. In making this decision, the Company considered a number of factors, including, among others, the useful lives used by others in the industry, additional amortization charges recorded, previous impairment charges recorded and seismic industry conditions.

Since certain surveys within the seismic data library were older than the revised estimate of useful life, the Company recorded additional amortization expense of $59.1 million on July 1, 2004, the date the revision became effective. For existing surveys less than four years in age at July 1, 2004, the revision in useful life will be recognized prospectively over the remaining useful life of each seismic survey. The effect from this change on reported results was a reduction in income after taxes of $66.7 million for the nine months ended September 30, 2004, or $1.27 per share.

Seismic Data Library Impairment

The Company evaluates its seismic data library by grouping individual surveys into components based on its operations and geological and geographical trends, resulting in the following data library groupings for purposes of evaluating impairments: (I) Gulf of Mexico offshore comprising the following components: (a) multi-component data, (b) value-added products, (c) ocean bottom cable data, (d) shelf data, and (e) deep water data; (II) North America onshore comprising the following components: (a) Texas Gulf Coast, (b) northern, eastern and western Texas, (c) southern Louisiana/Mississippi, (d) northern Louisiana, (e) Rocky Mountains, (f) North Dakota, (g) other United States, (h) Canada and (i) value-added products; and (III) international data outside North America. The Company believes that these library components constitute the lowest levels of independently identifiable cash flows.

As events or conditions require, the Company evaluates the recoverability of its seismic data library in accordance with SFAS No. 144. The Company evaluates its seismic data library for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company considers the level of sales performance compared to projected sales by component, as well as industry conditions, among others, to be key factors in determining when its seismic data should be evaluated for impairment. In evaluating sales performance of each component, the Company generally considers three consecutive quarters of actual performance below forecasted sales, among other things, to be an indicator of potential impairment.

In accordance with SFAS No. 144, the impairment evaluation is based first on a comparison of the undiscounted future cash flows over each component’s remaining estimated useful life with the carrying value of each library component. If the undiscounted cash flows are equal to or greater than the carrying value of such component, no impairment is recorded. If undiscounted cash flows are less than the carrying value of any component, the forecast of future cash flows related to such component is discounted to fair value and compared with such component’s carrying amount. The difference between the library component’s carrying amount and the discounted future value of the expected revenue stream is recorded as an impairment charge.

For purposes of evaluating potential impairment charges, the Company estimates the future cash flows attributable to a library component by evaluating, among other factors, historical and recent revenue trends, oil

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

and gas prospectivity in particular regions, general economic conditions affecting its customer base and expected changes in technology. The cash flow estimates exclude expected future revenues attributable to non-monetary exchanges and future data creation projects.

The estimation of future cash flows and fair value is highly subjective and inherently imprecise. Estimates can change materially from period to period based on many factors including those described in the preceding paragraph. Accordingly, if conditions change in the future, the Company may record further impairment losses relative to its seismic data library, which could be material to any particular reporting period.

During the third quarter of 2003, the Company recorded a $13.4 million impairment charge with respect to certain of its seismic data library components. Based on industry conditions and the recent level of cash sales for certain of its library components, the Company revised its estimate of future cash flows for those components. As a result, the Company determined that the revised estimate of future cash flows would not be sufficient to recover the carrying value of such certain components, and accordingly, recorded an impairment based on the fair value of such library components by discounting their estimated future cash flows.

NOTE E—DISCONTINUED OPERATIONS

In June 2002, the Company’s Board of Directors unanimously adopted a plan to dispose of the Company’s oil and gas operations by sale. Accordingly, the Company’s condensed consolidated financial statements report the oil and gas operations as discontinued operations. In 2002, the Company sold substantially all of its oil and gas assets. In January 2004, the Company sold a portion of its remaining oil and gas assets for approximately $1.3 million. The Company continues to market its remaining oil and gas assets for sale.

Revenue from the discontinued operations was $164,000 and $255,000 for the nine months ended September 30, 2004 and 2003, respectively. Pre-tax income (loss) from the discontinued operations was $133,000 and $(179,000) for the nine months ended September 30, 2004 and 2003, respectively.

The Company uses the full-cost method of accounting for its oil and gas operations.

NOTE F—DEBT

The following is a summary of the Company’s debt (in thousands):

	September 30, 2004	December 31, 2003
11.75% Senior Notes	$188,618	$—
Revolving Credit Facility	—	—
Subsidiary revolving line of credit	—	—
Note payable to former executive	424	446
Old Senior Notes	—	255,000
Debtor-in-Possession Loan Facility	—	—
Term loan	—	5,417

	$189,042	$260,863

11.75% Senior Notes: On July 2, 2004, the Company completed a private placement of Senior Unsecured Notes (“Senior Notes”) in the aggregate principal amount of $193.0 million. The Senior Notes were offered at a discount of 2.325% from their principal amount at maturity resulting in cash proceeds, before offering expenses, of approximately $188.5 million received by the Company on August 12, 2004, following release of the funds

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

from escrow. Interest on the Senior Notes is payable semi-annually on January 15 and July 15 at the annual rate of 11.75%. The Senior Notes mature on July 15, 2011. The Senior Notes are unsecured and are guaranteed by certain of the Company’s U.S. subsidiaries on a senior basis. The Senior Notes contain restrictive covenants that limit the Company’s ability to, among other things, incur additional indebtedness and make capital expenditures in excess of specified amounts.

Revolving Credit Facility: On April 16, 2004, the Company entered into a revolving credit facility with Wells Fargo Foothill, Inc., as lender, to which a revolving loan commitment of $30 million, subject to borrowing base limitations, was made available on July 2, 2004. Interest is payable at an applicable margin above either LIBOR or the prime rate. Borrowings under the revolving credit facility are secured by a first priority, perfected security interest in and lien on substantially all of the Company’s U.S. assets and a pledge of all of the issued and outstanding capital stock of the Company’s U.S. subsidiaries. The revolving credit facility contains covenants requiring the Company to achieve and maintain certain financial results, and restricts, among other things, the amount of capital expenditures, the ability to incur additional indebtedness and the ability to grant additional liens. The revolving credit facility requires the payment of an unused line fee of .375% per annum payable in arrears.

Subsidiary Revolving Line of Credit: The Company’s wholly owned subsidiary, Olympic Seismic Ltd. (“Olympic”), has a revolving credit facility, which allows it to borrow up to $5 million (Canadian) subject to an availability formula by way of prime-based loans, bankers’ acceptances or letters of credit. The rate applicable to borrowings is the bank’s prime rate plus 0.35% per annum and the bankers’ acceptances is 1.50% per annum. Letter of credit fees are based on scheduled rates in effect at the time of issuance. The facility is secured by the assets of Olympic, SEIC Trust Administration Ltd. (as sole trustee of, and for and on behalf of, SEIC Business Trust) and SEIC Holdings, Ltd., but is not guaranteed by Seitel, Inc. or any of its other U.S. subsidiaries. However, all intercompany debt owing by Olympic, SEIC Trust Administration Ltd., SEIC Business Trust or SEIC Holdings, Ltd. to Seitel, SEIC Partners’ Limited Partnership or to any Seitel U.S. subsidiary (approximately $66,604,000 (Canadian) at September 30, 2004) has been subordinated to the repayment of the revolving credit facility. Available borrowings under the facility are equivalent to a maximum of $5 million (Canadian), subject to a requirement that such borrowings may not exceed 75% of good accounts receivable (as defined in the agreement) of SEIC Trust Administration, less prior-ranking claims, if any, relating to inventory or accounts. The facility is subject to repayment upon demand and is available from time to time at the bank’s sole discretion.

Note Payable to Former Executive: In connection with the settlement of certain litigation, the Company entered into a note payable to a former executive consisting of payments of $6,417 per month for 36 months commencing June 2003, and payments of $6,000 per month for 84 months commencing June 2006. The note is non-interest bearing. The note is guaranteed by Olympic.

Other: The Bankruptcy Court approved a $20 million debtor-in-possession loan and security agreement with Wells Fargo Foothill, Inc., as lender, to support the Debtor’s operations during the course of the bankruptcy. This agreement terminated on June 30, 2004. Under the terms of the Plan, on July 2, 2004, the Company’s term loan totaling $5.4 million was paid in full, along with accrued interest, and on August 12, 2004 the old senior notes totaling $255.0 million were paid in full, along with accrued interest.

NOTE G—COMMON STOCK

In accordance with the Plan, on July 2, 2004, the Company amended its certificate of incorporation to allow for the issuance of up to 400 million shares of common stock, $0.01 par value, and all outstanding options to purchase shares of the Company’s common stock were cancelled.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

On July 21, 2004, 38,460 shares of restricted stock were issued to new directors joining the Board. Such restricted stock vests on the earlier of July 21, 2007, or the death, disability or termination of the director upon a change-of-control.

In August 2004, the Company issued 125 million shares of common stock through the exercise of Stockholder Warrants and the sale of standby purchase shares to Mellon HBV, for total gross proceeds of $75 million. The costs related to the issuance of common stock totaled $20.1 million, of which $3.6 million was paid in cash and $16.5 million represented the value of warrants issued to Mellon HBV discussed below. Such costs have been reflected as a reduction in the proceeds received from issuance of common stock in the accompanying Statement of Stockholders’ Equity. For further discussion, see Note B.

Additionally, on August 12, 2004, the Company issued to Mellon HBV warrants to purchase 15,037,568 shares of the Company’s common stock at an exercise price of $.72 per share, exercisable until August 12, 2011, as compensation for Mellon HBV’s obligation to act as Standby Purchasers. The fair value of these warrants on the date of issuance was $16.5 million and, as discussed above, has been reflected as a cost of the issuance of common stock in the accompanying Statement of Stockholders’ Equity.

On August 12, 2004, the Company retired its remaining 435,918 shares of treasury stock.

NOTE H—EARNINGS PER SHARE

In accordance with SFAS No. 128, “Earnings per Share,” basic earnings per share is computed based on the weighted average shares of common stock outstanding during the periods. Diluted earnings per share is computed based on the weighted average shares of common stock plus the assumed issuance of common stock for all potentially dilutive securities. For the nine months ended September 30, 2004 and 2003, the Company did not have any potentially dilutive securities. A weighted average number of options and warrants to purchase 2,574,000 and 4,980,000 shares of common stock were outstanding during the nine months ended September 30, 2004 and 2003, respectively, but were not included in the computation of diluted per share income because they were antidilutive.

The Company accounts for employee stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” APB Opinion No. 25 generally does not require compensation costs to be recorded on options which have exercise prices at least equal to the market price of the stock on the date of grant. Accordingly, no compensation cost has been recognized for the Company’s stock-based awards. Had compensation cost for the Company’s stock-based compensation awards been determined based on the fair value at the grant dates for such awards consistent with the optional accounting method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation” and expensed pro-rata over the vesting period of the awards, the Company’s net loss and loss per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

	Nine Months Ended September 30,
	2004	2003
Net loss:
As reported	$(86,449)	$(12,153)
Less: Total stock-based employee expense determined under SFAS No. 123, net of tax	(1,062)	(2,588)

Pro forma	$(87,511)	$(14,741)

Basic and diluted loss per share:
As reported	$(1.65)	$(.48)
Pro forma	$(1.67)	$(.58)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

The effect of the Standby Purchaser Warrants issued to Mellon HBV is not considered in the above pro forma amounts as such amount was recorded as a cost of the issuance of common stock and can only be settled in the Company’s stock.

Under the Plan, all options outstanding as of July 2, 2004, were cancelled in their entirety.

NOTE I—STATEMENT OF CASH FLOW INFORMATION

The Company had restricted cash at September 30, 2004 and December 31, 2003 of $161,000 and $202,000, respectively.

During the nine months ended September 30, 2004 and 2003, the Company had non-cash additions to its seismic data library comprised of the following (in thousands):

	Nine Months Ended September 30,
	2004	2003
Non-monetary exchanges	$8,836	$9,218
Offset of certain data creation costs against amounts due from the customer for data license fees and certain data creation costs that were paid to the Company’s vendors from an escrow account maintained jointly by the Company and its customer	81	1,075

Total non-cash additions	$8,917	$10,293

During the nine months ended September 30, 2003, the Company received marketable securities valued at $60,000 in exchange for a license to certain seismic data.

Non-cash sales consisted of the following for the nine months ended September 30, 2004 and 2003 (in thousands):

	Nine Months Ended September 30,
	2004	2003
Acquisition revenue on underwriting from non-monetary exchange contracts	$1,870	$—
Licensing revenue from selections on non-monetary exchange contracts	12,800	11,938
Offset of certain data creation costs against amounts due from the customer for data license fees and certain data creation costs that were paid to the Company’s vendors from an escrow account maintained jointly by the Company and its customer	81	1,075
Marketable securities received in exchange for license to certain seismic data	—	60

Total non-cash revenue	$14,751	$13,073

Operating cash flows resulting from reorganization items for the nine months ended September 30, 2004 and 2003 included the following (in thousands):

	Nine Months Ended September 30,
	2004	2003
Interest received on cash accumulated because of the Chapter 11 proceeding	$(98)	$(12)
Professional and other fees paid for services rendered in connection with the Chapter 11 proceeding	14,176	1,521

	$14,078	$1,509

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

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September 30, 2004

NOTE J—COMMITMENTS AND CONTINGENCIES

In October 2001, the Company guaranteed an institutional loan totaling $600,000 to its former chief operating officer and general counsel, who later was named chief executive officer and who resigned in November 2002. Under the terms of his separation agreement, a portion of the amount outstanding was paid and the former employee is required to make annual installments of $60,000 with a maturity date of November 13, 2006. As of November 18, 2004, the outstanding principal balance on this note is $133,373. The loan is presently current and not in default.

Litigation

See “Note B—Bankruptcy Proceedings and Plan of Reorganization” for a detailed discussion of the Company’s Chapter 11 reorganization and the Plan.

On February 3, 2003, the former holders of the Company’s old senior unsecured notes accelerated the old senior unsecured notes and made demand upon the Company and certain of its former and current officers and directors for money damages exceeding $20 million arising from certain alleged negligent actions and/or misrepresentations of those officers and directors. Under the Plan, all of the foregoing claims were released and discharged upon payoff of the old senior unsecured notes.

The Company and certain of its former and current officers and directors were named as defendants in eleven lawsuits brought as class actions alleging violations of the federal securities laws, all of which were consolidated by an Order entered August 7, 2002, under Cause No. 02-1566, styled In re Seitel, Inc. Securities Litigation, in the United States District Court for the Southern District of Texas. The Court appointed a lead plaintiff and lead counsel for plaintiffs, who subsequently filed a consolidated amended complaint, which added the Company’s previous auditors, Ernst & Young LLP, as a defendant. The consolidated amended complaint alleged that during a proposed class period of May 5, 2000 through April 1, 2002, the defendants violated sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 by overstating revenues in violation of generally accepted accounting principles. The plaintiffs sought an unspecified amount of actual and exemplary damages, costs of court, pre- and post-judgment interest and attorneys’ and experts’ fees. The class representatives and the Debtors have entered into a memorandum of understanding, which contemplates allowance of a “class claim” to assert the rights of the class in the Chapter 11 Cases and an ultimate settlement for cash to be funded out of the Debtors’ cash and directors’ and officers’ insurance policies. The memorandum of understanding was approved upon notice and a hearing by order of the Bankruptcy Court dated December 10, 2003. The Company funded its portion of the settlement amount ($980,000) to an escrow account in 2003. The parties are in the process of finalizing their form of settlement agreement, and then must obtain the Bankruptcy Court’s and District Court’s approval of the same.

The Company was named as a nominal defendant in seven stockholder derivative actions filed in various courts: Almekinder v. Frame, Valice, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., No. H-02-2960, In the United States District Court for the Southern District of Texas; Basser v. Frame, Valice, Kendrick, Pearlman, Fiur, Zeidman, Stieglitz, Craig, Lerner, and Seitel, Inc., No. H-02-1874, In the United States District Court for the Southern District of Texas; Berger v. Frame, Pearlman, Valice, Craig, Stieglitz, Lerner, Zeidman, Fiur, and Seitel, Inc., No. 19534-NC, In the Court of Chancery, State of Delaware, Castle County; Chemical Valley & North Central West Virginia Carpenters Pension Plan v. Frame, Valice, Hoffman, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Fiur, and Seitel, Inc., No. 02-CV-3343, In the United States District Court for the Southern District of Texas; Couture v. Frame, Valice, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., No. 20002-37065, In the 80th Judicial District Court, Harris County, Texas; Talley v. Frame, Valice, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., In the 151st Judicial District

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

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September 30, 2004

Court, Harris County, Texas; and Zambie v. Frame, Pearlman, Valice, Craig, Zeidman, Lerner, Stieglitz, Fiur, Ernst & Young LLP, and Seitel, Inc., In the 333rd Judicial District Court, Harris County, Texas. The plaintiffs generally alleged that the defendants breached and conspired to breach fiduciary duties to the Company’s shareholders by failing to maintain adequate accounting controls and by using improper accounting and auditing practices and procedures. Certain of the plaintiffs also asserted causes of action for mismanagement, waste of corporate assets and unjust enrichment. The plaintiffs sought judgments for unspecified amounts of compensatory damages, including return of salaries and other payments to the defendants, exemplary damages, attorneys’ fees, experts’ fees and costs. In October 2003, a settlement of all issues in each derivative suit was reached among the parties and a stipulation and motion to approve the terms of such settlement was filed with the Bankruptcy Court. The settlement stipulation provided for payment of $600,000 and resolution of all claims against all Company parties to the litigation. The settlement stipulation was approved by the Bankruptcy Court upon notice and a hearing by order dated November 17, 2003. Pursuant to the settlement, (i) all of the derivative claims have been dismissed, (ii) the Debtors will continue certain, and from time to time implement new, corporate governance policies and procedures, and (iii) the plaintiffs recovered certain costs incurred in prosecuting the derivative claims. The $600,000 cost recovery was paid solely by the Debtors’ insurance carrier.

On July 18, 2002, the Company’s former chief executive officer sued the Company in the 113th Judicial District Court of Harris County, No. 2002-35891. Mr. Frame alleged a breach of his employment contract and defamation. He also sought a declaratory judgment that certain funds he received from the Company were proper and do not have to be repaid. Mr. Frame filed claims totaling $20.2 million in the Company’s Chapter 11 Cases, which have been disallowed by order of the Bankruptcy Court. The Company intends to file a motion to dismiss Mr. Frame’s complaint in the District Court. The Company filed a counter suit to recover approximately $4,200,000 in corporate funds that the Company believes Mr. Frame inappropriately caused the Company to pay him or for his benefit plus over $800,000 due on two notes that were accelerated pursuant to their respective terms. In addition, the Company also holds a judgment against Mr. Frame in the amount of at least $590,000 relating to a loan made to Mr. Frame by Bank One N.A. (“Bank One”) and guaranteed by the Company, which it intends to enforce. The Company intends to subpoena Mr. Frame for a deposition to determine the nature and extent of his assets for purposes of debt collection.

The Company was a party to a suit for geophysical trespass entitled Joy Resources, Inc. v. Seitel Data, Ltd., Cause No. 01-02-00828-CV, in the 1st Court of Appeals, Houston, Texas. The plaintiff was appealing a final judgment by the trial court holding that the plaintiff was not entitled to recover an injunction or to recover damages against the Company. The parties reached a settlement in the matter and the settlement stipulation was approved by the Bankruptcy Court. On July 15, 2004, the appellate court granted a motion to dismiss the appeal. The settlement amount of $73,000 was paid on August 13, 2004.

The Company and its subsidiary, Seitel Data, Ltd., are parties to a class action lawsuit for geophysical trespass entitled Juan O. Villarreal v. Grant Geophysical, Inc., et al., Cause No. DC-00-214, in the 229th District Court of Starr County, Texas that was initiated on April 1, 2002. The plaintiffs have sued a number of defendants, including Seitel and Seitel Data, Ltd. The plaintiffs allege that certain defendants conducted unauthorized 3-D seismic exploration of the mineral interests by obtaining seismic data on adjoining property, and sold the information obtained to other defendants. The plaintiffs sought an unspecified amount of damages. All defendants obtained summary judgments dismissing the plaintiffs’ claims, and the plaintiffs appealed to the San Antonio Court of Appeals under Cause No. 04-02-00674-CV. During the pendency of the Company’s bankruptcy proceedings, the San Antonio Court of Appeals affirmed the trial court’s decision as to the Company’s co-defendants and stayed the appeal as to the Company. The Texas Supreme Court denied plaintiffs Petition for Certiorari, refusing to hear the matter. The San Antonio Court of Appeals will not reinstate plaintiffs’ appeal as to the Company’s summary judgment against plaintiffs until the plaintiffs obtain a certified order

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

lifting the bankruptcy stay. The plaintiff filed an unliquidated claim (amount unspecified) in the Chapter 11 Cases. The Company objected to this claim which remains pending.

The Company sued its former in-house counsel and law firm in Seitel, Inc. v. Cynthia Moulton and Franklin Cardwell & Jones, P.C., Cause No. 2003-09151 in the 127th Judicial District Court of Harris County, Texas. The suit alleges negligence, breach of fiduciary duty and breach of contract surrounding the settlement of a personal lawsuit against the former chief executive officer and other aspects of representation. The Company seeks recovery for fees paid and related expenses. Initial pleadings were filed on February 21, 2003.

On March 27, 2003, the Company was served with a complaint filed by the General Electric Credit Corporation of Tennessee (“GE”) in the District Court No. 333rd of Harris County, Texas, styled General Electric Credit Corporation of Tennessee, v. N360X, LLC and Seitel. The complaint alleged that the Company defaulted on an agreement for the lease of a jet aircraft. GE accelerated the obligation, took possession of the aircraft and demanded payment of its claim. On August 12, 2004, the reduced claim of $2.055 million, plus interest, was fully paid in cash in accordance with the Plan. GE’s claims, as presented in its complaint in the Harris County Court, were non-suited by order dated June 10, 2004.

The Company was sued by a former employee, Mark Stover, in Harris County District Court, 269th Judicial District, Cause No. 2002-52120 on October 8, 2002. Mr. Stover alleged breach of his employment contract and wrongful termination. The Company answered and generally denied the complaint on November 8, 2002. The matter was automatically stayed upon the Chapter 11 filing. On October 9, 2003, Mr. Stover filed a proof of claim in the bankruptcy court in the amount of $374,500. The Company filed an objection to the claim, which has been settled by order of the Bankruptcy Court and the settlement amount of $190,000 has been fully paid. By order dated August 31, 2004, the District Court dismissed the case.

In addition to the lawsuits described above, the Company is involved from time to time in ordinary, routine claims and lawsuits incidental to its business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolutions of these matters should not be material to the Company’s financial position or results of operation.

It is not possible to predict or determine the outcomes of the legal actions brought against it or by it, or to provide an estimate of all additional losses, if any, that may arise. At September 30, 2004, the Company did not have any amounts accrued related to the claims set forth above, as all amounts have been paid or the Company believes it is not probable that any amounts will be paid relative to the litigation and claims set forth above. However, if one or more of the parties were to prevail against the Company in one or more of the cases described above that have not been settled, the amounts of any judgments against the Company or settlements that the Company may enter into, could be material to the Company’s financial statements for any particular reporting period.

NOTE K—RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board (“FASB”) released its Interpretation No. 46, (Revised December 2003) “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46”). FIN 46 requires a company to consolidate a variable interest entity (“VIE”) if the company has a variable interest (or combination of variable interests) that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. These provisions apply immediately to variable interests in VIEs created after January 31, 2003, and to variable interests in special purpose entities for periods ending after December 15, 2003. The provisions apply for all

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

other types of variable interests in VIEs for periods ending after March 15, 2004. The Company does not and is not expected to own any interest in a VIE or special purpose entity; therefore, the adoption of FIN 46 did not have any effect on its financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, along with the requirement of disclosure in both annual and interim financial statements about the method used and effect on reported results (see Note H). Subsequently, in March 2004, the FASB issued a proposed SFAS, “Share-Based Payment, an amendment of SFAS Nos. 123 and 95.” The proposed standard would require share-based payments to employees, including stock options, to be expensed. The final ruling is expected to be issued by June 2005. The Company continues to monitor the developments in this area as details of the implementation of the final ruling emerge.

NOTE L—SUPPLEMENTAL GUARANTORS CONSOLIDATING CONDENSED FINANCIAL INFORMATION

On July 2, 2004, Seitel, Inc. (the “Parent”) completed a private placement of 11¾% Senior Unsecured Notes (“Senior Notes”) in the aggregate principal amount of $193 million. Seitel, Inc.’s payment obligations under the Senior Notes are jointly and severally guaranteed by certain of its 100% owned U.S. subsidiaries (“Guarantor Subsidiaries”). All subsidiaries of Seitel, Inc. that do not guaranty the Senior Notes are referred to as Non-Guarantor Subsidiaries.

The consolidating condensed financial statements are presented below and should be read in connection with the Consolidated Financial Statements of the Company. Separate financial statements of the Guarantors are not presented because (i) the Guarantors are wholly-owned and have fully and unconditionally guaranteed the Senior Notes on a joint and several basis, and (ii) the Company’s management has determined such separate financial statements are not material to investors.

The following consolidating condensed financial information presents: the consolidating condensed balance sheets as of September 30, 2004 and December 31, 2003, and the consolidating condensed statements of operations and statements of cash flows for the nine months ended September 30, 2004 and 2003 of (a) the Parent; (b) the Guarantor Subsidiaries; (c) the Non-Guarantor Subsidiaries; (d) elimination entries; and (e) the Parent, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a consolidated basis.

Investments in subsidiaries are accounted for on the equity method. The principal elimination entries eliminate investments in subsidiaries, intercompany balances, intercompany transactions and intercompany sales.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

CONSOLIDATING CONDENSED BALANCE SHEET

As of September 30, 2004

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
ASSETS
Cash and equivalents	$—	$12,775	$5,149	$—	$17,924
Restricted cash	—	161	—	—	161
Receivables
Trade, net	—	27,875	9,381	—	37,256
Notes and other, net	11,312	300	97	—	11,709
Intercompany receivables (payables)	257,384	(248,127)	(9,257)	—	—
Investment in subsidiaries	(89,737)	293,213	46,319	(249,795)	—
Net seismic data library	—	117,266	48,127	—	165,393
Net other property and equipment	—	6,492	5,603	—	12,095
Oil and gas operations held for sale	—	230	—	—	230
Investment in marketable securities	—	—	23	—	23
Prepaid expenses, deferred charges and other assets	7,880	5,212	1,177	—	14,269

TOTAL ASSETS	$186,839	$215,397	$106,619	$(249,795)	$259,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$8,286	$10,425	$4,228	$—	$22,939
Income taxes payable	—	—	134	—	134
Oil and gas operations held for sale	—	15	—	—	15
Senior Notes	188,618	—	—	—	188,618
Term loans	424	—	—	—	424
Obligations under capital leases	2,805	—	2,765	—	5,570
Deferred income taxes	—	—	798	—	798
Deferred revenue	—	36,818	14,962	—	51,780

TOTAL LIABILITIES	200,133	47,258	22,887	—	270,278

STOCKHOLDERS’ EQUITY
Common stock	1,504	—	—	—	1,504
Additional paid-in capital	233,991	—	—	—	233,991
Parent investment	—	209,770	25,626	(235,396)	—
Retained earnings (deficit)	(248,735)	(41,592)	55,991	(14,399)	(248,735)
Deferred compensation—restricted stock	(45)	—	—	—	(45)
Notes receivable from officers and employees	—	(30)	—	—	(30)
Accumulated other comprehensive income	(9)	(9)	2,115	—	2,097

TOTAL STOCKHOLDERS’ EQUITY	(13,294)	168,139	83,732	(249,795)	(11,218)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$186,839	$215,397	$106,619	$(249,795)	$259,060

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2004

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
REVENUE	$—	$77,494	$31,480	$(5,210)	$103,764

EXPENSES:
Depreciation and amortization	—	110,173	29,306	(286)	139,193
Cost of sales	—	217	44	—	261
Selling, general and administrative expenses	1,493	16,184	10,820	(5,210)	23,287

	1,493	126,574	40,170	(5,496)	162,741

LOSS FROM OPERATIONS	(1,493)	(49,080)	(8,690)	286	(58,977)
Interest expense, net	(495)	(16,885)	(1,035)	—	(18,415)
Foreign currency exchange gains (losses)	—	(3)	956	—	953
Reorganization items	(4)	(12,401)	(10)	—	(12,415)

Loss from continuing operations before income taxes and equity in loss of subsidiaries	(1,992)	(78,369)	(8,779)	286	(88,854)
Benefit for income taxes	(33)	(1,317)	(922)	—	(2,272)
Equity in loss of subsidiaries	(84,490)	(7,844)	—	92,334	—

Loss from continuing operations	(86,449)	(84,896)	(7,857)	92,620	(86,582)
Income from discontinued operations, net of tax	—	58	75	—	133

NET LOSS	$(86,449)	$(84,838)	$(7,782)	$92,620	$(86,449)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2004

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
Cash flows from operating activities:
Net cash provided by (used in) operating activities of continuing operations	$(25,098)	$25,805	$20,987	$—	$21,694

Cash flows from investing activities:
Cash invested in seismic data	—	(20,759)	(18,077)	—	(38,836)
Cash paid to acquire property and equipment	—	(740)	(149)	—	(889)
Decrease in restricted cash	—	41	—	—	41

Net cash used in investing activities of continuing operations	—	(21,458)	(18,226)	—	(39,684)

Cash flows from financing activities:
Principal payments on term loans	(5)	(5,417)	(17)	—	(5,439)
Principal payments on capital lease obligations	(1,010)	—	(51)	—	(1,061)
Proceeds from issuance of senior notes	182,858	—	—	—	182,858
Principal payments under senior notes	(255,000)	—	—	—	(255,000)
Proceeds from issuance of common stock	75,000	—	—	—	75,000
Costs of debt and equity transactions	(5,463)	—	—	—	(5,463)
Payments on notes receivable from officers, employees and director	—	215	—	—	215
Intercompany transfers	28,718	(28,718)	—	—	—

Net cash provided by (used in) financing activities of continuing operations	25,098	(33,920)	(68)	—	(8,890)
Effect of exchange rate changes	—	—	(856)	—	(856)
Net cash provided by discontinued operations	—	1,223	75	—	1,298

Net increase (decrease) in cash and equivalents	—	(28,350)	1,912	—	(26,438)
Cash and equivalents at beginning of period	—	41,125	3,237	—	44,362

Cash and equivalents at end of period	$—	$12,775	$5,149	$—	$17,924

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

CONSOLIDATING CONDENSED BALANCE SHEET

As of December 31, 2003

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
ASSETS
Cash and equivalents	$—	$41,125	$3,237	$—	$44,362
Restricted cash	—	202	—	—	202
Receivables
Trade, net	—	31,259	6,202	—	37,461
Notes and other, net	9,903	247	1,897	—	12,047
Intercompany receivables (payables)	270,841	(271,169)	328	—	—
Investment in subsidiaries	(6,197)	302,078	46,088	(341,969)	—
Net seismic data library	—	193,826	53,715	—	247,541
Net other property and equipment	—	8,299	7,418	(286)	15,431
Oil and gas operations held for sale	—	1,552	—	—	1,552
Investment in marketable securities	—	—	99	—	99
Prepaid expenses, deferred charges and other assets	1,301	5,844	1,249	—	8,394

TOTAL ASSETS	$275,848	$313,263	$120,233	$(342,255)	$367,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities not subject to compromise:
Accounts payable and accrued liabilities	$2,080	$9,450	$5,884	$—	$17,414
Oil and gas operations held for sale	—	16	1	—	17
Term loans	—	5,417	—	—	5,417
Obligations under capital leases	3,815	—	2,756	—	6,571
Deferred income taxes	—	—	1,953	—	1,953
Deferred revenue	—	40,712	18,164	—	58,876
Liabilities subject to compromise	268,179	4,785	155	—	273,119

TOTAL LIABILITIES	274,074	60,380	28,913	—	363,367

STOCKHOLDERS’ EQUITY
Common stock	258	—	—	—	258
Additional paid-in capital	166,630	—	—	—	166,630
Parent investment	—	209,770	25,466	(235,236)	—
Retained earnings (deficit)	(159,731)	43,246	63,773	(107,019)	(159,731)
Treasury stock	(5,373)	—	—	—	(5,373)
Notes receivable from officers and employees	—	(124)	—	—	(124)
Accumulated other comprehensive income	(10)	(9)	2,081	—	2,062

TOTAL STOCKHOLDERS’ EQUITY	1,774	252,883	91,320	(342,255)	3,722

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$275,848	$313,263	$120,233	$(342,255)	$367,089

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2003

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
REVENUE	$—	$88,497	$15,496	$(2,697)	$101,296

EXPENSES:
Depreciation and amortization	—	52,034	9,472	—	61,506
Cost of sales	—	474	49	(13)	510
Selling, general and administrative expenses	1,876	18,488	6,891	(2,684)	24,571
Impairment of seismic data library	—	13,354	—	—	13,354

	1,876	84,350	16,412	(2,697)	99,941

INCOME (LOSS) FROM OPERATIONS	(1,876)	4,147	(916)	—	1,355

Interest expense, net	(2,116)	(11,981)	(975)	—	(15,072)
Foreign currency exchange gains	—	90	3,268	—	3,358
Gain on extinguishment of liabilities	229	452	—	—	681
Reorganization items	—	(1,671)	(4)	—	(1,675)

Income (loss) from continuing operations before income taxes and equity in loss of subsidiaries	(3,763)	(8,963)	1,373	—	(11,353)
Provision for income taxes	—	—	621	—	621
Equity in income (loss) of subsidiaries	(8,390)	916	—	7,474	—

Income (loss) from continuing operations	(12,153)	(8,047)	752	7,474	(11,974)
Loss from discontinued operations, net of tax	—	(161)	(18)	—	(179)

NET INCOME (LOSS)	$(12,153)	$(8,208)	$734	$7,474	$(12,153)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)—(Continued)

September 30, 2004

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2003

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Eliminations	Consolidated Total
Cash flows from operating activities:
Net cash provided by operating activities of continuing operations	$7,524	$45,455	$8,819	$—	$61,798

Cash flows from investing activities:
Cash invested in seismic data	—	(33,022)	(259)	—	(33,281)
Cash paid to acquire property and equipment	—	(573)	(164)	—	(737)
Cash received from disposal of property
and equipment	—	15	—	—	15
Decrease in restricted cash	—	4,119	—	—	4,119

Net cash used in investing activities of continuing operations	—	(29,461)	(423)	—	(29,884)

Cash flows from financing activities:
Principal payments on term loans	—	(1,833)	(1,073)	—	(2,906)
Principal payments on capital lease obligations	(1,857)	(68)	(53)	—	(1,978)
Costs of debt and equity transactions	(431)	—	—	—	(431)
Buyout of financial guaranty	(325)	—	—	—	(325)
Loans to employees	—	(161)	—	—	(161)
Payments on notes receivable from officers, employees and director	—	1,015	—	—	1,015
Intercompany transfers	(4,911)	4,911	—	—	—

Net cash provided by (used in) financing activities of continuing operations	(7,524)	3,864	(1,126)	—	(4,786)
Effect of exchange rate changes	—	—	(3,032)	—	(3,032)
Net cash provided by (used in) discontinued operations	—	145	(19)	—	126

Net increase in cash and equivalents	—	20,003	4,219	—	24,222
Cash and equivalents at beginning of period	—	21,046	471	—	21,517

Cash and equivalents at end of period	$—	$41,049	$4,690	$—	$45,739

Until July 11, 2005, all broker-dealers that effect transactions in the new notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.